                                                       REGISTRATION NO. 333-1925



     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 13, 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           -------------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                                  ENSTAR INC.
             (Exact Name of Registrant as specified in its charter)


           MINNESOTA                          3577                         41-1831611
(State or other jurisdiction of   (Primary Standard Industrial          (I.R.S. Employer
 incorporation or organization)   Classification Code Number)         Identification No.)
     6479 CITY WEST PARKWAY                              PETER E. FLYNN
 EDEN PRAIRIE, MINNESOTA 55344                      EXECUTIVE VICE PRESIDENT
         (612) 941-3200                                   ENSTAR INC.
 (Address, including zip code,                       6479 CITY WEST PARKWAY
      and telephone number,                      EDEN PRAIRIE, MINNESOTA 55344
    including area code, of                              (612) 941-3200
Registrant's principal executive    (Name, address, including zip code, and telephone number,
            offices)                       including area code, of agent for service)


                           -------------------------
                                   Copies to:

                            J. Andrew Herring, Esq.
                              Dorsey & Whitney LLP
                             Pillsbury Center South
                             220 South Sixth Street
                             Minneapolis, MN 55402
                           -------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As promptly as practicable after this Registration Statement becomes effective and the effective time of the proposed merger (the "Merger") of North Star Universal, Inc. ("NSU") and Michael Foods, Inc. ("Michael") as described in the Agreement and Plan of Reorganization dated as of December 21, 1995 and attached as Appendix I to the Proxy Statement/Prospectus forming a part of this Registration Statement.
                           -------------------------

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

- ---------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------
                                                           PROPOSED           PROPOSED
           TITLE OF EACH                 AMOUNT             MAXIMUM            MAXIMUM           AMOUNT OF
        CLASS OF SECURITIES               TO BE         OFFERING PRICE        AGGREGATE        REGISTRATION
         TO BE REGISTERED             REGISTERED(1)       PER UNIT(2)     OFFERING PRICE(2)       FEE(3)
- ---------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value(1)....      3,357,400      Not Applicable       $19,694,000         $6,792.00
- ---------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------

(1) Represents the approximate maximum number of shares issuable upon consummation of the "Distribution" (as defined and described in the Registration Statement), based upon the number of shares of NSU Common Stock outstanding assuming the exercise of stock options for 624,200 shares of NSU Common Stock and that, in the Distribution, one share of the Registrant's Common Stock will be issued for every three shares of NSU Common Stock outstanding.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) of the Securities Act of 1933, as amended, based on the book value of the shares of Registrant's Common Stock as of December 31, 1995 (based on the audited financial statements of Registrant included in the Proxy Statement/ Prospectus forming a part of this Registration Statement).


(3) Previously paid.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             CROSS-REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K
                 SHOWING THE LOCATION IN THE PROSPECTUS OF THE
                   INFORMATION REQUIRED BY PART I OF FORM S-4

FORM S-4
  ITEM                                                           LOCATION IN PROSPECTUS
- ---------                                                ---------------------------------------
   A. INFORMATION ABOUT THE TRANSACTION
           1.  Forepart of Registration Statement and
                Outside Front Cover Page of
                Prospectus............................   Forepart of the Registration Statement;
                                                          Outside Front Cover Page of the
                                                          Prospectus
           2.  Inside Front and Outside Back Cover
                Pages of Prospectus...................   Available Information; Incorporation of
                                                          Documents by Reference; Table of
                                                          Contents
           3.  Risk Factors, Ratio of Earnings to
                Fixed Charges and Other Information...   Summary; Risk Factors; The
                                                          Reorganization; Comparative Per Share
                                                          Market Price and Dividend Information
           4.  Terms of the Transaction...............   Summary; The Annual Meeting; The Reor-
                                                          ganization; The Reorganization
                                                          Agreement; The Distribution Agreement;
                                                          Comparison of Rights of NSU
                                                          Shareholders Before and After the
                                                          Reorganization
           5.  Pro Forma Financial Information........   Not Applicable
           6.  Material Contacts with the Company
                Being Acquired........................   Summary; The Reorganization; The
                                                          Reorganization Agreement; The
                                                          Distribution Agreement
           7.  Additional Information Required for
                Reoffering by Persons and Parties
                Deemed to be Underwriters.............   Not Applicable
           8.  Interests of Named Experts and
                Counsel...............................   Not Applicable
           9.  Disclosure of Commission Position on
                Indemnification for Securities Act
                Liabilities...........................   Not Applicable
   B. INFORMATION ABOUT THE REGISTRANT
          10.  Information with Respect to S-3
                Registrants...........................   Not Applicable
          11.  Incorporation of Certain Information by
                Reference.............................   Not Applicable
          12.  Information with Respect to S-2 or S-3
                Registrants...........................   Not Applicable
          13.  Incorporation of Certain Information by
                Reference.............................   Not Applicable
          14.  Information with Respect to Registrants
                Other Than S-2 or S-3 Registrants.....   Business of ENStar; Risk Factors;
                                                          Management's Discussion and Analysis of
                                                          Results of Operations and Financial
                                                          Condition Of ENStar; Directors and
                                                          Executive Officers of ENStar

FORM S-4
  ITEM                                                           LOCATION IN PROSPECTUS
- ---------                                                ---------------------------------------
   C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED
          15.  Information with Respect to S-3
                Companies.............................   Available Information; Summary;
                                                          Incorporation of Documents by Reference
          16.  Information with Respect to S-2 or S-3
                Companies.............................   Not Applicable
          17.  Information with Respect to Companies
                Other Than S-2 or S-3 Companies.......   Not Applicable
   D. VOTING AND MANAGEMENT INFORMATION
          18.  Information if Proxies, Consents or
                Authorizations are to be Solicited....   Summary; The Annual Meetings ; The
                                                          Reorganization; The Reorganization
                                                          Agreement
          19.  Information if Proxies, Consents or
                Authorizations are not to be Solicited
                or in an Exchange Offer...............   Not Applicable

                           NORTH STAR UNIVERSAL, INC.
                                  [LETTERHEAD]


                                                          6479 CITY WEST PARKWAY


                                                   EDEN PRAIRIE, MINNESOTA 55344


                                                                  (612) 941-3200


                                                                          , 1996


Dear Shareholders:


     You are cordially invited to attend the 1996 Annual Meeting of Shareholders
of North Star Universal, Inc. ("NSU") to be held at     p.m. local time on
          , 1996, at the Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota.



     As you are aware, on December 21, 1995, NSU and Michael Foods, Inc. ("Michael") entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement") pursuant to which (i) NSU Merger Co., a Delaware corporation and wholly-owned subsidiary of NSU ("Merger Co."), will be merged with and into Michael and Michael will become a wholly-owned subsidiary of NSU (the "Merger"), (ii) each stockholder of Michael (other than NSU) will receive, in exchange for each share of common stock, par value $.01 per share, of Michael ("Michael Common Stock"), held by such stockholder, one share of the common stock, par value $.01 per share, of NSU ("NSU Common Stock"), (iii) each share of Michael Common Stock held by NSU will be canceled and retired, (iv) NSU will change its name to Michael Foods, Inc. (NSU after the consummation of the Merger is referred to hereinafter as "New Michael") and will continue the business previously conducted by Michael, (v) prior to the consummation of the Merger, NSU will transfer all of its assets and liabilities other than certain indebtedness and other agreed upon assets and liabilities to another wholly-owned subsidiary of NSU, ENStar Inc. ("ENStar"), (vi) the outstanding common stock of ENStar will be distributed pro rata by NSU to the shareholders of NSU of record as of a record date just prior to the effective date of the Merger (the "Distribution"), and (vii) immediately prior to the effective time of the Merger, NSU will effectuate a reverse stock split (the "Reverse Stock Split"), the ratio of the Reverse Stock Split to be determined pursuant to the terms of the Reorganization Agreement, as described in the accompanying Proxy Statement/Prospectus under "THE REORGANIZATION -- Effects of the Reorganization." The above-referenced transactions are herein collectively referred to as the "Reorganization."


     In addition to the election of six directors to the Board of Directors of NSU, at the Annual Meeting you will be asked to consider and vote upon the following proposals in connection with the Reorganization:

      (i) a proposal to approve the Reorganization Agreement and the Merger;

      (ii) a proposal to approve the Reverse Stock Split;

     (iii) a proposal to approve the Distribution; and

     (iv) a proposal to approve an amendment to the Restated Articles of Incorporation of NSU (collectively, the "NSU Proposals").


At the same time, Michael shareholders will be meeting to approve the Reorganization Agreement and the Merger. Your board of directors believes that the Reorganization is in the best interest of NSU and its shareholders and has unanimously approved the NSU Proposals. Approval of each of the NSU Proposals by the requisite vote of the NSU shareholders is required or the Reorganization will not be consummated. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE NSU PROPOSALS.


     Pursuant to an Orderly Disposition and Registration Rights Agreement between NSU and James H. Michael and Jeffrey J. Michael, each a member of the Board of Directors of NSU, and two limited partnerships controlled by them (the "Michael Family Shareholders"), the Michael Family Shareholders, which own an aggregate of 5,685,100 shares of the outstanding NSU Common Stock (approximately 60.17% of the outstanding shares of NSU Common Stock as of the date hereof) have agreed to vote in favor of the NSU Proposals. IF THE MICHAEL FAMILY SHAREHOLDERS VOTE IN ACCORDANCE WITH THAT AGREEMENT, THE APPROVAL OF THE NSU PROPOSALS IS ASSURED.

     Consummation of the Reorganization is subject to certain conditions, including approval and adoption of the Reorganization Agreement and the Merger by the affirmative vote of the holders of a majority of the outstanding shares of Michael Common Stock, the approval of the NSU Proposals by the affirmative vote of the holders of a majority of the NSU Common Stock, a favorable tax ruling from the Internal Revenue Service and the receipt of certain approvals from regulatory authorities. In addition, NSU's obligation to consummate the Merger is subject to the condition that holders of not more than 1% of the outstanding shares of NSU Common Stock effectively elect statutory dissenters' rights, which condition may be waived by NSU. See "THE REORGANIZATION -- Dissenters' Rights" in the accompanying Proxy Statement/Prospectus.


     The accompanying Proxy Statement/Prospectus provides detailed information concerning the Reorganization, the NSU Proposals, and certain additional information, which you are urged to read carefully. It is important that your shares be represented at the annual meeting regardless of the number you hold. Whether or not you plan to attend the annual meeting, you are requested to complete, date, sign and return the proxy card in the enclosed postage paid envelope. You may revoke your proxy at any time prior to its exercise at the annual meeting by written notice of revocation to the secretary of Michael, by signing and returning a later dated proxy or by voting in person at the annual meeting.

     Please do not send in your stock certificates at this time. In the event the Reorganization is consummated, you will be sent a letter of transmittal for that purpose.

                                          Sincerely,

                                          Jeffrey J. Michael
                                          President and Chief Executive Officer

                           NORTH STAR UNIVERSAL, INC.
                          ANNUAL SHAREHOLDERS MEETING

                                          , 1996


                                  P.M. -      P.M.


                               MARRIOTT SOUTHWEST
                               5801 OPUS PARKWAY
                          MINNETONKA, MINNESOTA 55343

                                   DIRECTIONS

FROM THE SOUTH
- - 35W North to 494 West
- - 494 West to Highway 169 North
- - Highway 169 North to Londonderry/Bren Road Exit
- - Left on Bren Road
- - Left to Minneapolis Marriott Southwest

FROM THE WEST
- - Highway 5 East to Highway 169 North
- - Highway 169 North to Londonderry/Bren Road Exit
- - Left on Bren Road
- - Left to Minneapolis Marriott Southwest

FROM THE NORTH
- - Highway 169 to Bren Road/Londonderry Exit
- - Right on Bren Road
- - Left on Opus Parkway
- - Left to Minneapolis Marriott Southwest

FROM THE AIRPORT
- - 494 West to Highway 169 North
- - Highway 169 North to Londonderry/Bren Road Exit
- - Left on Bren Road
- - Left to Minneapolis Marriott Southwest

FROM MINNEAPOLIS
- - 35W South to Crosstown 62 West
- - Highway 169 North to Londonderry/Bren Road Exit
- - Left on Bren Road
- - Left to Minneapolis Marriott Southwest

[Map]

                           NORTH STAR UNIVERSAL, INC.

                             6479 CITY WEST PARKWAY


                         EDEN PRAIRIE, MINNESOTA 55344

                           -------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD        , 1996

                           -------------------------

To the Shareholders of North Star Universal, Inc.


     The 1996 Annual Meeting of Shareholders of North Star Universal, Inc., a
Minnesota corporation ("NSU"), will be held at      p.m. local time on        ,
1996 at the Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota for the following purposes:



          1. To consider and vote upon a proposal to approve an Agreement and Plan of Reorganization, dated December 21, 1995 (the "Reorganization Agreement"), between and among NSU, Michael Foods, Inc. ("Michael") and NSU Merger Co., a wholly owned subsidiary of NSU and a Delaware corporation ("Merger Co."), and the "Merger," as hereinafter defined. Pursuant to the Reorganization Agreement, (i) Merger Co. will be merged with and into Michael and Michael will become a wholly-owned subsidiary of NSU (the "Merger"), (ii) each stockholder of Michael (other than NSU) will receive, in exchange for each share of the common stock, par value $.01 per share, of Michael ("Michael Common Stock") held by such stockholder, one share of common stock, par value $.01 per share, of NSU ("NSU Common Stock"), (iii) each share of Michael Common Stock held by NSU will be canceled and retired, (iv) NSU will change its name to Michael Foods, Inc. (NSU after the consummation of the Merger is referred to hereinafter as "New Michael") and will continue the business previously conducted by Michael, (v) prior to the consummation of the Merger, NSU will transfer all of its assets and liabilities other than certain indebtedness and other agreed upon assets and liabilities to another wholly-owned subsidiary of NSU, ENStar Inc. ("ENStar"), (vi) the outstanding common stock of ENStar will be distributed pro rata by NSU to the shareholders of NSU of record as of a record date prior to the effective date of the Merger (the "Distribution"), and (vii) immediately prior to the effective time of the Merger, NSU will effectuate a reverse stock split (the "Reverse Stock Split"), the ratio of the Reverse Stock Split to be determined pursuant to the terms of the Reorganization Agreement as described in the accompanying Proxy Statement/Prospectus under "THE REORGANIZATION -- Effects of the Reorganization."


          2. To consider a proposal to approve the Reverse Stock Split;

          3. To consider a proposal to approve the Distribution;

          4. To consider a proposal to approve an amendment to the Restated Articles of Incorporation of NSU;

          5. To elect six persons to serve as directors during the ensuing year and until their successors are elected and qualified; and

          6. To transact such other business as may properly come before the meeting.


     The Board of Directors has fixed the close of business on             ,
1996 as the record date for the determination of the holders of NSU Common Stock entitled to notice of, and to vote at, the meeting. The Reorganization Agreement, the Merger and the other transactions contemplated in the Reorganization Agreement are more fully described in the accompanying Proxy Statement/Prospectus, and the appendices thereto, which form a part of this notice.


     Shareholders of NSU Common Stock may assert dissenters' rights under the Minnesota Business Corporation Act in connection with the Distribution. The procedures for asserting such dissenters' rights are described in the accompanying Proxy Statement/Prospectus under the heading "THE REORGANIZATION -- Dissenters' Rights." A copy of the relevant sections of the Minnesota Business Corporations Act relating to dissenters' rights is attached to the enclosed Proxy Statement/Prospectus as Appendix IV. If holders of more than 1% of the outstanding shares of NSU Common Stock exercise dissenters' rights, NSU has the right under the Reorganization Agreement not to consummate the transactions described above.

     ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A POSTAGE PRE-PAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. ANY SHAREHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF THAT SHAREHOLDER HAS RETURNED A PROXY.

                                            By Order of the Board of Directors

                                            Peter E. Flynn
                                            Secretary

                    , 1996.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   Subject to completion, dated June 13, 1996

                           NORTH STAR UNIVERSAL, INC.

                                PROXY STATEMENT
                           -------------------------

                                  ENSTAR INC.

                                   PROSPECTUS
                                  COMMON STOCK


     This Proxy Statement and Prospectus ("Proxy Statement/Prospectus") is being furnished to the holders of common stock, par value $.25 per share (the "NSU Common Stock"), of North Star Universal, Inc., a Minnesota corporation ("NSU"), in connection with the solicitation of proxies by the Board of Directors of NSU for use at the annual meeting of the shareholders of NSU to be held at the
Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota, on            ,
      , 1996 at     p.m. local time and at any and all adjournments or
postponements thereof (the "NSU Annual Meeting"). Certain information in this Proxy Statement and Prospectus, together with other additional information, is also being furnished to the holders of common stock, par value $.01 per share (the "Michael Common Stock"), of Michael Foods, Inc., a Delaware corporation ("Michael"), in connection with the solicitation of proxies by the Board of Directors of Michael for use at the 1996 annual meeting of stockholders of Michael to be held at the Lutheran Brotherhood Auditorium, 625 Fourth Avenue
South, Minneapolis, Minnesota on            ,         , 1996 at     p.m. local
time, and at any and all adjournments or postponements thereof (the "Michael Annual Meeting").



     On December 21, 1996, NSU and Michael entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement") pursuant to which (i) NSU Merger Co., a Delaware corporation and a wholly-owned subsidiary of NSU ("Merger Co."), will be merged with and into Michael and Michael will become a wholly-owned subsidiary of NSU (the "Merger"); (ii) in the Merger, each stockholder of Michael (other than NSU) will receive, in exchange for each share of Michael Common Stock held by such stockholder, one share of NSU Common Stock; (iii) each share of Michael Common Stock held by NSU will be canceled and retired; (iv) NSU will change its name to Michael Foods, Inc. (NSU after the consummation of the Merger is referred to hereinafter as "New Michael") and will continue the business previously conducted by Michael; (v) prior to the consummation of the Merger, NSU will transfer all of its assets and liabilities other than certain indebtedness and other agreed upon assets and liabilities to another wholly-owned subsidiary of NSU, ENStar Inc. ("ENStar"); (vi) the outstanding common stock, $.01 par value per share, of ENStar ("ENStar Common Stock") will be distributed pro rata by NSU to the shareholders of NSU of record as of a record date prior to the effective date of the Merger (the "Distribution"); and
(vii) immediately prior to the effective time of the Merger, NSU will effectuate a reverse stock split (the "Reverse Stock Split"), the ratio of the Reverse Stock Split to be determined pursuant to the terms of the Reorganization Agreement as described below under "THE REORGANIZATION -- Effects of the Reorganization." The date on which the Merger is consummated is hereinafter referred to as the "Effective Date," and the time on the Effective Date at which the Merger is effective is hereinafter referred to as the "Effective Time." The above transactions are collectively referred to herein as the "Reorganization" and are discussed in detail herein.


     This Proxy Statement/Prospectus also constitutes the prospectus of ENStar with respect to the issuance of a certain number of shares of ENStar Common Stock to be issued to the shareholders of NSU in connection with the Distribution as more fully described herein.


     Consummation of the Merger and the other transactions contemplated in the Reorganization Agreement is subject to various conditions, including the approval and adoption of the Reorganization Agreement and the Merger by the holders of a majority of the outstanding shares of Michael Common Stock at the Michael Annual Meeting and the approval of the NSU Proposals (as defined below) at the NSU Annual Meeting by the affirmative vote at the NSU Annual Meeting of the holders of a majority of the outstanding shares of NSU Common Stock. NSU is the owner of 7,354,950 shares of the Michael Common Stock outstanding or approximately 38% of the outstanding shares as of the date hereof and has agreed, subject to certain terms and conditions, to vote in favor of the Reorganization Agreement and the Merger. Pursuant to an Orderly Disposition and Registration Rights Agreement between NSU and James H. Michael and Jeffrey J. Michael, each a member of the Board of Directors of NSU, and two limited partnerships controlled by them (the "Michael Family Shareholders"), the Michael Family Shareholders, which own an aggregate of 5,685,100 shares of the outstanding NSU Common Stock (approximately 60.17% of the outstanding shares of NSU Common Stock as of the date hereof) have agreed to vote in favor of the NSU Proposals. IF THE MICHAEL FAMILY SHAREHOLDERS VOTE IN ACCORDANCE WITH THAT AGREEMENT, THE APPROVAL OF THE NSU PROPOSALS IS ASSURED. SEE "THE REORGANIZATION." IN ADDITION, NSU'S OBLIGATION TO CONSUMMATE THE MERGER IS SUBJECT TO THE CONDITION THAT HOLDERS OF NOT MORE THAN 1% OF THE OUTSTANDING SHARES OF NSU COMMON STOCK EFFECTIVELY ELECT STATUTORY DISSENTERS' RIGHTS, WHICH CONDITION MAY BE WAIVED BY NSU. UNDER DELAWARE LAW, HOLDERS OF MICHAEL COMMON STOCK DO NOT HAVE DISSENTERS' OR APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER. SEE "THE REORGANIZATION -- DISSENTERS' RIGHTS."



     All information contained in this Proxy Statement/Prospectus with respect to Michael has been provided by Michael. All information contained in this Proxy Statement/Prospectus with respect to NSU, Merger Co. and ENStar has been provided by NSU. This Proxy Statement/Prospectus sent to NSU shareholders is accompanied by the NSU Annual Report on Form 10-K, as amended, for the year ended December 31, 1995 and the NSU Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, each of which is incorporated herein by reference. See "INCORPORATION OF DOCUMENTS BY REFERENCE." Michael will provide upon request a copy of its Annual Report on Form 10-K, as amended, for the year ended December 31, 1995, and Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 filed with the Securities and Exchange Commission. Such request should be made to the Secretary of Michael at the address shown below.



     This Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of Michael and shareholders of NSU on or
about        , 1996. A stockholder/shareholder who has given a proxy may revoke it at any time prior to its exercise. See "THE ANNUAL MEETINGS."

                           -------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


         THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS        , 1996.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO PURCHASE, ANY OF THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER, OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR THE ISSUANCE OR SALE OF ANY SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR INCORPORATED BY REFERENCE SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

     Michael and NSU are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549 and may be available at the Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at the New York Regional Office at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549.

     This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement on Form S-4 and exhibits thereto, including any amendments (the "Registration Statement"), of which this Proxy Statement/Prospectus is a part, and which ENStar has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to such Registration Statement for further information with respect to ENStar and the securities of ENStar offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission or attached as an appendix hereto.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     Michael and NSU hereby incorporate by reference into this Proxy Statement/Prospectus the following documents previously filed with the Commission pursuant to the Exchange Act:


          1. Michael's Annual Report on Form 10-K, as amended, for the year ended December 31, 1995;



          2. Michael's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;



          3. NSU's Annual Report on Form 10-K, as amended, for the year ended December 31, 1995; and



          4. NSU's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.



     In addition, all reports and other documents filed by Michael pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date the offering is terminated shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.



     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST FROM ANY PERSON TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, INCLUDING ANY BENEFICIAL OWNER, TO, IN THE CASE OF DOCUMENTS RELATING TO MICHAEL, SUITE 324 PARK NATIONAL BANK BUILDING, 5353 WAYZATA BOULEVARD, MINNEAPOLIS, MINNESOTA, 55416; ATTENTION: SECRETARY (TELEPHONE NO. (612) 546-1500) OR IN THE CASE OF DOCUMENTS RELATING TO NSU, 6479 CITY WEST PARKWAY, EDEN PRAIRIE, MINNESOTA 55344; ATTENTION: SECRETARY, (TELEPHONE NO. (612) 941-3200). IN ORDER TO ENSURE
TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY             ,
1996.

                               TABLE OF CONTENTS


AVAILABLE INFORMATION...........................................................................     2
INCORPORATION OF DOCUMENTS BY REFERENCE.........................................................     2
SUMMARY.........................................................................................     7
  The Companies.................................................................................     7
  The Annual Meetings...........................................................................     7
  The Reorganization............................................................................     8
  Effect of the Reorganization on Michael Stockholders..........................................     9
  Effect of the Reorganization on NSU Shareholders..............................................     9
  Exchange of Certificates; Distribution of ENStar Common Stock.................................    10
  Ownership of New Michael After the Reorganization.............................................    10
  Background of the Reorganization..............................................................    10
  Recommendation of Michael Board; Michael's Reasons for the Reorganization.....................    12
  Recommendation of NSU Board; NSU's Reasons for the Reorganization.............................    12
  Opinions of Financial Advisors................................................................    12
  The Reorganization Agreement..................................................................    12
  The Distribution Agreement....................................................................    13
  The Orderly Disposition Agreement.............................................................    14
  Treatment of Michael Stock Options............................................................    14
  Accounting Treatment..........................................................................    15
  Certain Federal Income Tax Considerations.....................................................    15
  Regulatory Approvals..........................................................................    15
  Differences in Rights of Michael Stockholders.................................................    15
  Dissenters' Rights............................................................................    16
  Comparative Market Prices And Dividends.......................................................    16
  Selected Historical And Unaudited Pro Forma Condensed Combined Financial Information..........    17
  Comparative Per Share Data....................................................................    19
RISK FACTORS RELATING TO ENSTAR COMMON STOCK....................................................    21
  Limited History of Profitability; Uncertainty of Future Results...............................    21
  Product and Service Development Risks.........................................................    21
  Expansion Strategy............................................................................    22
  Fluctuations in Quarterly Results.............................................................    22
  Dependence on and Need to Recruit and Retain Key Personnel....................................    23
  Concentration of Revenues.....................................................................    23
  Dependence on Key Suppliers and Product Supply................................................    23
  Inventory Management..........................................................................    24
  Competition...................................................................................    24
  Shares Eligible for Future Sale...............................................................    24
  Absence of Prior Public Market and Possible Volatility of Stock Price.........................    24
  Possible Volatility of CorVel Stock Price.....................................................    25
  Certain Risks Pertaining to the CorVel Common Stock...........................................    25
THE ANNUAL MEETINGS.............................................................................    25
  Times and Places; Purposes of Meetings........................................................    25
  Voting Rights; Votes Required for Approval....................................................    26
  Proxies.......................................................................................    27
PROPOSAL NUMBER ONE:
APPROVAL OF THE REORGANIZATION AGREEMENT AND THE MERGER.........................................    29
PROPOSAL NUMBER TWO:
APPROVAL OF THE REVERSE STOCK SPLIT.............................................................    29

PROPOSAL NUMBER THREE:
APPROVAL OF THE DISTRIBUTION....................................................................    29
THE REORGANIZATION..............................................................................    29
  Effects of the Reorganization.................................................................    29
  Effective Time................................................................................    31
  Background of the Reorganization..............................................................    31
  Recommendation of Michael Board; Michael's Reasons for the Reorganization.....................    33
  Recommendation of NSU Board; NSU's Reasons for the Reorganization.............................    34
  Fairness Opinions.............................................................................    35
  Procedure for Exchange of Certificates........................................................    41
  Distribution of ENStar Common Stock...........................................................    43
  Lost, Stolen or Destroyed Certificates........................................................    43
  Escheat and Withholding.......................................................................    43
  Interest of Certain Persons in the Reorganization.............................................    44
  Accounting Treatment..........................................................................    45
  Certain Federal Income Tax Consequences.......................................................    45
  Regulatory Approvals..........................................................................    47
  Listing of New Michael Common Stock; Dividends................................................    47
  Listing of ENStar Common Stock; Dividends.....................................................    47
  Effect on Stock Option Plans..................................................................    47
  Federal Securities Laws Consequences..........................................................    47
  Dissenters' Rights............................................................................    48
THE REORGANIZATION AGREEMENT....................................................................    50
  General.......................................................................................    50
  Effects of the Reorganization on the Stockholders of Michael and the Shareholders of NSU......    51
  New Michael Management Following the Reorganization...........................................    52
  Conditions....................................................................................    52
  Representations and Warranties................................................................    53
  Certain Covenants.............................................................................    54
  Termination...................................................................................    54
  Expenses......................................................................................    55
THE DISTRIBUTION AGREEMENT......................................................................    56
  General.......................................................................................    56
  Conditions....................................................................................    56
  The Distribution..............................................................................    56
  Certain Covenants.............................................................................    57
  Indemnification...............................................................................    57
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION.....................................    59
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS.....................................    60
  Unaudited Pro Forma Condensed Combined Balance Sheet..........................................    61
  Unaudited Pro Forma Condensed Combined Statement of Earnings..................................    62
  Notes to the Unaudited Pro Forma Condensed Combined Financial Statements......................    64
DESCRIPTION OF NEW MICHAEL CAPITAL STOCK........................................................    65
  Common Stock..................................................................................    65
  Undesignated Stock............................................................................    65
  Transfer Agent and Registrar..................................................................    65
  Business Combination Statute and Control Share Acquisition Act................................    65
  Takeover Offers...............................................................................    66
BUSINESS OF ENSTAR..............................................................................    66
  Unconsolidated Subsidiary.....................................................................    67
  Operating Subsidiaries........................................................................    67

  General.......................................................................................    67
  Industry......................................................................................    68
  Business Strategy.............................................................................    69
  Products and Services.........................................................................    70
  Marketing and Customers.......................................................................    72
  Research and Development......................................................................    73
  Manufacturing.................................................................................    73
  Competition...................................................................................    73
  Properties....................................................................................    74
  Legal Proceedings.............................................................................    74
MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF
  ENSTAR........................................................................................    75
  General.......................................................................................    75
  Results of Operations.........................................................................    76
  Capital Resources and Liquidity...............................................................    79
COMPARISON OF RIGHTS OF NSU SHAREHOLDERS BEFORE AND AFTER THE REORGANIZATION....................    80
EXECUTIVE OFFICERS AND DIRECTORS OF ENSTAR......................................................    81
  Executive Officers and Directors of ENStar....................................................    81
  Compensation of Executive Officers of ENStar..................................................    81
  Compensation of Directors of ENStar...........................................................    82
  Committees of the Board of ENStar.............................................................    82
  1996 Stock Incentive Plan.....................................................................    83
  Eizenga Agreement.............................................................................    86
  Doan Agreement................................................................................    86
PROPOSAL NUMBER FOUR:
PROPOSAL TO ADOPT AN AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION OF NSU.................    87
PROPOSAL NUMBER FIVE:
ELECTION OF NSU DIRECTORS.......................................................................    88
  Nominees......................................................................................    89
  Certain Information Regarding the Board of Directors..........................................    90
  Director Compensation.........................................................................    91
  Report of the Executive Committee of the Board of Directors on Executive Compensation.........    91
  Compensation Committee Interlocks and Insider Participation...................................    92
  Summary of Cash and Certain Other Compensation................................................    93
  Stock Options, Awards, Exercises and Holdings.................................................    93
  Option Exercises and Holdings.................................................................    93
  Employment Contracts and Termination of Employment Arrangements...............................    94
  Stock Price Performance Graph and Table.......................................................    95
  Compliance with Section 16(a) of the Exchange Act.............................................    95
PRINCIPAL SHAREHOLDERS..........................................................................    96
AUDITORS........................................................................................    96
LEGAL MATTERS...................................................................................    96
EXPERTS.........................................................................................    97
SHAREHOLDER PROPOSALS FOR 1997 MEETING OF SHAREHOLDERS..........................................    97
OTHER MATTERS...................................................................................    97
INDEX TO FINANCIAL STATEMENTS...................................................................   F-1

APPENDIX I      Agreement and Plan of Reorganization and Exhibits.............................      I-1
 Exhibit A      Discount Factor
 Exhibit B      Form of Certificate of Merger
 Exhibit C      Form of Distribution Agreement
 Exhibit D      Form of New Articles
 Exhibit E      Form of Orderly Disposition and Registration Rights Agreement

APPENDIX II     Opinion of Piper Jaffray Inc..................................................     II-1
APPENDIX III    Opinion of Goldsmith, Agio, Helms Securities Inc..............................    III-1
APPENDIX IV     Excerpt from the Minnesota Business Corporation Act regarding Dissenters'
                Rights........................................................................     IV-1

                                    SUMMARY

     The following brief summary is intended only to highlight certain information contained elsewhere in this Proxy Statement/Prospectus. This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement/Prospectus, the appendices hereto and the documents incorporated by reference or otherwise referred to herein. Stockholders of Michael and shareholders of NSU are urged to review this entire Proxy Statement/Prospectus carefully, including the appendices hereto and such other documents.

THE COMPANIES

     Michael. Michael, a Delaware corporation, together with its subsidiaries, is a diversified food processor and distributor. Michael's principal products include egg products, refrigerated grocery products, frozen and refrigerated potato products and specialty dairy products. Its principal subsidiaries include M.G. Waldbaum Company, a producer and processor of egg products; Crystal Farms Refrigerated Distribution Company, a distributor of refrigerated grocery products; Northern Star Co., a processor of frozen and refrigerated potato products; and Kohler Mix Specialties, Inc., a processor of specialty dairy products. The mailing address of Michael's principal executive office is 324 Park National Bank Building, 5353 Wayzata Boulevard, Minneapolis, Minnesota, 55416; its telephone number is (612) 546-1500.


     NSU. NSU, a Minnesota corporation, is a holding company. Its principal subsidiaries are Americable, Inc., ("Americable"), a provider of connectivity and networking products and services; and Transition Networks, Inc., ("Transition"), a designer and manufacturer of connectivity devices used in local area network ("LAN") applications. NSU also owns 7,354,950 shares of Michael Common Stock, or an approximate 38% interest in Michael, and 1,225,000 shares of common stock of CorVel Corporation ("CorVel"), or an approximate 27% interest in CorVel, a provider of cost containment and managed care services designed to address the medical costs of workers' compensation. In January 1996, NSU sold 350,000 shares of its CorVel common stock for approximately $11.0 million. In addition, in April 1996, NSU completed the sale of substantially all of the assets of its subsidiary, Eagle Engineering and Manufacturing, Inc., for approximately $3.7 million. The mailing address of NSU's principal executive office is 6479 City West Parkway, Eden Prairie, Minnesota, 55344; its telephone number is (612) 941-3200.


     Merger Co. Merger Co. is a wholly-owned subsidiary of NSU incorporated in 1995 for the sole purpose of consummating the Merger. Merger Co. has not conducted and will not conduct any substantial business activity. As a result of the Merger, Merger Co. will cease to exist.


     ENStar. ENStar is a wholly-owned subsidiary of NSU incorporated in 1995. Pursuant to the Distribution Agreement, as hereafter defined, all of the assets and liabilities other than the Michael Common Stock owned by NSU, all of the outstanding common stock of Merger Co., cash in an amount determined by NSU, and a certain amount of NSU indebtedness, will be transferred to ENStar prior to the Effective Date of the Merger. Immediately after the Effective Time of the Merger, all of the outstanding ENStar Common Stock will be distributed by NSU ratably to the shareholders of record of NSU as of a record date prior to the Effective Date in a tax-free distribution. The mailing address of ENStar's principal executive office is 6479 City West Parkway, Eden Prairie, Minnesota, 55344; its telephone number is (612) 941-3200.


THE ANNUAL MEETINGS


     Michael Meeting and Purpose. The Michael Annual Meeting will be held in the Auditorium of the Lutheran Brotherhood Building, 625 Fourth Avenue South,
Minneapolis, Minnesota, on                  , 1996 at      p.m., local time. See
"THE ANNUAL MEETINGS." At the Michael Annual Meeting, holders of Michael Common Stock will be asked to approve and adopt the Reorganization Agreement and the Merger. The Reorganization Agreement is attached hereto as Appendix I. In addition, the stockholders will elect directors and ratify the appointment of Michael's independent auditors. It is not expected that other matters will be presented at the meeting.

     Holders of record of Michael Common Stock at the close of business on
          , 1996 (the "Michael Record Date"), have the right to receive notice
of and to vote at the Michael Annual Meeting. On           , 1996, there were
            shares of Michael Common Stock outstanding and entitled to vote. Each share of Michael Common Stock is entitled to one vote on each matter that is properly presented to stockholders for a vote at the Michael Annual Meeting. The affirmative vote of the holders of a majority of the outstanding shares of Michael Common Stock is required to approve and adopt the Reorganization Agreement and Merger. The nine board nominees who receive the highest number of votes will be elected directors of Michael, and a plurality of votes cast on all
other matters will be required to approve such matters. As of           , 1996,
directors, nominees and executive officers of Michael as a group (18 persons) beneficially owned 8,178,958 shares of Michael Common Stock or approximately 42.2% of the shares outstanding as of such date. Included in this number are 7,354,950 shares of Michael Common Stock, or approximately 38% of the shares outstanding as of such date, beneficially owned by NSU. See "SECURITY OWNERSHIP OF MICHAEL AND NEW MICHAEL."



     Michael's Auditors. Michael's independent auditors for the current fiscal year are Grant Thornton LLP. Representatives of Grant Thornton LLP will be present at the Michael Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.



     NSU Meeting and Purpose. The NSU Annual Meeting will be held at the
Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota, on           ,
          , 1996 at      p.m., local time. See "THE ANNUAL MEETINGS." At the NSU
Annual Meeting, holders of NSU Common Stock will be asked to approve the NSU Proposals and to elect six persons as directors. It is not expected that other matters will be presented at the meeting.



     Holders of record of NSU Common Stock at the close of business on
          , 1996 (the "NSU Record Date") have the right to receive notice of and
to vote at the NSU Annual Meeting. On                     , 1996, there were
        shares of NSU Common Stock outstanding and entitled to vote. Each share of NSU Common Stock is entitled to one vote on each matter that is properly presented to shareholders for a vote at the NSU Annual Meeting. The affirmative vote of holders of a majority of the outstanding shares of NSU Common Stock is required to approve and adopt each of the NSU Proposals. The affirmative vote of a majority of the shares of NSU Common Stock present (or represented by proxy) and entitled to vote at the NSU Annual Meeting is required to elect each of the nominees as directors of NSU for the ensuing year or until the consummation of the Reorganization. See "THE DISTRIBUTION AGREEMENT". James H. Michael and Jeffrey J. Michael and two partnerships controlled by them (the "Michael Family Shareholders") beneficially own approximately 60% of the outstanding shares of NSU Common Stock and have agreed in the "Orderly Disposition Agreement" as hereinafter defined, to vote such shares to approve the Reorganization Agreement, the Merger, the Reverse Stock Split and the Distribution. If the Michael Family Shareholders vote in accordance with the Orderly Disposition Agreement, the approval of such matters is assured. See "THE REORGANIZATION -- Interest of Certain Persons in the Reorganization."



     As of           , 1996, directors and executive officers of NSU as a group
beneficially owned        shares of NSU Common Stock, or approximately    % of
the shares outstanding as of the NSU Record Date.



     NSU's Auditors. NSU's independent auditors for the current fiscal year are Grant Thornton LLP. Representatives of Grant Thornton LLP will be present at the NSU Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.


THE REORGANIZATION

     On December 21, 1995, NSU and Michael entered into the Reorganization Agreement pursuant to which: (i) Merger Co. will be merged with and into Michael and Michael will become a wholly-owned subsidiary of NSU; (ii) in the Merger, each stockholder of Michael (other than NSU) will receive, in exchange for each share of Michael Common Stock held by such stockholder, one share of NSU Common

Stock; (iii) each share of Michael Common Stock held by NSU will be canceled and retired; (iv) NSU will change its name to Michael Foods, Inc. and will continue the business previously conducted by Michael; (v) prior to the consummation of the Merger, NSU will transfer all of its assets and liabilities other than certain indebtedness and other agreed upon assets and liabilities to ENStar;
(vi) the outstanding common stock of ENStar will, conditioned on the consummation of the Merger, be distributed pro rata to the shareholders of NSU of record as of a record date prior to the Effective Date of the Merger; and
(vii) immediately prior to the Effective Time of the Merger, NSU will effectuate the Reverse Stock Split, the ratio of the Reverse Stock Split to be determined pursuant to the terms of the Reorganization Agreement, as described below under "THE REORGANIZATION -- Effects of the Reorganization."


EFFECT OF THE REORGANIZATION ON MICHAEL STOCKHOLDERS


     Upon the consummation of the Merger, each outstanding share of Michael Common Stock, other than the Michael Common Stock owned by NSU, will be converted into the right to receive one share of NSU Common Stock, which, after the Reorganization, is also referred to herein as New Michael Common Stock. Upon the consummation of the Merger, each outstanding share of Michael Common Stock owned by NSU will be canceled and retired without any payment therefor. See "THE REORGANIZATION -- Effects of the Reorganization" and "THE REORGANIZATION AGREEMENT -- Effects of the Reorganization on the Stockholders of Michael and the Shareholders of NSU." For a description of the New Michael Common Stock, see "DESCRIPTION OF NEW MICHAEL CAPITAL STOCK." As a result of the Reorganization, New Michael will continue the business of Michael and each stockholder of Michael prior to the Reorganization will own the same number of shares of New Michael Common Stock after the Reorganization as such stockholder owned of Michael before the Reorganization. As a result of the retirement of a portion of the NSU Common Stock through the Reverse Stock Split and the corresponding assumption by New Michael of NSU Net Indebtedness, the pro forma book value per share of New Michael Common Stock will be reduced from the book value per share of Michael Common Stock prior to the Reorganization. See "SUMMARY -- Comparative Per Share Data." For a summary of the principal differences between the rights of holders of NSU Common Stock before and after the Reorganization, see "COMPARISON OF RIGHTS OF NSU SHAREHOLDERS BEFORE AND AFTER THE REORGANIZATION."


EFFECT OF THE REORGANIZATION ON NSU SHAREHOLDERS.


     Reverse Stock Split. Immediately prior to the Effective Time, NSU will effect the Reverse Stock Split whereby each outstanding share of NSU Common Stock will be combined into a fraction of one share of NSU Common Stock determined by multiplying each such share by a fraction where the denominator is the number of outstanding shares of NSU Common Stock immediately prior to the Effective Date, and the numerator is the number of shares of Michael Common Stock owned by NSU at such date less the number of shares of Michael Common Stock owned by NSU which are retired in consideration for the assumption of the "Net Indebtedness," as hereinafter defined, of NSU by New Michael. The amount of the Net Indebtedness of NSU to be retained by New Michael is equal to the sum of the subordinated debentures, subordinated fixed-term time certificates, subordinated extendible time certificates and bank debt of NSU outstanding immediately prior to the Effective Time plus the "Dissenting Shares Holdback," as hereinafter defined, less any cash retained by NSU at the Effective Time of the Merger. Pursuant to the terms of the Reorganization Agreement, NSU has indicated to Michael that the amount of the Net Indebtedness, excluding the amount of the Dissenting Shares Holdback, will not be less than $25 million or more than $29 million. The Dissenting Shares Holdback is an amount to be mutually agreed by Michael and NSU as a reserve to pay for the shares of NSU Common Stock as to which dissenters' rights properly have been exercised. See "THE REORGANIZATION -- Effects of the Reorganization" and "THE REORGANIZATION AGREEMENT -- Effects of the Reorganization on the Stockholders of Michael and the Shareholders of NSU." While the amount of the Dissenting Shares Holdback has not yet been agreed to by Michael and NSU, it is anticipated that such amount will be determined by adding (i) the product of (A) the number of shares of NSU Common Stock held by persons that have effectively elected to exercise their dissenters' rights, times (B) the trading price of the NSU Common Stock immediately prior to the Effective Date, plus (ii) an amount equal to some portion of the product described above in the event that a court were to find that the trading price for NSU's Common

Stock does not equal its fair value. NSU has indicated that it intends to retain cash in an amount at least equal to the Dissenting Shares Holdback so that Net Indebtedness will be between $25 million and $29 million.


     Distribution. Prior to the Effective Date, NSU will transfer all of its assets and liabilities other than the Michael Common Stock owned by NSU, all of the outstanding common stock of Merger Co., cash in an amount to be determined by NSU and a certain amount of NSU indebtedness to ENStar and declare a contingent dividend of all of its ENStar Common Stock, payment of which will be subject to the prior consummation of the Merger. Immediately after the Effective Time, the ENStar Common Stock will be distributed by NSU as a tax-free dividend to NSU shareholders of record as of a record date prior to the Effective Date. See "THE DISTRIBUTION AGREEMENT." Holders of Michael Common Stock will not receive any ENStar Common Stock as a result of the Reorganization.

EXCHANGE OF CERTIFICATES; DISTRIBUTION OF ENSTAR COMMON STOCK

     As soon as practicable after the Effective Date, The First National Bank of Boston, or another person mutually designated by Michael and NSU, in its capacity as exchange agent for the Merger and the Reverse Stock Split (the "Exchange Agent"), will send a transmittal letter to each holder of Michael Common Stock and each holder of NSU Common Stock as of the Effective Date. The transmittal letter will contain instructions with respect to the surrender of certificates representing the Michael Common Stock and NSU Common Stock to be exchanged for certificates evidencing the New Michael Common Stock in the Merger. On or prior to the Effective Date, NSU will deliver to its Exchange Agent certificates representing all of the outstanding shares of ENStar Common Stock. Immediately after the Effective Time, NSU will deliver to such Exchange Agent instructions to distribute, as promptly as practicable following the Effective Date, to each holder of record of NSU Common Stock on the record date for the Distribution, stock certificates evidencing one share of ENStar Common Stock for every three shares of NSU Common Stock held of record by such holder on such record date and cash in lieu of any fractional shares of ENStar Common Stock. See "THE REORGANIZATION -- Procedure for Exchange of Certificates."

MICHAEL STOCKHOLDERS AND NSU SHAREHOLDERS SHOULD NOT FORWARD CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS. MICHAEL STOCKHOLDERS AND NSU SHAREHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

OWNERSHIP OF NEW MICHAEL AFTER THE REORGANIZATION


     Following the Reorganization, NSU's only assets will consist of all of the outstanding capital stock of Michael, certain contractual rights and retained cash. In order to avoid confusion, on the Effective Date, NSU will change its name to Michael Foods, Inc. and transactions in New Michael Common Stock will continue to be reported on the Nasdaq National Market under the symbol MIKL. Michael will change its name to Michael Foods of Delaware, Inc. At the date of this Proxy Statement/Prospectus, NSU owns, directly and beneficially, 7,354,950 shares of the outstanding common stock of Michael, or approximately 38% of such securities. Holders of Michael Common Stock immediately prior to the Merger, excluding NSU, will own directly and beneficially approximately 67.6% to 73% of New Michael Common Stock outstanding immediately after the Merger depending upon the amount of the Net Indebtedness retained by New Michael. Correspondingly, NSU shareholders immediately prior to the Merger will own, directly and beneficially, approximately 27% to 32.4% of the outstanding New Michael Common Stock immediately after the Merger.



BACKGROUND OF THE REORGANIZATION



     From time to time since 1990, NSU and Michael senior management have discussed various possible tax-advantaged transactions that would result in all or a portion of NSU's substantial ownership interest in Michael being held directly by NSU shareholders. Certain transactions discussed involved the assumption of some or all of NSU's outstanding indebtedness in consideration of the retirement of some of the Michael Common Stock held by NSU. Although a number of alternative transactions and transaction structures were discussed, agreement was never reached on any particular transaction, transaction structure or related financial terms and none of these discussions progressed beyond the preliminary discussion stage.



     In the summer of 1994, NSU contacted Michael to hold discussions again in an effort to structure a mutually acceptable transaction that would provide for the assumption by Michael of some or all of NSU's outstanding indebtedness and permit NSU shareholders to directly own NSU's interest in Michael. During subsequent meetings between NSU and Michael senior management the following fundamental elements in any transaction were determined: (i) any transaction could not result in federal income tax to the parties or their respective shareholders; (ii) the amount of NSU indebtedness assumed by Michael in any transaction had to be within parameters to be agreed upon; (iii) the Michael Common Stock to be retired in consideration for the debt assumed in any transaction had to be valued at a discount to the market; and (iv) Michael had to be protected from the liabilities of NSU relating to the operations of NSU (other than its investment in Michael Common Stock). Michael and its financial advisors also concluded that the transfer of all other assets and liabilities of NSU to a separate company to be spun-off to the NSU shareholders or some other disposition of such assets and satisfaction of such liabilities was necessary in order to avoid higher costs of capital that would otherwise occur if such assets and liabilities were retained after the Reorganization and to avoid the adverse impact on the value of Michael Common Stock if New Michael were engaged in businesses unrelated to its core food processing and distribution businesses. As a result of these discussions, senior management of both companies, with the assistance of their respective tax and legal advisors, developed a general transaction structure proposal that satisfied the parties' fundamental requirements. No agreement was reached, however, on the financial terms, or on certain of the other terms of this proposal.



     Once a potentially acceptable transaction structure proposal had been developed, advisors of both companies were directed to obtain a preliminary indication from the IRS as to the tax treatment of the proposal. Discussions with the IRS occurred during the spring and summer of 1995, which led senior management of both companies to conclude that there were reasonable prospects for receipt of a favorable ruling concerning the tax-free nature of the transaction structure proposal.



     Following the discussions with the IRS, NSU engaged its financial advisor, Goldsmith, Agio, Helms Securities Inc. ("GAHS"), in July 1995. Michael had previously engaged its financial advisor, Piper Jaffray Inc. ("Piper Jaffray"), in April 1995.



     Beginning in September 1995, senior management of NSU and Michael, and their respective legal, tax and financial advisors, began meeting to discuss the financial and other terms relating to the transaction proposal that had been developed and discussed with the IRS. On October 27, 1995, Michael's management informed the Michael Board of the status of negotiations with NSU and the principal terms of the transaction proposal that was currently under consideration by Michael senior management. Messrs. Jeffrey J. Michael, James H. Michael and Miles E. Efron, each a member of the board of directors of both NSU and Michael, at the request of Michael, did not participate in this discussion. At the NSU Board meeting held on November 7, 1995, NSU's management and its financial advisor discussed with the NSU Board the principal terms of the transaction proposal that was currently under consideration by NSU senior management. The NSU Board, after such discussion, directed and authorized certain officers of NSU to negotiate the terms of a definitive agreement with respect to the transaction proposal, subject to final board review and approval.



     Over the next several weeks, the terms of the definitive agreement were negotiated and a definitive agreement was presented to each of the NSU and Michael Boards at separate meetings held on December 21, 1995. Messrs. Michael, Michael and Efron recused themselves from participation in the meeting of the Michael Board. The Boards of Directors of NSU and Michael approved the Reorganization Agreement at their respective meetings held on that date, at which meetings each Board received the opinion of its respective financial advisors as to the fairness of the transactions contemplated by the Reorganization Agreement. See "SUMMARY -- Opinions of Financial Advisors." The Reorganization Agreement was executed by NSU and Michael later that same day. See "THE REORGANIZATION -- Background of the Reorganization."

RECOMMENDATION OF MICHAEL BOARD; MICHAEL'S REASONS FOR THE REORGANIZATION


     The Board of Directors of Michael (the "Michael Board") (with James H. Michael, Jeffrey J. Michael and Miles E. Efron, each of whom is also a director of NSU, having recused themselves from any discussions of and vote on the proposed transaction), has determined that the Reorganization is in the best interest of Michael and recommends that the holders of Michael Common Stock vote in favor of the Reorganization Agreement and the Merger. The decision of the Michael Board to enter into the Reorganization and to recommend that its stockholders vote in favor of the Reorganization Agreement and the Merger is based upon its evaluation of a number of factors, including, among others, the opinion of Piper Jaffray that the consideration given up by Michael in the form of the Net Indebtedness retained by New Michael after the Merger, in exchange for the shares of Michael Common Stock held by NSU that will be retired in the Merger, and the exchange of Michael Common Stock for NSU Common Stock, is fair to Michael from a financial point of view. See "THE REORGANIZATION -- Recommendation of Michael Board; Michael's Reasons for the Reorganization;" and "THE REORGANIZATION -- Fairness Opinions."


RECOMMENDATION OF NSU BOARD; NSU'S REASONS FOR THE REORGANIZATION


     The Board of Directors of NSU (the "NSU Board"), by unanimous vote, determined that the consummation of the Reorganization, including the Merger, the Reverse Stock Split and the Distribution, is in the best interest of the holders of NSU Common Stock and recommends that the holders of NSU Common Stock vote in favor of the NSU Proposals. The decision of the NSU Board to enter into the Reorganization Agreement and to make the foregoing recommendations is based upon its evaluation of a number of factors including, among others, the opinion of GAHS, that the Reorganization is fair to the Shareholders of NSU from a financial point of view. See "THE REORGANIZATION -- Recommendation of NSU Board; NSU's Reasons for the Reorganization;" and "THE REORGANIZATION -- Fairness Opinions."


OPINIONS OF FINANCIAL ADVISORS


     Michael. On December 21, 1995, Piper Jaffray rendered to the Michael Board its oral and written opinion to the effect that, based upon and subject to the matters set forth in its written opinion, as of such date, that the consideration given up by Michael in exchange for the shares of Michael Common Stock held by NSU that will be retired in the Merger, and the exchange of Michael Common Stock for NSU Common Stock is fair to Michael from a financial point of view. The full text of the written opinion of Piper Jaffray dated as of the date of this Proxy Statement/Prospectus, which sets forth the assumptions made, factors considered and scope of the review undertaken by Piper Jaffray, is included as Appendix II to this Proxy Statement/Prospectus. Michael stockholders are urged to read such opinion carefully in its entirety. Michael has agreed to pay Piper Jaffray a fee of $220,000 for rendering its financial advisory services, including its opinion. See "THE REORGANIZATION -- Fairness Opinions."



     NSU. On December 21, 1995, GAHS rendered to the NSU Board its oral and written opinion to the effect that the Reorganization is fair to NSU's shareholders from a financial point of view. The full text of the written opinion of GAHS, dated as of the date of this Proxy Statement/Prospectus, which sets forth the assumptions made, factors considered and limitations on the review undertaken by GAHS is included as Appendix III to this Proxy Statement/Prospectus. NSU shareholders are urged to read such opinion carefully in its entirety. GAHS has been paid $77,500 for its financial advisory services to date, including $25,000 in connection with the delivery of its fairness opinion on December 21, 1995. If the Reorganization is consummated, GAHS will receive an additional $175,000 to $225,000, depending upon the amount of the Discount Factor (as defined herein), for its financial advisory services and $75,000 for the issuance of its fairness opinion. See "THE REORGANIZATION -- Fairness Opinions."


THE REORGANIZATION AGREEMENT

     Representations, Warranties and Covenants. The Reorganization Agreement contains various representations and warranties of NSU and Michael relating to the organization and operations of such entities. See "THE REORGANIZATION AGREEMENT -- Representations and Warranties." In the Reorganization

Agreement, NSU and Michael have made certain covenants with respect to the conduct of their respective businesses and certain actions to be taken between the date of the Reorganization Agreement and the Effective Date. See "THE REORGANIZATION AGREEMENT -- Certain Covenants."


     Conditions to the Reorganization. The obligations of Michael and NSU to consummate the transactions contemplated under the Reorganization Agreement are subject to various conditions including, but not limited to: (i) the accuracy of representations and warranties of the other party; (ii) the receipt of a favorable ruling from the Internal Revenue Service (the "IRS") that the Merger, the Reverse Stock Split and the Distribution will not result in taxable gain or loss; (iii) the effectiveness of the registration statement filed with the Commission under the Securities Act with regard to the shares of NSU Common Stock to be exchanged for Michael Common Stock (the "NSU Registration Statement") and of a registration statement filed with the Commission under the Securities Act with regard to the shares of ENStar Common Stock to be distributed in the Distribution (the "ENStar Registration Statement"); (iv) obtaining requisite stockholder and shareholder approvals; (v) the absence of any injunction or other order that would prohibit or make illegal the consummation of the Reorganization Agreement; (vi) the approval of Nasdaq for the trading of New Michael Common Stock and the ENStar Common Stock on the Nasdaq National Market; (vii) holders of fewer than 1% of the issued and outstanding NSU Common Stock effectively electing statutory dissenters' rights; and (viii) obtaining requisite governmental and third party consents. Neither Michael nor NSU has any present intention to modify or waive any of the conditions to consummating the transactions contemplated by the Reorganization Agreement; provided, however, that, depending upon the facts and circumstances at the time, with prior board approval either Michael or NSU may modify or waive any of the conditions. See "THE REORGANIZATION AGREEMENT -- Conditions."



     In the event that a material condition to the obligations of NSU or Michael to consummate the Reorganization is waived by NSU or Michael, including but not limited to waiver of the receipt of a private letter ruling from the IRS or a tax opinion as to certain tax issues (see "THE REORGANIZATION--Certain Federal Income Tax Consequences"), NSU and Michael undertake to file a post-effective amendment to the Registration Statement and to resolicit the approval of the Reorganization by Michael stockholders and the approval of the NSU Proposals by NSU shareholders pursuant to an amended Proxy Statement/Prospectus contained in the amended Registration Statement, or ENStar Registration Statement, if such resolicitation is required by law or deemed necessary by Michael or NSU, respectively, after consultation with counsel.


     Termination. The Reorganization Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented to the stockholders of Michael or the shareholders of NSU at their respective Annual Meetings: (i) by mutual written consent of the Boards of Directors of Michael and NSU; (ii) by either party, if any of the conditions to such party's obligation to complete the transactions become impossible to satisfy; (iii) by either party if the requisite stockholder vote or shareholder vote has not been obtained; (iv) by either party if the transactions have not been completed on or before September 30, 1996; (v) by NSU if the "Average Price of Michael Common Stock," as hereinafter defined, is less than $11.00 per share;
(vi) by Michael if the Average Price of Michael Common Stock is more than $17.00 per share; and (vii) by either party if any representation or warranty of the other party becomes untrue, subject to certain exceptions. Under certain circumstances, Michael or NSU may recover from the other party out-of-pocket costs, including fees and expenses of attorneys, accountants and investment bankers, up to an aggregate of $500,000 if the Reorganization Agreement is terminated by the other party. Entitlement to such reimbursement is the sole and exclusive remedy of a party for any termination of the Reorganization Agreement. See "THE REORGANIZATION AGREEMENT -- Termination," and "THE REORGANIZATION AGREEMENT -- Expenses."

THE DISTRIBUTION AGREEMENT

     The Distribution Agreement is attached to the Reorganization Agreement as Exhibit C and included as a part of Appendix I of this Proxy Statement/Prospectus. The Reorganization Agreement provides that NSU will, and will cause ENStar to, execute and deliver the Distribution Agreement prior to the Effective Date. The Distribution Agreement requires NSU to contribute and transfer to ENStar or an ENStar subsidiary all of NSU's right, title and interest in and to all of NSU's assets, except for the following assets to be retained by New Michael: (i) cash in an amount to be determined by NSU, (ii) the 7,345,950 shares of Michael Common Stock owned by NSU, (iii) the capital stock of Merger Co., (iv) the rights of NSU under the Reorganization Agreement, the Distribution Agreement and the Orderly Disposition Agreement and (v) all net operating loss carryforwards and other tax attributes properly allocable to NSU following the Effective Date. In addition, ENStar will assume and has agreed to pay, perform and discharge all liabilities of NSU arising at any time prior to the Effective Time, other than the following liabilities to be retained by New Michael: (i) liabilities arising from the assertion of dissenters' rights by NSU shareholders, (ii) obligations under the Reorganization Agreement, the Distribution Agreement and the Orderly Disposition Agreement, and (iii) NSU's indebtedness (including principal and accrued interest, "NSU Indebtedness") represented by NSU's outstanding subordinated debentures, subordinated extendible time certificates, subordinated fixed time certificates and bank debt. Pursuant to the terms of the Reorganization Agreement, NSU has indicated to Michael that the amount of NSU Indebtedness, excluding the Dissenting Shares Holdback, to be assumed, less the amount of cash retained by NSU, will be no lower than $25 million and no greater than $29 million. New Michael is required, pursuant to the Distribution Agreement, to repay in full all NSU Indebtedness not later than six months after the Effective Date. The Distribution is expressly conditioned on the prior consummation of the Merger and the satisfaction of certain other conditions set forth in the Distribution Agreement. In the Distribution, each NSU shareholder of record on the record date for the Distribution will receive one share of ENStar Common Stock for every three shares of NSU Common Stock held by such holder on such date, which date will be prior to the Effective Date and prior to the Reverse Stock Split. The Distribution Agreement also requires ENStar and New Michael to indemnify each other for certain losses and liabilities arising before or after the Effective Time. See "THE DISTRIBUTION AGREEMENT."


THE ORDERLY DISPOSITION AGREEMENT

     Concurrently with the execution of the Reorganization Agreement, the Michael Family Shareholders, which own an aggregate of 5,685,100 shares of the outstanding NSU Common Stock (approximately 60% of the outstanding shares of NSU Common Stock as of the date hereof), and NSU entered into that certain Orderly Disposition and Registration Rights Agreement, dated December 21, 1995 (the "Orderly Disposition Agreement"). The Orderly Disposition Agreement is attached as Exhibit E to the Reorganization Agreement and included as part of Appendix I of this Proxy Statement/Prospectus. Under the Orderly Disposition Agreement, the Michael Family Shareholders have agreed, among other things, to vote the shares of NSU Common Stock owned by them in favor of the NSU Proposals. The Michael Family Shareholders have also agreed to refrain for a period of two years after the Merger from selling, pledging or otherwise disposing of any of the shares of New Michael Common Stock owned by them if the purchaser of such shares owns or would own more than five percent of the outstanding New Michael Common Stock, unless New Michael is first given an opportunity to purchase such shares. The disposition restrictions do not apply if a tender offer is made for all of the outstanding New Michael Common Stock. In addition, the Michael Family Shareholders are entitled during such two year period to certain registration rights under the Securities Act with respect to the New Michael Common Stock owned by them. Finally, during such two year period, the Michael Family Shareholders will be entitled to designate two nominees for the Board of New Michael (the "New Michael Board") if they collectively own ten percent or more of the outstanding New Michael Common Stock and one nominee for director if their ownership is below ten percent. The Michael Family Shareholders' initial designees to the New Michael Board are Jeffrey J. Michael and Miles E. Efron. See "THE REORGANIZATION -- Interest of Certain Persons in the Reorganization."

TREATMENT OF MICHAEL STOCK OPTIONS


     The Reorganization Agreement obligates New Michael to assume all existing stock option plans of Michael and the stock award portion of Michael's Executive Incentive Plan. Outstanding Michael stock options will be converted into options to purchase New Michael Common Stock and, to the extent exercisable, may be exercised at the stated exercise price and for an equal number of shares of New
Michael Common Stock. At         , 1996, Michael had granted options under these
Plans to purchase             shares, of which options for             shares
were currently exercisable. See "THE REORGANIZATION -- Effect on Stock Option Plans." All outstanding stock options for NSU Common Stock will be exercised or canceled prior to the Effective Time.

ACCOUNTING TREATMENT

     The Merger will be accounted for as a business combination utilizing the reverse acquisition method with Michael being the accounting acquiror under generally accepted accounting principles. As such, the Merger will be treated as an acquisition using the purchase method of accounting with no change in the recorded amount of Michael's assets and liabilities. The assets and liabilities of NSU that are acquired as a result of the Merger will be recorded at their fair market values. The ENStar assets and liabilities, following the Distribution, will be recorded at their historic amounts as recorded in the books and records of NSU. See "THE REORGANIZATION -- Accounting Treatment."

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The obligations of Michael and NSU to consummate the Reorganization are subject to the receipt of the following favorable rulings from the IRS:

      (i) The Merger will be treated as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and that no gain or loss will be recognized by any Michael stockholder upon receipt of New Michael Common Stock pursuant to the Merger.

      (ii) The Reverse Stock Split will not be treated as a stock distribution, or a transaction that has the effect of such a distribution, to which Sections 301, 305(b) or 305(c) of the Code apply. Accordingly, no taxable income will be recognized under such Sections by any of the shareholders of NSU, except for cash paid in lieu of fractional shares.

     (iii) The Distribution will qualify as a tax-free distribution under Sections 355 and 368(a)(1)(D) of the Code, and that no gain or loss will be recognized by any NSU shareholder upon the receipt of ENStar Common Stock pursuant to the Distribution (except upon the receipt of cash by an NSU shareholder in lieu of fractional shares of ENStar Common Stock).

     See "THE REORGANIZATION -- Certain Federal Income Tax Consequences."

REGULATORY APPROVALS


     The Merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations thereunder, which provide that certain transactions may not be consummated until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission ("FTC") and the requisite waiting period has expired or is terminated. NSU and Michael filed the required information and materials with the antitrust division and the FTC effective May 16, 1996, and the requisite waiting period expired on May 28, 1996. See "THE REORGANIZATION -- Regulatory Approvals."



DIFFERENCES IN RIGHTS OF MICHAEL STOCKHOLDERS.



     Upon consummation of the Merger, holders of Michael Common Stock will become holders of the same number of shares of New Michael Common Stock. As a result, their rights as stockholders, which are now governed by Delaware corporate law and Michael's Certificate of Incorporation and Bylaws, will be governed by Minnesota law and New Michael's Articles of Incorporation and Bylaws. The principal differences between Delaware and Minnesota law and the rights of stockholders and shareholders thereunder and between the rights of stockholders of Michael under its Certificate of Incorporation and Bylaws and shareholders of NSU under its Articles of Incorporation and Bylaws include expanded appraisal rights under Minnesota law, more extensive anti-takeover protection under Minnesota law and certain differences in the requirements for calling special meetings of shareholders and taking shareholder and board action without holding a meeting. For a summary of these and other differences between the rights of holders of Michael Common Stock and New

Michael Common Stock, see "COMPARISON OF RIGHTS OF STOCKHOLDERS AND
SHAREHOLDERS."


DISSENTERS' RIGHTS


     Holders of Michael Common Stock are not entitled to dissenters' or appraisal rights in connection with the Reorganization. Holders of NSU Common Stock who do not vote in favor of the Distribution and who file a written objection thereto with NSU prior to the NSU Annual Meeting or at such meeting, but before the vote is taken, and who have otherwise complied with Section 302A.473 of the MBCA will be entitled to certain dissenters' rights. See "THE REORGANIZATION -- Dissenters' Rights." If holders of more than 1% of the outstanding shares of NSU Common Stock exercise dissenters' rights, NSU has the right under the Reorganization Agreement not to consummate the Reorganization.


COMPARATIVE MARKET PRICES AND DIVIDENDS


     Michael Common Stock is traded on the Nasdaq National Market under the symbol MIKL. NSU Common Stock is traded on the Nasdaq National Market under the symbol NSRU and the Pacific Stock Exchange under the symbol NSU. On December 20, 1995, the last full trading day preceding public announcement of the proposed transactions, the closing price per share of Michael Common Stock reported by the Nasdaq National Market was $10.88 and the closing price per share of NSU
Common Stock reported by the Nasdaq National Market was $6.00. On        , 1996,
the most recent practical date prior to the printing of this Proxy Statement/Prospectus, the closing price per share of Michael Common Stock
reported by the Nasdaq National Market was $     and the closing price per share
of NSU Common Stock reported by the Nasdaq National Market was $     .


     The payment of future dividends on New Michael Common Stock will be a business decision to be made by the New Michael Board from time to time based upon the results of operations and the financial condition of New Michael and such other factors as the New Michael Board considers relevant. See "COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION."

     No market currently exists for the ENStar Common Stock. ENStar has applied to have the ENStar Common Stock approved for quotation on the Nasdaq National Market under the symbol "ENSR." No assurance can be given that an active market will develop or continue for the ENStar Common Stock. Management of ENStar currently intends to retain any earnings for use in its operations and does not anticipate paying any cash dividends in the foreseeable future.

     New Michael expects to continue the Nasdaq National Market listing of NSU Common Stock, but will use the symbol MIKL, rather than NSRU, and will discontinue the listing of the New Michael Common Stock on the Pacific Stock Exchange.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     Selected Michael Historical Consolidated Financial Information. The following table sets forth certain selected historical consolidated financial information of Michael that has been derived from and should be read in conjunction with Michael's consolidated financial statements, including the notes thereto, which are incorporated by reference in this Proxy Statement/Prospectus:


                                   THREE MONTHS ENDED
                                       MARCH 31,                          YEAR ENDED DECEMBER 31,
                                  --------------------    --------------------------------------------------------
                                    1996        1995        1995        1994        1993        1992        1991
                                  --------    --------    --------    --------    --------    --------    --------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF EARNINGS DATA
Net sales.......................  $143,872    $126,692    $536,627    $505,965    $474,783    $442,734    $454,735
Cost of sales...................   124,959     106,749     454,652     430,917     414,965     390,185     380,270
                                  --------    --------    --------    --------    --------    --------    --------
Gross profit....................    18,913      19,943      81,975      75,048      59,818      52,549      74,465
Selling, general and
  administrative expenses.......    11,525      11,803      45,729      41,851      39,122      36,936      34,217
Disposal of product line........        --          --          --          --      22,769          --          --
Restructuring charges...........        --          --          --          --      11,164          --          --
                                  --------    --------    --------    --------    --------    --------    --------
                                    11,525      11,803      45,729      41,851      73,055      36,936      34,217
                                  --------    --------    --------    --------    --------    --------    --------
Operating profit (loss).........     7,388       8,140      36,246      33,197     (13,237)     15,613      40,248
Interest expense, net...........     1,920       2,138       7,635       8,498       8,363       9,588       9,511
                                  --------    --------    --------    --------    --------    --------    --------
Earnings (loss) before income
  taxes.........................     5,468       6,002      28,611      24,699     (21,600)      6,025      30,737
Income tax expense (benefit)....     2,190       2,310      11,020       9,510      (5,280)      2,175      11,070
                                  --------    --------    --------    --------    --------    --------    --------
Net earnings (loss).............  $  3,278    $  3,692    $ 17,591    $ 15,189    $(16,320)   $  3,850    $ 19,667
                                  ========    ========    ========    ========    ========    ========    ========
Net earnings (loss) per share...  $   0.17    $   0.19    $   0.91    $   0.79    $  (0.84)   $   0.20    $   1.07
                                  ========    ========    ========    ========    ========    ========    ========
Weighted average shares
  outstanding...................    19,353      19,314      19,328      19,315      19,416      19,516      18,400
Dividends per common share......  $   0.05    $   0.05    $   0.20    $   0.20    $   0.20    $   0.20    $   0.20
BALANCE SHEET DATA (END OF
  PERIOD)
Working capital.................  $  4,077    $ 33,326    $ 42,095    $ 33,589    $ 22,267    $ 54,826    $ 58,988
Total assets....................   362,346     336,729     359,227     336,645     329,087     370,218     357,171
Long-term debt, including
  current maturities............    58,826      97,596     101,421     100,604     104,008     135,798     120,645
Stockholders' equity............   182,932     169,095     180,095     166,029     155,003     177,037     176,321


     Selected NSU Historical Consolidated Financial Information. The following table sets forth certain selected historical consolidated financial information of NSU that has been derived from and should be read in conjunction with NSU's consolidated financial statements, including the notes thereto, which are incorporated by reference in this Proxy Statement/Prospectus:


                                        THREE MONTHS ENDED
                                             MARCH 31,                          YEAR ENDED DECEMBER 31,
                                       ---------------------    --------------------------------------------------------
                                         1996         1995        1995        1994        1993        1992        1991
                                       --------     --------    --------    --------    --------    --------    --------
                                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA
Revenues............................   $ 15,362     $ 12,557    $ 54,891    $ 47,193    $ 46,756    $ 42,025    $ 37,007
Operating income (loss).............        208          271         484        (784)     (2,143)     (1,610)     (1,475)
Interest expense, net...............       (922)      (1,062)     (4,120)     (4,194)     (4,223)     (4,175)     (4,351)
Investment income...................      7,713           --          --          --          --          --          --
Income (loss) from continuing
  operations before income taxes,
  and equity in earnings (loss) of
  unconsolidated subsidiaries.......      6,999         (791)     (3,636)     (4,978)     (6,366)     (5,785)      2,738
Income (loss) from continuing
  operations........................      5,220          626       3,090       1,410     (13,563)     (2,070)     11,261
Income (loss) from discontinued
  operations........................         --         (689)     (3,025)     (2,084)      1,691         433        (960)
                                       --------     --------    --------    --------    --------    --------    --------
Net income (loss)...................   $  5,220     $    (63)   $     65    $   (674)   $(11,872)   $ (1,637)   $ 10,301
                                       ========     ========    ========    ========    ========    ========    ========

                                        THREE MONTHS ENDED
                                             MARCH 31,                          YEAR ENDED DECEMBER 31,
                                       ---------------------    --------------------------------------------------------
                                         1996         1995        1995        1994        1993        1992        1991
                                       --------     --------    --------    --------    --------    --------    --------
                                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Income (loss) per common and common
  equivalent share:
Income (loss) from continuing
  operations........................   $   0.53     $   0.06    $   0.32    $   0.15    $  (1.44)   $  (0.22)   $   1.11
Discontinued operations.............         --        (0.07)      (0.31)      (0.22)       0.18        0.05       (0.10)
                                       --------     --------    --------    --------    --------    --------    --------
Net income (loss)...................   $   0.53     $  (0.01)   $   0.01    $  (0.07)   $  (1.26)   $  (0.17)   $   1.01
                                       ========     ========    ========    ========    ========    ========    ========
Weighted average shares
  outstanding.......................      9,887        9,438       9,651       9,438       9,438       9,888       9,782
BALANCE SHEET DATA (END OF PERIOD)
Total assets........................   $116,270     $110,075    $110,234    $111,093    $108,607    $115,873    $116,355
Long-term debt, including current
  maturities........................     39,908       44,067      42,480      45,061      43,194      41,849      41,451
Shareholders' equity................     39,939       34,230      34,481      34,196      34,675      61,083      63,246


     Selected Enstar Historical Combined Financial Information. The following table sets forth certain selected historical combined financial information of ENStar, currently an operating unit of NSU, that has been derived from and should be read in conjunction with ENStar's combined financial statements, including the notes thereto, which are incorporated by reference in this Proxy Statement/Prospectus:


                                              THREE MONTHS ENDED
                                                   MARCH 31,                       YEAR ENDED DECEMBER 31,
                                              -------------------    ---------------------------------------------------
                                               1996        1995       1995       1994       1993       1992       1991
                                              -------     -------    -------    -------    -------    -------    -------
                                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA
Revenues...................................   $15,362     $12,557    $54,891    $47,193    $46,756    $42,025    $37,007
Operating income (loss)....................       283         326      1,033       (702)    (1,978)    (1,151)      (666)
Interest expense, net......................       (66)        (83)      (247)      (348)      (361)      (373)      (415)
Income (loss) before income taxes and
  equity in earnings of unconsolidated
  subsidiary...............................       217         243        786     (1,050)    (2,339)    (1,524)    (1,081)
                                              -------     -------    -------    -------    -------    -------    -------
Net income (loss)..........................   $   417     $   403    $ 1,572    $   286    $(1,524)   $  (550)   $  (302)
                                              =======     =======    =======    =======    =======    =======    =======
Pro forma net income (loss) per share(1)...   $  0.13     $  0.12    $  0.49    $  0.09    $ (0.48)   $ (0.17)   $ (0.10)
                                              =======     =======    =======    =======    =======    =======    =======
Pro forma weighted average shares
  outstanding(1)...........................     3,296       3,279      3,217      3,146      3,146      3,296      3,261
BALANCE SHEET DATA (END OF PERIOD)
Total assets...............................   $35,824     $32,790    $35,251    $32,243    $30,222    $30,318    $29,497
Long-term debt, including current
  maturities...............................     1,135       2,510      1,246      3,607      3,443      3,898      3,323
Operating unit equity......................    20,622      19,352     19,694     18,176     17,035     17,262     16,737


- -------------------------

(1) Pro forma net income (loss) per share was computed using the weighted average number of outstanding shares of NSU Common Stock during each period presented and assuming that, in the Distribution, one share of ENStar Common Stock was distributed for every three shares of the weighted average outstanding NSU Common Stock, without taking into account any fractional shares.



     Selected Unaudited Pro Forma Condensed Combined Financial Information of New Michael. The following table sets forth certain selected unaudited pro forma condensed combined financial information of New Michael and has been derived from, or prepared on a basis consistent with, the unaudited pro forma condensed combined financial statements included elsewhere in this Proxy Statement/Prospectus. The unaudited pro forma condensed combined balance sheet information and the unaudited pro forma condensed combined statement of earnings information set forth below has been prepared as if the Reorganization was consummated on March 31, 1996, December 31, 1995 and January 1, 1995 and 1996, respectively. See "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS." This data is presented for illustrative purposes only and is not indicative of the combined results of operations or financial position that would have occurred if the Reorganization had been consummated at the beginning of the period presented or on the date indicated, nor is it necessarily indicative of future operating results or financial position of New Michael.


                                                        THREE MONTHS ENDED       YEAR ENDED
                                                          MARCH 31, 1996      DECEMBER 31, 1995
                                                        ------------------    -----------------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
        PRO FORMA STATEMENT OF EARNINGS DATA
        Revenues.....................................        $143,872             $ 536,627
        Operating profit.............................           7,363                36,146
        Net earnings.................................        $  2,974             $  16,323
                                                             ========              ========
        Net earnings per share.......................        $   0.18             $    0.99
                                                             ========              ========
        Weighted average shares outstanding:.........          16,588                16,563
        PRO FORMA BALANCE SHEET DATA (END OF PERIOD)
        Working capital..............................        $  2,686
        Total assets.................................         361,546
        Long-term debt, including current
          maturities.................................          86,976
        Stockholders' equity.........................         153,982


COMPARATIVE PER SHARE DATA

     The unaudited pro forma per share data set forth in the following tables is derived from, and should be read in conjunction with, the historical consolidated or combined financial statements of Michael, NSU and ENStar (currently an operating unit of NSU), the respective notes thereto, which are incorporated by reference into this Proxy Statement/Prospectus and the pro forma condensed combined financial information, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. See "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS." The per share data set forth below is presented for informational purposes only, and is not necessarily indicative of the results of the future operations of New Michael or ENStar.

     Michael Per Share Data. The following table presents selected historical and pro forma per share data for Michael Common Stock before and after consummation of the Reorganization.


                                                                          MICHAEL      NEW MICHAEL
                                                                         HISTORICAL    PRO FORMA(1)
                                                                         ----------    ------------
Book value at March 31, 1996..........................................     $ 9.44         $ 9.27
Dividends paid for the year ended December 31, 1995...................     $  .20         $  .20(2)
Net earnings for the year ended December 31, 1995.....................     $  .91         $  .99



     NSU Per Share Data. The following table presents selected historical and pro forma per share data for NSU Common Stock before and after consummation of the Reorganization. The ENStar pro forma per share data assumes NSU shareholders are issued one share of ENStar for each three shares of NSU Common Stock they own. The New Michael pro forma per share data assumes that, in the Reverse Stock Split, each NSU shareholder will receive .47 shares of New Michael Common Stock for each share of NSU Common Stock held by such shareholder at the Effective Time. See "THE REORGANIZATION -- Effects of the Reorganization."



                                                    NSU           ENSTAR       NEW MICHAEL      PRO FORMA
                                                 HISTORICAL    PRO FORMA(3)    PRO FORMA(4)    COMBINED(5)
                                                 ----------    ------------    ------------    -----------
Book value at March 31, 1996..................     $ 4.12         $ 2.13          $ 4.36          $6.49
Net income from continuing operations for the
  year ended December 31, 1995................     $ 0.32         $ 0.16          $ 0.48          $0.64


- -------------------------

(1) These pro forma per share amounts represent the interest of a holder of a share of Michael Common Stock in New Michael after the Merger. The pro forma book value computation utilizes the book value of New Michael at March 31, 1996 divided by the number of outstanding shares of New Michael Common Stock at March 31, 1996 reduced by 2,764,633 Retired Michael Shares. The pro forma net earnings computation for the year ended December 31, 1995, utilizes the net earnings of New Michael and the weighed average shares of Michael Common Stock reduced by 2,764,633 Retired Michael Shares. See "THE REORGANIZATION -- Effects of the Reorganization" for a hypothetical calculation of such number of Retired Michael Shares.


(2) The calculation of pro forma dividends paid per share assumes the same per share dividend was paid.


(3) These pro forma per share amounts represent the interest of a holder of a share of NSU Common Stock in ENStar's per share book value at March 31, 1996 and the net income from continuing operations after the Distribution for the year ended December 31, 1995. The book value per share and net income from continuing operations per share amounts represent the book value and net income from continuing operations, respectively, of ENStar divided by the number of outstanding shares of NSU Common Stock at March 31, 1996 for the book value computation and weighted average number of outstanding shares of NSU Common Stock for the year ended December 31, 1995 for the net income from continuing operations computation.



(4) These pro forma per share amounts represent the interest of a holder of a share of NSU Common Stock in New Michael per share book value at March 31, 1996 and net income from continuing operations after the Merger for the year ended December 31, 1995. The pro forma book value computation is computed by dividing New Michael pro forma stockholder equity by the number of shares of outstanding New Michael Common Stock after reduction for the Retired Michael Shares (19,379,274, the historical outstanding shares of Michael at March 31, 1996, less 2,764,633 Retired Michael Shares), this product is then adjusted for an assumed Reverse Stock Split ratio of .47 shares of New Michael Common Stock for every outstanding share of NSU Common Stock. The pro forma income from continuing operations computation is computed by dividing the New Michael pro forma net earnings for the year ended December 31, 1995 by the New Michael weighted average shares outstanding (19,328,000, the historical weighted average shares of Michael Common Stock as of December 31, 1995, less 2,764,633 Retired Michael Shares), this product is then adjusted for an assumed Reverse Stock Split ratio of .48 shares of New Michael Common Stock for every outstanding share of NSU Common Stock. The Reverse Stock Split ratios differ in these computations due to the use of the actual number of shares outstanding for the book value computation and the weighted average shares outstanding for the net income from continuing operations computation.


(5) The pro forma combined amounts are the total of the ENStar and the New Michael pro forma per share amounts.

                  RISK FACTORS RELATING TO ENSTAR COMMON STOCK

     In addition to the other information contained in or incorporated by reference into this Proxy Statement/Prospectus, NSU's shareholders should consider the following risk factors regarding ENStar and the ENStar Common Stock that such shareholders will receive in the Distribution. All references herein to ENStar are intended to include the operating unit of NSU that will be transferred to ENStar in connection with the Distribution.

LIMITED HISTORY OF PROFITABILITY; UNCERTAINTY OF FUTURE RESULTS

     ENStar has a limited history of profitability. ENStar experienced operating losses during 1991, 1992, 1993 and 1994. During 1995, ENStar generated operating income of approximately $1 million. Americable derives its revenues from three primary lines of business: networking products and services, cable and connectivity products and cable assemblies. Americable has recently increased the focus of its business on network services and its cable assembly business, which are generally more profitable. No assurance can be made, however, that Americable will be successful in increasing revenues from its network services and its cable assemblies. In addition, Americable continues to make significant investments in new sales, engineering and technical personnel.

     Transition's ability to maintain its present level of sales and its historical sales growth is highly dependent upon its ability to offer new products that meet customer's demands in a rapidly changing market, particularly in light of the relatively short life cycle of its products. In order to achieve market acceptance of new products, Transition plans to continue its investment in research and development expenses. Transition had research and development expenses of approximately $1,440,000 in 1995. There can be no assurance, however, that its research and development efforts will result in commercially successful new products in the future. In addition, Transition believes that sales and marketing expenses will continue to increase in terms of absolute dollars in an effort to differentiate its products and enhance its competitive position.

     These anticipated increases in operating expenses at both Americable and Transition may result in lower operating profit at ENStar, if the companies are unable to maintain their respective current gross profit margins and continued sales growth. Further, if Americable is not successful in generating higher volumes of service revenues, its operating margins will decline and its ability to maintain its current operating profitability could be materially adversely affected. Based on the above factors, there can be no assurance that ENStar will be able to increase or sustain its profitability on a quarterly or annual basis in the future.

PRODUCT AND SERVICE DEVELOPMENT RISKS

     With respect to Transition, the market for networking products is subject to rapid technological change, evolving industry standards and frequent new product introductions and, therefore, requires a high level of expenditures for research and development. Transition may be required to incur significant expenditures to develop such product offerings. There can be no assurance that Transition will be successful in identifying, sourcing, developing and marketing product enhancements or new products that respond to this rapidly changing market. Also, there can be no assurance that its product enhancements and new products will adequately meet the requirements of the marketplace and achieve market acceptance. A critical factor in market acceptance of product enhancements and new products is the timely introduction of such products and enhancements in order to take advantage of existing market opportunities. Transition has, in the past, experienced delays in the introduction of certain of its new products and enhancements.

     The markets for Americable's products and services are also characterized by rapidly changing technology and frequent new product and service offerings by its competitors. The introduction of new technologies can render existing products and services obsolete or unmarketable. Americable's continued success will depend on its ability to enhance existing products and services and to develop and introduce, on a timely and cost-effective basis, new products and services that keep pace with technological developments and address increasingly sophisticated customer requirements.

     ENStar's business, financial condition and results of operations could be materially adversely affected if Transition were to incur delays in developing or introducing new products or product enhancements or if such new products or product enhancements did not gain market acceptance or in the event that Americable were to incur delays in sourcing and developing new products and services or that these products and services would achieve market acceptance.

EXPANSION STRATEGY

     ENStar's expansion strategy includes both internal growth and the identification and pursuit of acquisition opportunities at Americable. Americable currently operates in six locations and the success and the rate of Americable's expansion into new geographical markets will depend on a number of factors, including general economic and business conditions affecting the industries of Americable's customers in such markets, competition, the availability of sufficient capital, the availability of sufficient inventory to meet customer demand, and the ability to attract and retain qualified personnel and operate effectively in geographic areas in which Americable has no prior experience. As a result, there can be no assurance that Americable will be able to achieve its planned expansion on a timely or profitable basis.

     With respect to Americable's identification and pursuit of acquisition opportunities, viable acquisition candidates may not be available or not available on terms acceptable to Americable. Furthermore, Americable has not engaged in any significant acquisitions recently, and no assurance can be made that Americable will be able to successfully acquire or integrate the operations of another business into the operations and business of Americable. Americable has no present commitments, agreements or understandings with respect to any acquisitions.

     If Americable continues to grow, it may be required to make further investments in personnel and information technology systems. Failure to successfully hire or retain such personnel or implement such systems could have a material adverse effect on ENStar's results of operations and financial condition. There can be no assurance that Americable will be able to manage its expanding operations effectively, that it will be able to maintain or accelerate its recent growth or that Americable will be able to continue to operate profitably.

FLUCTUATIONS IN QUARTERLY RESULTS

     ENStar's quarterly revenues and operating results have varied significantly in the past and will likely continue to do so in the future. Quarterly revenues and operating results may fluctuate as a result of the demand for Americable's and Transition's products and services, the introduction of new hardware and software technologies offering improved features, the introduction of new products and services by competitors, changes in the level of operating expenses, competitive conditions and economic conditions generally.

     At Americable, the purchase of its products and services generally involves a significant commitment of capital, with the delays frequently associated with large capital expenditures and required authorization procedures within an organization. For these and other reasons, Americable's operating risks are subject to a number of risks over which it has little or no control, including customers' technology life cycle needs, budgetary constraints and internal authorization reviews. Further, Americable is increasing its operating expenses, including an increase in personnel, based on anticipated revenue growth in its networking line of business.

     A variety of factors may cause period-to-period fluctuations in the operating results of Transition. Such factors include, but are not limited to, product mix, competitive pricing pressures, material costs and timely availability, revenue and expenses related to new product introductions, as well as delays in customer purchases in anticipation of new products or enhancements by Transition or its competitors. Further, Transition plans to continue to invest in research and development, sales and marketing and technical support staff.

     ENStar's operating results could be adversely affected if it is unable to adjust spending sufficiently in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, ENStar believes that period-to-period comparisons of its operating results should not be relied upon as an indication of future performance.

In addition, the results of any quarterly period are not indicative of results to be expected for a full fiscal year. It is possible that in certain future quarters, ENStar's operating results may be below the expectations of public market analysts and investors. In such event, the price of ENStar's Common Stock would likely be materially adversely affected.

DEPENDENCE ON AND NEED TO RECRUIT AND RETAIN KEY PERSONNEL

     ENStar's success depends to a significant extent on its ability to attract and retain key personnel. In particular, Americable and Transition are dependent on their respective engineering and technical personnel. Competition for such technical personnel is intense and no assurance can be given that ENStar will be able to recruit and to retain such personnel. The failure to recruit and to retain management and technical personnel could have a material adverse effect on ENStar's anticipated growth, revenues and results of operations.

CONCENTRATION OF REVENUES


     During 1995 and the first quarter of 1996, one customer accounted for approximately 11% and 17%, respectively, of Americable's net sales, and a different customer accounted for approximately 9% and 15%, respectively, of net sales. No other customers accounted for more than 10% of Americable's revenues. In addition, Americable derived approximately 61% of its revenues from its 100 largest customers in 1995, and 70% of its revenues from its 100 largest customers in the first quarter of 1996. While Americable seeks to build long-term customer relationships, revenues from any particular customer can fluctuate from period to period due to such customer's purchasing patterns.



     Transition distributes its products through an expanding network of reseller channels, which include a number of regionally based domestic and international volume distributors and, to a lesser extent, value added resellers. In 1995 and the first quarter of 1996, Americable was Transition's largest domestic customer accounting for approximately 14% and 16%, respectively, of domestic net sales (9% and 10%, respectively, overall). During 1995 and the first quarter of 1996, Transition's largest international customer accounted for approximately 11% and 12%, respectively, of international net sales (4% and 5%, respectively, overall). Moreover, the ten distributors that sold the largest amount of Transition's products accounted for approximately 39% and 43%, respectively, of Transition's net sales for 1995 and the first quarter of 1996.


     Any termination or significant disruption of the companies' relationships with a number of its principal customers could have a material adverse effect on ENStar's business, financial condition and results of operations. In addition, a deterioration in the financial condition of any of its principal customers could expose ENStar to the possibility of large accounts receivable write-offs, which would adversely affect ENStar's financial condition and results of operations.

DEPENDENCE ON KEY SUPPLIERS AND PRODUCT SUPPLY

     The networking industry has experienced product supply shortages and customer order backlogs due to the inability of certain manufacturers to supply certain products on a timely basis. In addition, certain suppliers have initiated new channels of distribution that increase competition for the available product supply. There can be no assurance that suppliers will be able to maintain an adequate supply of products to fulfill Americable's and Transition's customer orders on a timely basis. Both Americable and Transition have experienced product supply shortages in the past and expect to experience such shortages from time to time in the future. Failure to obtain adequate product supplies or fulfill customer orders on a timely basis could have a material adverse effect on ENStar's business, financial condition, and results of operations.

     A significant portion of Americable's revenues is derived from sales of network hardware, including products of various major suppliers. During 1995 approximately 19% of the Americable's sales represented products manufactured by Bay Networks, Inc. ("Bay Networks"). Americable's agreements with those suppliers from which it purchases products directly generally contain provisions for periodic renewals and for termination by the supplier without cause, generally upon relatively short notice. Although Americable believes its supplier relationships are good, there can be no assurance that Americable's relationships will continue as presently in effect. The loss of a major supplier, the deterioration of Americable's relationship with a major supplier or the failure of Americable to establish good relationships with major new suppliers as they develop could have a material adverse effect on ENStar's business.

INVENTORY MANAGEMENT

     The networking industry is characterized by rapid product improvement and technological change resulting in relatively short product life cycles and rapid product obsolescence, which can place inventory at considerable valuation risk. Some of Transition's products include components that are currently available from limited sources and require long order lead times. Because of the long lead times along with Transition's desire to be responsive to customer demand, Transition has maintained higher inventory levels compared to other networking manufacturers. Due to the ongoing risk of product obsolescence and changes in customer demand, there can be no assurances that Transition will be able to successfully manage its existing and future inventories.

     Although it is industry practice for Americable's suppliers to provide price protection to Americable intended to reduce the risk of inventory devaluation, such policies are subject to change. Americable also has the option of returning, subject to certain limitations, a percentage of its current product inventories each quarter to certain manufacturers as it assesses each product's current and forecasted demand. The amount of inventory that can be returned to suppliers varies under Americable's agreements and such return policies may provide only limited protection against excess inventory. There can be no assurance that suppliers will continue such policies, that unforeseen new product developments will not affect Americable adversely or that Americable can successfully manage its existing and future inventories. Any inventory adjustments could adversely affect ENStar's financial condition and results of operations.

COMPETITION

     Each of ENStar's businesses face substantial competition from a large number of companies, some of which are larger, have greater financial resources, broader name recognition and, in many cases, lower product and operating costs than ENStar.

     The industry in which Transition operates is highly competitive, and Transition believes that such competition will continue to intensify. The industry is characterized by rapid technological change, short product life-cycles, frequent product introductions and evolving industry standards. Transition competes with a number of independent companies focused on the LAN market, including companies with significantly greater financial resources, more extensive business experience, and greater market and service capabilities than Transition. There can be no assurance that ENStar will be able to compete successfully.

     ENStar expects to face further competition from new market entrants and possible alliances between competitors in the future. Certain of ENStar's current and potential competitors have greater financial, technical, marketing and other resources than ENStar. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products and services than ENStar. No assurance can be given that ENStar will be able to compete successfully against current and future competitors. See "BUSINESS OF ENStar -- Competition."

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of a substantial number of shares of ENStar Common Stock in the public market following the Distribution could adversely affect the market price for the ENStar Common Stock. Upon consummation of the Reorganization the Michael Family Shareholders, in the aggregate, will beneficially own approximately 1,895,000 shares, or approximately 60%, of the outstanding ENStar Common Stock.

ABSENCE OF PRIOR PUBLIC MARKET AND POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to this offering, there has been no public market for the ENStar Common Stock. There can be no assurance that, following this offering, an active trading market for the ENStar Common Stock will develop or be sustained, particularly in light of the limited number of shares being distributed in the Distribution. The market price of the ENStar Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results, changes in the market value of its CorVel investment, changes in earnings estimates by analysts, general conditions in the industries in which ENStar's customers compete and other events or factors. In addition, the stock market, from time to time, has experienced extreme price and volume fluctuations which have particularly affected the market price for companies in ENStar's and CorVel's industries, and which have often been unrelated to the operating performance of such companies. These broad fluctuations may adversely affect the market price of the ENStar Common Stock.

POSSIBLE VOLATILITY OF CORVEL STOCK PRICE


     CorVel, in its reports and other information prepared and filed by it with the Commission, has indicated that the market price of the CorVel Common Stock may be highly volatile. CorVel has also indicated that factors such as variations in CorVel's revenues, earnings and cash flow, general market trends in the workers' compensation managed care market, and announcements of innovations by CorVel or its competitors could cause the market price of the CorVel Common Stock to fluctuate substantially. Specifically, CorVel has reported that the quarter to quarter percentage growth in operating results for CorVel's three most recently completed fiscal quarters was lower than the growth rates historically experienced by CorVel. CorVel's slower growth rate in those three fiscal quarters was partially attributable to a reduction in the growth rate of health care expenditures nationally, contributing to a reduction in the growth rate of claims processed by CorVel. There can be no assurance that CorVel's growth rate in the future, if any, will be at or near historical levels. In addition, the stock market has in the past experienced price and volume fluctuations that have particularly affected companies in the health care and managed care markets resulting in changes in the market price of the stock of many companies which may not have been directly related to the operating performance of those companies. Such broad market fluctuations may adversely affect the market price of the CorVel Common Stock, which in turn may adversely affect the market price of the ENStar Common Stock.


CERTAIN RISKS PERTAINING TO THE CORVEL COMMON STOCK

     CorVel, in its reports and other information prepared and filed by it with the Commission, has indicated that an investment in the CorVel Common Stock involves a high degree of risk, including the potential adverse impact of government regulations, possible litigation and legal liability, competition, changes in market dynamics, dependence on key personnel and risks related to CorVel's growth strategy. These risks are described in more detail in the reports and other information prepared and filed by CorVel with the Commission.

                              THE ANNUAL MEETINGS

     This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies (i) from the holders of Michael Common Stock by the Michael Board for use at the Michael Annual Meeting and (ii) from the holders of NSU Common Stock by the NSU Board for use at the NSU Annual Meeting. All information contained in this Proxy Statement/Prospectus relating to Michael has been furnished by Michael. All information contained in this Proxy Statement/Prospectus relating to NSU, Merger Co. or ENStar has been supplied by NSU.

TIMES AND PLACES; PURPOSES OF MEETINGS


     Michael. The Michael Annual Meeting will be held at The Lutheran Brotherhood Auditorium, 625 Fourth Avenue South, Minneapolis, Minnesota on
            , 1996 at     p.m. local time. At the Michael Annual Meeting, the
stockholders of Michael will be asked to consider and vote upon the following items: (i) a proposal to approve the Reorganization Agreement and the Merger (the "Michael Proposal"), (ii) a proposal to elect nine directors to the Michael Board, (iii) the ratification of the selection of auditors, and (iv) such other business as may properly come before the Michael Annual Meeting. The Reorganization Agreement is included as Appendix I to this Proxy Statement/Prospectus.



     NSU. The NSU Annual Meeting will be held at the Marriott Southwest, 5801
Opus Parkway, Minnetonka, Minnesota on             , 1996 at     p.m. local
time. At the NSU Annual Meeting, the shareholders of NSU will be asked to consider and vote upon the following items: (i) a proposal to approve the

Reorganization Agreement and the Merger; (ii) a proposal to approve the Reverse Stock Split; (iii) a proposal to approve the Distribution; (iv) a proposal to approve the New Articles; (v) a proposal to elect six directors to the NSU Board; and (vi) such other business as may properly come before the NSU Annual Meeting (proposals (i) through (iv) above are collectively referred to herein as the "NSU Proposals").

VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL


     Michael. The Michael Board has fixed the close of business on             ,
1996, as the Michael Record Date. Only holders of record of shares of Michael Common Stock on the Michael Record Date are entitled to notice of and to vote at
the Michael Annual Meeting. As of             , 1996, there were
shares of Michael Common Stock outstanding and entitled to vote held by
approximately        stockholders of record.


     Each holder of record, as of the Michael Record Date, of Michael Common Stock is entitled to cast one vote per share. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Michael Common Stock entitled to vote is necessary to constitute a quorum at the Michael Annual Meeting.

     Under Delaware law, the affirmative vote, in person or by proxy, of the holders of a majority of the shares of Michael Common Stock outstanding on the Michael Record Date is required to approve and adopt the Michael Proposal. The nine board nominees who receive the highest number of votes will be elected directors of Michael and a plurality of votes cast on all other matters will be required to approve such matters.


     As of             , 1996, directors, nominees and executive officers of
Michael as a group (18 persons) beneficially owned           shares of Michael
Common Stock, or approximately 42.2% of those shares of Michael Common Stock
outstanding as of such date. As of             , 1996, NSU beneficially owned
7,354,950 shares of Michael Common Stock or approximately 38% of the shares of Michael Common Stock outstanding as of such date. The Michael shares beneficially owned by NSU are included in the shares beneficially owned by directors and executive officers.



     THE MICHAEL BOARD RECOMMENDS THAT HOLDERS OF MICHAEL COMMON STOCK VOTE FOR THE MICHAEL PROPOSAL AND FOR EACH OF THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS OF MICHAEL.



     NSU. The NSU Board has fixed the close of business on             , 1996 as
the NSU Record Date. Only holders of record of shares of NSU Common Stock on the NSU Record Date are entitled to notice of and to vote at the NSU Annual Meeting.
On             , 1996, there were        shares of NSU Common Stock outstanding
and entitled to vote at the NSU Meeting held by approximately shareholders of record.


     Each holder of record, as of the NSU Record Date, of NSU Common Stock is entitled to cast one vote per share. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of NSU Common Stock entitled to vote is necessary to constitute a quorum at the NSU Annual Meeting.


     Under Minnesota law, the affirmative vote, in person or by proxy, of the holders of a majority of the shares of NSU Common Stock outstanding on the NSU Record Date and entitled to vote is required to approve and adopt the NSU Proposals. Approval of each of the NSU Proposals by the requisite vote of the NSU shareholders is required or the Reorganization will not be completed. The affirmative vote of a majority of the shares of NSU Common Stock present or represented by proxy and entitled to vote at the NSU Annual Meeting is required to elect each of the nominees as Directors of NSU for the ensuing year or until the consummation of the Reorganization.



     As of             , 1996, directors and executive officers of NSU as a
group beneficially owned approximately        shares of NSU Common Stock or
approximately    % of NSU Common Stock outstanding as of the NSU Record Date.
The Michael Family Shareholders beneficially owned 5,685,100 shares of NSU Common Stock, or approximately 60% of the NSU Common Stock outstanding as of the NSU Record Date, and have agreed in the Orderly Disposition Agreement to vote such shares in favor of each of the Merger, the Reverse Stock Split and the Distribution. See "THE REORGANIZATION -- Interest of Certain Persons in the Reorganization."

     THE NSU BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF NSU COMMON STOCK VOTE FOR EACH OF THE NSU PROPOSALS AND FOR EACH OF THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS OF NSU.


PROXIES

     Michael. Votes cast by proxy or in person at the Michael Annual Meeting will be tabulated by the election inspector appointed for the meeting. All shares of Michael Common Stock represented by properly executed proxies received prior to or at the Michael Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated on a properly executed returned proxy, such proxy will be voted FOR the Michael Proposal. A properly executed proxy marked "ABSTAIN" (or a proxy marked "withhold vote for" as to the election of directors), although counted for purposes of determining whether there is a quorum, will not be voted. Accordingly, since the affirmative vote of a majority of the shares of Michael Common Stock on the Michael Record Date represented in person or by proxy and entitled to vote is required for approval of the Michael Proposal, a properly executed proxy marked "ABSTAIN" will have the effect of a vote against the Michael Proposal. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

     NSU. Votes cast by proxy or in person at the NSU Annual Meeting will be tabulated by the election inspector appointed for the meeting. All shares of NSU Common Stock represented by properly executed proxies received prior to or at the NSU Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated on a properly executed returned proxy, such proxy will be voted FOR the NSU Proposals. A properly executed proxy marked "ABSTAIN" (or a proxy marked "withhold vote for" as to the election of directors), although counted for purposes of determining whether there is a quorum, will not be voted. Accordingly, since the affirmative vote of a majority of the shares of NSU Common Stock outstanding on the NSU Record Date, represented in person or by proxy and entitled to vote, is required for approval of each of the NSU Proposals, a properly executed proxy marked "ABSTAIN" with respect to any such proposal will have the effect of a vote against such proposal. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect that matter.

     It is not expected that any matter not referred to herein will be presented for action at the Michael and NSU Annual Meetings. If any other matters are properly brought before the Michael Annual Meeting or the NSU Annual Meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment. However, shares represented by proxies that have been voted "AGAINST" the Michael Proposal, or any of the NSU Proposals, as the case may be, will not be used to vote "FOR" postponement or adjournment of the Michael Annual Meeting or the NSU Annual Meeting, as the case may be, for the purpose of allowing additional time for soliciting additional votes "FOR" the Michael Proposal or the NSU Proposals, as the case may be. The grant of a proxy will also confer discretionary authority on the persons named in the proxy as proxy appointees to vote in accordance with their best judgment on matters incident to the conduct of the Annual Meetings, including (except as stated in the preceding sentence) adjournment for the purpose of soliciting additional votes.


     Revocation of Proxies. A stockholder or shareholder giving a proxy may revoke it at any time prior to the voting of the proxy by filing with the secretary of Michael or NSU, as the case may be, a written notice of revocation or another proxy bearing a later date. Unless otherwise noted on the proxy, the proxies will vote FOR the proposals set forth herein. Any written notice of revocation or subsequently dated Michael proxy should be mailed or delivered to Michael Foods, Inc., 324 Park National Bank Building, 5353 Wayzata Boulevard, Minneapolis, Minnesota 55416; Attention: Secretary. Any written notice of revocation or subsequently dated NSU proxy should be mailed or delivered to North Star Universal, Inc., 6479 City West Parkway, Eden Prairie, MN 55344,
Attention: Secretary. A stockholder or shareholder may also revoke his or her proxy by attending the Michael Annual Meeting or the NSU Annual Meeting and voting in person. Attendance at the Michael Annual Meeting or the NSU Annual Meeting will not in itself constitute the revocation of a proxy.

     Solicitation of Proxies. Each party will bear its own costs with respect to the Annual Meetings including the cost of preparing, assembling and mailing the Notice of Annual Meeting, this Proxy Statement/ Prospectus and the form of proxy, including the reimbursement of banks, brokers and other nominees for forwarding proxy materials to beneficial owners. Proxies may also be solicited personally or by telephone by directors, officers and regular employees of Michael or NSU who will receive no additional compensation.

     THE MATTERS TO BE CONSIDERED AT THE MICHAEL AND NSU ANNUAL MEETINGS ARE OF IMPORTANCE TO THE MICHAEL STOCKHOLDERS AND THE NSU SHAREHOLDERS. ACCORDINGLY, MICHAEL STOCKHOLDERS AND NSU SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

     HOLDERS OF MICHAEL AND NSU COMMON STOCK SHOULD NOT SEND ANY CERTIFICATES REPRESENTING MICHAEL OR NSU COMMON STOCK WITH THE ENCLOSED PROXY CARD. IF THE TRANSACTIONS ARE APPROVED, A LETTER OF TRANSMITTAL WILL BE MAILED AFTER THE EFFECTIVE TIME TO EACH PERSON WHO WAS A HOLDER OF OUTSTANDING SHARES IMMEDIATELY PRIOR TO THE EFFECTIVE TIME. STOCKHOLDERS AND SHAREHOLDERS SHOULD SEND CERTIFICATES REPRESENTING COMMON STOCK TO THE EXCHANGE AGENT ONLY AFTER THEY RECEIVE, AND IN ACCORDANCE WITH, THE INSTRUCTIONS CONTAINED IN THE LETTER OF TRANSMITTAL.

              PROPOSAL NUMBER ONE: APPROVAL OF THE REORGANIZATION
                            AGREEMENT AND THE MERGER
            PROPOSAL NUMBER TWO: APPROVAL OF THE REVERSE STOCK SPLIT
              PROPOSAL NUMBER THREE: APPROVAL OF THE DISTRIBUTION

                               THE REORGANIZATION

     The following information describes certain aspects of the Reorganization. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Reorganization Agreement and the exhibits thereto, which are attached to this Proxy Statement/Prospectus as Appendix I and are incorporated herein by reference. All shareholders are urged to read Appendix I in its entirety. See also "THE REORGANIZATION AGREEMENT."

EFFECTS OF THE REORGANIZATION


     Prior to the consummation of the Merger, NSU will contribute all of its assets and liabilities other than certain indebtedness and other agreed upon assets and liabilities to ENStar. See "THE REORGANIZATION AGREEMENT -- Effects of the Reorganization on the Stockholders of Michael and the Shareholders of NSU." Upon consummation of the Reorganization on the Effective Date of the
Merger: (i) Merger Co. will be merged with and into Michael and Michael will become a wholly-owned subsidiary of NSU; (ii) each stockholder of Michael (other than NSU) will receive, in exchange for each share of Michael Common Stock held by such stockholder, one share of New Michael Common Stock; (iii) each share of Michael Common Stock held by NSU will be canceled and retired; (iv) NSU will change its name to Michael Foods, Inc. and will continue the business previously conducted by Michael; (v) NSU will effectuate the Reverse Stock Split; and (vi) NSU will effectuate the Distribution, whereby all of the outstanding ENStar Common Stock will be distributed pro rata to the shareholders of NSU of record as of a record date just prior to the Effective Date of the Merger.



     As part of the negotiations with respect to the structure of the Reorganization, Michael requested that, in order to avoid confusion on the part of holders of Michael Common Stock, in the Merger each holder of Michael Common Stock would receive one share of NSU Common Stock in exchange for each share of Michael Common Stock held by such stockholder. In order to accommodate this request, the Reorganization was structured so that the number of outstanding shares of NSU Common Stock would be reduced through the Reverse Stock Split. In the Reverse Stock Split, each outstanding share of NSU Common Stock will be converted into a fraction of one share of New Michael Common Stock determined by multiplying each such share by a fraction where the denominator is the number of outstanding shares of NSU Common Stock immediately prior to the Effective Date and the numerator is the number of shares of Michael Common Stock owned by NSU at such date less the number of shares of Michael Common Stock owned by NSU which are retired in consideration for the Net Indebtedness retained by New Michael. For purposes of the Reorganization Agreement, Net Indebtedness is defined to be the amount of outstanding NSU subordinated debentures and subordinated fixed-term or extendible time certificates and the Dissenting Shares Holdback, less any cash retained by NSU at the time of the Merger. Under the terms of the Reorganization Agreement, NSU has indicated to Michael that the Net Indebtedness retained by NSU, excluding the Dissenting Shares Holdback, effectively retired as a result of the Reorganization may not be less than $25 million nor more than $29 million. The number of shares of Michael Common Stock to be retired (the "Retired Michael Shares") in consideration for the Net Indebtedness will be determined by dividing the amount of Net Indebtedness by the average market price of the Michael Common Stock for the twenty trading days ending on the third trading day prior to the Effective Date of the Merger (the "Average Price of Michael Common Stock") after applying a certain percentage discount to the Average Price of Michael Common Stock (the "Discount Factor"). The Discount Factor will be based upon the amount of Net Indebtedness, ranging from .92 at $25 million to .91 beginning at $28.75 million, resulting in an effective discount of 8% to 9%, respectively. See "THE REORGANIZATION AGREEMENT
- -- Effects of the Reorganization on the Stockholders of Michael and the Shareholders of NSU."

     THE FOLLOWING EXAMPLE IS PRESENTED FOR INFORMATIONAL PURPOSES TO ILLUSTRATE THE PROCEDURE FOR DETERMINING THE REVERSE STOCK SPLIT RATIO UTILIZING ACTUAL OR PRO FORMA INFORMATION AS OF MARCH 31, 1996. THE INFORMATION PRESENTED BELOW IS NOT INTENDED AS AN ESTIMATE OR PROJECTION OF ANY OF THE DATA THAT WILL BE USED TO DETERMINE THE ACTUAL REVERSE STOCK SPLIT, NET INDEBTEDNESS OR ANY OTHER AMOUNTS THAT WILL BE USED IN DETERMINING THE CONSIDERATION RECEIVED BY SUCH SHAREHOLDERS OR STOCKHOLDERS IN THE REORGANIZATION. THE ACTUAL REVERSE STOCK SPLIT, NET INDEBTEDNESS, DISCOUNT FACTOR AND OTHER ASSUMED AMOUNTS MAY BE HIGHER OR LOWER THAN THE AMOUNTS PRESENTED BELOW. THE PRO FORMA ASSUMPTIONS USED BELOW ARE DERIVED FROM THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS AND THE NOTES THERETO:


     Pro Forma Assumptions:


        The Average Price of Michael Common Stock: $11.00 per share (assumed to be the average of the closing prices of a share of Michael Common Stock for each of the 20 trading days ending on the third trading day prior to the closing date of the Reorganization)



        Net Indebtedness: $27,750,000 (assumed to be the Net Indebtedness at the closing date of the Reorganization)



        Discount Factor: .9125 (a discount of 8.75%)



        Aggregate number of outstanding shares of NSU Common Stock: 9,688,000


        Aggregate number of outstanding shares of Michael Common Stock held by
        NSU: 7,354,950

     Pro Forma Calculation of the Retired Michael Shares:

        a.   Aggregate number of Retired
             Michael Shares                =                       Net Indebtedness
                                               --------------------------------------------------------
                                               Average Price of Michael Common Stock X Discount Factor


        b.   Aggregate number of Retired
             Michael Shares                =     $27,750,000
                                               --------------
                                               $11.00 X .9125
        c.   Aggregate number of Retired
             Michael Shares                =   2,764,633


     Pro Forma Calculation of the Reverse Stock Split Ratio:

        a.   Ratio   =   (Aggregate number of outstanding shares of Michael Common Stock held by NSU less Aggregate number of Retired Michael Shares)
                         ----------------------------------------------------------------
                            Aggregate number of outstanding shares of NSU Common Stock


        b.   Ratio   =   (7,354,950 - 2,764,633)
                         ------------------------
                                9,688,000
        c.   Ratio   =   .47



     Under the hypothetical example provided above, in the Reverse Stock Split each share of NSU Common Stock issued and outstanding immediately prior to the Effective Time would be converted into .47 shares of New Michael Common Stock.



     Pursuant to the Reorganization Agreement, NSU has indicated that the amount of Net Indebtedness that New Michael will be required to assume, excluding the Dissenting Shares Holdback, will be between $25 million and $29 million. NSU has also otherwise indicated that it intends to retain cash in an amount at least equal to the Dissenting Shares Holdback such that the Net Indebtedness will be between $25 million and $29 million. At this range of Net Indebtedness, the relevant discount factors are .92 (a discount of 8%) if Net Indebtedness is $25 million and .91 (a discount of 9%) if Net Indebtedness is $29 million. Assuming the Average Price of Michael Common Stock is $11.00 or $17.00, the minimum and maximum average market price permitted by the Reorganization Agreement, the range of the number of Retired Michael Shares resulting from the application of the above formula would be as follows:



                                         NUMBER OF                       NUMBER OF
                                   RETIRED MICHAEL SHARES          RETIRED MICHAEL SHARES
       AVERAGE PRICE             ASSUMING NET INDEBTEDNESS       ASSUMING NET INDEBTEDNESS
  OF MICHAEL COMMON STOCK              OF $25 MILLION                  OF $29 MILLION
- ----------------------------    ----------------------------    ----------------------------
           $11.00                        2,470,356                       2,897,103
           $17.00                        1,598,465                       1,874,596


     All shares of Michael Common Stock held by NSU will not be converted into shares of New Michael Common Stock in the Merger and will automatically be canceled and retired. Each certificate previously representing shares of NSU Common Stock or Michael Common Stock not held by NSU will thereafter represent the right to receive a certificate representing shares of New Michael Common Stock.

     For a description of the procedures for exchanging NSU Common Stock or Michael Common Stock for New Michael Common Stock and, in the case of NSU Common Stock, for payment of cash in lieu of the issuance of fractional shares, see "-- Procedure for Exchange of Certificates."

EFFECTIVE TIME

     If the Michael Proposal is approved and adopted by the requisite vote of the stockholders of Michael, the NSU Proposals are approved and adopted by the requisite vote of the shareholders of NSU and the other conditions to the Reorganization are satisfied (or waived to the extent permitted), the Merger will be consummated and effected at the time a Certificate of Merger is filed with the Secretary of State of the State of Delaware.

     The Reorganization Agreement provides that NSU and Michael will cause the Effective Date to occur as promptly as practicable, but in no event later than ten business days after the approval and adoption of the Michael Proposal by the requisite vote of the stockholders of Michael, the approval and adoption of the NSU Proposals by the requisite vote of the shareholders of NSU and satisfaction (or waiver, to the extent permitted) of the other conditions contained in the Reorganization Agreement. The Reorganization Agreement may be terminated by either NSU or Michael in certain circumstances, notwithstanding the prior approval and adoption of the Reorganization Agreement by their respective shareholders and stockholders. See "THE REORGANIZATION AGREEMENT -- Termination."

BACKGROUND OF THE REORGANIZATION

     In March 1987, NSU formed Michael to consolidate and focus development of NSU's food businesses, and shortly thereafter Michael completed an initial public offering of approximately 36% of its outstanding common stock. Since that time, NSU's ownership of Michael has been reduced from approximately 64% to approximately 38% of the outstanding Michael Common Stock through sales by NSU of Michael Common Stock and additional issuances of Michael Common Stock.

     For many years, both before and after the initial public offering of Michael's Common Stock, NSU raised funds to finance acquisitions and support its operations by offering and selling subordinated debentures and subordinated fixed-term and extendible time certificates to the public. Debt service for this indebtedness was provided through the reinvestment of maturing obligations by investors, sales of assets and cash flow generated from NSU's operating subsidiaries. Since the initial public offering of Michael in 1987, however, NSU has not had the use of cash flow generated by Michael's operations other than quarterly Michael dividends. Also, in June 1991, CorVel, formerly a wholly owned subsidiary of NSU, completed an initial public offering of its common stock. After the CorVel initial public offering, NSU ceased to have the use of cash flow generated by CorVel. CorVel has not paid dividends on its common stock in the past.

     As a result of these transactions, NSU has experienced cash flow deficits from operations, which has resulted in greater reliance by NSU on the sale of subordinated fixed-term and extendible time certificates to finance continuing operations and service its indebtedness. In response to this situation, NSU's senior management has, for many years, considered various alternative strategies and transactions to substantially reduce the amount of NSU's indebtedness and to permit its shareholders to realize the substantial value of NSU's interest in Michael. One obvious strategic alternative has always been to participate in a tax-advantaged transaction involving Michael.

     From time to time since 1990, NSU and Michael senior management have had discussions concerning various possible tax-advantaged transactions that would result in all or a portion of NSU's substantial ownership interest in Michael being held directly by NSU's shareholders. Also, certain of the transactions discussed involved the assumption of some or all of NSU's outstanding indebtedness in consideration of the retirement of some of the Michael Common Stock held by NSU. Although a number of alternative transactions and transaction structures were discussed, agreement was never reached on any particular transaction, transaction structure or related financial terms and none of these discussions progressed beyond the preliminary discussion stage.


     In the summer of 1994, Jeffrey J. Michael, President and Chief Executive Officer of NSU, contacted Gregg A. Ostrander, President and Chief Executive Officer of Michael, to request that Michael and NSU hold discussions again in an effort to structure a mutually acceptable transaction that would provide for the assumption by Michael of some or all of NSU's outstanding indebtedness and permit NSU's shareholders to directly own NSU's interest in Michael. A number of meetings between senior management of both companies followed in the fall of 1994, and continued off and on through the spring of 1995. During this time the fundamental elements required by each of NSU and Michael in any such transaction between them were discussed. These elements included the following: (i) any such transaction could not result in federal income tax to the parties or their respective shareholders or stockholders; (ii) the amount of NSU indebtedness assumed by Michael in any such transaction had to be within parameters to be agreed upon; (iii) the Michael Common Stock to be retired in consideration for the debt assumed in any such transaction had to be valued at a discount to the market; and (iv) Michael had to be protected from the liabilities of NSU relating to the operations of NSU (other than its investment in Michael Common Stock). Michael and its financial advisors also concluded that the transfer of all other assets and liabilities of NSU to a separate company to be spun-off to the NSU shareholders or some other disposition of such assets and satisfaction of such liabilities was necessary in order to avoid higher costs of capital that would otherwise occur if such assets and liabilities were retained after the Reorganization and to avoid the adverse impact on the value of Michael Common Stock if New Michael were engaged in businesses unrelated to its core food processing and distribution businesses. As a result of these discussions, senior management of both companies, with the assistance of their respective tax and legal advisors, developed a general transaction structure proposal that satisfied the parties' fundamental requirements. No agreement was reached, however, on the financial terms, or on certain of the other terms of this proposal.


     Once a potentially acceptable transaction structure proposal had been developed, advisors of both companies were directed to obtain a preliminary indication from the IRS as to the tax treatment of the proposal. Discussions with the IRS occurred during the spring and summer of 1995, which led senior management of both companies to conclude that there were reasonable prospects for receipt of a favorable ruling concerning the tax-free nature of the transaction structure proposal.


     Following the discussions with the IRS, NSU retained its financial advisor, GAHS, in July 1995. Michael had previously engaged its financial advisor, Piper Jaffray, in April 1995.


     Beginning in September 1995, NSU and Michael began meetings involving senior management and their respective legal, tax and financial advisors to discuss the financial and other terms relating to the transaction structure proposal that had been developed and discussed with the IRS. These discussions continued in October, during which tentative agreement was reached between the senior managements of NSU and Michael as to certain of the principal terms of the transaction proposal. On October 27, 1995, immediately following Michael's regular quarterly board meeting, Michael's management informed the Michael Board of the status of negotiations with NSU and the principal terms of the transaction proposal that was currently under consideration by Michael senior management. Messrs. Jeffrey J. Michael, James H. Michael and Miles E. Efron, each a member of the board of directors of both NSU and Michael, at the request of Michael, did not participate in this discussion. At the NSU Board meeting held on November 7, 1995, NSU's management and its financial advisor discussed with the NSU Board the principal terms of the transaction proposal that was currently under consideration by NSU senior management. The NSU Board, after such discussion, directed and authorized certain officers of NSU to negotiate the terms of a definitive agreement with respect to the transaction proposed, subject to final board review and approval.


     The transaction proposal presented to each of the Michael and NSU Boards at their respective meetings in late October and early November included a range of permitted Net Indebtedness of between $25 million and $38 million and a corresponding range of Discount Factors of between .92 and .90 (an effective discount of 8% to 10%), depending on the amount of Net Indebtedness at the time of the Merger. This range of Net Indebtedness was negotiated by the parties because NSU desired as much flexibility as possible in fixing the amount of Net Indebtedness depending upon the market price of the Michael Common Stock immediately prior to the Merger and whether NSU would be able to sell certain of its assets for fair value prior to the Effective Date of the Reorganization. Michael also insisted on a range of Net Indebtedness in order that the stock repurchase would be accretive to Michael's pro forma earnings per share and that replacement financing could be obtained under existing credit arrangements at substantially the same financing costs to Michael. The maximum permitted amount of Net Indebtedness was negotiated based on the amount of NSU's Net Indebtedness at the time the Reorganization Agreement was executed, which was approximately $38 million. For the reasons described above, Michael insisted upon a minimum amount of Net Indebtedness of $25 million.



     Also, as described above, one of the fundamental elements required by Michael in any transaction with NSU was that the Michael Common Stock to be repurchased in the transaction be valued at a discount to the market. The determination of the amount of the Discount Factor based on the amount of Net Indebtedness of NSU at the time the Merger was negotiated by the parties. The increase in the effective discount as the amount of Net Indebtedness increases was required by Michael because of Michael's view that it would cost more for New Michael to refinance such indebtedness. In negotiating the Discount Factor, both parties reviewed comparable stock repurchase transactions and found that the effective discount negotiated by the parties was within the range of discounts that had been negotiated by other issuers in repurchase transactions.



     Over the next several weeks, the terms of the definitive agreement were negotiated and a definitive agreement was presented to each of the NSU and Michael Boards at separate meetings held on December 21, 1995. Messrs. Michael, Michael and Efron recused themselves from participation in the meeting of the Michael Board. The Boards of Directors of NSU and Michael approved the Reorganization Agreement at their respective meetings held on that date at which meetings each of the Boards of Michael and NSU received the opinion of their respective financial advisor as to the fairness of the transactions contemplated by the Reorganization Agreement. The Reorganization Agreement was executed by NSU and Michael later that same day.



     As required pursuant to the terms of the Reorganization Agreement, NSU has notified Michael that the Net Indebtedness, less the amount of cash retained by NSU and excluding the Dissenting Shares Holdback, will be between $25 million and $29 million. The corresponding Discount Factor will be between .92 and .91. NSU has also otherwise indicated that it intends to retain cash in an amount at least equal to the Dissenting Shares Holdback such that the Net Indebtedness will be between $25 million and $29 million.


RECOMMENDATION OF MICHAEL BOARD; MICHAEL'S REASONS FOR THE REORGANIZATION

     THE MICHAEL BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF MICHAEL COMMON STOCK VOTE FOR THE MICHAEL PROPOSAL.


     Michael's Reasons for the Transactions. On December 21, 1995, the Michael Board met to consider the Merger and the transactions contemplated thereby. Michael's senior management, Michael's legal and accounting advisors and Piper Jaffray, its investment banker, made presentations to the Michael Board and discussed with the Michael Board their views and analyses of various aspects of the proposed transactions. Michael's legal advisors reviewed with the Michael Board the principal terms of the Reorganization Agreement and ancillary agreements, the procedures to be followed in considering and adopting the

Reorganization Agreement and the principal conditions to its completion. Michael's auditors reviewed the tax and accounting consequences of the Reorganization to Michael and its stockholders and, in particular, the procedures for the tax ruling request. Piper Jaffray then reviewed its fairness opinion and supporting documentation. The Michael Board reviewed and considered, among other things, the background of the proposed Reorganization, the alternative of NSU remaining a Michael stockholder until it was compelled or chose to sell or otherwise dispose of its block of Michael Common Stock, financial and valuation analyses of the Reorganization, the terms of the Reorganization and the other matters described herein. The Michael Board reviewed and considered, among other things, the background of the proposed transaction, Michael's strategic alternatives, financial and valuation analyses of the transaction, the terms of the Reorganization and the other matters described herein. Piper Jaffray gave an opinion that, based upon the matters presented to the Michael Board and as set forth in its opinion, as of such date, the consideration paid by Michael in the form of Net Indebtedness retained by New Michael for the Retired Michael Shares and the exchange of Michael Common Stock for New Michael Common Stock is fair to Michael from a financial point of view. See "-- Fairness Opinions."



     In view of the variety of factors considered in connection with its evaluation of the Reorganization, the Michael Board did not quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. In reaching its determination to recommend approval of the transactions, the Michael Board consulted with Michael management, as well as legal counsel, accounting and tax advisors, and its investment banker. The Michael Board concluded that the Reorganization will allow Michael to acquire a large block of its stock at a discount from the market price of such stock which Michael believes will be accretive to earnings per share in 1996 and 1997. Although the Michael Board noted that the Reorganization would result in a slight reduction, on a pro forma basis, in the book value per share of Michael Common Stock, this reduction was not a significant factor in the Michael Board's deliberations, as the reduction was not significant and was not considered to be an important indicator of value in the Reorganization. The effective redemption of Michael shares owned by NSU should also remove the market's perceived adverse effect of NSU holding such a large position in Michael and should increase the liquidity of Michael Common Stock. The Michael Board concluded that the amount of indebtedness to be assumed in the Reorganization would not have a material adverse affect on Michael primarily because the range of NSU Net Indebtedness to be assumed in the Reorganization can be serviced by New Michael without an adverse effect on its earnings per share. Finally, the Michael Board authorized the Reorganization, in part, based on NSU's willingness to complete the Distribution.


     The Michael Board believes that the terms of the Reorganization and the transactions contemplated thereby are in the best interests of Michael and its stockholders. Accordingly, the Michael Board has approved the Reorganization Agreement and the Merger and recommends approval thereof by the stockholders of Michael.

RECOMMENDATION OF NSU BOARD; NSU'S REASONS FOR THE REORGANIZATION

     THE NSU BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF NSU COMMON STOCK VOTE FOR THE NSU PROPOSALS.

     NSU's Reasons for the Reorganization. On December 21, 1995, the NSU Board met to consider the Reorganization, the terms of the Reorganization Agreement and Distribution Agreement and the transactions contemplated thereby. NSU's senior management and representatives of NSU's legal advisor and GAHS, its independent financial advisor, made presentations to the NSU Board and discussed with the NSU Board their views and analyses of various aspects of the proposed transaction. The NSU Board reviewed and considered, among other things, the background of the proposed transaction, NSU's strategic alternatives, financial and valuation analyses of the transaction, the terms of the Reorganization Agreement and the Distribution Agreement, the Merger, the Distribution, the New Articles and the other matters described herein. GAHS provided an opinion that, based upon the matters presented to the NSU Board and as set forth in its opinion, as of such date, that the Reorganization was fair to the shareholders of NSU from a financial point of view. See "-- Fairness Opinions."

     In view of the variety of factors considered in connection with its evaluation of the Reorganization, the NSU Board did not quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. In reaching its determination, the NSU Board consulted with NSU management, as well as its legal counsel and financial advisor, and considered a number of factors. The NSU Board considered that the Reorganization will relieve NSU's operating businesses of significant debt service obligations with respect to the Net Indebtedness of NSU to be assumed by New Michael. The NSU Board also considered the advantages of avoiding income taxation at the corporate level on NSU's holdings of Michael Common Stock while providing its shareholders with a direct financial interest in Michael. Further, the NSU Board considered that the Distribution would allow NSU's shareholders to continue to hold an interest in NSU's other assets and that the Distribution was required by Michael in order to avoid higher costs of capital to Michael.

     The NSU Board believes that the consummation of the Reorganization, including the execution of the Reorganization Agreement, the Merger, the Reverse Stock Split, the Distribution and the New Articles are in the best interests of NSU and its shareholders. Based on these considerations, the NSU Board has unanimously approved the Merger, the Reverse Stock Split, the Distribution and the New Articles and authorized the execution of the Reorganization Agreement and Distribution Agreement and recommended approval thereof by the shareholders of NSU.

FAIRNESS OPINIONS


     Opinion of Michael's Financial Advisor. Michael retained Piper Jaffray as its investment banker in connection with the Reorganization. Piper Jaffray is an investment banking firm engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. While Michael interviewed other financial advisors to evaluate the Reorganization, Piper Jaffray was selected because of its long standing relationship with Michael as its financial advisor and its familiarity with Michael and NSU, and because of its reputation as a recognized national investment banking firm, with particular expertise in the food and food products industry. Piper Jaffray was selected by Michael because of its reputation as a recognized investment banking firm and its familiarity with Michael and its respective component businesses. Piper Jaffray makes a market in Michael's Common Stock, provides research coverage for Michael, and acted as co-manager of public offerings of Michael Common Stock in 1987, 1988 and 1991 and as placement agent for an offering of senior notes in 1989.


     Piper Jaffray delivered written opinions to the Michael Board dated as of December 21, 1995 and on or about the date of this Proxy Statement/Prospectus, that, based upon and subject to the matters set forth in its written opinion as of such dates, the effective price per share Michael is paying NSU, in the form of the Net Indebtedness retained by New Michael, for the Retired Michael Shares and the exchange of Michael Common Stock for New Michael Common Stock is fair, from a financial point of view, to Michael. The full text of the written opinion of Piper Jaffray, dated as of the date of this Proxy Statement/Prospectus, is set forth as Appendix II to this Proxy Statement/Prospectus and describes the assumptions made, matters considered and limits on the review undertaken. The following summary of the opinion is qualified in its entirety by reference to the full text of the opinion attached hereto as Appendix II. Michael stockholders are urged to read the opinion in its entirety. The assumptions made, matters considered and limits on the review undertaken in the opinion dated the date of this Proxy Statement/Prospectus are substantially the same as those contained in the opinion dated December 21, 1995.

     Piper Jaffray's opinion addresses only the fairness of the Reorganization from a financial point of view to Michael and does not constitute a recommendation to any stockholder of Michael as to how such stockholder should vote with respect to the approval of the Reorganization. In connection with its opinion, Piper Jaffray was not requested to opine as to, and their opinion does not address, the merits of the basic business decision to proceed with or effect the Reorganization. Piper Jaffray does not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act and the rules and regulations promulgated thereunder, or that its opinions constitute a report or valuation within the meaning of Section 11 of the Securities Act and the rules and regulations promulgated thereunder.

     In connection with rendering its opinion, Piper Jaffray: (i) reviewed the Reorganization Agreement; (ii) reviewed the annual reports, Forms 10-K and audited financial statements for Michael for the three years ended December 31, 1994; (iii) reviewed the Forms 10-Q for Michael for the quarters ended March 31, June 30 and September 30, 1995; (iv) reviewed the annual reports, Forms 10-K and audited financial statements for NSU for the three years ended December 31, 1994; (v) reviewed the Forms 10-Q for NSU for the quarters ended March 31, June 30 and September 30, 1995; (vi) reviewed two year financial forecasts for Michael furnished by Michael management; (vii) conducted discussions with members of senior management of Michael; (viii) conducted discussions with members of senior management of NSU; (ix) reviewed the historical prices and trading activity for Michael Common Stock and NSU Common Stock; (x) reviewed the financial terms, to the extent publicly available, of certain comparable transactions it deemed relevant; (xi) considered the proforma effect of the proposed Merger on Michael earnings per share for the two fiscal years ending December 31, 1997; (xii) compared certain financial and securities data of Michael with certain financial and securities data of companies deemed similar to Michael or representative of the business sector in which Michael operates; and (xiii) reviewed other financial data, performed other analyses and considered other information as it deemed necessary and appropriate under the circumstances.


     The financial forecasts provided to Piper Jaffray included a projected statement of earnings for 1996 and suggested adjustments for 1997. In addition, the forecasts provided projected weighted average shares outstanding to enable Piper Jaffray to calculate projected earnings per share. The forecast was adjusted to give effect to the Reorganization by including projected interest on the NSU Net Indebtedness and incremental interest expense on current debt adjusted for the effect of taxes. These adjustments resulted in a pro forma net income amount for each of the years. Piper Jaffray then calculated the number of shares retired as a result of the Reorganization, which was subtracted from the projected weighted average shares outstanding and, in turn, used to calculate pro forma earnings per share for each of the years. Earnings per share were calculated as if the Reorganization had occurred as of January 1, 1996 and July 1, 1996 and for each of these scenarios a sensitivity analysis was completed on the number of shares retired assuming a range of NSU Net Indebtedness of between $25 million and $38 million and a price range for Michael Common Stock between $11 and $17 per share. In each case, Piper Jaffray determined that the Reorganization would be accretive to Michael's earning per share.



     In the course of its review, Piper Jaffray relied upon and assumed the accuracy and completeness of the financial statements and other information provided by Michael, NSU or otherwise made available to Piper Jaffray and did not attempt independently to verify such information. Piper Jaffray further relied upon the assurances of Michael's management that the information provided pertaining to Michael was prepared on a reasonable basis and, with respect to financial planning data, reflected the best currently available estimates. In that regard, Piper Jaffray assumed, with Michael's consent, that any projections or forecasts reflected the best currently available estimates and judgments of the Michael management. Furthermore, Piper Jaffray assumed that neither Michael nor NSU was a party to any pending transaction, including external financings, recapitalizations, acquisitions or merger discussions, other than the Merger or otherwise in the ordinary course of business. Piper Jaffray also assumed, with Michael's consent, that the Merger, the Reverse Stock Split and the Distribution will not result in the recognition of income or loss for federal income tax purposes.


     In arriving at its opinion, Piper Jaffray did not perform any appraisals or valuations of specific assets of Michael or NSU and expressed no opinion regarding the liquidation value of Michael or NSU. Its opinion is necessarily based upon information available to it, existing facts and circumstances and economic, market and other conditions as they exist and are subject to evaluation on the date of the opinion. Events occurring after the date of the opinion could materially affect the assumptions used in preparing its opinion. Piper Jaffray expressed no opinion as to the prices at which shares of Michael Common Stock may trade at any future time.

     The following is a summary of the three primary analyses performed by Piper Jaffray in connection with its opinion.

     Dilution Analysis. A dilution analysis was done to determine whether the transaction is dilutive to Michael's earnings per share. The Reorganization Agreement contemplates that Michael will assume between $25 million and $38 million in Net Indebtedness from NSU in exchange for the retirement of a portion of the

Michael Common Stock held by NSU. The income statement effects from the transaction are an increased level of interest expense due to the assumption of debt and a decreased number of shares of Michael Common Stock outstanding due to the retirement of a portion of the Michael Common Stock held by NSU. Michael's pre-transaction earnings per share were compared to the post-transaction earnings per share to see if and when the Reorganization was dilutive to Michael's earnings. Piper Jaffray's analysis of those figures currently supports the conclusion that the transaction will be accretive to New Michael earnings per share in both fiscal 1996 and 1997. The analysis described above resulted in a range of accretion to earnings per share for the years 1996 and 1997 from a low of 1.3% to a high of 16.9%.


     Comparable Transactions. Piper Jaffray prepared a comparable transaction analysis to compare the discount to market to be received by Michael for the retirement of Michael Common Stock in the Reorganization. The comparable transaction analysis involves a review of transactions deemed comparable to the Reorganization. Piper Jaffray focused on the following criteria to obtain a group of such comparables: (i) privately negotiated transactions in which a public company acquired a minority block of stock from a shareholder, excluding open market transactions; (ii) the market capitalization of the acquiring company exceeded $100 million; (iii) the percentage of shares repurchased was greater than or equal to 10% but less than 50%; and (iv) the transactions occurred between January 1, 1992, and December 21, 1995. These criteria yielded 37 transactions.

     Piper Jaffray then reviewed the premium or discount paid for the block of stock at three different points: one day prior to the announcement date, one week prior to the announcement date and four weeks prior to the announcement date. Piper Jaffray concluded that the discount factor for the Michael Common Stock to be retired in consideration for the retention of the Net Indebtedness compared favorably to the mean and median discounts for the transactions it reviewed.

     Cost Analysis. Piper Jaffray prepared a cost analysis that involved a review of the costs of the Reorganization to Michael in order to determine a range of discounts deemed appropriate for the transaction to cover such costs. The costs Piper Jaffray analyzed included: (i) fixed costs, including all professional fees (accountants, lawyers and financial advisors) and the costs associated with the Michael stockholder approval process; and (ii) variable costs, including (a) interest expense on NSU Indebtedness retained by New Michael, after taxes; (b) incremental interest expense expected to be incurred on Michael's current line of credit; and (c) underwriting expense for potentially reselling the repurchased stock in a public equity underwriting. The aggregate of these costs is dependent on the amount of debt assumed by Michael and the Michael Common Stock average per share price assumed in the redemption of Michael Retired Shares and is currently estimated to be in the range of $2.5 million to $3.8 million.

     The appropriate discount to apply to the Michael Common Stock price in order to determine the amount of shares to be repurchased in consideration for assuming the Net Indebtedness was calculated by dividing the gross amount of the costs (fixed plus variable) by the sum of the gross amount of the costs plus the amount of Net Indebtedness. Based on Piper Jaffray's current analysis, the range of implied appropriate discounts compared favorably to the discount factor range.


     Piper Jaffray focused on the foregoing analysis because, in its opinion, the most relevant factors in determining the fairness to Michael for the Reorganization was whether earnings per share would increase as a result of the Reorganization and whether the discount received for the retirement of shares of Michael Common Stock held by NSU was adequate in the context of other similar transactions and actual costs incurred as a result of the Reorganization. Piper Jaffray did not rely on other methodologies often used in determining the fairness of reorganization transactions, such as the discounted cash flow analysis, because in the context of a share repurchase transaction such analyses were deemed not to be relevant.



     In addition to these primary analyses, Piper Jaffray also reviewed certain stock market information on Michael and NSU as well as on comparable companies to Michael. The comparable companies included public companies with SIC codes in the range of 2011 through 2099 (food and kindred products) which had similar product or market characteristics. Based on this criteria and other factors considered by Piper Jaffray, eight companies were chosen as comparable companies to Michael: ConAgra, Inc.; Dean Foods Co.; Foodbrands America, Inc.; Hormel Foods Corp.; International Multifoods Corp.; Morningstar Group, Inc.;

Northland Cranberries, Inc.; and Tyson Foods, Inc. While Piper Jaffray considered these reviews to be relevant and prudent, they did not play a major role in their determination of the fairness of the consideration exchanged.


     The foregoing is a summary of the financial analyses used by Piper Jaffray in connection with rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Piper Jaffray's opinion. In arriving at its opinion, Piper Jaffray considered the results of all such analyses. The analyses were prepared solely for the purposes of Piper Jaffray providing its opinion as to the fairness of the repurchase and share exchange, from a financial point of view, to Michael and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. No company used in the comparable company analysis summarized above is identical to Michael and no transaction used in the comparable transaction analysis summarized above is identical to the transactions described herein. Any analysis of the fairness of the Merger, from a financial point of view, to Michael involves complex considerations and judgments concerning differences in the potential financial and operating characteristics of the comparable companies and transactions and other factors in relation to the trading and acquisition values of the comparable companies. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such analyses. As described above, Piper Jaffray's opinion was one of many factors taken into consideration by the Michael Board in making its determination to approve the Reorganization Agreement.

     Michael has agreed to pay Piper Jaffray a fee of $220,000 for rendering its financial advisory services, including its opinion. This fee was not conditioned upon the ability of Piper Jaffray to render its opinion. Michael also agreed to reimburse Piper Jaffray for its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel, and to indemnify Piper Jaffray against certain liabilities, including liabilities under the federal securities laws.


     Opinion of NSU's Financial Advisor. NSU retained GAHS as its financial advisor in connection with the Reorganization. Prior to retaining GAHS, NSU interviewed two other investment banking firms. In selecting GAHS as its financial advisor, NSU considered, among other factors, (i) the reputation of GAHS, particularly relative to advising companies in complex transactions involving complicated tax and corporate law issues, (ii) the experience level of the individuals that would be directly involved in advising NSU, (iii) the fact that GAHS had not previously had any relationship with NSU and might offer a new, independent perspective concerning the transaction proposal that was then being discussed by NSU and Michael, as well as alternative transactions and transaction structures, and (iv) the proposed fees and fee structure of the engagement. As a customary part of its investment banking business, GAHS is engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, and valuations for estate, corporate, and other purposes. GAHS does not make a market in the NSU Common Stock or Michael Common Stock.


     GAHS delivered its written opinion to the NSU Board, dated as of December 21, 1995, and as of the date of this Proxy Statement/Prospectus that, based upon and subject to the matters set forth in its written opinions, as of each such date, the Reorganization is fair to NSU's shareholders from a financial point of view. The full text of the written opinion of GAHS, dated as of the date of this Proxy Statement/Prospectus, is set forth as Appendix III to this Proxy Statement/Prospectus and describes the assumptions made, matters considered, and limits on the review undertaken. NSU shareholders are urged to read the opinion in its entirety. The following summary of the opinion is qualified in its entirety by reference to the full text of the opinion attached as Appendix III to this Proxy Statement/Prospectus. GAHS does not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act and the rules and regulations promulgated thereunder, or that its opinions constitute a report or valuation within the meaning of Section 11 of the Securities Act and the rules and regulations promulgated thereunder.

     GAHS's opinion addresses only the fairness of the Reorganization, from a financial point of view, to NSU's shareholders, and does not constitute a recommendation to any NSU shareholder as to how such shareholder should vote with respect to any of the NSU Proposals. In connection with its opinion, GAHS was not requested to opine as to, and its opinion does not address the merits of the basic business decision to proceed with or effect the Reorganization.

     In arriving at its opinion, GAHS undertook such reviews, analyses, and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, GAHS reviewed the Reorganization Agreement, the Distribution Agreement, and financial and other information relating to NSU and Michael. GAHS reviewed the reported price and trading activity of NSU and Michael Common Stock. GAHS compared certain financial and stock market information with respect to NSU and Michael with similar information for certain other companies, securities of which are publicly traded. GAHS made inquiries of NSU's management as to NSU's financial condition, operating results, business outlook plans and opportunities. GAHS also conducted discussions with members of senior management of Michael, and reviewed all publicly available information relative to NSU and Michael.

     GAHS relied upon and assumed the accuracy, completeness, and fairness of the financial statements and other information of NSU and Michael, and did not attempt independently to verify such information. GAHS further relied upon assurances by NSU that the information provided to GAHS had a reasonable basis, and with respect to projections and other business outlook information, reflected the best currently available estimates, and that NSU was not aware of any information or fact that would make such information provided to GAHS incomplete or misleading.

     GAHS's opinion is not based on any specific appraisal of the liquidation value of NSU or Michael or any of their respective assets, or of ENStar or any of its assets. GAHS did not actively solicit indications of interest or value from any third parties for NSU or any of its assets; nor did GAHS solicit indications of interest or value from any third parties for Michael. GAHS is not expressing any opinion as to the price at which shares of Common Stock of ENStar or New Michael will trade subsequent to the Effective Date, and GAHS expressly disclaims any opinion as to prices at which shares of NSU or Michael Common Stock have traded prior to the date of the Reorganization. GAHS's opinion is based on the information made available to it and the facts and circumstances as they exist as of the date of such opinion, and is subject to evaluation on the date thereof. Events occurring after the date of such opinion could materially affect the assumptions used in preparing such opinion. GAHS was not requested to opine, and is not opining, in any way concerning other transactions or agreements entered into in conjunction with the Reorganization.

     GAHS assumed that neither NSU nor Michael was a party to any pending transaction, including external financings, recapitalizations, acquisitions, or merger discussions, other than the Reorganization, or in the ordinary course of business. GAHS also assumed, based on NSU's instructions, that the Reorganization including the Merger and the Distribution, will not result in recognition of income or loss for federal income tax purposes.


     The following is a summary of the primary analysis performed by GAHS in connection with its opinion. As the principal element of the Reorganization with economic consequences to NSU and its shareholders is the terms of the effective sale by NSU of a portion of its holdings of Michael Common Stock in exchange for the assumption by Michael of the NSU Net Indebtedness in connection with the Merger, GAHS focused on the two types of analysis summarized below which it deemed most relevant: (i) an economic comparison of NSU's alternatives for its Michael Common Stock, and (ii) a review of comparable transactions. GAHS did not rely on other methodologies often used in determining the fairness of reorganization transactions, such as discounted cash flow analysis, because in the context of a transaction that is effectively a sale by NSU of its Michael Common Stock, such analyses were deemed not to be relevant.



     Economic Comparison of NSU's Alternatives for its Michael Common
Stock. Because ENStar will be configured so as to represent primarily the same assets and liabilities currently held by NSU, with the exception of the Michael Common Stock and the Net Indebtedness of NSU, ENStar will have the same intrinsic value as NSU prior to the Reorganization, modified by the economic impact of these two exceptions. Therefore, as noted above, the net economic impact of the Reorganization on NSU shareholders is measured by the financial terms of the exchange by NSU of the Retired Michael Shares for Michael's assumption of NSU's Net Indebtedness. GAHS's first analysis focused on a comparison of the economic impact of this defacto sale by NSU to Michael of the Retired Michael Shares, to other alternatives open to NSU for disposition of the Michael Shares held by NSU.

          - Public Sale by NSU. GAHS analyzed and evaluated the alternatives available to NSU for registration of its Michael Common Stock under applicable federal and state securities laws, and selling such shares to the public through a secondary offering or in an unregistered, piecemeal fashion as permitted under applicable laws. GAHS concluded that such alternative would result in lesser after-tax proceeds and inferior intrinsic value to NSU's shareholders as compared to the Reorganization, due to the costs and expenses of such an option, including without limitation, the income taxes payable by NSU in conjunction with such a sale or sales, as well as other market issues relating to the impact of such transaction on the trading value of the Michael Common Stock.

          - Private Sale by NSU of its Michael Shares. After analysis and evaluation, GAHS concluded that a private sale by NSU of its Michael shares, without registration under applicable federal and state securities laws, was not practical or appropriate. Moreover, GAHS concluded that, in light of the tax impact of such an alternative, the intrinsic value to NSU's shareholders of such a private sale would be inferior to the Reorganization.


          - The Sale of Michael in its Entirety. After analysis and evaluation and discussions with the management of Michael, including Gregg Ostrander, its President and Chief Executive Officer and John Reedy, its Chief Financial Officer, and the management of NSU and the NSU Board, GAHS concluded that the possible sale of Michael in its entirety was unlikely and impractical. Such a sale, however, might result in a control premium and, if properly structured as a tax-free reorganization with respect to NSU, could result in greater value to the NSU shareholders than that which they may receive in the Reorganization. Management of Michael confirmed to GAHS, however, that it had no present intention to pursue such a transaction based on its belief that it would not be in the best interests of Michael's shareholders. Moreover, after due consideration and discussions with management of NSU, GAHS concluded that NSU, despite its significant holdings of Michael Common Stock, was not in a position to unilaterally take action that would bring about a sale of Michael in its entirety without the support or initiation of Michael's management. GAHS reached this conclusion for several reasons. First, as noted above, a successful sale of Michael in its entirety would be difficult without cooperation from management, for example, in gaining access to information about Michael that any third party acquiror would expect to have in entering into such a transaction. Second, a sale without support of Michael management could present potentially high transaction costs in the event that NSU sought to unseat the current Michael Board and replace management through a proxy contest. In addition to potentially high costs, the effect a proxy contest might have on the management of Michael, for example, the loss of key executives, could reduce the ultimate value of such an approach to selling Michael. Third, although there have been a number of potential buyers interested in purchasing discrete product lines of Michael, there likely would be few potential buyers for Michael as a whole, given the diversity of its product lines. As a result, marketing Michael as a whole would be difficult with no guarantee of success, and the failure of such an effort would likely adversely affect Michael's business. Finally, a relevant consideration in GAHS's analysis was the requirement that any such sale of Michael in its entirety would be required to be structured as a tax-free reorganization with respect to NSU also, in order to avoid recognition of substantial taxable income by NSU so as to achieve an intrinsic value to NSU shareholders equal to or greater than the Reorganization.


     Comparable Transactions. GAHS prepared a comparable transaction analysis to compare the discount to market used in determining the number of Retired Michael Shares in the Reorganization. The comparable transaction analysis involved a review of transactions deemed comparable to the Merger. GAHS focused on the following criteria to determine a group of comparables: (i) privately negotiated transactions in which a public company acquired a minority block of stock from a shareholder, excluding open market transactions; (ii) the market capitalizations of the acquiring company exceeded $100 million; (iii) the percentage of shares repurchased was greater than 10% but less than 50%; and (iv) the transactions occurred between January 1, 1992 and December 21, 1995.

     In addition, GAHS considered and evaluated the unique objectives and requirements confronting buyer and seller in such comparable transactions, including without limitation, the alternative opportunities for the seller to dispose of the stock and the relevance of tax-free or tax-advantaged transaction structures.

     GAHS then reviewed the premium or discount paid for the block of stock at various points in time prior to and at the effective date of such transactions. While actual discounts ranged from nominal to 40% or greater, the most comparable transactions involved discounts in the 5% to 15% range. Key factors in determining the appropriate discount level in such transactions include the strength of the public market for the shares, the seller's alternatives for divesting such shares, the redeeming company's cost of capital and financial capability, its expenses incurred in conjunction with the stock repurchase, the impact of the stock repurchase on the company's balance sheet and future cost of borrowing, as well as requirements for prospective secondary offerings by the redeeming company, and other special circumstances, including without limitation, tax advantages and/or costs to the selling shareholder and/or the redeeming company. Of particular relevance in GAHS's opinion, was the redemption by E.I. DuPont de Nemours and Company of a substantial number of its shares held by The Seagram Company Ltd. in April, 1995. The transaction highlights the market precedence for focusing on the after-tax attributes of a redemption to the selling company's shareholders.

     ENStar Strategic Considerations. GAHS considered that strategic considerations with respect to the prospects of ENStar were not meaningfully relevant to the issue of fairness of the Reorganization, due in large measure to the fact that ENStar represents the same assets and liabilities as NSU prior to the effective date of the Reorganization, with the exception of the elimination of the Retired Michael Shares and the Net Indebtedness. Nevertheless, GAHS considered that, in general, the Reorganization would have a favorable impact on ENStar's strategic prospects for numerous reasons, including ENStar's increased focus and decreased leverage vis-a-vis NSU.


     The foregoing is a summary of the analyses used by GAHS in connection with rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying GAHS's opinion. In arriving at its opinion, GAHS considered the results of all such analyses. The analyses were prepared solely for the purposes of GAHS providing its opinion as to the fairness of the Reorganization to NSU shareholders, from a financial point of view, and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. No transaction used in the comparable transaction analysis summarized above is identical to the Reorganization. Any analysis of the fairness of the Reorganization to NSU shareholders, from a financial point of view, involves complex considerations and judgments concerning differences in the potential financial and operating characteristics of the comparable transactions and the companies involved and other factors in relation to the trading and acquisition values of the companies involved in such transactions. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such analyses. As described above, GAHS's opinion was one of many factors taken into consideration by the NSU Board in making its determination to approve the Reorganization.


     GAHS has been paid $77,500 for its financial advisory services to date, including $25,000 in connection with the delivery of its fairness opinion on December 21, 1995. If the Reorganization is consummated, GAHS will receive an additional $175,000 to $225,000, depending upon the amount of the Discount Factor, for its financial advisory services and $75,000 for the issuance of its fairness opinion. Reasonable out-of-pocket expenses of GAHS will also be reimbursed by NSU, and NSU has agreed to indemnify GAHS against certain liabilities.

PROCEDURE FOR EXCHANGE OF CERTIFICATES

     General. As soon as practicable after the Effective Time, The First National Bank of Boston, or another person mutually designated by Michael and NSU, in its capacity as the Exchange Agent, will send a transmittal letter to each Michael stockholder and NSU shareholder. The transmittal letter will contain instructions with respect to the surrender of certificates representing Michael Common Stock and NSU Common Stock in exchange for certificates evidencing New Michael Common Stock.

     Michael. Upon receipt of stock certificates representing shares of Michael Common Stock ("Michael Certificates"), the Exchange Agent will deliver shares of New Michael Common Stock to the surrendering stockholder in accordance with the terms of the Reorganization Agreement.

     If any issuance of shares of New Michael Common Stock in exchange for shares of Michael Common Stock is to be made to a person other than the Michael stockholder in whose name the Michael Certificate is registered at the Effective Time, it will be a condition of such exchange that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the Michael stockholder requesting such issuance either pay any transfer or other tax required or establish to the satisfaction of New Michael that such tax has been paid or is not payable.

     After the Effective Time, there will be no further transfers of Michael Common Stock on the stock transfer books of Michael. If a Michael Certificate representing Michael Common Stock is presented for transfer, it will be canceled and a certificate representing the same number of shares of New Michael Common Stock will be issued in exchange therefor.

     After the Effective Time and until surrendered, shares of Michael Common Stock will be deemed for all corporate purposes to evidence ownership of an equal number of shares of New Michael Common Stock. New Michael will not be obligated to deliver certificates evidencing shares of New Michael Common Stock to former shareholders of Michael until the Michael Certificates relating to such shares are surrendered. All declared dividends and distributions which shall have become payable with respect to such New Michael Common Stock in respect of a record date after the Effective Time will be paid to the holder of record of the full shares of New Michael Common Stock regardless of whether such holder has surrendered for exchange his or her certificates evidencing Michael Common Stock.

     NSU. Upon receipt of stock certificates evidencing shares of NSU Common Stock ("NSU Certificates"), the Exchange Agent will deliver such number of full shares of New Michael Common Stock and cash in lieu of fractional shares of New Michael Common Stock, if any, as such shareholder is entitled to receive after the Reverse Stock Split, together with any dividends or other distributions of New Michael to which such shareholder is entitled. No fractional shares of New Michael Common Stock will be issued to NSU shareholders in connection with the Reverse Stock Split. In lieu of issuing fractional shares, NSU shareholders will receive cash (without interest) determined by multiplying (a) the Average Price of Michael Common Stock times (b) the fractional share interest which such shareholders would otherwise be entitled to receive.

     If any issuance of shares of New Michael Common Stock in exchange for shares of NSU Common Stock is to be made to a person other than the NSU shareholder in whose name the certificate is registered at the Effective Time, it will be a condition of such exchange that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the NSU shareholder requesting such issuance either pay any transfer or other tax required or establish to the satisfaction of New Michael that such tax has been paid or is not payable.

     After the Effective Time, there will be no further transfers of pre-Reverse Stock Split NSU Common Stock on the stock transfer books of New Michael. If a certificate representing pre-Reverse Stock Split NSU Common Stock is presented for transfer, it will be canceled and a certificate representing the appropriate number of full shares of New Michael Common Stock and cash in lieu of fractional shares and any dividends and distributions will be issued in exchange therefor.

     After the Effective Time and until surrendered, shares of pre-Reverse Stock Split NSU Common Stock will be deemed for all corporate purposes, other than the payment of dividends and distributions, to evidence ownership of the number of full shares of New Michael Common Stock into which such NSU Common Stock was combined in the Reverse Stock Split. No dividends or other distributions, if any, payable to holders of NSU Common Stock will be paid to the holders of any NSU Certificates until such certificates are surrendered. Upon surrender of such NSU Certificates, all such declared dividends and distributions which shall have become payable with respect to such NSU Common Stock in respect of a record date after the Effective Time will be paid to the holder of record of the full shares of New Michael Common Stock represented by the certificate issued in exchange therefor, without interest.

DISTRIBUTION OF ENSTAR COMMON STOCK

     On or prior to the Effective Date of the Merger, NSU will deliver to its transfer agent certificates representing all of the outstanding shares of ENStar Common Stock. On the Effective Date, immediately after the Effective Time, NSU will deliver to such transfer agent an instruction to distribute as promptly as practicable following the Effective Date to each holder of record of NSU Common Stock on the record date for the Distribution stock certificates evidencing one share of ENStar Common Stock for every three shares of NSU Common Stock held of record by such shareholder on such record date for the Distribution and cash in lieu of any fractional shares of ENStar Common Stock. No certificate or scrip representing fractional shares of ENStar Common Stock will be issued as part of the Distribution, and in lieu of receiving fractional shares each holder of NSU Common Stock who would otherwise be entitled to receive a fractional share of ENStar Common Stock pursuant to the Distribution will receive cash for such fractional share. NSU will instruct its transfer agent to determine the number of whole shares and fractional shares of ENStar Common Stock allocable to each holder of record of NSU Common Stock as of the record date for Distribution, to aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in the open market, if possible, at then prevailing prices on behalf of the holders who otherwise would be entitled to receive fractional share interests and to distribute to each such holder such holder's ratable share of the total proceeds of such sale. ENStar will bear the costs and commissions incurred in connection with such sale. If the transfer agent is unable to sell such shares in the open market, ENStar will pay to such holders, in lieu of any fractional share, an amount of cash determined by multiplying (a) the average closing price per share of ENStar Common Stock on the Nasdaq National Market during the five days following the Effective Date times (b) the fractional share interest to which such holder would otherwise be entitled.

LOST, STOLEN OR DESTROYED CERTIFICATES

     In the event any Michael Certificates or NSU Certificates have been lost, stolen or destroyed, the Exchange Agent will issue shares of New Michael Common Stock, in exchange for such lost, stolen or destroyed certificates upon the making of an affidavit of that fact by the owner of such certificates, provided that New Michael may, in its discretion require the holder of such lost, stolen or destroyed certificates to deliver a bond in a reasonable sum as indemnity against any claim that may be made against New Michael or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

DETAILED INSTRUCTIONS, INCLUDING A TRANSMITTAL LETTER, WILL BE MAILED TO MICHAEL STOCKHOLDERS AND NSU SHAREHOLDERS PROMPTLY FOLLOWING THE EFFECTIVE TIME AS TO THE METHOD OF EXCHANGING CERTIFICATES FORMERLY REPRESENTING SHARES OF MICHAEL AND NSU COMMON STOCK. MICHAEL STOCKHOLDERS AND NSU SHAREHOLDERS SHOULD NOT SEND CERTIFICATES REPRESENTING THEIR SHARES TO THE EXCHANGE AGENT PRIOR TO RECEIPT OF THE TRANSMITTAL LETTER.

ESCHEAT AND WITHHOLDING

     NSU, Merger Co., New Michael and ENStar will not be liable to any holder of NSU Common Stock or Michael Common Stock for any consideration due such holder as a part of the Reorganization delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. New Michael or the Exchange Agent will be entitled to deduct and withhold from such consideration to any NSU shareholder such amounts as New Michael or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law.

INTEREST OF CERTAIN PERSONS IN THE REORGANIZATION


     In considering the respective recommendations of the Michael Board and the NSU Board regarding the Reorganization Agreement and the transactions contemplated thereby, stockholders of Michael and shareholders of NSU should be aware that certain members of the management of Michael and NSU and the Michael and the NSU Boards have certain interests in the Reorganization that may be different from, or in addition to, the interests of stockholders of Michael and shareholders of NSU generally. In approving the Reorganization Agreement and the transactions contemplated thereby, all members of the respective NSU and Michael Boards, including the outside directors thereof, were aware of the various interests of certain Michael and NSU management and Michael and NSU Board members had in the transactions contemplated by the Reorganization. Also, each of NSU and Michael engaged their respective financial advisors and obtained a fairness opinion as to the fairness of the Reorganization from such advisors at the time of approving the Reorganization Agreement. The Michael Board, in addition to taking the precautions noted above, obtained the recusal of three of its members, Messrs. Michael, Michael and Efron who are shareholders and officers or directors of NSU, from its meeting approving the Reorganization Agreement.



     Additionally, the NSU Board considered that the Michael Family holds approximately 60% of the outstanding NSU Common Stock; however, it was the NSU Board's view that the interests of the Michael Family were aligned with the interests of the other shareholders of NSU. In this regard, the NSU Board noted that all NSU shareholders will receive equal treatment in the Reorganization. Also, the terms of the Orderly Disposition Agreement, which was required by Michael as a condition to executing the Reorganization Agreement, were fully disclosed to all of the members of the NSU Board.


     Michael. All of the current directors of Michael, except James H. Michael and Orville L. Freeman, will become directors of New Michael. In addition, the executive officers of Michael will become executive officers of New Michael. See "THE REORGANIZATION AGREEMENT -- New Michael Management Following the Reorganization."


     Pursuant to the Reorganization Agreement, New Michael will assume all existing Michael stock option plans and the stock award portion of Michael's Executive Incentive Plan. At the Effective Time, each outstanding right to purchase shares of Michael Common Stock (a "Michael Option"), will be assumed by New Michael in such manner that it is converted into an option to purchase the same number of shares of New Michael Common Stock at the same exercise price. Each Michael Option assumed by New Michael will have the same terms and
conditions as then are applicable to such Michael Option. As of             ,
1996, directors and executive officers of Michael held outstanding Michael
Options to purchase             shares of Michael Common Stock at exercise
prices ranging from             .


     NSU. At or prior to the Effective Time, all of the NSU stock options outstanding under the NSU stock option plans will be canceled or exercised and all NSU stock option plans will terminate.

     Concurrently with the execution of the Reorganization Agreement, the Michael Family Shareholders, who own an aggregate of 5,685,100 shares (or approximately 60%) of the outstanding Common Stock of NSU, entered into the Orderly Disposition Agreement. Under the Orderly Disposition Agreement, the Michael Family Shareholders have agreed until the Effective Time (i) not to sell, offer to sell, hypothecate or transfer any shares of NSU, unless sold pursuant to Rule 144 of the Securities and Exchange Commission, pledged to secure certain surety bonds or transferred among the Michael Family Shareholders, (ii) to cause NSU to vote in favor of the Merger, the Reverse Stock Split, the Distribution and the election of directors nominated by the New Michael Board of Directors at any meeting of New Michael shareholders called for such purpose, and (iii) prepare any necessary pre-merger notifications as required under the HSR Act. The Michael Family Shareholders have also agreed to refrain for a period of two years following the Effective Date from selling, pledging or otherwise disposing of (i) shares of New Michael Common Stock exceeding 5% of the outstanding shares of New Michael Common Stock, or (ii) any of their shares to a purchaser who owns or would own more than 5% of the outstanding New Michael Common Stock without giving an option to New Michael to purchase such shares, except that they may pledge shares to secure certain surety bonds. New Michael must exercise its option by completing the purchase of the shares within twenty days of notification by the Michael Family Shareholders of an intent to sell. The restrictions do not apply if a tender offer is made for all of the outstanding New Michael Common Stock unless management of New Michael announces opposition to the tender offer. In addition, the Michael Family Shareholders are entitled during such two year period to certain piggyback registration rights under the Act with respect to the New Michael Common Stock if New Michael proposes to register common stock under the Act. The Michael Family Shareholders also are entitled up to two times, during such two year period, to request registration of a minimum of 500,000 shares for sale in a public offering. However, New Michael would not be obligated to register shares if registration would require a special audit and New Michael may delay the registration for 120 days under certain circumstances. Each selling Michael Family Shareholder will pay New Michael a pro rata share of the registration expenses, the aggregate fees and disbursements of underwriters, underwriting discounts and commissions and transfer taxes, if any, and fees and disbursements of counsel to the Michael Family Shareholders in connection with any registration.


     Finally, for a period of two years following the Effective Time, the Michael Family Shareholders will be entitled to nominate two directors to the New Michael Board if they collectively own ten percent or more of the outstanding common stock of New Michael and one director to the Board if their ownership is below ten percent. The initial designees of the Michael Family Shareholders to the New Michael Board are Jeffrey J. Michael and Miles E. Efron, both of whom currently are Michael directors. A copy of the Orderly Disposition Agreement is attached hereto as Exhibit E to the Reorganization Agreement included in Appendix I.


     Peter E. Flynn, Executive Vice President, Chief Financial Officer and Secretary of NSU, is a party to an employment agreement with NSU and Transition which terminates December 31, 1997. Pursuant to that agreement, if Mr. Flynn's employment is terminated due to a "change in control" of NSU, Mr. Flynn is entitled to receive a single lump sum payment of $297,000. Mr. Flynn holds options to purchase an aggregate of 134,500 shares of NSU Common Stock with exercise prices ranging from $4.00 per share to $10.125 per share. The latest grant of such options was made on August 3, 1992 for 30,000 shares at an
exercise price of $4.63 per share. As of June   , 1996, the value of such
options was $          , assuming a closing price of $          per share of NSU
Common Stock on such date. If Mr. Flynn is terminated by NSU, all of such outstanding options immediately become vested. The consummation of the Reorganization will result in such a change in control under the terms of that agreement and Mr. Flynn's employment with NSU will be terminated.


ACCOUNTING TREATMENT

     The Merger will be accounted for as a business combination utilizing the reverse acquisition method with Michael being the acquiror for accounting purposes under generally accepted accounting principles. As such, the Merger will be treated as an acquisition using the purchase method of accounting with no change in the recorded amount of Michael's assets and liabilities. The assets and liabilities of NSU that are acquired as a result of the Merger will be recorded at their fair market values. The ENStar assets and liabilities will be recorded at their historic amounts, as recorded in the books and records of NSU, following the Distribution.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Consummation of the Reorganization is conditional upon receiving the following rulings from the IRS:

          The Merger. The Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Code and NSU and Michael will each be a party to the reorganization within the meaning of Section 368(b) of the Code. Accordingly: (i) no income, gain or loss will be recognized by NSU or Michael as a result of the consummation of the Merger; (ii) no gain or loss will be recognized by the holders of Michael Common Stock upon the exchange of Michael Common Stock solely for New Michael Common Stock pursuant to the Merger; (iii) the basis of the New Michael Common Stock received by a stockholder of Michael pursuant to the Merger will be the same as the basis of the Michael Common Stock surrendered in exchange therefor; and (iv) the holding period of the New Michael Common Stock received by a stockholder of Michael pursuant to the Merger will include the period during which the Michael Common Stock surrendered therefor was held, provided the Michael Common Stock is a capital asset in the hands of the stockholder of Michael at the time of the Merger.

          The Reverse Stock Split. The Reverse Stock Split will not be treated as a stock distribution, or a transaction that has the effect of such a distribution, to which Sections 301, 305(b) or 305(c) of the Code apply. Accordingly, no taxable income will be recognized under such Sections by any of the shareholders of NSU except for cash paid in lieu of fractional shares, which cash payment shall be treated as received by the holder of NSU Common Stock as a distribution in redemption of the fractional share interest and such shareholder will recognize gain or loss, subject to the provisions and limitations of Section 302 of the Code.

          The Distribution. The Distribution will qualify as a tax-free distribution under Sections 355 and 368(a)(1)(D) of the Code. Accordingly:
     (i) NSU shareholders will not recognize income, gain or loss upon the receipt of ENStar Common Stock; (ii) the tax basis of the shares of ENStar Common Stock and New Michael Common Stock (including any fractional share interests to which an NSU shareholder is entitled) held by an NSU shareholder after the Distribution will be the same as the tax basis of the shares of NSU Common Stock held by such shareholder immediately before the Distribution, allocated in proportion to the fair market values of the shares of ENStar Common Stock and New Michael Common Stock on the Distribution Date; (iii) the holding period for the shares of ENStar Common Stock received by the NSU shareholders will include the holding period of the shares of NSU Common Stock with respect to which the Distribution was made, provided that the shares of NSU Common Stock are held as a capital asset on the Distribution Date; and (iv) where cash is received by a holder of NSU Common Stock pursuant to the Distribution in lieu of fractional share interests in NSU Common Stock, the cash payment will be treated as received by the holder of NSU Common Stock as a distribution in redemption of the fractional share interest and such shareholder will recognize gain or loss, subject to the provisions and limitations of Section 302 of the Code.

     Treasury regulations governing Section 355 of the Code require that each NSU shareholder who receives shares of ENStar Common Stock pursuant to the Distribution attach a statement to the federal income tax return that will be filed by the shareholder for the taxable year in which such shareholder received the shares of ENStar Common Stock, which statement shows the applicability of
Section 355 of the Code to the Distribution. ENStar has represented that it will provide each ENStar shareholder with information necessary to comply with this requirement.

     The rulings described above will be based upon certain representations, including representations that (i) the holders of Michael Common Stock do not have any plan or intention to sell, exchange or otherwise dispose of a number of shares of New Michael Common Stock received pursuant to the Merger that would reduce the ownership of New Michael Common Stock by all of the pre-Merger holders of Michael Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50% of the value of all of the formerly outstanding Michael Common Stock as of the same date and (ii) the holders of ENStar Common Stock do not have any plan or intention to sell, exchange or otherwise dispose of any of their ENStar or New Michael Common Stock following and as part of the Distribution.

     Where cash is received by a holder of NSU Common Stock who exercises dissenters' rights in connection with the Distribution, the cash payment will be treated as received by the holder of NSU Common Stock as a distribution in redemption of such shareholder's NSU Common Stock and such shareholder will recognize gain or loss, subject to the provisions and limitations of Section 302 of the Code.

     The foregoing is only a general description of certain anticipated federal income tax consequences of the Merger, Reverse Stock Split, and Distribution without regard to the particular facts and circumstances of the tax situation of each stockholder of Michael or shareholder of NSU. It does not discuss all of the consequences that may be relevant to Michael's stockholders or NSU's shareholders entitled to special treatment under the Code (such as insurance companies, dealers in securities, exempt organizations or foreign persons) or to shareholders of NSU or stockholders of Michael who acquired their NSU Common Stock or Michael Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. The summary set forth above does not purport to be a complete analysis of all potential tax effects of the transactions contemplated by the Reorganization Agreement or the Merger itself or the Distribution

Agreement or the Distribution itself. No information is provided herein with respect to the tax consequences, if any, of the Merger, Reverse Stock Split or Distribution under state, local or foreign tax laws.

THIS FEDERAL INCOME TAX DISCUSSION IS FOR GENERAL INFORMATION ONLY AND MAY NOT APPLY TO ALL HOLDERS OF NSU COMMON STOCK OR TO ALL HOLDERS OF MICHAEL COMMON STOCK. SUCH HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE REORGANIZATION.

REGULATORY APPROVALS


     Antitrust. Under the HSR Act and the rules and regulations thereunder, the Reorganization may not be consummated until notifications have been given and certain information has been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the FTC and specified waiting period requirements have been satisfied. NSU and Michael each filed with the Antitrust Division and the FTC a Notification and Report Form (the "Notification and Report Form") with respect to the Merger and the initial waiting period for each of these filings expired at 11:59 p.m. on May 28, 1996.


LISTING OF NEW MICHAEL COMMON STOCK; DIVIDENDS

     New Michael expects to continue the Nasdaq National Market listing of NSU Common Stock, but will use the symbol MIKL, rather than NSRU, and will discontinue the listing of New Michael Common Stock on the Pacific Stock Exchange. The payment of future dividends on New Michael Common Stock will be a business decision to be made by the New Michael Board from time to time based upon the results of operations and financial condition of New Michael and such other factors as the New Michael Board considers relevant.

LISTING OF ENSTAR COMMON STOCK; DIVIDENDS

     ENStar has applied to have the ENStar Common Stock approved for quotation on the Nasdaq National Market under the symbol "ENSR." Since ENStar will not have been publicly traded prior to the Distribution, there can be no assurance that an active market will develop or be sustained after the Distribution, although NSU has been advised that certain market makers in NSU Common Stock expect to make a market in ENStar Common Stock. Management of ENStar currently intends to retain any earnings for use in its operations and does not anticipate paying any cash dividends in the foreseeable future.

EFFECT ON STOCK OPTION PLANS

     The 1987 Incentive Stock Option Plan of Michael, the 1987 Non-Qualified Stock Option Plan of Michael, the 1992 Stock Option Plan for Non-Employee Directors of Michael, the 1994 Executive Incentive Plan, and the 1994 Executive Performance Share Award Plan (the "Michael Stock Plans") and the Michael Options will be assumed and adopted by New Michael in accordance with the terms of the Michael Stock Plans and the Michael Options, and will have the rights provided in such plans, which will remain unaffected by the Merger. New Michael will reserve a sufficient number of authorized but unissued shares of New Michael Common Stock for issuance under the Michael Stock Plans. As required pursuant to the terms of the Reorganization Agreement, all outstanding NSU stock options will be exercised or canceled by the Effective Date and all NSU stock option plans will be terminated.

FEDERAL SECURITIES LAWS CONSEQUENCES

     All shares of New Michael Common Stock received by Michael stockholders and NSU shareholders in the Merger, and all shares of ENStar Common Stock received by NSU shareholders in the Distribution, will be freely transferable, except that shares of New Michael Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act), of Michael or NSU prior to the Merger and shares of ENStar Common Stock received by persons who are deemed to be "affiliates" of NSU or ENStar may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of New

Michael or ENStar) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Michael, NSU, ENStar or New Michael generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party.

DISSENTERS' RIGHTS

     Under the Delaware General Corporation Law (the "DGCL"), holders of Michael Common Stock are not entitled to dissenters' rights in connection with the Merger because the Michael Common Stock is designated as a national market system security on an interdealer quotation system by Nasdaq, Inc., and the consideration which such holders will receive in the Merger consists solely of New Michael Common Stock, which will also be designated as a national market system security on an interdealer quotation system by Nasdaq, Inc.

     Holders of NSU Common Stock who do not vote in favor of the Distribution and who have properly complied with Sections 302A.471 and 302A.473 of the MBCA will be entitled to dissenters' rights. Under the Reorganization Agreement, NSU is not required to complete the Merger if holders of 1% or more of the outstanding NSU Common Stock effectively elect dissenters' rights.

     Shareholders of NSU that follow the procedures set forth in Section 302A.473 will be entitled to have their shares of NSU Common Stock appraised by a Minnesota court and to receive payment of the "fair value" of such shares as determined by that court. The shares of NSU Common Stock with respect to which the holder has perfected a demand for dissenters' rights in accordance with
Section 302A.473 and has not effectively withdrawn or lost his rights to such appraisal are referred to in this Proxy Statement/Prospectus as the "Dissenting Shares."


     Section 302A.473 entitles any holder of the NSU Common Stock who objects to the Distribution, in lieu of receiving securities to which he or she would be entitled to under the Reorganization Agreement and the Distribution Agreement, to dissent therefrom and obtain payment for the "fair value" of his or her shares of NSU Common Stock. Any shareholder of NSU contemplating the exercise of these dissenters' rights should carefully review the provisions of Sections 302A.473 of the MBCA which has been provided as Appendix IV to this Proxy Statement/Prospectus, particularly the specific procedural steps to perfect such rights. SUCH RIGHTS WILL BE LOST IF THE PROCEDURAL REQUIREMENTS OF SECTION 302A.473 ARE NOT FULLY AND PRECISELY SATISFIED. Subject to the more complete description below, the procedural requirements for the exercise of dissenters' rights can be summarized as follows: (i) the dissenting NSU shareholder must file with NSU before the vote on the Reorganization a written notice of intent to demand the fair value of his or her shares of NSU Common Stock; (ii) the shareholder must not vote in favor of the Reorganization; (iii) if the Reorganization is approved, the shareholder must demand payment for his or her shares of NSU Common Stock and deposit the certificates representing such shares with New Michael; (iv) New Michael will estimate the fair value of such shares and pay the shareholder an amount equal to such value; and (v) if the NSU dissenting shareholder disagrees with the estimate of such value, the shareholder must demand payment from New Michael of the difference between the amount claimed to be the fair value and the amount paid, which, if not agreed to by Michael, will be submitted for determination by a Minnesota court.


     Set forth below (to be read in conjunction with the full text of Section 302A.473 included with this Proxy Statement/Prospectus) is a brief description of the procedures relating to the exercise of dissenters' rights. The following description does not purport to be a complete statement of the provisions of
Section 302A.473 and is qualified in its entirety by reference thereto.

     Under Section 302A.473, Subd. 3, a shareholder of NSU who wishes to exercise dissenters' rights (a "Dissenter") must file with NSU at Suite 610, Park National Bank Building, 5353 Wayzata Blvd., Minneapolis, Minnesota 55416 before the vote on the NSU Proposals, a written notice of intent to demand the "fair value" of NSU Common Stock owned by such shareholder. A shareholder of NSU may not assert dissenters' rights as to less than all of the shares registered in the name of such shareholder unless that shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of such shareholder and discloses the name and address of each beneficial owner on whose behalf such shareholder dissents. In that event, the rights of the Dissenter shall be determined as if the shares as to which such shareholder dissented and the other shares were registered in the names of different shareholders. A beneficial owner of shares of NSU Common Stock who is not the record holder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a Dissenter, if the beneficial owner submits to NSU a written consent of the record holder of such shares. IN ADDITION, THE SHAREHOLDER MUST NOT VOTE HIS OR HER SHARES IN FAVOR OF THE DISTRIBUTION. A VOTE AGAINST SUCH PROPOSAL WILL NOT IN ITSELF CONSTITUTE SUCH A WRITTEN NOTICE AND A FAILURE TO VOTE WILL NOT AFFECT THE VALIDITY OF A TIMELY WRITTEN NOTICE. HOWEVER, THE SUBMISSION OF A BLANK PROXY WILL CONSTITUTE A VOTE IN FAVOR OF SUCH PROPOSAL AND A WAIVER OF STATUTORY DISSENTERS' RIGHTS.

     If the Distribution is approved by the shareholders of NSU, New Michael will send to all Dissenters who file the necessary notice of intent to demand the fair value of their shares and who did not vote their shares in favor of such proposals, a notice containing certain information required by Section 302A.473, Subd. 4, including without limitation the address to which a Dissenter must send a demand for payment and certificates representing shares in order to obtain payment for such shares and the date by which they must be received. In order to receive the fair value of the shares under Section 302A.473, a Dissenter must demand payment and deposit certificates representing shares of NSU Common Stock within 30 days after such notice from New Michael is given. Under Minnesota law, notice by mail is given by New Michael when deposited in the United States mail. A SHAREHOLDER WHO FAILS TO MAKE DEMAND FOR PAYMENT AND TO DEPOSIT CERTIFICATES AS REQUIRED BY SECTION 302A.473, SUBD. 4, WILL LOSE THE RIGHT TO RECEIVE THE FAIR VALUE OF HIS OR HER SHARES UNDER SUCH SECTION NOTWITHSTANDING THE TIMELY FILING OF NOTICE OF INTENT TO DEMAND PAYMENT UNDER
SECTION 302A.473, SUBD. 3.

     Except as provided below, if demand for payment and deposit of stock certificates is duly made by a Dissenter with New Michael as required by the notice, then after the Effective Time or the receipt of the demand, whichever is later, New Michael will pay the Dissenter an amount that New Michael estimates to be the fair value of the Dissenter's shares of NSU Common Stock, with interest, if any. Under Sections 302A.471 and 302A.473, "fair value" means the value of the shares of NSU Common Stock immediately before the Effective Time and "interest" means interest commencing five days after the Effective Date until the time of payment, calculated at the rate provided in Minnesota Statutes
Section 549.09. If the Dissenter believes the payment received from New Michael is less than the fair value of the shares of NSU Common Stock, with interest, if any, such Dissenter must give written notice to New Michael of his or her own estimate of the fair value of the shares of NSU Common Stock, with interest, if any, within 30 days after the date of New Michael's remittance, and must demand payment of the difference between his or her estimate and New Michael's remittance. If the Dissenter fails to give written notice of such estimate to New Michael within the 30-day time period, such Dissenter will be entitled only to the amount remitted by New Michael.

     New Michael may withhold such remittance with respect to shares of NSU Common Stock for which the Dissenter demanding payment (or persons on whose behalf such Dissenter acts) was not the beneficial owner as of December 21, 1995, the first public announcement date of the Merger (the "Public Announcement Date"). As to each Dissenter who has validly demanded payment, following the Effective Time or the receipt of demand, whichever is later, New Michael will mail its estimate of the fair market value of such Dissenter's shares of NSU Common Stock and offer to pay this amount with interest, if any, to the Dissenter upon receipt of such Dissenter's agreement to accept this amount in full satisfaction. If such Dissenter believes that New Michael's offer is less than the fair value of the shares of NSU Common Stock, with interest, if any, such Dissenter must give written notice to New Michael of his or her own estimate of the fair value of the shares of NSU Common Stock with interest, if any, and demand payment of this amount. This demand must be mailed to New Michael within 30 days after the mailing of New Michael's offer. If the Dissenter fails to make this demand within such 30 day time period, such Dissenter shall be entitled only to the amount offered by New Michael.

     If New Michael and the Dissenter cannot reach a settlement within 60 days after New Michael receives the Dissenter's estimate of the fair value of his or her shares of NSU Common Stock, then New Michael must file a petition in the district court of Hennepin County, Minnesota, requesting that the court determine the statutory fair value of the NSU Common Stock, with interest, if any. All Dissenters whose demands are not settled within the applicable 60-day settlement period will be made parties to this proceeding.

     The court will then determine whether each Dissenter in question has fully complied with the provisions of Section 302A.473, and for all Dissenters who have fully complied and not forfeited statutory dissenters' rights, will determine the fair value of the Dissenters' shares, taking into account any and all factors the court finds relevant (including, without limitation, the recommendation of any appraisers that may have been appointed by the court), computed by any method that the court, in its discretion, sees fit to use, whether or not used by New Michael or a Dissenter. The fair value of the Dissenters' shares as determined by the court is binding on all shareholders and may be less than, equal to or greater than the consideration to the holders if the Reorganization is completed. However, under the statute, Dissenters are not liable to New Michael for the amount, if any, by which payments remitted to the Dissenters exceed the fair value of such shares determined by the court, with interest. The costs and expenses of this court proceeding will be assessed against New Michael, except that the court may assess part or all of such costs and expenses against a Dissenter whose action in demanding payment is found to be arbitrary, vexatious or not in good faith.

     Under Section 302A.471, Subd. 4, a shareholder of NSU has no right at law or equity to set aside the consummation of the Merger, the Reverse Stock Split, the Distribution or the New Articles, unless the adoption thereof is fraudulent with respect to such shareholder or NSU.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 302A.473 FOR PERFECTING DISSENTERS' RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS. IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF SECTION 302A.473, SHAREHOLDERS OF NSU WHO ARE CONSIDERING DISSENTING FROM THE DISTRIBUTION SHOULD CONSULT THEIR OWN LEGAL ADVISORS.

     NSU shareholders considering exercising dissenters' rights should bear in mind that the fair value of their NSU Common Stock determined under Section 302A.473 could be more than, the same as or less than the value of the consideration they will receive pursuant to the Reorganization Agreement if they do not exercise dissenters' rights. In addition, in most cases, NSU shareholders who receive cash for the fair value of their shares of NSU Common Stock upon the exercise of dissenters' rights will realize taxable gain or loss for federal income tax purposes. EACH SHAREHOLDER OF NSU IS URGED TO CONSULT WITH HIS OR HER OWN PERSONAL TAX AND FINANCIAL ADVISORS CONCERNING FEDERAL INCOME TAX CONSEQUENCES OF THE EXERCISE OF DISSENTERS' RIGHTS, AS WELL AS ANY APPLICABLE STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES, BASED UPON SUCH SHAREHOLDER'S OWN PARTICULAR FACTS AND CIRCUMSTANCES.

                          THE REORGANIZATION AGREEMENT

     The following information describes certain aspects of the Reorganization Agreement. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Reorganization Agreement and exhibits thereto, which are attached to this Proxy Statement/Prospectus as Appendix I and are incorporated herein by reference. All stockholders are urged to read Appendix I in its entirety. See also "THE DISTRIBUTION AGREEMENT."

GENERAL


     The Reorganization Agreement provides that: (i) Merger Co. will be merged with and into Michael and Michael will become a wholly-owned subsidiary of NSU;
(ii) in the Merger, each stockholder of Michael (other than NSU) will receive, in exchange for each share of Michael Common Stock held by such stockholder, one share of New Michael Common Stock; (iii) each share of Michael Common Stock held by NSU will be canceled and retired; (iv) NSU will change its name to Michael Foods, Inc. and will continue the business previously conducted by Michael (Michael will change its name to Michael Foods of Delaware, Inc.); (v) prior to the consummation of the Merger, NSU will transfer to ENStar all of its assets and liabilities other than certain indebtedness and cash, as determined by NSU and other agreed upon assets and liabilities; (vi) the outstanding common stock of ENStar will, conditioned upon the consummation of the Merger, be distributed pro rata to the shareholders of NSU of record as of a record date just prior to the Effective Date; and (vii) immediately prior to the Effective Time, NSU will effectuate the Reverse Stock Split. The ratio of the Reverse Stock Split will be determined pursuant to the terms of the Reorganization Agreement in the manner described below. See also "THE REORGANIZATION -- Effects of the Reorganization."


EFFECTS OF THE REORGANIZATION ON THE STOCKHOLDERS OF MICHAEL AND THE SHAREHOLDERS OF NSU


     Michael Stockholders. Upon consummation of the Merger, each outstanding share of Michael Common Stock, other than the Michael Common Stock owned by NSU, will be converted into the right to receive one share of New Michael Common Stock. Upon the consummation of the Merger, each outstanding share of Michael Common Stock owned by NSU will be canceled and retired without any payment therefor.


     On and after the Effective Date, and until surrendered for exchange, each outstanding stock certificate which immediately prior to the Effective Time represented shares of Michael Common Stock will be deemed for all purposes to evidence ownership of and to represent the same number of whole shares of New Michael Common Stock and the record holder of such outstanding certificate will, after the Effective Date, be entitled to vote the shares of New Michael Common Stock into which such shares of Michael Common Stock will have been converted on any matters on which the holders of record of the New Michael Common Stock, as of any date subsequent to the Effective Date, are entitled to vote. In any matters relating to such certificates of Michael Common Stock, New Michael may rely conclusively upon the record of stockholders maintained by Michael or its agent containing the names and addresses of the holders of record of Michael Common Stock on the Effective Time.


     NSU Shareholders. On the Effective Date, immediately prior to the Effective Time, but in any event subject to the consummation of the Merger, NSU will effectuate the Reverse Stock Split. In the Reverse Stock Split, each outstanding share of NSU Common Stock will be converted into a fraction of one share of New Michael Common Stock determined by multiplying each such share by a fraction where the denominator is the number of outstanding shares of NSU Common Stock immediately prior to the Effective Date and the numerator is the number of shares of Michael Common Stock owned by NSU at such date less the Retired Michael Shares. For purposes of the Reorganization Agreement, Net Indebtedness is defined to be the amount of outstanding NSU subordinated debentures and fixed or extendible time certificates and the Dissenting Shares Holdback less cash retained by New Michael. The Dissenting Shares Holdback is an amount to be mutually agreed upon by NSU and Michael based on the number of Dissenting Shares. Under the terms of the Reorganization Agreement, NSU has indicated to Michael that the Net Indebtedness to be retained by New Michael, excluding the amount of the Dissenting Shares Holdback, will not be less than $25 million nor more than $29 million. NSU has also otherwise indicated that it intends to retain cash in an amount at least equal to the Dissenting Shares Holdback such that the Net Indebtedness will be between $25 million and $29 million. The number of shares of Michael Common Stock effectively retired as a result of the Reorganization in consideration for the Net Indebtedness will be determined by dividing the amount of Net Indebtedness by the Average Price of Michael Common Stock after applying a certain percentage discount to the Average Price of Michael Common Stock. The Discount Factor will be based upon the amount of Net Indebtedness, ranging from 92% at $25 million to 91% beginning at $28.75 million, resulting in an effective discount of between 8% and 9%. The Discount Factor is determined pursuant to Exhibit A to the Reorganization Agreement, a copy of which is included in Appendix I to this Proxy Statement/Prospectus.


     Pursuant to the Distribution Agreement between NSU and ENStar, prior to the Merger, NSU will contribute and transfer to ENStar, all of NSU's assets, other than: (i) such amount of cash as NSU may, in its sole discretion, determine to retain at the Effective Date; (ii) 7,354,950 shares of Michael Common Stock owned by NSU; (iii) the capital stock of Merger Co.; (iv) the rights of NSU under the Reorganization Agreement, the Distribution Agreement and the Orderly Disposition Agreement; and (v) all net operating loss carryforwards and other tax attributes properly allocable to NSU following the Effective Date in accordance with the relevant provisions of the Code (the "NSU Retained Assets"). ENStar also will assume all NSU liabilities other than: (i) liabilities arising from assertion of dissenters' rights by NSU shareholders,

(ii) liabilities under the Reorganization Agreement, the Distribution Agreement or the Orderly Disposition Agreement; and (iii) NSU's indebtedness (including principal and accrued interest, the "NSU Indebtedness") represented by NSU's outstanding subordinated debentures, subordinated extendible time certificates, subordinated fixed time certificates and bank debt (collectively, the "NSU Assumed Liabilities"). In addition, with certain limited exceptions, all intercompany receivables, payables and loans in existence as of the Effective Time between NSU and any NSU subsidiary, will be eliminated, without the transfer of cash, by dividend or capital contributions, as appropriate.

     On or prior to the Effective Date, NSU will deliver to its transfer agent certificates representing all of the outstanding shares of ENStar Common Stock. On the Effective Date, immediately after the Effective Time, NSU will deliver to such transfer agent an instruction to distribute as promptly as practicable following the Effective Date to each holder of record of NSU Common Stock on the record date for the Distribution stock certificates evidencing one share of ENStar Common Stock for every three shares of NSU Common Stock held of record by such shareholder on such record date for the Distribution and cash in lieu of any fractional shares of ENStar Common Stock. No certificate or scrip representing fractional shares of ENStar Common Stock will be issued as part of the Distribution, and in lieu of receiving fractional shares each holder of NSU Common Stock who would otherwise be entitled to receive a fractional share of ENStar Common Stock pursuant to the Distribution will receive cash for such fractional share.

NEW MICHAEL MANAGEMENT FOLLOWING THE REORGANIZATION

     The Board of Directors of New Michael (the "New Michael Board") after the Merger will consist of nine members, seven of whom will be designated by the Michael Board. These designees are expected to include Gregg A. Ostrander, Richard A. Coonrod, Arvid C. Knudtson, Joseph D. Marshburn, Richard G. Olson,
and             . There will initially be one vacancy on the New Michael Board.
An additional director is expected to be appointed by the New Michael Board after the Effective Date. See "ELECTION OF MICHAEL DIRECTORS -- Nominees" for further information on the named individuals. Two additional directors are expected to be Jeffrey J. Michael and Miles E. Efron or other substitute nominees of the Michael Family Shareholders, if either Mr. Michael or Mr. Efron are unable to serve. Messrs. Michael and Efron currently are directors of Michael. NSU and Michael currently contemplate that the members of the NSU Board other than Mr. Efron and Mr. Michael will resign as of the Effective Time and Mr. Efron and Mr. Michael will name the above-referenced individuals to the New Michael Board. The New Michael Board will elect the officers of Michael as the officers of New Michael. The officers of New Michael will be the officers of Michael on the Effective Date.

CONDITIONS


     The obligations of NSU and Michael to effect the transactions contemplated by the Reorganization Agreement are subject to the fulfillment or waiver on or prior to the Effective Date of the following conditions: (i) no injunction or other order entered by a state or federal court of competent jurisdiction has been issued and remain in effect which would prohibit or make illegal the consummation of the transactions contemplated in the Reorganization Agreement;
(ii) no law, statute, rule or regulation, domestic or foreign, has been enacted or promulgated which would prohibit or make illegal the consummation of the transactions contemplated in the Reorganization Agreement; (iii) the NSU Registration Statement and the ENStar Registration Statement have been declared effective and are not subject to a stop order of the Commission or any state securities commission, and ENStar Common Stock has been registered pursuant to the Exchange Act; (iv) Michael and NSU have received a private letter ruling from the IRS or a tax opinion addressed to both Michael and NSU by counsel or independent certified accountants mutually acceptable to Michael and NSU as to certain tax issues (see "THE REORGANIZATION -- Certain Federal Income Tax Consequences"); (v) New Michael Common Stock to be issued to holders of Michael Common Stock as a result of the Merger and to the holders of NSU Common Stock as a result of the Reverse Stock Split has been approved for listing on the Nasdaq National Market; (vi) all material consents and approvals necessary to consummate the transactions contemplated in the Reorganization Agreement have been received; (vii) there are no threatened, instituted or pending actions or proceedings before any court or governmental authority or agency, domestic or foreign, challenging or seeking to make illegal, or to delay or otherwise directly or indirectly to restrain or prohibit, the consummation of the Reorganization or seeking to obtain material damages; (viii) no action has been taken, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or other court, government or governmental authority or agency, which could reasonably be expected to result, directly or indirectly, in any of the consequences referred to in (vii) above; (ix) the conditions precedent to the Distribution have been satisfied or waived; (x) the representations and warranties of Michael and NSU in the Reorganization Agreement are true and correct as of the Effective Date, except to the extent such representations and warranties are made as of a specified date and, except where the failure to be true and correct would not have, or would not reasonably be expected to have, a material adverse effect on Michael or NSU; (xi) Michael and NSU have performed each obligation and agreement and complied with each covenant to be performed and complied with by them under the Reorganization Agreement at or prior to the Effective Time; and
(xii) the parties have exchanged confirming certification and other evidence of satisfaction of all conditions.

     The obligations of NSU to effect the transactions contemplated by the Reorganization Agreement are subject to fulfillment or waiver prior to the Effective Time of the following conditions: (i) the NSU Proposals have been approved by the requisite NSU shareholder vote; and (ii) the number of shares of NSU Common Stock with respect to which the holders thereof have effectively dissented do not exceed one percent of the issued and outstanding shares of NSU Common Stock as of the record date for the NSU Annual Meeting.

     The obligations of Michael to effect the transactions contemplated by the Reorganization Agreement are subject to fulfillment or waiver prior to the Effective Time of the following conditions: (i) the Reorganization Agreement and the Merger have been approved by the requisite Michael stockholder vote; (ii) no event has occurred which, in the reasonable opinion of Michael and concurred in by Grant Thornton LLP, would prevent the Merger, the Reverse Stock Split and the Distribution from being accounted for as a business combination utilizing the reverse acquisition method with Michael being the accounting acquiror for accounting purposes under generally accepted accounting principles; (iii) NSU has furnished Michael a certificate of the Chief Financial Officer of NSU certifying the amounts of the NSU Assumed Liabilities, the NSU Indebtedness, the Dissenting Shares Holdback and the cash held by NSU as a retained asset; (iv) Michael has received the executed Orderly Disposition and Registration Rights Agreement and Distribution Agreement; and (v) each of the officers of NSU have tendered resignations, effective immediately after the Effective Time.


     Neither NSU nor Michael has any present intention to modify or waive any of the conditions to consummating the transactions contemplated by the Reorganization Agreement; provided, however, that, depending upon the facts and circumstances at the time, with prior board approval, either Michael or NSU may modify or waive any of the conditions.



     In the event that a material condition to the obligations of NSU or Michael to consummate the Reorganization Agreement is waived by NSU or Michael, including but not limited to waiver of the receipt of a private letter ruling from the IRS or a tax opinion as to certain tax issues (see "THE REORGANIZATION--Certain Federal Income Tax Consequences"), NSU and Michael undertake to file a post-effective amendment to the Registration Statement and to resolicit the approval of the Reorganization by Michael stockholders and the approval of the NSU Proposals by NSU shareholders pursuant to an amended Proxy Statement/Prospectus contained in the amended Registration Statement, or ENStar Registration Statement, if such resolicitation is required by law or deemed necessary by Michael or NSU, respectively, after consultation with counsel.


REPRESENTATIONS AND WARRANTIES

     The Reorganization Agreement contains various representations and warranties of Michael, in respect of itself and its subsidiaries, and NSU in respect of NSU and its subsidiaries, relating, among other things, to the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (i) corporate organization, standing, qualification and similar corporate matters; (ii) the absence of violation of provisions of charter documents; (iii) capitalization; (iv) the authorization, execution, delivery and enforceability of the Reorganization Agreement; (v) the absence of conflict of the Reorganization Agreement with charter documents, laws or agreements and required consents for the execution and delivery of the Reorganization Agreement; (vi) the absence of conflict with, default under or violation of agreements and laws, and the holding of permits necessary for the conduct of business, except as could not reasonably be expected to have a material adverse effect on the business, assets or financial condition of Michael or NSU, as the case may be; (vii) reports and other documents filed with the Commission, the absence of material misstatements in the information contained therein, and the fair presentation of the financial statements contained therein in accordance with generally accepted accounting principles; (viii) conduct of business in the ordinary course; (ix) the absence of litigation to prevent the Reorganization; and (x) the absence of any material untrue statements in the Registration Statement and this Proxy Statement/Prospectus.

CERTAIN COVENANTS

     Conduct of Business by NSU. The Reorganization Agreement provides that until the Effective Date, unless Michael otherwise agrees in writing or as otherwise expressly contemplated or permitted by other provisions of the Reorganization Agreement, NSU will not, directly or indirectly: (i) amend or propose to amend its Articles or Bylaws except for the New Articles; (ii) issue, sell or grant any of its equity securities other than NSU Common Stock, securities convertible into or exchangeable for its equity securities other than NSU Common Stock, warrants, options or other rights to acquire its equity securities other than NSU Common Stock; (iii) reclassify any outstanding shares of capital stock of NSU; (iv) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or assets thereof, except by a NSU subsidiary and in a transaction in which NSU shall not have any liabilities with respect thereto after the Effective Time; (v) sell, transfer, pledge or otherwise encumber the Michael Common Stock owned by NSU other than as collateral for indebtedness under a certain credit agreement; (vi) purchase or otherwise acquire any additional shares of Michael Common Stock; (vii) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder; or (viii) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement, or understanding with respect to any of the foregoing matters.

     Conduct of Business by Michael. The Reorganization Agreement provides that until the Effective Date, unless NSU otherwise agrees in writing or as otherwise expressly contemplated or permitted by other provisions of the Reorganization Agreement, Michael will not, directly or indirectly: (i) amend its charter or bylaws; (ii) split, combine or reclassify any outstanding shares of capital stock of Michael; (iii) declare, set aside, make or pay any dividend or distribution in cash, stock, property or otherwise with respect to the capital stock of Michael, except for regular quarterly dividends which are not in excess of $.05 per share per quarter on the Michael Common Stock, or (iv) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, except for such defaults arising out of the Reorganization Agreement for which consent, waivers or modifications are required to be obtained.

     Conditions and Undertakings. The Reorganization Agreement contains a number of undertakings that must be completed by the parties prior to the Effective Date and other agreements. The parties agreed to cooperate in the filing of a ruling request with the IRS and an HSR notification. NSU also agreed to enter into the Distribution Agreement. NSU is required to notify Michael of the anticipated Net Indebtedness within a range of plus or minus $2,000,000 prior to the effectiveness of the Registration Statement. In addition, the parties agreed to retain certain information in confidence and to take appropriate action to complete the Reorganization.

TERMINATION

     The Reorganization Agreement may be terminated prior to the Effective Date under the following conditions: (i) by mutual consent of Michael and NSU, by majority vote of the entire board of directors of each; (ii) by either Michael or NSU, if any of the conditions to its obligation to consummate the transactions contemplated by the Reorganization Agreement have become impossible to satisfy;
(iii) by either Michael or NSU, if (a) the Merger is not duly approved by the stockholders of Michael; or (b) any one of the NSU Proposals is not approved by the shareholders of NSU; (iv) by either Michael or NSU if the Effective Date is not on or before September 30, 1996 or such later date as Michael and NSU may mutually agree (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate the Merger in breach of such party's obligations); (v) by NSU if the Average Price of Michael Common Stock is less than $11.00 per share; (vi) by Michael if the Average Price of Michael Common Stock is more than $17.00 per share; or (vii) by Michael or NSU after notice and an opportunity to cure if a representation or warranty given by the other is updated in such a way to indicate that the party making such update will suffer a material adverse effect or material liability.

EXPENSES

     Except as provided below, all costs and expenses incurred in connection with the Merger will be paid by the party incurring the cost or expense. NSU and Michael will each pay one-half of (i) all filing fees required to be paid under the HSR Act in connection with the Merger (but excluding any HSR filing in connection with the Distribution), (ii) all cost of filing fees with respect to the NSU Registration Statement, and (iii) all costs of qualifying New Michael Common Stock to be issued in the Reorganization under state blue sky laws to the extent such qualification is necessary.

     In the event the Reorganization Agreement is properly terminated: (i) by Michael or NSU due to the failure of NSU to obtain the requisite shareholder approval for the NSU Proposals; (ii) by Michael due to the failure by NSU to satisfy certain conditions or if any of NSU's warranties and representations are not true and correct and the failure to be true and correct would have a material adverse effect on NSU; (iii) by NSU if the Average Price of Michael Common Stock is less than $11.00 per share; (iv) by Michael if a representation or warranty given by NSU in the Reorganization Agreement is updated in such a way that the information indicates that NSU has suffered or will suffer a material adverse effect, or in the case of NSU's representation in the Reorganization Agreement regarding NSU's liabilities as of the Effective Time, Michael determines that NSU has suffered or will suffer a material liability, which has not been cured within 15 days after notice to NSU of Michael's intent to terminate because of the updated information; or (v) by NSU if holders of in excess of 1% of the outstanding NSU Common Stock effectively exercise dissenters' rights, then, within ten days after written demand from Michael, NSU will pay to Michael an amount equal to the out of pocket expenses incurred by Michael in connection with the transactions contemplated by the Reorganization Agreement, up to an aggregate of $500,000, payable either, at the option of NSU, in cash or in shares of Michael Common Stock having a fair market value (determined on the basis of the average closing sales price of Michael Common Stock during the twenty trading days immediately preceding such termination) equal to such amount.

     In the event the Reorganization Agreement is terminated (i) by Michael or NSU due to the failure of Michael to obtain the requisite stockholder approval for the Reorganization Agreement and the Merger; (ii) by NSU due to the failure of Michael to satisfy certain conditions or, if any of Michael's warranties and representations are not true and correct, and the failure to be true and correct would have a material adverse effect on Michael; (iii) by Michael if the Average Price of Michael Common Stock is more than $17.00 per share; (iv) by NSU after notice to Michael and an opportunity to cure if a representation or warranty given by Michael in the Reorganization Agreement is updated in such a way that the information indicates that Michael has suffered or will suffer a material adverse effect or material liability; or (v) the transactions contemplated by this Agreement are not consummated solely because Michael has not obtained the necessary modifications to its material debt instruments or prepaid such debt instruments, then, within ten days after written demand from NSU, Michael must pay to NSU an amount equal to the out of pocket expenses incurred by NSU in connection with the transactions contemplated by this Agreement, up to an aggregate of $500,000, payable either in cash, or in shares of Michael Common Stock having a fair market value (determined on the basis of the average closing sales price of Michael Common Stock during the twenty trading days immediately preceding such termination) equal to such amount.

     The expense reimbursement provisions in the Reorganization Agreement are the sole and exclusive remedies of Michael and NSU for any termination of the Reorganization Agreement.

                           THE DISTRIBUTION AGREEMENT

     The following information describes certain aspects of the Distribution Agreement. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Reorganization Agreement and the exhibits thereto, which is attached to this Proxy Statement/Prospectus as Appendix I and is incorporated herein by reference and the Distribution Agreement, which is attached to the Reorganization Agreement as Exhibit C. All Michael stockholders and NSU shareholders are urged to read Appendix I in its entirety. See also "THE REORGANIZATION AGREEMENT."

GENERAL

     The Reorganization Agreement provides that NSU will, and will cause ENStar to, execute and deliver the Distribution Agreement prior to the Effective Date. The Distribution Agreement requires NSU to contribute and transfer to ENStar or a ENStar subsidiary, as appropriate, all of NSU's assets (the "NSU Transferred Assets"), except for the NSU Retained Assets. In addition, ENStar will assume all liabilities of NSU (i) arising at any time prior to the Merger Effective Date, other than the NSU Assumed Liabilities, or (ii) arising as a result of the Distribution other than the NSU Assumed Liabilities (the NSU Transferred Liabilities"). With certain limited exceptions, all intercompany receivables, payables and loans between NSU and any NSU subsidiary in existence as of the Effective Date will be eliminated.

     In the Distribution Agreement, ENStar acknowledges that NSU is not representing or warranting in any way (i) as to the value or freedom from encumbrance of, or any other matter concerning, any NSU Transferred Assets or
(ii) as to the legal sufficiency to convey title to any such assets or the execution and delivery of the Distribution Agreement. All such assets are being transferred as is, where is, and ENStar will bear all economic and legal risks with respect to the NSU Transferred Assets.

CONDITIONS

     The Distribution is expressly conditioned on the prior consummation of the Merger. The Distribution will not occur (i) if, on the Effective Date, NSU has not received an opinion of tax counsel or a private letter ruling from the IRS to the effect that the Distribution will qualify as a tax-free spin-off under
Section 355 of the Code, and (ii) unless prior to such time the following conditions have been satisfied or waived: (a) the transfer of the NSU Transferred Assets to and the assumption of the NSU Transferred Liabilities by ENStar has been completed, (b) the ENStar Common Stock has been approved for quotation on the Nasdaq National Market or listing on a national securities exchange, (c) the ENStar Board has been elected by NSU, as sole shareholder of ENStar; (d) the ENStar Registration Statement has been declared effective by the Commission and the Form 8-A relating to the shares of ENStar Common Stock to be distributed in the Distribution has become effective under the Exchange Act; and
(e) all conditions precedent to the obligations of NSU and Michael under the Reorganization Agreement (other than consummation of the Distribution) will have been satisfied or waived and the Merger has been consummated.

THE DISTRIBUTION

     On or prior to the Effective Date, NSU will deliver to its transfer agent certificates representing all of the outstanding shares of ENStar Common Stock. On the Effective Date, immediately after the Effective Time, NSU will deliver to such transfer agent an instruction to distribute as promptly as practicable following the Effective Date to each holder of record of NSU Common Stock on the record date for the Distribution stock certificates evidencing one share of ENStar Common Stock for every three shares of NSU Common Stock held of record by such shareholder on such record date for the Distribution and cash in lieu of any fractional shares of ENStar Common Stock. No certificate or scrip representing fractional shares of ENStar Common Stock will be issued as part of the Distribution, and in lieu of receiving fractional shares each such holder of NSU Common Stock pursuant to the Distribution will receive cash for such fractional share. If the number of outstanding shares of ENStar Common Stock exceeds the amount to be distributed in the Distribution, then the remaining shares will be deemed to have been contributed by NSU to the capital of ENStar and retired and canceled. All of the shares of ENStar Common Stock issued in the Distribution will be fully paid, nonassessable and free of preemptive rights.

CERTAIN COVENANTS

     The Distribution Agreement provides that New Michael will not, nor will it permit Michael to do any of the following during the two year period following the Effective Date: (i) liquidate Michael; (ii) merge Michael with or into another corporation, unless Michael is the surviving corporation and the merger is not treated for tax purposes as a sale or other disposition of Michael Common Stock; (iii) sell any shares of Michael Common Stock or cause Michael to issue any shares of Michael Common Stock to any party other than NSU; or (iv) sell any assets of New Michael to any third party not otherwise an affiliate of the foregoing, except for (a) sales in the ordinary course of business or (b) sales of assets if, after giving effect to such sales, Michael will retain at least 90% of the fair market value of its gross assets in active trades or businesses within the meaning of Section 355 of the Code; provided, however, New Michael or Michael may undertake any of the actions listed above if (1) ENStar consents thereto or (2) New Michael obtains either a tax opinion or a favorable private letter ruling from the IRS, in each case reasonably satisfactory to ENStar, to the effect that the actions to be undertaken would not adversely affect the tax free nature of the Merger or the Distribution to all of the parties thereto. The shareholders of record of NSU on the record date for the Distribution are third party beneficiaries of the foregoing restrictions.

     ENStar and NSU have agreed in the Distribution Agreement that, on or prior to the Distribution Date, to the extent required under any indenture with respect to any of the outstanding debentures or any of the outstanding subordinated extendible or fixed time certificates of NSU, they will execute and deliver supplemental indentures or other agreements or instruments evidencing ENStar's assumption of NSU's obligations with respect to such outstanding debentures and subordinated extendible and fixed time certificates; provided, however, that as between NSU and ENStar, the NSU Indebtedness is not considered an NSU Transferred Liability and New Michael, after the Effective Time, shall be responsible for the payment in full, in accordance with the terms thereof of all of the NSU Indebtedness and shall indemnify ENStar for any and all liabilities with respect to the NSU Indebtedness.

INDEMNIFICATION

     From and after the Effective Date, ENStar will indemnify New Michael, Michael and all Michael subsidiaries and Merger Co. against: (i) all liabilities (other than the NSU Assumed Liabilities) of NSU or any NSU subsidiary (other than Michael and its Subsidiaries), including any subsidiary owned by NSU prior to the Effective Date but not owned by NSU on the Merger Effective Date, arising out of: (a) the NSU Transferred Liabilities, and (b) the transactions contemplated under the Distribution Agreement, including the Distribution and any taxes as a result of the Distribution (other than (X) any liabilities resulting from any breach by New Michael, after the Effective Date, of the Distribution Agreement, (Y) any liability of NSU for taxes resulting from a breach by New Michael of the restrictions set forth above relating to the two year period after the Effective Date, and (Z) obligations, after the Effective Date, expressly assumed by New Michael under the Distribution Agreement); (ii) all liabilities arising from any claim made by any shareholder of ENStar on or after the Effective Date or by any shareholder or former shareholder of NSU prior to the Effective Date relating to any act or omission of NSU on or prior to the Effective Date in connection with the Merger or any of the other transactions as contemplated by the Reorganization Agreement; (iii) all liabilities assumed by ENStar in the Distribution Agreement relating to the employee benefit plans of NSU; (iv) all liabilities of ENStar or any subsidiary of ENStar arising out of transactions or events entered into or occurring after the Effective Date, or any action or inaction, including but not limited to, contracts, commitments and litigation, with respect to, entered into or based upon transactions or events occurring after the Effective Date with respect to ENStar or any subsidiary of ENStar (other than the NSU Assumed Liabilities); (v) any breach of the Distribution Agreement by ENStar or any subsidiary of ENStar after the Effective Date; and

(vi) damages, costs, and expenses including attorney's fees incurred in defending and settling claims for such liabilities.

     From and after the Effective Date, New Michael will indemnify ENStar and any ENStar subsidiary against: (i) all liabilities of New Michael, Michael or any subsidiary of New Michael or Michael arising out of transactions or events entered into or occurring after the Effective Date, or any action or inaction, including but not limited to, contracts, commitments and litigation, with respect to, entered into or based upon transactions or events occurring after the Effective Date with respect to New Michael, Michael, any subsidiary of New Michael after the Effective Date or any subsidiary of Michael, other than any liability arising out of the NSU Transferred Liabilities; (ii) all liabilities relating to the NSU Assumed Liabilities; (iii) all liabilities of Michael or any subsidiary of Michael arising before, on or after the Merger Effective Date;
(iv) all liabilities arising from any claim made by any current or former Michael stockholder or shareholder of New Michael after the Effective Date who was a Michael stockholder or NSU shareholder immediately prior to the Effective Date relating to any act or omission of Michael in connection with the Merger or any of the other transactions contemplated in the Reorganization Agreement or the Distribution Agreement; (v) any breach of the Distribution Agreement by New Michael after the Merger Effective Date; and (vi) damages, costs and expenses including attorney's fees incurred in defending and settling claims for such obligations, expenses or liabilities.

     The Distribution Agreement provides for certain procedures for the parties to assert claims for indemnification thereunder, including the mediation and arbitration of disputes arising under the Distribution Agreement. In the event that New Michael realizes a benefit in the form of a reduction in the federal or state income taxes which New Michael would otherwise be obligated to pay, as a result of the net operating loss carryforwards properly allocable to New Michael from all tax periods prior to or ending on the Effective Date, ENStar has the right to set-off the amount of any such tax savings against any liability of ENStar under the Distribution Agreement (including the indemnification obligations described above).

     In order to provide for the required payments to be made to satisfy Dissenters' claims, New Michael will retain cash in an amount to be agreed upon, in excess of the cash applied to NSU's indebtedness. Any cash not used for this purpose will be delivered to ENStar after payment of all Dissenters' claims. ENStar also is required to pay or cause the release of New Michael from certain obligations of NSU under certain leases and NSU's guarantee of indebtedness of a subsidiary of NSU within three years after the Effective Date (the date of the release of such obligations, the "Release Date").

     In order to further provide that ENStar will be able to meet its indemnification obligations to New Michael under the Distribution Agreement, ENStar has agreed in the Distribution Agreement that it will not: (i) pay any dividends, whether in cash or in property, or make any other distribution to its shareholders, or redeem any of its capital stock for cash or property; (ii) sell, transfer or dispose of any material amount of its assets in a single transaction or related series of transactions, except in the ordinary course of its business or for fair value; or (iii) sell, transfer or dispose of all or substantially all of its assets or engage in any merger, consolidation or reorganization unless (a) in the case of the sale, transfer or other disposition of all or substantially all of its assets, the purchaser assumes the obligations of ENStar (jointly and severally with ENStar) under the Distribution Agreement,
(b) in the case of a merger, consolidation or reorganization, the surviving entity assumes the obligations of ENStar under the Distribution Agreement, or
(c) the Market Value (as defined below) of ENStar immediately after giving effect to such dividend, distribution, redemption or other transaction is at least equal to the following amounts during the following periods: (X) $9,000,000 during the period beginning on the Effective Date and continuing to the later to occur of (a) the Release Date or (b) the third anniversary of the Effective Date; (Y) $3,000,000 during the period from the end of the period referenced in clause (X) above and continuing to the fifth anniversary of the Effective Date. The term "Market Value" is defined in the Distribution Agreement as the greater of: (a) the market capitalization of ENStar's outstanding equity securities, if ENStar is a publicly traded company, or (b) the net book value of ENStar computed in accordance with generally accepted accounting principles, except that securities owned by ENStar which are publicly traded shall be valued at their market value without any adjustment for lack of liquidity or control premium, but reduced for any taxes payable on the disposition of such securities, taking into account any and all tax benefits available to ENStar and using ENStar's then applicable effective tax rate for purposes of such calculations.

     Under the Distribution Agreement, New Michael is required to repay in full all of the NSU Indebtedness not later than six months after the Effective Date. All such repayments (excluding any payments made with respect to any instruments that have matured or otherwise become due and payable in accordance with their respective terms prior to such repayment date) are to be effected on or about the same date.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

     The Michael Common Stock is listed on the Nasdaq National Market under the symbol MIKL. The NSU Common Stock is listed on the Nasdaq National Market under the symbol NSRU and the Pacific Stock Exchange under the symbol NSU.


     The table below sets forth for the calendar quarters indicated, the reported low and high sales prices of Michael Common Stock and NSU Common Stock as reported on the Nasdaq National Market, in each case based on published financial sources, and the dividends declared by Michael on such stock. NSU paid no dividends during 1993, 1994 or 1995 and has paid no dividends to date in 1996.



                                                                                                NSU
                                                              MICHAEL COMMON STOCK          COMMON STOCK
                                                          -----------------------------    --------------
                                                           LOW       HIGH     DIVIDENDS     LOW     HIGH
                                                          ------    ------    ---------    -----    -----
1993
        First Quarter..................................   $ 8.13    $11.50      $ .05      $4.50    $7.13
        Second Quarter.................................     6.50      9.38        .05       3.88     5.50
        Third Quarter..................................     8.63     10.75        .05       4.75     6.50
        Fourth Quarter.................................     7.50      9.75        .05       4.50     6.88
1994
        First Quarter..................................     7.88     11.25        .05       4.63     5.63
        Second Quarter.................................     9.00     12.38        .05       4.38     6.00
        Third Quarter..................................    10.13     13.25        .05       4.88     6.38
        Fourth Quarter.................................     9.25     13.00        .05       4.38     5.75
1995
        First Quarter..................................     9.00     12.38        .05       4.25     5.63
        Second Quarter.................................    10.25     13.25        .05       5.00     5.50
        Third Quarter..................................    10.63     14.50        .05       5.13     6.13
        Fourth Quarter.................................    10.75     13.75        .05       5.63     8.13
1996
        First Quarter..................................     9.88     12.75        .05       7.13     8.38
        Second Quarter (through June 5 1996)...........    10.25     11.88                  7.25     8.75


     New Michael expects to continue the Nasdaq National Market listing of NSU, but will discontinue the Pacific Stock Exchange Listing. It is expected that the New Michael Common Stock will trade under the symbol MIKL.

     ENStar has applied for quotation of the ENStar Common Stock on the Nasdaq National Market under the symbol ENSR. There currently is no market for the ENStar Common Stock.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Condensed Combined Financial Statements are prepared to give effect to the consummation of the Reorganization. The Reorganization contemplates that prior to the Effective Date, NSU will transfer certain of its assets, including its investment in CorVel, and certain of its liabilities, other than certain indebtedness, to ENStar. The combined historical net assets and results of the entities that NSU will contribute to ENStar are contained in the columns labeled ENStar Historical.


     The pro forma balance sheet and pro forma statements of earnings of NSU give effect to the Distribution as if the Distribution had occurred at March 31, 1996 and January 1, 1995 and 1996, respectively. The unaudited pro forma condensed combined balance sheet and unaudited condensed combined pro forma statement of earnings of New Michael have been prepared as if the Reorganization was consummated on March 31, 1996 and January 1, 1995 and 1996, respectively.


     Assumptions underlying the pro forma adjustments are described in the accompanying notes which should be read in conjunction with these pro forma statements. These statements should be read in conjunction with the historical financial statements of NSU, Michael, ENStar and CorVel, and the notes thereto, which are incorporated by reference herein. The pro forma statements do not purport to be indicative of the actual results of operations which would have occurred had the Reorganization been consummated at the beginning of the period, or of the future results of operations which may be obtained by ENStar or New Michael.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                 MARCH 31, 1996

                                 (IN THOUSANDS)


                                                                                                                 NEW
                                          NSU          ENSTAR         NSU        MICHAEL                       MICHAEL
                                       HISTORICAL    HISTORICAL    PRO FORMA    HISTORICAL    ADJUSTMENTS     PRO FORMA
                                       ----------    ----------    ---------    ----------    -----------     ---------
ASSETS
Current Assets
  Cash and cash equivalents.........    $ 11,152      $    129      $11,023      $    404      $ (11,023)A    $    404
  Accounts receivable, net..........       8,756         8,756           --        46,719             --        46,719
  Inventories.......................       6,723         6,723           --        58,006             --        58,006
  Prepaid expenses and other........         332           332           --         2,150             --         2,150
  Net assets held for sale..........       1,135         1,135           --            --             --            --
                                        --------      --------      -------      --------      ---------      --------
  Total current assets..............      28,098        17,075       11,023       107,279        (11,023)      107,279
Property and equipment, net.........       1,481         1,481           --       184,527             --       184,527
Investment in Michael...............      69,423            --       69,423            --        (69,423)B          --
Investment in CorVel................      12,186        12,186           --            --             --            --
Goodwill, net.......................       4,920         4,920           --        57,403             --        57,403
Other assets........................         162           162           --        13,137           (800)D      12,337
                                        --------      --------      -------      --------      ---------      --------
                                        $116,270      $ 35,824      $80,446      $362,346      $ (81,246)     $361,546
                                        ========      ========      =======      ========      =========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Notes payable.....................    $  1,213      $  1,213      $    --      $ 44,000      $      --      $ 44,000
  Current portion of long-term
    debt............................      13,395           981       12,414        11,728        (11,023)A      13,119
  Accounts payable..................       4,749         4,749           --        27,050             --        27,050
  Accrued liabilities...............       4,988         4,988           --        20,424             --        20,424
                                        --------      --------      -------      --------      ---------      --------
  Total current liabilities.........      24,345        11,931       12,414       103,202        (11,023)      104,593
Long-term debt......................      26,513           154       26,359        47,098            400C       73,857
Deferred income taxes...............      25,473         3,117       22,356        29,114        (22,356)B      29,114
Stockholders' equity................      39,939        20,622       19,317       182,932        (19,317)B     182,932
Retired Michael shares..............          --            --           --            --        (27,750)B     (28,950)
                                                                                                    (400)C
                                                                                                    (800)D
                                        --------      --------      -------      --------      ---------      --------
Total stockholders' equity..........      39,939        20,622       19,317       182,932        (48,267)      153,982
                                        --------      --------      -------      --------      ---------      --------
                                        $116,270      $ 35,824      $80,446      $362,346      $ (81,246)     $361,546
                                        ========      ========      =======      ========      =========      ========

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS


                       THREE MONTHS ENDED MARCH 31, 1996


                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                                                             NEW
                                      NSU          ENSTAR       NSU PRO      MICHAEL                       MICHAEL
                                   HISTORICAL    HISTORICAL      FORMA      HISTORICAL    ADJUSTMENTS     PRO FORMA
                                   ----------    ----------    ---------    ----------    -----------     ---------
Revenues.........................   $ 15,362      $ 15,362      $    --      $ 143,872      $    --       $ 143,872
Operating and product costs......     11,200        11,200           --        124,959           --         124,959
                                    --------      --------      -------      ---------      -------       ---------
  Gross profit...................      4,162         4,162           --         18,913           --          18,913
Selling, general, and
  administrative expenses........      3,954         3,879           75         11,525          (50)E        11,550
                                    --------      --------      -------      ---------      -------       ---------
  Operating income (loss)........        208           283          (75)         7,388           50           7,363
Interest expense, net............       (922)          (66)        (856)        (1,920)         200F         (2,406)
                                                                                                170G
Investment income................      7,713            --        7,713             --       (7,713)E            --
                                    --------      --------      -------      ---------      -------       ---------
Income (loss) before income taxes
  and equity in earnings of
  unconsolidated subsidiaries....      6,999           217        6,782          5,468       (7,293)          4,957
Income tax expense (benefit).....      2,830           104        2,726          2,190       (2,933)H         1,983
                                    --------      --------      -------      ---------      -------       ---------
Income (loss) before equity in
  earnings of unconsolidated
  subsidiaries...................      4,169           113        4,056          3,278       (4,360)          2,974
Equity in earnings of
  unconsolidated subsidiaries....      1,051           304          747             --         (747)I            --
                                    --------      --------      -------      ---------      -------       ---------
Income from continuing
  operations.....................   $  5,220      $    417      $ 4,803      $   3,278      $(5,107)      $   2,974
                                    ========      ========      =======      =========      =======       =========
Net earnings per share...........                                            $    0.17                    $    0.18
Weighted average shares
  outstanding....................                                               19,353       (2,765)J        16,588
Pro forma income per share --
  continuing operations..........                 $   0.13K
Pro forma weighted average shares
  outstanding....................                    3,296K

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
                          YEAR ENDED DECEMBER 31, 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                                             NEW
                                      NSU          ENSTAR       NSU PRO      MICHAEL                       MICHAEL
                                   HISTORICAL    HISTORICAL      FORMA      HISTORICAL    ADJUSTMENTS     PRO FORMA
                                   ----------    ----------    ---------    ----------    -----------     ---------
Revenues........................    $ 54,891      $ 54,891      $    --      $ 536,627      $    --       $ 536,627
Operating and product costs.....      39,525        39,525           --        454,652           --         454,652
                                    --------      --------      -------      ---------      -------       ---------
  Gross profit..................      15,366        15,366           --         81,975           --          81,975
Selling, general, and
  administrative expenses.......      14,882        14,333          549         45,729         (449)E        45,829
                                    --------      --------      -------      ---------      -------       ---------
  Operating income (loss).......         484         1,033         (549)        36,246          449          36,146
Interest expense, net...........      (4,120)         (247)      (3,873)        (7,635)         400F         (9,605)
                                                                                              1,503G
                                    --------      --------      -------      ---------      -------       ---------
Income (loss) before income
  taxes and equity in earnings
  of unconsolidated
  subsidiaries..................      (3,636)          786       (4,422)        28,611        2,352          26,541
Income tax expense (benefit)....      (1,200)          405       (1,605)        11,020          803H         10,218
                                    --------      --------      -------      ---------      -------       ---------
Income (loss) before equity in
  earnings of unconsolidated
  subsidiaries..................      (2,436)          381       (2,817)        17,591        1,549          16,323
Equity in earnings of
  unconsolidated subsidiaries...       5,526         1,191        4,335             --       (4,335)I            --
                                    --------      --------      -------      ---------      -------       ---------
Income (loss) from continuing
  operations....................    $  3,090      $  1,572      $ 1,518      $  17,591      $(2,786)      $  16,323
                                    ========      ========      =======      =========      =======       =========
Net earnings per share..........                                             $    0.91                    $    0.99
Weighted average shares
  outstanding...................                                                19,328       (2,765)J        16,563
Pro forma income per share --
  continuing operations.........                  $    .49K
Pro forma weighted average
  shares outstanding............                     3,217K

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS


A. To apply the cash and cash equivalents of NSU to the current maturities of NSU.



B. To reflect the reacquisition of 2,764,633 Retired Michael Shares and the assumption of Net Indebtedness of $27,750,000. See "THE
    REORGANIZATION -- Effects of the Reorganization" for an example of such calculation. This entry also eliminates NSU's current equity in Michael and the related deferred income taxes.


C. To apply fair value purchase accounting to the Net Indebtedness acquired by New Michael as a part of the Merger. The Net Indebtedness has an effective interest rate of approximately 10% and is assumed to be retired and replaced with indebtedness having an effective interest rate of approximately 7% six months after the Merger. See footnotes F and G below.

D. To reclassify deferred transaction costs of Michael related to the Reorganization as additional cost of the Retired Michael Shares.


E. To eliminate NSU's nonrecurring corporate general and administrative expenses of $249,000 and to reflect reduced compensation levels at ENStar by $200,000 for the year ended December 31, 1995 and by $50,000 for the quarter ended March 31, 1996. NSU's continuing costs are the costs of administering the Net Indebtedness retained by New Michael for the respective periods. Also to eliminate the non-recurring gain on the sale of the CorVel common stock.


F. To record the amortization of the fair market value adjustment recorded by Michael related to the Net Indebtedness retained by New Michael. (See footnote C above.)


G. To adjust interest expense related to the Net Indebtedness retained by New Michael assuming such indebtedness, net of the cash acquired, is retired and replaced with indebtedness having an effective interest rate of approximately 7%.



H. To adjust income tax expense based on the effective income tax rate for Michael for the respective periods.



I.  To eliminate NSU's equity in earnings in unconsolidated subsidiaries.


J. To reduce the number of shares of Michael Common Stock outstanding to reflect the Retired Michael Shares. The number of Retired Michael Shares was computed based on the calculations set forth herein under "THE REORGANIZATION -- Effect of the Reorganization."


K. To reflect the pro forma income per share of ENStar utilizing the weighted average number of shares of NSU Common Stock outstanding for the quarter ended March 31, 1996 and the year ended December 31, 1995. The calculation assumes one share of ENStar will be distributed for every three shares of NSU Common Stock.

                    DESCRIPTION OF NEW MICHAEL CAPITAL STOCK

     Upon adoption of the New Articles by the shareholders of NSU, New Michael's authorized capital stock will consist of 50,000,000 shares: 40,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of undesignated stock. The following description assumes that the New Articles have been adopted by the shareholders of NSU.

COMMON STOCK

     The holders of the Common Stock of New Michael are entitled to receive ratably such dividends, if any, as may be declared by the New Michael Board out of funds legally available for the payment of dividends, after provision for payment of preferred stock dividends, if any. In all matters to come before the shareholders, holders of the New Michael Common Stock will be entitled to one vote for each share of New Michael Common Stock held and are not entitled to cumulate votes, which means that the holders of a majority of the total voting power of such shares can elect all of the directors entitled to be elected by the holders of New Michael Common Stock. Shareholders will have no preemptive rights. In the event of the liquidation, dissolution or winding up of New Michael, subject to the preferential rights, if any, of preferred shareholders, the holders of New Michael Common Stock are entitled to share ratably in all assets of New Michael remaining after provision for payment of liabilities. The outstanding shares of NSU Common Stock are, and the shares of New Michael Common Stock to be issued in the Reorganization, when issued as described herein, will be validly issued, fully paid and nonassessable.

UNDESIGNATED STOCK

     Pursuant to the New Articles, the New Michael Board is authorized, without shareholder approval, to issue one or more classes or series of stock with respect to which the New Michael Board may determine voting, conversion and other rights which could adversely affect the rights of holders of New Michael Common Stock. The rights of the holders of New Michael Common Stock generally would be subject to the prior rights of any preferred stock with respect to dividends, liquidation preferences and other matters. Among other things, preferred stock could be issued by New Michael to raise capital or to finance acquisitions. The issuance of preferred stock under certain circumstances could have the effect of delaying or preventing a change of control of New Michael.

TRANSFER AGENT AND REGISTRAR

     The First National Bank of Boston is the Transfer Agent for the Michael Common Stock and will be appointed as the transfer agent for the New Michael Common Stock.

BUSINESS COMBINATION STATUTE AND CONTROL SHARE ACQUISITION ACT

     New Michael will be governed by the provisions of Sections 301A.671 and 302A.673 of the MBCA, which may deny shareholders the receipt of a premium for their stock in the case of certain unfriendly acquisitions and which may also have a depressive effect on the market price of New Michael's Common Stock. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits a public Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock.

TAKEOVER OFFERS

     Minnesota Statute sec. 80B.01 et seq. (the "Takeover Act") requires registration of any takeover offer of a company which is an issuer of publicly traded equity securities (i) which (a) has its principal place of business or its principal executive office located in Minnesota, or (b) owns or controls assets located in Minnesota which have a fair market value of at least $1,000,000, and (ii) which (a) has more than ten percent of its beneficial or record equity security holders resident in Minnesota, (b) has more than ten percent of its equity securities owned beneficially or of record by residents in Minnesota, or (c) has more than 1,000 beneficial or record equity security holders resident in Minnesota. A takeover offer is an offer to acquire any equity securities of the described companies from a resident of Minnesota pursuant to a tender offer or request or invitation for tenders, if after the acquisition of all securities acquired pursuant to the offer either (i) the offeror would be directly or indirectly a beneficial owner of more than ten percent of any class of the outstanding equity securities of the target company and was directly or indirectly the beneficial owner of less than ten percent of any class of the outstanding equity securities of the target company prior to the commencement of the offer; or (ii) the beneficial ownership by the offeror of any class of the outstanding equity securities of the target company would be increased by more than ten percent of that class and the offeror was directly or indirectly the beneficial owner of ten percent or more of any class of the outstanding equity securities of the target company prior to the commencement of the offer. A takeover offer does not include: (a) An offer in connection with the acquisition of a security which, together with all other acquisitions by the offeror of securities of the same class of equity securities of the issuer, would not result in the offeror having acquired more than two percent of such class during the preceding 12-month period; (b) an offer by the issuer to acquire its own equity securities unless the offer is made during the pendency of a takeover offer by a person who is not an associate or affiliate of the issuer; or (c) an offer in which the target company is an insurance company subject to regulation by the Minnesota Commissioner of Commerce, a financial institution regulated by the Minnesota Commissioner of Commerce, or a public service utility subject to regulation by the public utilities commission. Certain limitations exist which provide that the offer must be made on substantially the same terms inside and outside the state. The offeree has certain rights to withdraw securities tendered and the Takeover Act provides penalties for failure to comply with any provision of the Takeover Act of up to $25,000 and/or up to 5 years in prison. Shares acquired in violation of the Act are nontransferable and are denied voting rights for one year after acquisition. New Michael can call the shares for redemption at the price that the shares were acquired. Any seller who sells to an offeror who violates the Takeover Act can sue, subject to the limitations period, in law or in equity, and may sue for rescission.

                               BUSINESS OF ENSTAR


     ENStar was formed on December 21, 1995, as a wholly owned subsidiary of NSU, and has had no operations and held no assets. Prior to the Effective Date, pursuant to the terms of the Distribution Agreement, NSU will transfer all of its assets and liabilities to ENStar, except the capital stock of Merger Co., all of the shares of Michael Common Stock that it holds, certain of its outstanding indebtedness and a certain amount of cash, to be determined in the discretion of NSU. The date of such transfer is hereinafter referred to as the "Asset Transfer Date."



     At the time of the Distribution, ENStar's operations will consist of the operations of its direct and indirect operating companies, which consist of Americable, Inc. ("Americable") and Transition Networks, Inc. ("Transition"). In
addition, at         , 1996, NSU owned 1,225,000 shares of the common stock,
$.0001 par value, of CorVel (the "CorVel Common Stock"), which represents approximately 27% of the outstanding shares of CorVel Common Stock . The CorVel Common Stock is traded on the Nasdaq National Market under the Symbol CRVL. The
closing price per share of the CorVel Common Stock on         , 1996 was
$       . All of the shares of CorVel Common Stock held by NSU on the Asset
Transfer Date will be contributed to ENStar. NSU may, prior to the Asset Transfer Date, sell from time to time some of its CorVel Common Stock pursuant to Rule 144 of the Securities Act; however, it presently does not intend to sell more than 50,000 shares. Proceeds from any such sale or sales would be retained by NSU to reduce the amount of Net Indebtedness to be assumed by New Michael in the Reorganization. ENStar contemplates that it will directly employ seven management and administrative employees.

UNCONSOLIDATED SUBSIDIARY

     CorVel. Since its initial public offering in June 1991, CorVel has been operated as an independent company. As a less-than-majority-owned subsidiary of NSU, CorVel's operations have not been consolidated with NSU, and NSU's investment in CorVel is accounted for under the equity method of accounting. ENStar will account for its investment in CorVel in the same manner. The following summary of CorVel's business has been prepared from information reported by CorVel. Additional information regarding CorVel is available from the reports and other documents prepared and filed by CorVel with the Securities and Exchange Commission.

     CorVel is an independent nationwide provider of medical cost containment and managed care services designed to address escalating medical costs. CorVel's services include preferred provider organizations, automated medical fee auditing, medical case management, independent medical examinations, utilization review and vocational rehabilitation services. Such services are provided to insurance companies, third party administrators and employers to assist them in managing the medical costs and monitoring the quality of care associated with medical claims.

     Since its initial public offering in June 1991, Jeffrey J. Michael and Peter E. Flynn, each directors of NSU, have been members of the Board of Directors of CorVel. Notwithstanding the sale by NSU of 350,000 shares of its CorVel Common Stock in January 1996, and the corresponding reduction in NSU's percentage ownership in CorVel from approximately 35% to 27%, it is expected that Messrs. Michael and Flynn will continue to serve as members of the CorVel Board of Directors and be nominated for re-election to the CorVel Board at the next annual meeting of stockholders of CorVel. There are no agreements, however, between NSU and CorVel or any of CorVel's stockholders requiring the nomination of Messrs. Michael and Flynn or any designees of NSU for election as directors of CorVel. NSU also does not have any agreement with CorVel requiring CorVel to register the shares of CorVel Common Stock held by NSU. At NSU's request in December 1995, CorVel agreed to register the 350,000 shares of CorVel Common Stock that were sold in 1996. In the absence of registration of its CorVel Common Stock, ENStar's ability to sell the CorVel Common Stock will be limited to sales pursuant to Rule 144 of the Securities Act, and the volume limitations thereof, and to private negotiated sales, which may adversely affect the ability of ENStar to sell a large portion of its CorVel Common Stock at a given time.

OPERATING SUBSIDIARIES

GENERAL

     Americable. Americable was organized as a Minnesota corporation in 1981 and was acquired by NSU in December 1986. Americable is a provider of networking and connectivity products and services used in providing solutions for customers operating a wide range of data communications systems. Americable has organized its business into three operating divisions, the Americable Network Technologies division, the National Distribution Sales division and the Americable Custom Products division, which are described in more detail below.

     Americable Network Technologies provides products and services designed to build and manage local area network ("LAN") and wide area network ("WAN") infrastructures for large and medium sized end-users. As a value-added reseller ("VAR"), Americable offers customized, integrated solutions to meet its customers LAN/WAN needs through a combination of a broad range of network electronics and software from leading manufacturers and through high-quality technical services. Americable plans to expand its product and service offerings to include personal computers ("PCs"), file servers and other computer peripherals as it seeks to be a single-source provider for all of its customers' PC and networking needs.

     As a distributor, Americable supplies a wide array of voice and data communication related products such as cable (both copper and fiber optic), cable assemblies, components (blocks, jacks, connectors, patch cords, patch panels) and networking hardware. The principal focus of Americable's distribution business, conducted primarily through its National Distribution Sales division in Minneapolis, Minnesota, is to provide quality products, prompt reliable delivery of such products and strong customer service both before and after the products are sold. Americable sells to a wide range of customers throughout the United States in the voice and data communications aftermarket, including resellers, other distributors, systems integrators, installers and end-users.

     Through Americable Custom Products, Americable manufactures a wide variety of cable assemblies, sub-assemblies and specialty products for its customers. While some of these products are manufactured to standard specifications for sale by Americable through its distribution business, most are custom designed and manufactured by Americable to customer specifications. These customer designed products are manufactured for both end-users and original equipment manufacturers ("OEMs").

     Transition. Transition develops, manufactures, markets and supports a broad line of data networking hardware products that provide physical connectivity for LANs and mini- and mainframe networks. Physical connectivity devices enable computing and other electronic devices to communicate over a LAN. These devices include high-speed switches, managed and unmanaged hubs, transceivers, media converters and other related networking devices.

     Transition's products include intelligent hubs and switches, passive and active terminal network products, including baluns, media converters and transceivers, unmanaged Ethernet and Token Ring hubs and related host modules, multi-port multi-media repeaters, network adapter cards and other passive devices. Transition sells its products to a number of volume distributors and VAR's throughout the United States and certain countries world-wide. The customers that purchase Transition products through its network of distributors and VAR's include system integrators, installers and end-users.

INDUSTRY

     A growing number of organizations are reengineering their businesses and are using PC-based network technology to enhance productivity. PC networks increase speed and flexibility, provide improved functionality to end-users and provide greater productivity, often at lower costs. The growth in demand for personal computers, along with recent advances in networking technology, have led to an increase in demand for interconnected LANs and WANs. Such networks facilitate efficient and rapid data communications among connected work groups and departments providing for more effective utilization of information and computing resources. As LANs have proliferated, demand for multi-vendor interoperability has led to industry standard network protocols and access methods such as Ethernet and Token-Ring.

     More recently there has been an increasing demand to connect users of LANs in other geographic areas using WANs. Applications such as on-line services, electronic mail, sharing of databases, multi-site product development and transaction processing are leading the demand for the inter-networking of LANs and WANs. The integration of LANs and WANs requires data communication products which efficiently, reliably and quickly transmit data to appropriate locations.

     In the face of this rapidly changing technological environment, the decision-making process that organizations face when planning, selecting and implementing information technology solutions is growing more complex. Organizations must select from numerous product options with shortening life cycles. Although networks enhance business productivity, they typically present complex management problems and increased administrative costs. Thus, many organizations find it increasingly difficult and costly to maintain the internal infrastructure needed to support their networks. As a result of these trends, companies increasingly seek to outsource the management and support of their PC network infrastructure.

     It is estimated that in 1995 the overall market in the United States for networking products and services was approximately $50 billion.

BUSINESS STRATEGY

     Americable. Americable's objective is to be a leading provider of a complete range of network products and services to medium to large sized enterprises throughout the United States. To meet this goal, Americable believes it must seek to maintain its current customer relationships and continually expand its customer base in the regions in which it operates, continue to develop strong relationships with its key suppliers, look for opportunities to expand its branch locations and develop and enhance its value-added service offerings.

     During 1995, approximately 5,200 customers purchased products or services from Americable. Management at Americable believes that preserving and enhancing these relationships is a constant priority. Continuous quality improvement in its operations along with expansion and enhancement of its product and service offerings are some of the means that Americable utilizes to enhance its customer relationships.

     Management at Americable also believes that developing strong relationships with the leading manufacturers of networking products allows Americable to offer its customers name brand products that provide the best value in meeting their networking needs. Americable has developed relationships with leading manufacturers within each of its principal product lines, such as Bay Networks, Inc., AMP Incorporated and Berk-Tek Inc. and seeks to add new relationships to expand its value-added service capabilities. Americable believes that utilizing a select range of suppliers allows it to provide superior customer service because its technical personnel are more familiar with the products sold and because such high quality products are generally more reliable. Further, such strong relationships result in greater continuity of product supply.

     From 1991 to 1995, Americable's domestic sales have increased from $27.6 million to $42.2 million. This increase in sales has been generated through internal growth at Americable's four principal locations in Atlanta, Chicago, Dallas and Minneapolis, primarily as a result of the addition of new sales, engineering and technical personnel. Also during 1995, Americable opened smaller satellite offices in Milwaukee, Wisconsin and Fargo, North Dakota. Americable plans to continue its growth strategy through the addition of new sales, engineering and technical personnel in both existing locations and new geographic markets. Americable also intends to look for opportunities to acquire businesses in the same or related industries in an effort to expand geographically or enhance its value-added service offerings.

     Since 1989, Americable has made substantial investments in the development of its value-added networking capabilities primarily through the addition of engineering and technical personnel. During 1995, Americable introduced a number of service offerings designed to provide its customers with customized integrated solutions to meet their unique network computing needs. Revenues from technical services and installation in 1995 represented 7% of Americable's total revenues. Americable believes there are opportunities to increase Americable's overall gross margins by increasing the volume of services that it currently offers to its customers and intends to focus on increasing its service revenues.

     Transition. The market for Transition's products is characterized by rapid technological change, constantly evolving industry standards and rigorous competition with respect to timely product innovation. Because the introduction of products embodying new technology and the emergence of new industry standards can render existing products obsolete and unmarketable, Transition believes that its future success will depend upon its ability to develop, manufacture and market new products and enhancements to existing products on a cost-effective and timely basis. Transition seeks to identify niche market opportunities for new or enhanced products and quickly respond by offering a new or enhanced product that may have greater capabilities, better functionability or flexibility, greater ease of use or equivalent capabilities or functionability but a lower price point than other competitive products.

     As LANs have proliferated, demand for multi-vendor interoperability has led to industry standard network protocols and access methods such as Ethernet, Token-Ring and Fiber Distributed Data Interface ("FDDI"). Transition has developed the majority of its LAN products using industry standards, primarily Ethernet. Ethernet's cabling media has evolved from coaxial cable to its associated 10BaseTL fiber optic cabling. Management at Transition believes that the LAN/WAN products market will continue to be driven by the migration of end-users to new applications that demand more speed and flexibility. Accordingly,

Transition's research and development efforts have been targeted at high speed (100Mbs+) LANs and the integration of LANs and WANs into a single platform.

PRODUCTS AND SERVICES

     Americable. The following is a summary of Americable's consolidated sales by principal product group for 1995:

                                                                AS A PERCENT OF SALES
                                                                ---------------------
               Networking --
                 Products....................................            41%
                 Services/Installation.......................             7%
               Cable Assemblies..............................            18%
               Bulk Cable....................................            18%
               Other Connectivity Products...................            16%

     In an effort to offer its customers a "One Company, One Call" solution, each of the above products and service groups is delivered through one or more of Americable's operating divisions. Although each division is a separate business unit, each division works in concert with the others to leverage Americable's product and service offerings across its broad customer base. Set forth below is a description of each division's operations and market focus.

     Americable Network Technologies

     Through Americable Network Technologies, Americable provides products and services designed to build and manage LAN and WAN infrastructures for large and medium sized enterprises. As a VAR, Americable offers the following customized, integrated LAN/WAN solutions:

     - Network Electronics -- Americable supplies, implements and supports a select range of suppliers of electronics and software platforms from manufacturers such as Bay Networks Inc., 3Com Corp., Cisco Systems Inc., Shiva Corp., Novell Inc., Microsoft Corp., Sun Microsystems Inc. and Compaq Computer Corporation. Americable's line of network products include concentrators, hubs, switches and routers for both existing and emerging technologies such as Ethernet, Token Ring, FDDI, Fast Ethernet and Asynchronous Transfer Mode ("ATM").

     - Network Integration -- Americable's advanced engineering group utilizes network management and routing solutions in providing customers a range of options from simple remote access solutions to the largest multi-protocol inter-networking routers currently available.

     - Network Management -- Americable's network management solutions provide customers assistance with network troubleshooting, diagnostics, security, optimization and proactive network maintenance. Americable installs Bay Networks Optivity network management software, one of the leading network management software systems in the industry. Americable can also supply each of the four industry-leading network management system (NMS) platforms including: Hewlett Packard's OpenView/UNIX and OpenView/DOS, Sun Microsystems' SunNet Manager, IBM's NetView/6000 and Novell's NetWare Management System (NMS).

     - Network Applications -- Americable offers remote access products and services that allow the end-user to operate outside of his or her office while still being able to connect to his or her LAN. In addition, Americable is capable of offering solutions for desktop video conferencing and Internet access and security solutions.

     - Structured Wiring Systems -- Americable provides project management, design and implementation of structured wiring systems for data communications.

     - Network Maintenance Services -- Americable provides a broad line of maintenance services including fixed fee network support, telephone support, guaranteed response times, next business day on-site response for problem resolution, "spare-in-the-air" hardware replacement and cabling system diagnosis and repair. In addition, Americable offers several fixed price service offerings for preventative maintenance such as CASE (Cable Analysis Service) and EASE (Enterprise Analysis Service).

     Americable is committed to providing networking products, services and systems to customers of all sizes in the geographic areas served by its four principal regional offices. Sales from the Americable Network Technologies division constituted approximately 74% of Americable's net sales in 1995. In addition to supported distribution sales, Americable Network Technologies will oversee the design and implementation of projects involving multiple LANs across a wide area network, consisting of multi-vendor hardware products and several thousand nodes. Value-added projects generally range in size from $10,000 to $500,000. During 1995, sales derived from value-added projects and services consisted of approximately 18% of Americable's net sales. Value-added projects and services sales include sales of products such as bulk cable, cable assemblies and networking devices and services such as training, installation and maintenance.

     The National Distribution Sales Division


     Through its distribution business, operated principally through the National Distribution Sales division, Americable maintains a wide variety of high-quality products in its inventory (over 5,000). Product inventory ranges from connectivity products such as bulk cable, connectors, patch panels, racks and other cable accessories to more complex networking electronic devices such as concentrators, hubs, switches and routers. As a distributor, Americable generally inventories products from multiple manufacturers. Principal manufacturers of connectivity products include Berk-Tek, Inc., Amp Incorporated, General Cable Corp., The Siemons Company and Leviton Manufacturing, Inc. In addition, in an effort to reduce its inventory levels, Americable purchases a number of networking products through large distributors such as Tech Data Corporation, Gates/Arrow and Ingram Micro, Inc.


     Americable also maintains an integrated, real-time, on-line computerized system for order entry, fulfillment and inventory control. This on-line computer system allows sales personnel to advise customers over the phone of product specifications, availability and order status. All orders are normally shipped within 24 hours of receipt and, when necessary, can be shipped on a "same-day" basis.

     The National Distribution Sales division seeks to add value for its customers by providing superior customer service. All of Americable's sales representatives and other sales and marketing personnel are trained to assist customers in product selection, implementation and system upgrading and expansion. The division's sales representatives are supported by the technical staff of the Americable Network Technologies division, who have a broad range of expertise in various networking technologies.

     The National Distribution Sales division services customers of all sizes in the voice and data communications aftermarket. Customer orders range in size from under $50 to several hundred thousand dollars. Average order size of the division during 1995 was approximately $600. The distribution business of Americable (including sales of cable assemblies) constituted approximately 26% of Americable's net sales in 1995.

     Americable Custom Products

     As a natural extension of its distribution business, and consistent with Americable's marketing strategy to be a single-source provider for its customers, the Americable Custom Products division provides a manufacturing capability to satisfy the individual needs of those customers that may require custom or specialty cable assemblies. Americable, working to its customers' specifications, can manufacture custom designed products such as copper, fiber-optic, small computer system interface (SCSI) and AS/400 cable assemblies and sub-assemblies.

     All Americable manufactured products are subject to strict quality control standards to insure that they are of the same high quality as other, vendor manufactured, distributed products. During 1996, Americable expects to complete the process of implementing the quality standards of ISO 9002 for its manufacturing and primary distribution operation in Minneapolis. ISO 9002 is an international protocol for documenting processes and procedures used in establishing a consistent manufacturing quality system.

     Sales from the Americable Custom Products division are generated from both end-user and OEM customers. During 1996, Americable hopes to expand the market for its custom and specialty cable assemblies, utilizing its in-house manufacturing expertise of the Americable Custom Products division. For 1995, sales to OEM customers constituted approximately 26% of total cable assembly sales and approximately 5% of Americable's net sales.

     Transition. Transition's products encompass three inter-networking and physical connectivity product families, which include (i) passive and active terminal network products, (ii) basic LAN products and (iii) advanced LAN products. These products encompass LAN and WAN components, which allow Transition to offer work-group and enterprise-wide networking solutions.

     The terminal products family of products includes both passive and active connectivity devices such as baluns, media converters, and transceivers that attach personal computers to a network, thereby enabling the user to communicate with other users in the LAN. In addition, Transition's "PowerStar" line of active hubs provide cost-effective solutions for converting a S/3X or AS/400 Twinax daisy chain topology to an unshielded twisted pair star topology, thereby improving network reliability and flexibility. During 1995, the terminal products family comprised approximately 27% of Transition's net sales.

     Transition's basic LAN product line includes unmanaged Ethernet and Token Ring hubs and related host modules; multi-port multi-media repeaters that regenerate the signal, thereby allowing expansion capabilities and providing connectivity and management of the different cabling schemes used throughout a LAN; network adapter cards that provide direct connection from the personal computer to a LAN; and other passive devices that provide a structured wiring system for mini- and mainframe computer environments. Transition has developed its Ethernet and Token Ring LAN products using industry standards. During 1995, the basic LAN product line comprised approximately 63% of Transition's net sales.

     The advanced LAN product family of Transition is a potentially high growth product area with devices that utilize computer processors and sophisticated internal software to manage and direct information across complex networks. Transition's advanced LAN products are led by a multi-function hybrid bridge/router that allows high speed switching across networks. This group of products also includes manageable, stackable Ethernet and Token Ring hubs. Transition believes that as network centric systems continue to grow in sophistication, this product area will provide additional revenue opportunities. The majority of Transition's research and development has been concentrated in advanced LAN products with new offerings planned for 1996. During 1995, the advanced LAN product family comprised approximately 10% of Transition's net sales. Transition expects a significant portion of its sales growth in the future will be derived from the introduction of new advanced LAN products.

MARKETING AND CUSTOMERS

     Americable. Americable provides its products and services to a wide range of customers, including installers, resellers, other distributors, system integrators, OEMs and end-users. Customer relationships are developed both face-to-face and via the telephone.

     Americable's marketing strategy is two-tiered. A national effort is centered on telemarketing through the National Distribution Sales division in Minneapolis, Minnesota. Additionally, Americable operates each of its operating divisions from its four principal regional offices in order to provide its customers in each region the full array of value-added networking products and services offered by the company.

     Americable has 16 outside sales representatives in addition to 43 telemarketing and sales support representatives. The sales force is supplemented by 22 regional technical service engineers and technicians and two corporate product managers. Americable sales representatives undergo continuous training and attend company-sponsored classes in order to enhance their technical expertise and marketing techniques. Also, many of Americable's sales and technical personnel attend vendor-sponsored training and education programs mandated by such vendors in order for Americable to qualify as a licensed reseller of their products.

     Americable also uses direct mailings, brochures and catalogs in marketing the products that it distributes. Americable's catalog, which generally is published every 18 months, is designed to provide end-users with not only product specifications, but additional technical information to assist them in connection with their system design. Americable's latest catalog was released in April 1996.



     During 1995 and the first quarter of 1996, Americable had one customer that constituted approximately 11% and 17%, respectively, of net sales and a different customer accounted for approximately 9% and 15%, respectively, of net sales. In addition, in 1995 and the first quarter of 1996, Americable derived approximately 61% and 70%, respectively, of its sales from its largest 100 customers.



     Transition. Transition distributes its products through a number of volume distributors and VARs throughout the United States and in over 50 countries worldwide. Distributors and VARs purchase Transition's products at standard discounts based on certain volume-based incentive programs. Transition's international sales have accounted for a substantial portion of its sales growth, coming primarily from the United Kingdom, South Africa, Australia and Sweden. During 1995 and the first quarter of 1996, revenues from outside the United States accounted for approximately 37% and 38%, respectively, of net sales.


     Transition's continued growth will be dependent, in part, upon its ability to expand its domestic and international distributor base with high quality VARs. A significant benefit for a distributor or VAR is that Transition does not sell directly to end users. Transition's distributors and VARs carry other products that are complementary to, and compete with those of Transition, and these non-exclusive distributors and VARs may choose to give higher priority to products of other suppliers or competitors.

     Transition has several marketing programs to support the sale and distribution of its products. Its marketing programs are designed to generate sales leads for its distribution channels, as well as to enhance brandname recognition. Transition's marketing activities include frequent participation in industry trade shows, advertising in major trade publications, public relations campaigns, the distribution of sales literature and product specifications, and ongoing communications with its distributors. In addition, Transition offers comprehensive pre- and post-sales technical support, distributor/VAR product training, and a strategic test partner program. Transition utilizes reseller incentive programs such as co-op funds to increase localized print advertising and name recognition. The marketing budget has been increased for both 1995 and 1996 to enhance Transition's image and name recognition.

RESEARCH AND DEVELOPMENT

     Transition. Transition performs all of its research and development activities at its headquarters in Eden Prairie, Minnesota. Transition believes that its future success depends on its ability to achieve market acceptance of new product offerings, especially in the advanced LAN products area. The engineering staff has increased by 36% since the end of 1994, to accelerate development in this area. Although there can be no assurance that its development efforts will result in commercially successful products, Transition intends to continue to make substantial investments in the development of new and enhanced products. During 1995, research and development expenses totaled approximately $1,440,000, or approximately 10% of net sales.

MANUFACTURING

     Americable. Americable's manufacturing operations consist of the manufacture of custom or specialty cable assemblies including copper, fiber-optic, small computer system interface (SCSI) and AS/400 cable assemblies and sub-assemblies through its Americable Custom Products division.

     Transition. Transition's manufacturing operations consist primarily of the final assembly and quality control testing of materials, components and subassemblies. Transition uses third parties to perform printed circuit board assembly. Transition's products include certain components that are currently available from single or limited sources and may require long order lead times. Any reduction in supply or substantial change in costs of components could affect Transition's ability to deliver its products in a timely and cost-effective manner and may adversely impact Transition's operating results.

COMPETITION

     Americable. Americable faces substantial competition within each of its business segments from a large number of companies, some of which are larger, have greater financial resources, broader name recognition and, in many cases, lower product and operating costs than Americable. The Americable Network Technologies division faces competition from large system integrators such as AmeriData Technologies, Inc., Vanstar Corporation and a significant number of smaller regional VAR's and system integrators. Significant competitors in the National Distribution Sales division's business include Anixter Bros., Inc., a subsidiary of Anixter International, Inc, and Graybar Electric Co., Inc. The products of the Americable Custom Products division are not protected from competition by virtue of any proprietary rights such as trade secrets or patents. Americable Custom Products encounters competition from domestic companies such as Kent Electronics Corporation and a number of smaller domestic companies, in addition to a number of products manufactured outside the United States.

     Transition. The industry in which Transition operates is highly competitive, and Transition believes that such competition will continue to intensify. The industry is characterized by rapid technological change, short product life-cycles, frequent product introductions and evolving industry standards. Transition competes with a number of independent companies focused on designing and manufacturing products for the LAN market, including, among others, 3Com, Bay Networks, Cabletron System, Inc., Allied Telesis, Inc., and Digi International. Most of Transition's competitors are established companies with significantly greater financial resources, more extensive business experience, and greater market and service capabilities than Transition. There can be no assurance that Transition will be able to compete successfully.

     Transition's ability to compete successfully depends upon its ability to adapt to market changes on a timely basis. There are many networking products currently being offered in the market segments in which Transition competes. Transition believes that customers evaluate competing products on the basis of required product features for a particular installation, performance, price and ease of use. In addition, after installation, customers evaluate the suppliers' ability to provide readily accessible on-site/remote technical support, if required, and its reliability when deciding on future orders for additional equipment. Failure to obtain significant customer satisfaction or market share could have a material adverse effect on Transition.

PROPERTIES

     Americable. Americable's headquarters are located in a 20,000 square foot facility in Itasca, Illinois, a suburb of Chicago. Americable's principal distribution and manufacturing operations are located in Minneapolis, Minnesota (39,000 square feet). This facility includes office, warehouse and production space. Americable also has branch operations in Dallas, Texas (15,000 square feet), and Atlanta, Georgia (9,900 square feet) in addition to satellite offices in Milwaukee, Wisconsin and Fargo, North Dakota. All of Americable's facilities are leased.

     Transition. Transition's headquarters, including its executive and corporate administration offices, manufacturing, sales and technical support are located in Eden Prairie, Minnesota, which consists of approximately 20,500 square feet of leased space.

LEGAL PROCEEDINGS


     Americable and Transition are engaged in routine litigation incidental to their respective businesses, which management believes will not have a material adverse effect upon the business or consolidated financial position of either company.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
                       AND FINANCIAL CONDITION OF ENSTAR

GENERAL


     ENStar is currently an operating unit of NSU. ENStar is comprised of Americable and Transition along with an equity investment in CorVel and certain other assets. At March 31, 1996, NSU owned a 27% ownership interest in CorVel following the sale of 350,000 shares in January 1996. The financial statements of ENStar reflect the investment in CorVel assuming ENStar owned a 27% ownership interest for all periods presented. ENStar's investment in CorVel is accounted for as an unconsolidated subsidiary using the equity method of accounting. The common stock of CorVel is included on the NASDAQ National Market System under the symbol CRVL.


     As described in Note 2 to the Combined Financial Statements of ENStar, the Combined Statements of Income of ENStar include an allocation of general and administrative costs incurred by NSU in the management of the operating companies, investment holding and other assets of ENStar. Management believes these allocations are reasonable and present the operations of ENStar as though it was operated on a stand alone basis.


     The following are summarized operating results for each of ENStar's operations for the three months ended March 31, 1995 and March 31, 1996 and each of the three years ended December 31, 1995 (in thousands):



                                                  THREE MONTHS ENDED
                                                      MARCH 31,           YEARS ENDED DECEMBER 31,
                                                  ------------------    -----------------------------
                                                   1996       1995       1995       1994       1993
                                                  -------    -------    -------    -------    -------
Revenues
  Americable...................................   $12,101    $ 9,279    $42,160    $36,940    $38,266
  Transition...................................     3,651      3,642     14,266     11,779     10,025
  Eliminations.................................      (390)      (364)    (1,535)    (1,526)    (1,535)
                                                  --------   --------   --------   --------   --------
                                                  $15,362    $12,557    $54,891    $47,193    $46,756
                                                  ========   ========   ========   ========   ========
Gross Profit
  Americable...................................   $ 2,732    $ 2,438    $ 9,979    $ 8,262    $10,254
  Transition...................................     1,430      1,338      5,387      4,603      3,903
                                                  --------   --------   --------   --------   --------
                                                  $ 4,162    $ 3,776    $15,366    $12,865    $14,157
                                                  ========   ========   ========   ========   ========
Selling, General and Administrative Expenses
  Americable...................................   $ 2,420    $ 2,172    $ 8,814    $ 8,220    $10,075
  Transition...................................     1,252      1,037      4,465      4,252      2,985
  Restructuring charges........................        --         --         --         --      1,953
  Allocable corporate expenses.................       207        241      1,054      1,095      1,122
                                                  --------   --------   --------   --------   --------
                                                  $ 3,879    $ 3,450    $14,333    $13,567    $16,135
                                                  ========   ========   ========   ========   ========
Operating Income (Loss)
  Americable...................................   $   312    $   266    $ 1,165    $    42    $   179
  Transition...................................       178        301        922        351        918
  Restructuring charges........................        --         --         --         --     (1,953)
  Allocable corporate expenses.................      (207)      (241)    (1,054)    (1,095)    (1,122)
                                                  --------   --------   --------   --------   --------
                                                  $   283    $   326    $ 1,033    $  (702)   $(1,978)
                                                  ========   ========   ========   ========   ========

RESULTS OF OPERATIONS


THREE MONTHS ENDED MARCH 31, 1996 VERSUS THREE MONTHS ENDED MARCH 31, 1995



     Combined revenues increased $2.8 million or 22.3%, to $15.4 million from $12.6 million in 1995.



     Revenues at Americable increased approximately $2.8 million, or 30.4%, to $12.1 million. This includes increased sales of networking products of approximately $3.3 million and approximately $300,000 of increased revenues from installation and services, both due primarily to higher demand. Included in these amounts is approximately $2.6 million of increased sales of networking products from two customers, which increase in volume is not expected to continue for the remainder of the year. Offsetting these increases was approximately $390,000 of decreased sales of cable assemblies due primarily to reduced pricing within modular assembly applications because of technological changes. In addition, sales of cable and other connectivity products decreased approximately $370,000 due primarily to lower mix of volume to contractors and resellers and lower demand experienced for certain types of bulk cable due to increased market supply during the period.



     As a result of increased competition and ongoing pricing pressures, revenues at Transition were relatively unchanged between years. Sales of Transition's advanced LAN products increased approximately 48% to $427,000, reflecting additional revenues from new products introduced during 1995. Sales from new product introductions and enhancements accounted for approximately 2% of net sales for the quarter ended March 31, 1996 versus $870,000 or 24% for the comparable period in 1995. Sales of basic LAN and terminal products decreased approximately 4% to $3.2 million. Sales to domestic customers decreased approximately $24,000 or 1%, to $2.2 million which primarily reflects a lower volume of new product introductions sold during the period. Sales to international customers increased approximately $33,000 or 2%, to $1.4 million which was primarily a result of the addition of new customers.



     Combined gross profit, as a percent of revenues, decreased to 27.1% in 1996 as compared to 30.1% in 1995. Decreased margins at Americable are primarily attributable to a higher volume of lower margin networking products and lower pricing on cable due to competition and overall higher market supply on certain types of bulk cable. The increased margins at Transition were primarily a result of product mix between periods, and are not expected to continue at such levels. ENStar expects its gross profit margins to decline due to expected competitive pricing pressures on products sold by both Americable and Transition.



     ENStar's selling, general and administrative expenses increased $429,000 or 12.4%, to $3.9 million from $3.5 million in 1995. Operating expenses at Americable increased approximately $248,000 or 11% for the period which reflects approximately $170,000 of increased selling expenses primarily attributable to higher sales commissions and the addition of new sales personnel and related expenses. In addition, this increase reflects approximately $80,000 of higher engineering expense due to the addition of technical and engineering personnel. Americable expects that its selling expenses, as a percentage of revenues, may increase during the remainder of 1996 through the addition of sales and technical personnel in new geographic locations in addition to costs associated with a new catalog which was released in April 1996. These anticipated increases in operating expenses may result in lower operating profits at Americable if the company is unable to maintain current gross profit margins and continued sales growth.



     Transition had increased operating expenses of approximately $215,000 or 21%, which reflects increased engineering expenses of approximately $123,000 due to the addition of engineering personnel associated with new product development. In addition, selling expenses increased approximately $73,000 due primarily to higher promotional expenses. In an effort to successfully develop and launch new advance LAN products, Transition anticipates the increased levels of spending on engineering, marketing and promotional costs to continue throughout 1996. If such increased level of spending does not result in the timely introduction of commercially successful products, Transition may experience significantly reduced levels of sales growth and operating results during the remainder of 1996.



     Net interest expense decreased $17,000 or 20% to $66,000 from $83,000 in 1995 due primarily to lower outstanding borrowing levels under Americable's revolving credit facility and lower interest rates between years.

     The income tax provision in 1996 and 1995 reflect ENStar's estimated effective annual tax rate. See Note 7 to the Combined Financial Statements of ENStar.



     Equity in earnings of unconsolidated subsidiary increased $21,000 to $304,000 from $283,000 in 1995, which is a result of higher earnings at CorVel. Further information with respect to the results of operations of CorVel is contained in the Management's Discussion and Analysis of Financial Condition and Results of Operations section of its report on Form 10-K for the year ended March 31, 1996, as filed with the Securities and Exchange Commission.



1995 VERSUS 1994


     Revenues at Americable increased approximately $5.2 million, or 14.1%, to $42.1 million. This includes increased revenues of $4.5 million resulting from higher demand for networking products. Of this amount, approximately $3.1 million of sales were attributable to higher volume of networking products with a large end user customer which is not expected to continue during 1996. The increase in revenue of Americable also includes approximately $650,000 of higher volume of service revenues due to increased focus on services and the addition of technical personnel. In addition, sales of cable assemblies increased by approximately $100,000 primarily a result of higher demand of OEM assemblies offset by reduced pricing within modular assembly applications due to technological changes.

     Revenues at Transition increased approximately $2.5 million, or 21% which includes increased sales of approximately $1.1 million, or 25%, to international customers and approximately $1.4 million, or 19% higher sales to domestic customers. Sales to international customers consisted of 37% and 35% of Transition's revenues in 1995 and 1994, respectively. This growth was due to increased unit sales of its terminal products and both its basic and advanced LAN product groups. Overall, these increases are primarily a result of new product introductions during the end of 1994 and throughout 1995. During 1995, new product introductions and enhancements accounted for $1.1 million, or 9% of net sales. Transition's ability to maintain its present level of sales and its continued sales growth is highly dependent upon its ability to offer new products that meet customer's demands in a rapidly changing market, particularly in light of the relatively short life cycle of its products.

     Combined gross profit, as a percentage of revenues, increased to 28% in 1995 as compared to 27.3% in 1994. Increased margins at Americable are primarily attributable to a higher mix of value-added service revenue and, to a lesser extent, improved pricing and improved manufacturing efficiencies within its cable assembly operations. Decreased margins at Transition were a result of lower pricing on certain product lines due to increased competition. For 1996, ENStar expects its gross profit margins to decline due to expected competitive pricing pressures on products sold by both Americable and Transition.

     ENStar's selling, general and administrative expenses increased $766,000, or 5.6% to $14.3 million from $13.6 million in 1994. Operating expenses at Americable increased approximately $600,000, or 7% which reflects higher selling expenses of approximately $700,000 which is primarily a result of higher sales commissions and the addition of technical and engineering personnel, along with additional expense for amounts earned under its incentive compensation program of approximately $200,000. These increases were offset by the impact of approximately $300,000 of annualized savings realized through reorganizations effected within its U.S. operations in the third quarter of 1994 and the first quarter of 1995. Americable expects that its selling expenses, as a percentage of revenues, may increase during 1996 through the addition of sales and technical personnel in new geographic locations in addition to costs associated with a new catalog expected for release in the first quarter of 1996. These anticipated increases in operating expenses may result in lower operating profits at Americable, if the company is unable to maintain current gross profit margins and continued sales growth.

     Transition increased operating expenses approximately $213,000 or 5%. This includes approximately $125,000 of increased sales and marketing expenses due to higher promotional and advertising expenses associated with new product introductions and the company's name change, and approximately $220,000 of increased engineering expenses associated with the additional personnel to support new product development. In addition, this increase reflects higher expenses of approximately $175,000 related to moving to a new facility and the addition of administrative personnel and related facility expenses needed to support its overall growth. These increases were offset by a decrease in engineering expenses of approximately $300,000 due to lower spending on parts, equipment, and other costs related to hardware development projects. This reflects a shift towards higher software development associated with its advanced LAN products. Transition expects that its research and development expenses will increase in 1996 based on the planned addition of engineering personnel for new product development. There can be no assurances, however, that its research and development efforts will result in commercially successful new products in the future. In addition, Transition believes that sales and marketing expenses may continue to increase in terms of absolute dollars in an effort to differentiate its products and enhance its competitive position. These anticipated increases in operating expenses are expected to result in lower operating profit at Transition, particularly if the company is unable to maintain its current gross profit margins and continued sales growth.

     Net interest expense decreased by approximately $100,000 due primarily to lower outstanding borrowings under Americable's revolving credit facility.

     ENStar's effective combined income tax rate was 51.5% in 1995 and (32.4%) in 1994. See Note 7 to the Combined Financial Statements of ENStar.

     Equity in earnings of unconsolidated subsidiary increased $195,000 to approximately $1.2 million in 1995 from approximately $1 million in 1994, which is a result of higher earnings at CorVel. CorVel's net earnings for the twelve months ended December 31, 1995 were approximately $7 million, an increase of approximately $1.5 million or 27% from the previous year.

1994 VERSUS 1993

     Revenues at Americable, excluding approximately $4.6 million of revenue in 1993 from its Canadian operations, which were closed in December 1993, increased $3.3 million, or 9.8%, to $36.9 million. This includes increased revenues of $5 million resulting from higher demand for value-added networking products and services offset by decreased sales of bulk cable and other connectivity products of $1.2 million due primarily to lower volume of sales to contractors and resellers. In addition, sales of cable assemblies decreased by approximately $500,000 as a result of reduced pricing within modular assembly applications due to technological changes.

     Revenues at Transition increased approximately $1.8 million, or 18% which includes increased sales of approximately $1.1 million, or 33%, to international customers and approximately $700,000, or 10% higher sales to domestic customers. Sales to international customers consisted of 35% and 31% of Transition's revenues in 1994 and 1993, respectively. Overall, these increases are primarily a result of new product introductions during the end of 1993 and throughout 1994. During 1994, new product introductions and enhancements accounted for $3.3 million, or 28% of net sales.

     Combined gross profit, as a percentage of revenues, decreased to 27.3% in 1994 as compared to 30.3% in 1993. Margins at Americable decreased due to overall lower pricing resulting from increased competition. Margins at Transition were unchanged in 1994 from 1993.

     ENStar's selling, general and administrative expenses, excluding restructuring charges, decreased $615,000, or 4.3% to $13.6 million from $14.2 million in 1993. Operating expenses at Americable decreased approximately $1.9 million, which reflects approximately $1.2 million of expenses eliminated through the closure of its Canadian facilities effected in December 1993, and $700,000 of other savings realized through a reorganization effected within its U.S. operations in the third quarter. These decreases were offset by increased expenses of $1.3 million at Transition due to the addition of sales and engineering personnel and increased research and development expenses related to new product introductions and additional administrative and support personnel needed to support overall growth.

     Net interest expense was relatively unchanged between 1994 and 1993.

     ENStar's effective combined income tax benefit rate was 32.4% in 1994 and 3.0% in 1993. See Note 7 to the Combined Financial Statements.

     Equity in earnings of unconsolidated subsidiary increased $251,000 to approximately $1 million in 1994 from $745,000 in 1993 which is a result of higher earnings at CorVel. CorVel's net earnings for 1994 were approximately $5.5 million, an increase of approximately $1.7 million or 43% from the previous year.

CAPITAL RESOURCES AND LIQUIDITY


     Historically, ENStar has experienced cash flow deficits from operations and has experienced fluctuations in its working capital which are primarily attributable to the increase in receivables and inventories associated with growth in sales and timing of payments on accounts payable.



     ENStar used cash in operations of approximately $1.1 million in 1994 versus net cash provided from operations of approximately $1.5 million in 1995. Cash used in operations was $508,000 for the three months ended March 31, 1996, versus net cash provided from operations of $735,000 in 1995. The increases in cash from operations is primarily a result of higher operating profits at Americable and Transition. Historically, ENStar has experienced fluctuations in its working capital which is primarily attributable to the increase receivables and inventories associated with growth in sales and timing of payments on accounts payable. For 1995 and 1994 cash provided by investing activities primarily represents collections on notes receivable offset by capital expenditures.


     Since CorVel's initial public offering in July 1991, ENStar has not had the use of cash generated by CorVel and its subsidiaries. Also, since its initial public offering, CorVel has not declared any dividends and has indicated that it does not anticipate doing so for the foreseeable future. ENStar may from time to time, depending on market conditions and other factors, sell a portion of its CorVel holdings.


     Americable and Transition maintain a revolving line of credit and term loan facility which provides borrowings up to $5.5 million due in May 1996, which was extended to June 30, 1996. Borrowings under the revolving credit facility are based on eligible accounts receivable and inventory with interest at prime plus 1.5%, (9.75% at March 31, 1996). At March 31, 1996, there were outstanding borrowings of $1.2 million under the revolving credit facility and $964,000 under the term note. Management is currently in the process of negotiating terms of a new credit facility and expects to obtain available borrowing levels and terms that are comparable with its existing facility.


     Upon completion of the Reorganization, ENStar intends to initiate a program, similar to that historically maintained by NSU, whereby it will sell subordinated debentures of various maturities to primarily individual investors. The debentures are intended to be offered on a continuous basis at interest rates that change from time to time depending on market conditions. Proceeds from this program are intended to fund the growth of ENStar's operating companies along with potential acquisitions and general corporate purposes. There can be no assurance, however, that ENStar will implement this program or that any attempted implementation of such a program would be successful.

     ENStar expects to be able to fund its working capital and capital expenditure requirements for 1996 with cash flow from operations along with the amounts available under the credit facilities of its operating companies. During 1996, ENStar's operating plans call for approximately $1 million in capital expenditures.

                    COMPARISON OF RIGHTS OF NSU SHAREHOLDERS
                      BEFORE AND AFTER THE REORGANIZATION

     If the Reorganization is consummated, then after the Effective Time shares of Common Stock of NSU will be exchanged for shares of Common Stock of New Michael and ENStar. Like NSU and New Michael, ENStar is a Minnesota corporation governed by Minnesota law, its Articles of Incorporation and its Bylaws. Pursuant to the Reorganization, the existing Amended and Restated Bylaws of NSU will become the Bylaws of New Michael. Such Amended and Restated Bylaws are substantially the same as the Bylaws of ENStar. The existing Restated Articles of Incorporation of NSU are referred to herein as the "NSU Articles." A copy of the Amended and Restated Articles of Incorporation of NSU that will be adopted if approved by the shareholders of NSU at the NSU Annual Meeting is included as Exhibit D to Appendix I hereto. See "PROPOSAL NUMBER FOUR: PROPOSAL TO ADOPT AN AMENDMENT TO THE RESTATED

ARTICLES OF INCORPORATION OF NSU." Such Restated Articles of Incorporation are referred to herein as the "New Articles." The Restated Articles of Incorporation of ENStar are referred to herein as the "ENStar Articles." There are certain differences between the NSU Articles, the New Articles and the ENStar Articles. The following is a summary of some of the significant differences.

     The NSU Articles provide for authorized Capital Stock of 100,035,000 shares, comprised of 100,000,000 shares of Common Stock with a par value of $.25 per share and 35,000 shares of preferred stock with a par value of $100 per share. The New Articles will provide for authorized Capital Stock of 50,000,000 shares, comprised of 40,000,000 shares of common stock with a par value of $.01 per share and 10,000,000 undesignated shares. The New Articles will eliminate the existing designation of the rights and preferences of NSU Common Stock and NSU Preferred Stock. The Board of Directors will be able to establish by resolution different classes or series of shares and to fix the rights and preferences of any New Michael Preferred Stock to be issued. The rights and preferences of New Michael Common Stock will be as provided under Minnesota law. The ENStar Articles provide for authorized capital stock of 100,000,000, comprised of 80,000,000 shares of Common Stock with a par value of $.01 per share and 20,000,000 shares of Preferred Stock with a par value of $.01 per share. All shares of ENStar Common Stock are voting shares and are entitled to one vote per share. The board of directors has the authority to fix the rights and preferences of preferred shares.

     The NSU Articles mandate that the Board of Directors consist of at least one but not more than 15 directors. The New Articles will set the minimum number of directors at three but will not fix a maximum number. It will also permit the board, in its discretion, to elect honorary, non-voting directors. The ENStar Articles fix the initial number of directors at five. Thereafter, the number of directors may be fixed by the board or by the affirmative vote of voting power of outstanding ENStar Common Stock.

     Under the NSU Articles, directors may take written action in lieu of action at a meeting unless the matter requires shareholder approval. The number of directors required to approve a written action is an absolute majority. Under the New Articles, a written action on a matter requiring shareholder approval must be signed by all directors. Written action on other matters may be taken by an absolute majority of directors. The ENStar Articles are identical to the New Articles in this respect.

     The NSU Articles do not explicitly require indemnification of directors, officers or employees. The New Articles require NSU to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including an action by or in the right of NSU to the fullest extent permitted under the Minnesota Business Corporation Act. The ENStar Articles also require such indemnification.

                   EXECUTIVE OFFICERS AND DIRECTORS OF ENSTAR

EXECUTIVE OFFICERS AND DIRECTORS OF ENSTAR

     The following table sets forth certain information as to the persons who are expected to serve as directors and/or executive officers of ENStar following the consummation of the Reorganization:

                   NAME               AGE                         POSITION
        ---------------------------   ---    --------------------------------------------------
        James H. Michael...........   75     Chairman of the Board of Directors
        Miles E. Efron.............   69     Director
        Richard J. Braun...........   51     Director
        Jeffrey J. Michael.........   39     Director, President and Chief Executive Officer
        Peter E. Flynn.............   36     Executive Vice President
        Thomas S. Wargolet.........   32     Chief Financial Officer and Secretary
        Gary M. Doan...............   44     Chairman and Chief Executive Officer, Transition
        Gary L. Eizenga............   49     President and Chief Executive Officer, Americable

     See "ELECTION OF NSU DIRECTORS" for biographical information for Messrs. Miles E. Efron, James H. Michael, Jeffrey J. Michael, Richard J. Braun and Peter
E. Flynn.

     Mr. Thomas Wargolet joined NSU in September 1989 and has been its Controller since that time. Mr. Wargolet was also the Director of Finance of Americable from September 1991 until January 1995. Since January 1995, Mr. Wargolet has been the Vice President of Finance and Operations of Americable. Prior to joining NSU in 1989, Mr. Wargolet was an Audit Senior with Arthur Andersen & Co.

     Mr. Gary Eizenga joined Americable in September 1989 as Chief Operating Officer and held that position until January 1991, at which time Mr. Eizenga became President and Chief Executive Officer of Americable. Prior to joining Americable, Mr. Eizenga held various positions with American Hospital Supply, a division of Baxter International.

     Mr. Gary Doan founded Transition in 1987 and was its President until December 1992, at which time he became Chairman and Chief Executive Officer.

     Officers of ENStar will be elected annually by the Board of Directors.

COMPENSATION OF EXECUTIVE OFFICERS OF ENSTAR

     ENStar will rely on the Compensation Committee of the Board of Directors (composed of non-employee members) to recommend the form and amount of compensation to be paid to ENStar executive officers.

     At the Compensation Committee meeting held on March 5, 1996, base annual salaries for Messrs. Jeffrey J. Michael, Flynn and Wargolet of $175,000, $150,000 and $90,000, respectively, were established by the Compensation Committee and approved by the ENStar Board of Directors, subject to consummation of the Reorganization. The Compensation Committee also discussed a proposed bonus program that would provide for the payment of certain cash bonuses to the ENStar officers based on ENStar's financial performance. Similar to the cash bonus arrangements that NSU has established from time to time in the past, cash bonuses for officers of ENStar would be earned based on a structured formula. Performance targets would be established based on budgeted annual operating results and cash bonuses would be calculated as a percentage of such officers' base salary depending on actual financial performance compared to the performance targets. It is anticipated that such bonuses will range from 0% to 75% of the officers' base salaries, depending upon the officer's position with the Company. The establishment of the bonus program, the performance targets relating thereto and the percentage of an officer's salary subject to such bonus will be determined subsequent to the consummation of the Reorganization.

     Messrs. Doan and Eizenga will continue to receive the same base compensation and participate in the incentive compensation programs at each of Transition and Americable, respectively. Mr. Doan was paid a base salary of $120,000 in 1995, and received a bonus of $24,000, based on Transition's 1995 financial performance. Mr. Eizenga was paid a base salary of $162,500 in 1995, and received a bonus of $65,000, based on Americable's 1995 financial performance.

     The Compensation Committee also approved the granting of non-qualified stock options under the ENStar 1996 Stock Incentive Plan to each of Messrs. Jeffrey J. Michael, Flynn and Wargolet at its March 5, 1996 meeting. Such options provide for the purchase of 28,500, 23,500 and 14,250 shares of ENStar Common Stock, respectively, at an exercise price per share of $9.00. The options granted to Messrs. Jeffrey J. Michael, Flynn and Wargolet vest 25% per year over four years and have a term of ten years. Such options terminate automatically if the Reorganization is not consummated prior to the first anniversary of the date of grant. The Compensation Committee currently does not plan to issue stock options to Messrs. Doan and Eizenga.

     The Compensation Committee intends to generally adhere to compensation policies that reflect the belief that ENStar must attract and retain individuals of outstanding ability and motivate and reward such individuals for sustained performance. The Committee also believes the ENStar levels of compensation should generally be in line with what the executive officers of ENStar were offered in their capacities as executive officers of NSU. On an ongoing basis, the type and amount of compensation to be paid by ENStar to its officers will be entirely discretionary and within the subjective judgment of the Compensation Committee. It is currently anticipated that none of the officers of ENStar, other than Messrs. Doan and Eizenga, will have employment agreements with ENStar.

     For information concerning the compensation paid to the executive officers of NSU for the 1995 fiscal year, see "ELECTION OF NSU DIRECTORS."

COMPENSATION OF DIRECTORS OF ENSTAR

     Directors who are not officers or employees of ENStar will receive an annual retainer of $8,000. Such directors will also receive $300 per meeting for each meeting of a committee of the Board of Directors that they attend. Directors incurring travel expenses to attend meetings are reimbursed in full. ENStar non-employee directors will also be eligible to receive certain stock options pursuant to the ENStar 1996 Stock Incentive Plan discussed below.

COMMITTEES OF THE BOARD OF ENSTAR

     Audit Committee. ENStar has established a standing Audit Committee, which consists of Mr. Efron and Mr. Braun with Mr. Braun serving as Chairman. The Audit Committee will review and make recommendations and reports to the Board with respect to (i) the independent auditors, (ii) the quality and effectiveness of internal controls, (iii) engagement or discharge of the independent auditors,
(iv) professional services provided by the independent auditors, and (v) the review and approval of major changes in NSU's accounting principals and practices.

     Compensation Committee. ENStar has a standing Compensation Committee which consists of Mr. Efron as Chairman and Mr. Braun. The Compensation Committee will consider and recommend to the Board salary schedules and other remuneration for ENStar's executive officers. This committee will also administer the ENStar 1996 Stock Incentive Plan.

1996 STOCK INCENTIVE PLAN

     On March 5, 1996, the Board of Directors of ENStar approved and adopted, and NSU, as sole shareholder of ENStar, approved the ENStar 1996 Stock Incentive Plan (the "Plan"). The following discussion of the Plan is qualified by reference to the full text of the Plan which is available upon request to the Secretary of ENStar.

     The purpose of the Plan is to promote the interests of ENStar and its shareholders by aiding ENStar in attracting and retaining management personnel capable of assuring the future success of, and non-employee directors capable of providing strategic direction to ENStar, to offer such personnel and directors incentives to put forth maximum efforts for the success of ENStar's business, to afford such personnel and directors an opportunity to acquire a proprietary interest in ENStar and to align further the interests of such personnel and directors with ENStar's shareholders.

     Administration. With the exception of the provisions applicable to non-employee directors, which are discussed below, the Plan will be administered by the Compensation Committee of the Board of Directors of ENStar (the "Committee"). The Committee has the authority to select the individuals to whom awards are granted, to determine the types of awards to be granted and the number of shares of ENStar Common Stock covered by such awards, to set the terms and conditions of such awards, and to determine whether the payment of any amounts received under any award shall or may be deferred. The Committee has the authority to establish rules for the administration of the Plan, and determinations and interpretations with respect to the Plan are at the sole discretion of the Committee, whose determinations and interpretations are binding on all interested parties. The Committee may delegate its powers and duties under the Plan to one or more officers with respect to persons who are not subject to Section 16 of the Exchange Act but it may not delegate any of its powers and duties under the Plan in such a manner as would fail to comply with any of the requirements of Section 162(m) of the Code.

     Terms of the Plan. The Plan permits the granting of a variety of different types of awards: (i) stock options, including incentive stock options meeting the requirements of Section 422 of the Code, and stock options that do not meet such requirements (non-qualified stock options); (ii) stock appreciation rights
(SARs); (iii) restricted stock and restricted stock units; (iv) performance awards; (v) dividend equivalents;

and (vi) other awards valued in whole or in part by reference to or otherwise based upon ENStar Common Stock ("other stock-based awards"). Awards may be granted alone, in addition to, in tandem with, or in substitution for any other award granted under the Plan or any other plan. Awards may be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law. Awards may provide that upon the grant or exercise thereof the holder will receive cash, shares of ENStar Common Stock or other securities, awards or property, or any combination thereof, as the Committee shall determine. The exercise price per share under any stock option, the grant price of any SAR, and the purchase price of any security which may be purchased under any other stock-based award under Section 6(f) of the Plan may not be less than 100 percent of the fair market value of ENStar Common Stock on the date of the grant of such option, SAR or right. Determinations of fair market value under the Plan are made in accordance with methods and procedures established by the Committee.

     Options may be exercised by payment in full of the exercise price, either in cash or, at the discretion of the Committee, in whole or in part by the tendering of shares of ENStar Common Stock or other consideration having a fair market value on the date the option is exercised equal to the exercise price. The Plan provides that the Committee may grant "reload options," separately or together with another option, and may establish the terms and conditions of such reload options. Pursuant to a reload option, the optionee would be granted a new option when the payment of the exercise price of the option to which such reload option relates is made by using shares of ENStar Common Stock owned by the optionee. The new option granted upon such exercise would be an option to purchase the number of shares not exceeding the sum of (i) the number of shares of ENStar Common Stock tendered as payment upon the exercise of the option to which such reload option relates and (ii) the number of shares of ENStar Common Stock tendered or withheld as payment of the amount to be withheld under applicable tax laws in connection with the exercise of the option to which such reload option relates. Reload options may be granted with respect to options previously granted under the Plan or any other stock option plan of ENStar, and may be granted in connection with any option granted under the Plan or any other such plan at the time of such grant. Such reload options shall have a per share exercise price equal to the fair market value as of the date of grant of the new option. Any such reload option shall be subject to availability of sufficient shares for grant under the Plan. Shares surrendered as part or all of the exercise price of the option to which it relates that have been owned by the optionee less than six months will not be counted for purposes of determining the number of shares that may be purchased pursuant to a reload option.

     The holder of an SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date or, if the Committee shall so determine, as of anytime during a specified period before or after the exercise date) of a specified number of shares over the grant price of the SAR.

     Shares of restricted stock and restricted stock units will be subject to such restrictions as the Committee may impose (including any limitations on the right to vote or the right to receive dividends), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may determine. Restricted stock may not be transferred by the holder until the restrictions established by the Committee lapse. Holders of restricted stock units have the right, subject to any restrictions imposed by the Committee, to receive shares of ENStar Common Stock at some future date. Upon termination of the holder's employment during the restriction period, restricted stock and restricted stock units are forfeited, unless the Committee determines otherwise.

     Performance awards provide the holder thereof the right to receive payments, in whole or in part, upon the achievement of such goals during such performance periods as the Committee shall establish. A performance award granted under the Plan may be denominated or payable in cash, shares of ENStar Common Stock or restricted stock or restricted stock units, or other securities, awards or property. Dividend equivalents entitle the holder thereof to receive payments (in cash, shares or otherwise, as determined by the Committee) equivalent to the amount of cash dividends with respect to a specified number of shares. The Committee is also authorized to establish the terms and conditions of other stock-based awards.

     Restrictions on Awards and Transfers. No person who is an employee of ENStar at the time of grant may be granted any award or awards under the Plan, the value of which awards are based solely on an increase in the value of the shares after the date of grant of such awards, of more than 170,000 shares, in the aggregate, in any calendar year. The foregoing annual limitation specifically includes the grant of any awards representing "qualified performance-based compensation" within the meaning of Section 162(m) of the Code.

     No award granted under the Plan may be assigned, transferred, pledged or otherwise encumbered by the individual to whom it is granted, otherwise than by will or the laws of descent and distribution, except that the Committee may permit the designation of a beneficiary. Each award is exercisable, during such individual's lifetime, only by such individual or, if permissible under applicable law, by such individual's guardian or legal representative.

     The aggregate number of shares of ENStar Common Stock that may be issued under all awards granted under the Plan is 300,000 (subject to adjustment as described below). If any shares of ENStar Common Stock subject to any award or to which an award relates are not purchased or are forfeited, or if any such award terminates without the delivery of shares, the shares previously set aside for such awards will be available for future awards under the Plan. Notwithstanding the foregoing, the total number of shares of ENStar Common Stock that may be purchased upon exercise of incentive stock options granted under the Plan may not exceed 300,000, subject to adjustment as described below and in
Section 422 or 424 of the Code or any successor provision. Shares relating to awards that allow the holder to receive or purchase shares will be counted against the aggregate number of shares available for granting awards under the Plan.

     If any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of ENStar Common Stock or other securities of ENStar, issuance of warrants or other rights to purchase shares of ENStar Common Stock or other securities of ENStar, or other similar corporate transaction or event affects the shares of ENStar Common Stock so that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Committee shall, in such manner as it deems equitable, adjust any or all of (i) the number and type of shares (or other securities or property) which thereafter may be made the subject of awards, (ii) the number and type of shares (or other securities or property) subject to outstanding awards and (iii) the exercise price with respect to any award.

     Termination. The Plan terminates on March 5, 2006, and no awards may be made after that date. Unless otherwise expressly provided in the Plan or an applicable award agreement, however, any award granted may extend beyond the end of such period.

     Amendment. The Board of Directors may amend, alter or discontinue the Plan at any time, provided that shareholder approval must be obtained for any such action that, absent such shareholder approval, would (i) cause Rule 16b-3 under the Exchange Act to become unavailable with respect to the Plan; (ii) violate the rules or regulations of the Nasdaq National Market any other securities exchange applicable to ENStar; or (iii) cause ENStar to be unable, under the Code, to grant incentive stock options under the Plan. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any award agreement in the manner and to the extent it shall deem desirable to carry the Plan into effect. The Committee may waive any condition of, or rights of ENStar under any outstanding award, prospectively or retroactively, but the Committee may not amend or terminate any outstanding award, prospectively or retroactively, without the consent of the holder or beneficiary of the award.

     Federal Tax Consequences. The following is a summary of the principal federal income tax consequences generally applicable to awards under the Plan.

     The grant of an option or SAR is not expected to result in any taxable income to the recipient. The holder of an incentive stock option generally will have no taxable income upon exercising the incentive stock option (except that a liability may arise pursuant to the alternative minimum tax), and ENStar will not be entitled to a tax deduction when an incentive stock option is exercised. Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of ENStar Common Stock acquired on the date of exercise over the exercise price, and ENStar will be entitled at that time to a tax deduction in the same amount. Upon exercising an SAR, the amount of any cash received and the fair market value on the exercise date of any shares of ENStar Common Stock received are taxable to the recipient as ordinary income and deductible by ENStar. The tax consequence to an optionee upon a disposition of shares acquired through the exercise of an option or SAR will depend on how long the shares have been held and upon whether such shares were acquired by exercising an incentive stock option or by exercising a non-qualified stock option or SAR. Generally, there will be no tax consequence to ENStar in connection with disposition of shares acquired under an option, except that ENStar may be entitled to a tax deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable incentive stock option holding periods set forth in the Code have been satisfied.

     With respect to other awards granted under the Plan that are payable either in cash or shares of ENStar Common Stock that are either transferable or not subject to substantial risk of forfeiture, the holder of such an award must recognize ordinary income equal to the excess of (i) the cash or the fair market value of the shares of ENStar Common Stock received (determined as of the date of such receipt) over (ii) the amount (if any) paid for such shares of ENStar Common Stock by the holder of the award, and ENStar will be entitled at that time to a deduction for the same amount. With respect to an award that is payable in shares of ENStar Common Stock that are restricted as to transferability and subject to substantial risk of forfeiture, unless a special election is made pursuant to the Code, the holder of the award must recognize ordinary income equal to the excess of (i) the fair market value of the shares of ENStar Common Stock received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (ii) the amount (if any) paid for such shares of ENStar Common Stock by the holder, and ENStar will be entitled at that time to a tax deduction in the same amount.

     Special rules may apply in the case of individuals subject to Section 16 of the Exchange Act. In particular, unless a special election is made pursuant to the Code, shares received pursuant to the exercise of a stock option or SAR may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized, and the amount of ENStar's tax deduction, are determined as of the end of such period.

     Under the Plan, the Committee may permit participants (other than non-employee directors) receiving or exercising awards, subject to the discretion of the Committee and upon such terms and conditions as it may impose, to surrender shares of ENStar Common Stock (either shares received upon the receipt or exercise of the award or shares previously owned by the optionee) or other property to ENStar to satisfy federal and state tax obligations. In addition, the Committee may grant, subject to its discretion and such rules as it may adopt, a bonus to a participant (other than a person subject to Section 16 of the Exchange Act) in order to provide funds to pay all or a portion of federal and state taxes due as a result of the receipt or exercise of (or lapse of restrictions relating to) an award. The amount of any such bonus will be taxable to the participant as ordinary income, and ENStar will have a corresponding deduction equal to such amount (subject to the usual rules concerning reasonable compensation).

     Eligible Employees. Any employee, officer, consultant or independent contractor of ENStar and its affiliates selected by the Committee is eligible to receive an award under the Plan. Other than as described elsewhere herein, the amount, type and recipients of awards under the Plan have not yet been determined.

     Non-employee Directors. Each non-employee director of ENStar, upon his or her initial election as a director, shall be granted an option to purchase 4,000 shares of ENStar Common Stock. Commencing with the 1997 Annual Meeting, each non-employee director of ENStar also shall be granted an option to purchase 1,000 shares of ENStar Common Stock on the date of the annual meeting of shareholders each year if the director will remain in office immediately following such meeting. The exercise price of each option shall be equal to 100 percent of the fair market value per share on the date of grant. Such options shall be non-qualified stock options, shall become exercisable six months after the date of grant, and shall terminate on the fifth anniversary of the date of grant. Such options shall also terminate three months following the date upon which the participant ceases to be a director of ENStar, except that if the participant shall cease to be a director by reason of willful and material misconduct, the option shall terminate as of the date of such misconduct, and if the participant shall die while a director of ENStar and he or she shall not have fully exercised the option, the option may be exercised at any time within twelve months after the participant's death, in accordance with its terms by the participant's legal representatives, but only to the extent of the full number of shares the participant was entitled to purchase under the option on the date of death.

     In connection with their election as directors and the adoption of the Plan, each of Messrs. James H. Michael, Miles E. Efron and Richard J. Braun were granted an option to purchase 4,000 shares of ENStar Common Stock. The exercise price of such options is at $9.00 per share. The options are expressly subject to the consummation of the Reorganization.

EIZENGA AGREEMENT

     Gary L. Eizenga is a party to a Stock Option Agreement, dated September 27, 1989, pursuant to which he was granted an option to purchase from NSU up to 500 shares of the common stock of Americable, or approximately 2.5% of the outstanding shares of Americable, subject to adjustment in the event of a recapitalization, stock-split or stock dividend, at a price per share equal to the book value per share as of September 30, 1989, which was $873.12. Such option is exercisable through October 1, 1999, except that in the event of termination of Mr. Eizenga's employment, the option may be exercised only for a period of 90 days after such termination. The option may terminate as of an earlier date in the event of dissolution or liquidation of Americable. Mr. Eizenga and NSU are currently discussing a possible restructuring of Mr. Eizenga's option in connection with the Reorganization.

DOAN AGREEMENT

     Gary M. Doan is a party to an employment agreement with Transition, the original term of which expired December 31, 1994, but which has been automatically extended by the parties for successive one-year periods since that date. As extended, the agreement provides for an annual base salary of $120,000 in connection with Mr. Doan's services rendered for the benefit of Transition. The agreement entitles Mr. Doan to participate in executive compensation programs established by Transition's Board of Directors. Mr. Doan is also eligible to receive an annual cash bonus to be determined based on Transition's financial performance. Mr. Doan received a bonus of $24,000 based on Transition's performance during 1995.

     The agreement may be terminated by either party at the end of an extension period upon at least 60 days written notice. If Transition terminates Mr. Doan's employment without sufficient notice or without cause, Mr. Doan is entitled to be paid the base salary then in effect for a period of six months.

     In connection with Gary M. Doan's employment with Transition as of May 1, 1992, Mr. Doan was granted an option to purchase up to 4.5% of the Common Stock of Transition at a price equal to the fair market value on May 1, 1992. Approximately two thirds of the award was exercisable by May 1994. The remainder is exercisable December 31, 2001. The option expires April 30, 2002, except that in the event Mr. Doan's employment is earlier terminated for whatever reason, the portion of the award that is exercisable or which will become exercisable within 90 days may be exercised until the earlier of 90 days after such termination or May 31, 2002. Any shares purchased by Mr. Doan are subject to repurchase by NSU if Mr. Doan ceases to be employed by Transition.

                             PROPOSAL NUMBER FOUR:
                     PROPOSAL TO ADOPT AN AMENDMENT TO THE
                   RESTATED ARTICLES OF INCORPORATION OF NSU

     On March 5, 1996, the Board of Directors of NSU unanimously adopted a resolution approving amendments to and a restatement of NSU's existing Restated Articles of Incorporation, subject to the consummation of the Reorganization. The Board further resolved that the amendments be submitted to shareholders of NSU for their approval, subject to the consummation of the Reorganization. A copy of the Amended and Restated Articles of Incorporation is included in Appendix I as Exhibit D to the Reorganization Agreement. Such Amended and Restated Articles of Incorporation are referred to herein as the "New Articles." If approved by the shareholders of NSU, the New Articles would be filed with the Minnesota Secretary of State on the Effective Date.

     Michael has requested the changes to the Restated Articles of Incorporation of NSU as described below, as a condition to the Merger, in order to ensure that the Articles of New Michael will better conform to the existing Certificate of Incorporation of Michael. The Board of Directors of NSU believes that the amendments are appropriate in light of the Reorganization.

     Under the New Articles, NSU's name will be changed to Michael Foods, Inc.

     Article IV of the existing Restated Articles of Incorporation of NSU would be amended by decreasing the number of shares of authorized Capital Stock of NSU from 100,035,000 shares, comprised of 100,000,000 shares of Common Stock with a par value of $.25 per share and 35,000 shares of preferred stock with a par value of $100 per share, to 50,000,000 shares comprised of 40,000,000 shares of common stock with a par value of $.01 per share and 10,000,000 undesignated shares. Each share of New Michael Common Stock will be entitled to one vote on all matters presented to the shareholders for a vote. Article IV of the New Articles would eliminate the current designation of the rights and preferences of NSU Common Stock and NSU Preferred Stock. The Board of Directors will be able to establish by resolution different classes or series of shares and to fix the rights and preferences of any New Michael Preferred Stock to be issued. The rights and preferences of New Michael Common Stock will be as provided under Minnesota law.

     The current Restated Articles of Incorporation of NSU mandate that the Board of Directors consist of at least one but not more than 15 directors.
Article VI of the New Articles will set the minimum number of directors at three but will not fix a maximum number. It will also permit the board, in its discretion, to elect honorary, non-voting directors. In addition, Article VI of the New Articles will explicitly state that the Board of Directors has all the powers conferred upon directors under the Minnesota Business Corporation Act.

     Under the existing Restated Articles of Incorporation of NSU, an absolute majority of directors may take written action in lieu of action at a meeting, except when the matter to be acted on requires shareholder approval. When an action taken by the board must be approved by shareholders, however, a written action must be approved by an absolute majority of directors. Under the New Articles, a written action on a matter requiring shareholder approval must be signed by all directors. Other matters may be acted upon by written action signed by an absolute majority of the directors.

     The New Articles will also require New Michael to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including an action by or in the right of NSU to the fullest extent permitted under the Minnesota Business Corporation Act. The existing Restated Articles of Incorporation of NSU do not explicitly require such indemnification.

     If approved, the amendments to and restatement of the Restated Articles of Incorporation of NSU will, subject to the consummation of the Reorganization, become effective upon filing with the Minnesota Secretary of State, which would take place on the Effective Date. The Board of Directors recommends a vote FOR approval of the New Articles. Under Minnesota law the affirmative vote of a majority of the outstanding shares of NSU Common Stock is necessary to approve the New Articles.

                             PROPOSAL NUMBER FIVE:
                           ELECTION OF NSU DIRECTORS

     The Board of Directors of NSU has recommended that the number of Directors to be elected for the coming year be set at six. The Board of Directors recommends that shareholders elect the nominees named below as Directors of NSU for the ensuing year and until their successors are elected and qualified. Unless otherwise indicated thereon, the persons named in the enclosed form of proxy intend to vote FOR the election of the six nominees listed below. The affirmative vote of a majority of the shares of NSU Common Stock present (or represented by proxy) and entitled to vote at the 1996 Annual Meeting is required to elect each of the nominees as Directors for the ensuing year or until their successors are elected and have qualified. All of the nominees are members of the present Board of Directors. If for any reason any nominee shall be unavailable for election to the Board of Directors, votes will be cast pursuant to authority granted by the enclosed proxy for such other candidate or candidates as may be nominated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees listed below will be unable to serve if elected to office. If the Reorganization is consummated, NSU and Michael currently contemplate that the members of the Board of Directors of NSU other than Mr. Efron and Mr. Michael will resign as of the Effective Date and Mr. Efron and Mr. Michael will name certain Michael-designated individuals to the Board of Directors of New Michael. See "THE REORGANIZATION AGREEMENT -- New Michael Management Following the Reorganization."

NOMINEES

     The following table sets forth certain information regarding the nominees for election as Directors, including the amount and percentage of outstanding shares of NSU Common Stock beneficially owned by such persons as of February 1, 1996.

                                                                                 SHARES OF
                                                                     FIRST         COMMON
                                                                    BECAME A       STOCK
                                                                    DIRECTOR    BENEFICIALLY      PERCENT
         NAME                    BIOGRAPHICAL INFORMATION            OF NSU        OWNED          OF CLASS
- ----------------------  ------------------------------------------  --------    ------------      --------
Miles E. Efron........  Chairman of the Board since July 1991 and     1968           434,900(2)      4.42%
Age 69                  a senior advisor to NSU. Mr. Efron was
                        President and Chief Executive Officer from
                        October 1988 to December 31, 1990, and was
                        Senior Vice President of NSU from 1985
                        until October of 1988. Mr. Efron also is a
                        director of Michael.
James H. Michael......  Chairman of the Board until July 1991. Mr.    1968         3,084,400(1)     32.65%
Age 75                  Michael is Chairman of the Board of
                        Michael, and is the father of Jeffrey J.
                        Michael, NSU's President and Chief
                        Executive Officer.
Jeffrey J. Michael....  President and Chief Executive Officer         1987         2,600,700(1)     27.53%
Age 39                  since December 1990. Mr. Michael served as
                        Vice President-Finance from April 1989 to
                        December 1990. Prior to April 1989, Mr.
                        Michael was employed by NSU in various
                        capacities. Jeffrey J. Michael is the son
                        of James H. Michael. Mr. Michael is also a
                        director of Michael and CorVel.
Fred E. Stout.........  Mr. Stout is the retired President and        1988             5,250(2)      0.06%
Age 75                  Chief Executive Officer of Superior Water,
                        Light and Power Company. Mr. Stout also
                        served as a director of NSU from 1984 to
                        1986.
Peter E. Flynn........  Executive Vice President, Chief Financial     1991           134,500(2)      1.40%
Age 36                  Officer and Secretary of NSU since
                        December 1990. In December 1992, he also
                        became the President and Chief Operating
                        Officer of Transition. Mr. Flynn served as
                        Treasurer of NSU from April 1989 to
                        December 1990. Prior to joining NSU in
                        1990, Mr. Flynn was an Audit Manager with
                        Arthur Andersen & Co. Mr. Flynn was
                        elected to the Board of Directors in July
                        1991, and also serves as a director of
                        CorVel.

                                                                                 SHARES OF
                                                                     FIRST         COMMON
                                                                    BECAME A       STOCK
                                                                    DIRECTOR    BENEFICIALLY      PERCENT
         NAME                    BIOGRAPHICAL INFORMATION            OF NSU        OWNED          OF CLASS
- ----------------------  ------------------------------------------  --------    ------------      --------
Richard J. Braun......  Mr. Braun currently serves as Chief           1994              None         0.00%
Age 51                  Executive Officer of Silicon Biology,
                        Inc., a technology company specializing in
                        generic classification technology, and as
                        a principal of Excelsior Investment Group
                        Ltd. Mr. Braun was the Managing Director
                        of Headwaters Capital Management L.L.C.
                        during 1995. From 1992-1994, Mr. Braun
                        served as Chief Operating Officer and a
                        Director of Employee Benefit Plans, Inc.,
                        and from 1989-1991 was Executive Vice
                        President, Chief Operating Officer and a
                        Director of Reich and Tang L.P., a
                        publicly held investment advisor and
                        broker-dealer. From 1988-1989, Mr. Braun
                        served as President and Chief Executive
                        Officer of Super Cycle, Inc., a former
                        subsidiary of NSU. Mr. Braun is a director
                        of RSI Systems, Inc.

- -------------------------
(1) The 4J2R1C Limited Partnership ("4J2R1C", formerly The Michael Partnership) owns 2,826,494 shares of NSU Common Stock. Mr. James H. Michael is the managing general partner and a limited partner of 4J2R1C and by reason of his status as the managing general partner is deemed to beneficially own all shares held by 4J2R1C. Mr. James H. Michael exercises sole voting and dispositive power with respect to the shares held by 4J2R1C. Mr. Jeffrey J. Michael is the general partner of 3J2R Limited Partnership ("3J2R"), which owns 2,597,000 shares of NSU Common Stock. By reason of his status as 3J2R's general partner, Mr. Jeffrey J. Michael is deemed to beneficially own the shares of NSU Common Stock held by 3J2R. Mr. Jeffrey J. Michael exercises sole voting and dispositive power with respect to the shares held by 3J2R.

(2) Shares shown as beneficially owned include, in the case of Mr. Efron, 395,000 shares of NSU Common Stock not outstanding but which may be acquired within 60 days through the exercise of stock options, in the case of Mr. Stout, 2,500 shares not outstanding, but which may be acquired within 60 days through the exercise of stock options, and in the case of Mr. Flynn, 134,500 shares of NSU Common Stock not outstanding but which may be acquired within 60 days through the exercise of stock options.

CERTAIN INFORMATION REGARDING THE BOARD OF DIRECTORS

     During the year ended December 31, 1995, the Board of Directors of NSU held ten meetings.

     During the year ended December 31, 1995, the members of NSU's Audit Committee were Messrs. Flynn, Stout and Braun. The Audit Committee reviews and makes recommendations to the Board of Directors with respect to designated financial and accounting matters. The Audit Committee held one meeting during the year ended December 31, 1995.

     For the year ended December 31, 1995, the members of NSU's Executive Committee were Messrs. Michael, Michael and Efron. The Executive Committee reviews and makes recommendations to the Board of Directors regarding certain employee benefit matters. The Executive Committee held one meeting during the year ended December 31, 1995.

     NSU has no nominating committee.

DIRECTOR COMPENSATION

     During 1995, Directors of NSU, other than Messrs. Jeffrey J. Michael and Flynn, who are also executive officers of NSU, received a monthly retainer of $600 for serving as members of NSU's Board of Directors. Directors incurring travel expenses to attend meetings are reimbursed in full. Members of the Audit Committee, other than Mr. Flynn, each receive an additional $300 for each committee meeting held. The total of all such payments for the year ended December 31, 1995 was $30,000.

REPORT OF THE EXECUTIVE COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     General. The Executive Committee of the Board of Directors (the "Committee") establishes the specific compensation for each of NSU's named executive officers. The Committee is made up of three members, James H. Michael, Miles E. Efron and Jeffrey J. Michael. With respect to compensation matters concerning Mr. Jeffrey J. Michael, NSU's President and Chief Executive Officer, Mr. Jeffrey J. Michael is excluded from Committee deliberations. After consideration of the Committee recommendations, the full Board of Directors reviews and approves the salaries of each named executive officer. The Committee is responsible for administering all other elements of executive compensation, including annual incentive awards and stock option grants.

     Executive Compensation Philosophy and Goals. During 1991 NSU initiated a strategic process to strengthen its balance sheet and focus its management resources on its key holdings. In connection with this process NSU sold several of its smaller businesses and substantially cut corporate overhead. As a result, NSU has only two executive officers, Jeffrey J. Michael, President and Chief Executive Officer, and Peter E. Flynn, Executive Vice President, Chief Financial Officer and Secretary. The Committee believes that NSU's success depends to a significant extent on the continuing efforts and dedication of Messrs. Jeffrey
J. Michael and Flynn. The executive compensation arrangements are designed to motivate and reward these executives for attaining the financial and strategic objectives essential to NSU's success and continued growth, while at the same time allowing NSU to retain high-caliber executives. The key components of NSU's compensation program are base salary, cash bonuses and, to a lesser extent, stock option awards.

     Base Salaries. While the Committee has not conducted formal independent salary comparisons in determining individual executive compensation, the Committee believes that base salaries should be moderate, yet competitive in relation to salaries commanded by persons in similar positions. The base salary for each named executive officer is reviewed annually and is set on the basis of personal performance, the relative importance of the functions the officer performs, the scope of the officer's ongoing responsibilities and the estimated salary levels in effect at comparable companies for comparable positions. The weight given to each of these factors varies between individuals.

     Cash Bonuses. Annual cash bonuses are designed to reward executives with operating responsibility for personal contributions to the success of NSU and generally are earned under a structured formula. Historically, individual performance targets have been established based on an annual operating budget which is submitted for review and approval by the Chief Executive Officer of NSU after consultation with the Committee. After the end of the calendar year, the Chief Executive Officer has evaluated actual financial performance against the individual performance targets. In the case of Mr. Flynn, who had day-to-day responsibility for the operation of Transition during 1995 (in addition to his responsibilities as an executive officer of NSU), the Committee departed from this practice in 1995 because of the change in Mr. Flynn's responsibilities on April 1, 1995, which are described below in this report. In 1993, the Committee discontinued payment of discretionary bonuses for officers without direct operating responsibility. Accordingly, Mr. Michael has not received a cash bonus since 1992.

     Stock Options. Incentive stock options are periodically granted to motivate executives to achieve positive long-term financial results, thereby enhancing shareholder value. Due to the limited corporate staff, NSU does not have formal policies or formulas for determining the timing, amount or particular vesting schedules for stock option awards. Furthermore, NSU's stock performance is significantly affected by changes in the value of its equity holdings in Michael and, to a lesser extent, the value of its CorVel holdings. Although North Star has representatives on the boards of directors of both Michael and CorVel, NSU does not have direct management control over the operations of either business. Accordingly, the Committee believes that NSU's stock performance is often not the best indicator of the performance of NSU's management team, and, as a result, has not granted significant options to NSU's executives. Further, because of the substantial beneficial holdings of Mr. Michael's family in NSU's Common Stock, the Committee believes Mr. Michael's interests in stock performance already parallel those of NSU's other shareholders. As a result, the Committee historically has not granted any stock options to Mr. Michael. During 1995, there were no stock options granted to any executive officer.

     1995 Executive Compensation. Mr. Jeffrey J. Michael, as Chief Executive Officer of North Star, has overall responsibility for the strategic direction of NSU and for the performance of NSU's wholly owned operating companies. Mr. Michael was elected to his present position in December 1990 and is not a party to an employment agreement. During 1994 and 1995, Mr. Michael was paid a base salary of $235,000. In establishing Mr. Michael's base salary, the Committee took into account that Mr. Michael does not participate in NSU's incentive cash bonus program or employee stock option plan. Mr. Michael's base salary was continued at $235,000 in 1996.

     As described in more detail below, Mr. Flynn entered into an employment agreement with NSU and Transition effective April 1, 1993, in connection with his assumption of the duties of President of Transition, which agreement was modified effective as of April 1, 1995. The modification to his agreement with NSU and Transition provided that Mr. Flynn devote more of his time to NSU matters while continuing to oversee the day-to-day operations of Transition. During 1995, approximately 24% of Mr. Flynn's base salary was paid by Transition and related to his work as President of that company. The remainder of his base salary in 1995 was paid by NSU recognizing his greater involvement in NSU matters. In 1995, Mr. Flynn's base salary remained relatively unchanged from his base salary in 1994. Also, for 1995, Mr. Flynn was awarded a bonus of $25,000 based on the performance of Transition through the first quarter of 1995, and a discretionary bonus of $75,000, based on his performance in executing NSU's strategic plans.

     This report of the Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy
Statement/Prospectus into any filing under the Securities Act or under the Exchange, except to the extent that NSU specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
                                          JAMES H. MICHAEL
                                          MILES E. EFRON
                                          JEFFREY J. MICHAEL
                                          The Members of the Committee

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Jeffrey J. Michael, James H. Michael and Miles E. Efron served on the Executive Committee of NSU for the past fiscal year. The Executive Committee determines compensation levels for NSU's executive officers. Each of Messrs. James H. Michael and Efron was formerly an executive officer of NSU, and James
H. Michael has on occasion borrowed funds from NSU. As of February 21, 1996, Mr. Michael owed NSU approximately $157,872. The maximum amount of such indebtedness, including accrued but unpaid interest, owed to NSU by Mr. Michael during 1995 was approximately $428,084. The currently outstanding indebtedness is evidenced by an unsecured note which provides for quarterly interest payments and an annual principal payment of $50,000. The unsecured note accrues interest at the rate of one percent over the reference rate of First Bank, National Association (9.25% at February 21, 1996).

     Effective September 1, 1985, the Board of Directors established a formal policy governing future loans to officers. The policy permits unsecured loans to officers of up to $50,000. Loans in excess of $50,000 must be approved in advance by the Board of Directors and must be secured by readily marketable negotiable securities. Loans to officers will bear interest at one percent over the prevailing prime rate of interest and must mature within five years. Interest is to be paid quarterly. In addition to the foregoing, an officer may borrow annually an amount not exceeding 10 percent of annual compensation. These loans are without interest and are payable on termination of employment. Mr. James H. Michael's loans from NSU predate this policy.

     Although Jeffrey J. Michael, NSU's President and Chief Executive Officer, served on NSU's Executive Committee during 1993 and 1994, as previously indicated, he did not participate in any decisions regarding his own compensation as an executive officer.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table provides certain summary information concerning compensation paid or accrued by NSU to or on behalf of Jeffrey J. Michael, NSU's President and Chief Executive Officer, and Peter E. Flynn, NSU's only other executive officer, for the fiscal years ended December 31, 1993, 1994 and 1995.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                                      COMPENSATION
                                                                         AWARDS
                                                    ANNUAL            ------------
                                                 COMPENSATION          SECURITIES
                                             ---------------------     UNDERLYING           ALL OTHER
   NAME AND PRINCIPAL POSITION       YEAR    SALARY(1)     BONUS        OPTIONS       COMPENSATION(2)(3)(4)
- ----------------------------------   ----    ---------    --------    ------------    ---------------------
Jeffrey J. Michael................   1995    $ 235,000    $     --         --                $ 6,703
  President and Chief Executive
     Officer                         1994      235,000          --         --                  6,703
                                     1993      188,200          --         --                  6,580
Peter E. Flynn....................   1995      170,255     100,000         --                  5,679
  Executive Vice President, Chief    1994      173,816      45,000         --                  5,679
  Financial Officer and Secretary    1993      173,011      97,500         --                  5,556

- -------------------------
(1) In 1993, Messrs. Michael and Flynn earned $7,200, and $6,600, respectively, in their capacities as Directors of NSU. Such fees are included in each officer's calculation of annual salary amounts. NSU discontinued the payment of such fees to Messrs. Michael and Flynn commencing January 1, 1994.

(2) Represents amounts contributed by NSU for the benefit of each of Messrs. Michael and Flynn pursuant to NSU's 401(k) Plan.

(3) Neither of the named executive officers held or received any awards of restricted shares.

(4) Includes life and disability insurance premiums paid by NSU for the benefit of each of Messrs. Michael and Flynn.

STOCK OPTIONS, AWARDS, EXERCISES AND HOLDINGS

     During 1995, there were no stock options for NSU Common Stock granted to any executive officer.

OPTION EXERCISES AND HOLDINGS

     The following table provides information concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED               IN-THE-MONEY
                                                             OPTIONS AT FY-END               OPTIONS AT FY-END
                                     SHARES ACQUIRED    ----------------------------    ----------------------------
               NAME                    ON EXERCISE      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
- ----------------------------------   ---------------    -----------    -------------    -----------    -------------
Jeffrey J. Michael................          0                   0            0           $       0          $ 0
Peter E. Flynn....................          0             134,500            0           $ 166,875          $ 0

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

     Effective December 31, 1990, Mr. Efron's employment agreement with NSU was terminated, and he resigned as President and Chief Executive Officer of NSU. Mr. Efron continues as an employee of NSU, providing advisory and consulting services. Pursuant to an agreement with NSU, he continues to receive annual compensation of $50,000 through December 1996 for his consulting and advisory services to NSU and is eligible to participate in other fringe benefits established by NSU for its executive officers.

     Mr. Flynn is a party to an employment agreement with NSU and Transition, which terminates December 31, 1997, subject to annual extensions thereafter at the option of the parties. Mr. Flynn's employment agreement was modified effective April 1, 1995. As modified, the agreement provides for an annual base salary of $136,000 for services rendered for the benefit of NSU, plus annual compensation of $42,500 in connection with Mr. Flynn's duties as President and Chief Operating Officer of Transition. The agreement entitles Mr. Flynn to participate in other fringe benefits established by NSU for its executive officers. In addition, Mr. Flynn was awarded a bonus of $25,000 based on the performance of Transition through the first quarter of 1995, and Mr. Flynn was made eligible for a discretionary bonus in 1996 based upon his performance in 1995 in executing NSU's strategic plans. Under the terms of the agreement, the amount of the discretionary bonus was limited to $75,000, as determined by NSU's Board of Directors. The Board subsequently determined that Mr. Flynn should be awarded the maximum amount of the discretionary bonus.

     Upon the voluntary termination of his employment with NSU, Mr. Flynn is entitled to receive a single lump sum payment equal to his then current base salary plus $25,000. If Mr. Flynn dies, he becomes disabled and unable to continue his employment, his employment is terminated by NSU for any reason, or he voluntarily terminates his employment following certain actions by NSU constituting constructive termination, Mr. Flynn is entitled to receive a single lump sum payment equal to two times his then current base salary plus $25,000. If Mr. Flynn's employment is terminated due to a change in control of NSU, Mr. Flynn is entitled to receive a single lump sum payment of $297,000. Also, if Mr. Flynn is terminated by NSU, all of his then outstanding options immediately become vested.

STOCK PRICE PERFORMANCE GRAPH AND TABLE

     The following graph and table compare the yearly percentage change in the cumulative total shareholder return on NSU's Common Stock during the five year period ended December 31, 1995, with the cumulative total return on each of the S&P 500 Index, the S&P Foods Index, the S&P Healthcare Composite Index and the S&P Computer Systems Index. Each of the component S&P indices represent each of NSU's separate lines of business. The comparison assumes $100 was invested on December 31, 1990 in NSU's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

      Measurement Period          North Star                                     Health Care-      Computer
    (Fiscal Year Covered)          Universal        S&P 500          Foods         Composite        Systems
DEC 90                                     100             100             100             100             100
DEC 91                                   132.3           130.5           145.9          154.00            88.9
DEC 92                                    80.7           140.4           145.5           128.9            65.2
DEC 93                                    62.9           154.6           133.6           118.1            67.7
DEC 94                                    58.1           156.6           149.3           133.6            87.4
DEC 95                                   100.0           215.5           190.4           210.9           116.4

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors and persons who beneficially own more than ten percent (10%) of NSU's Common Stock to file initial reports of ownership and reports of changes in ownership with the Commission. Executive officers, directors, and greater than ten percent (10%) beneficial owners are required by Commission regulations to furnish NSU with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to NSU and written representations from the executive officers and directors of NSU, NSU believes that its executive officers, directors and 10% shareholders complied with all Section 16(a) filing requirements applicable to them, except that Messrs. James H. Michael and Jeffrey J. Michael each reported one transaction late for the year ending December 31, 1995.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of NSU Common Stock of NSU as of March 1, 1996, by each shareholder who is known by NSU to own beneficially more than 5 percent of the outstanding Common Stock of NSU, and by all officers and Directors of NSU as a group.

                                                                     AMOUNT AND NATURE OF    PERCENT
               NAME AND ADDRESS OF BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP    OF CLASS
- ------------------------------------------------------------------   --------------------    --------
James H. Michael..................................................         3,084,400(1)        32.65%
142 North Mississippi River Blvd.
St. Paul, MN 55104
Jeffrey J. Michael................................................         2,600,700(2)        27.53%
5745 Seven Oaks Court
Minnetonka, Minnesota 55345
Heartland Advisors, Inc...........................................           994,300(3)        10.52%
790 North Milwaukee Street
Milwaukee, Wisconsin 53202
All officers and directors as a group (6 persons).................         6,259,750(4)        62.72%

- -------------------------
(1) Includes 2,826,494 shares of Common Stock held by 4J2R1C Limited Partnership, as to which Mr. James H. Michael, as managing general partner, exercises sole voting and dispositive power.

(2) Includes 2,597,000 shares of Common Stock held by 3J2R Limited Partnership as to which Mr. Jeffrey J. Michael, as general partner, exercises sole voting and dispositive power.

(3) Based on information in a Schedule 13D Report delivered to NSU showing information as of February 9, 1996 and indicating that Heartland Advisors, Inc. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and that Heartland Advisors, Inc. has sole voting power over 872,000 of such shares and sole dispositive power over all such shares.

(4) Shares shown as beneficially owned include 532,000 shares not outstanding, but which may be acquired within 60 days through the exercise of stock options by all officers and Directors as a group.

                                    AUDITORS

     The Board of Directors of NSU intends to appoint Grant Thornton LLP as independent auditors for NSU for the year ending December 31, 1996, if the Reorganization is not consummated. Grant Thornton LLP audited the financial statements of NSU for the year ended December 31, 1995. Representatives of Grant Thornton LLP will be present at the annual meeting and will be given an opportunity to make a statement if they desire to do so and to respond to appropriate questions raised at the meeting.

                                 LEGAL MATTERS

     The validity of the ENStar Common Stock to be issued in connection with the Distribution and the validity of the shares of New Michael Common Stock to be issued in connection with the Merger will be passed upon for ENStar and NSU, respectively, by Dorsey & Whitney LLP.

                                    EXPERTS

     The consolidated financial statements and schedule of Michael as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995 appearing in Michael's Annual Report on Form 10-K have been audited by Grant Thornton LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements and schedule of NSU as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995 appearing in NSU's Annual Report on Form 10-K have been audited by Grant Thornton LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

     The combined financial statements and schedule of ENStar (an operating unit of NSU) as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995 appearing herein have been audited by Grant Thornton LLP, independent auditors, as set forth in their reports included herein and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of CorVel as of March 31, 1995 and 1994 and for each of the three years in the period ended March 31, 1995 appearing in NSU's Annual Report on Form 10-K have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

             SHAREHOLDER PROPOSALS FOR 1997 MEETING OF SHAREHOLDERS


     In the event that the Reorganization is not consummated and NSU conducts an annual meeting in 1997, any proposal by a shareholder to be presented at such annual meeting must be received at NSU's principal executive offices at 6475
City West Parkway, Eden Prairie, Minnesota 55344, not later than December   ,
1996. Any such proposal must be in the form required under the rules and regulations promulgated by the Securities and Exchange Commission.


                                 OTHER MATTERS

     The Board of Directors of NSU knows of no other matters that are intended to be brought before the Annual Meeting. If other matters, of which the Board of Directors is not aware, are presented for action, it is the intention of the persons named in the enclosed form of proxy to vote on such matters in their sole discretion.

                                   APPENDIX I

                           -------------------------

                      AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND BETWEEN

                              MICHAEL FOODS, INC.,
                           NORTH STAR UNIVERSAL, INC.
                                      AND

                                 NSU MERGER CO.

                           -------------------------

                           -------------------------

                               DECEMBER 21, 1995

                           -------------------------

                               TABLE OF CONTENTS

                                                                                     PAGE NO.
                                                                                     --------
 ARTICLE 1.   DEFINITIONS AND PRELIMINARY TRANSACTIONS............................        I-1
        1.1   Definitions.........................................................        I-1
        1.2   Distribution of Spinco Common Stock.................................        I-5
        1.3   Reverse Stock Split.................................................        I-5
        1.4   No Fractional Shares................................................        I-5
        1.5   NSU Dissenters' Rights..............................................        I-5
        1.6   NSU Stock Option Plans..............................................        I-5
 ARTICLE 2.   MERGER..............................................................        I-6
        2.1   Effect of Merger....................................................        I-6
        2.2   Effect on Michael Capital Stock and Merger Sub Capital Stock........        I-6
        2.3   Rights of Holders of Michael Capital Stock..........................        I-7
        2.4   Procedure for Exchange of Stock.....................................        I-7
 ARTICLE 3.   REPRESENTATIONS AND WARRANTIES OF MICHAEL...........................       I-10
        3.1   Organization and Qualification......................................       I-10
        3.2   Authority Relative to this Agreement; Non-Contravention.............       I-10
        3.3   Capitalization......................................................       I-10
        3.4   Exchange Act Reports................................................       I-11
        3.5   Subsidiaries........................................................       I-11
        3.6   Litigation..........................................................       I-11
        3.7   No Brokers or Finders...............................................       I-11
        3.8   Prospectus/Proxy Statement..........................................       I-11
        3.9   Disclosure..........................................................       I-12
 ARTICLE 4.   REPRESENTATIONS AND WARRANTIES OF NSU...............................       I-12
        4.1   Organization and Qualification......................................       I-12
        4.2   Authority Relative to this Agreement; Non-Contravention.............       I-12
        4.3   Capitalization......................................................       I-13
        4.4   Exchange Act Reports................................................       I-13
        4.5   Subsidiaries........................................................       I-13
        4.6   Absence of Certain Developments.....................................       I-13
        4.7   Litigation..........................................................       I-13
        4.8   No Brokers or Finders...............................................       I-14
        4.9   Prospectus/Proxy Statement..........................................       I-14
        4.10  Validity of the Surviving Corporation Common Stock..................       I-14
        4.11  Ownership of Michael Common Stock...................................       I-14
        4.12  Liabilities.........................................................       I-14
        4.13  Disclosure..........................................................       I-14
 ARTICLE 5.   CONDUCT OF BUSINESS PENDING THE MERGER..............................       I-15
        5.1   Conduct of Business by NSU..........................................       I-15
        5.2   Conduct of Business by Michael......................................       I-15
 ARTICLE 6.   ADDITIONAL COVENANTS AND AGREEMENTS.................................       I-15
        6.1   Governmental Filings................................................       I-15
        6.2   Expenses............................................................       I-15
        6.3   Access to Information; Confidentiality..............................       I-16
        6.4   Registration Statement..............................................       I-16
        6.5   Accounting and Tax Treatment........................................       I-17
        6.6   Michael Stock Plans.................................................       I-17
        6.7   Press Releases......................................................       I-17
        6.8   Directors and Officers Insurance....................................       I-17

                                                                                     PAGE NO.
                                                                                     --------
        6.9   Securities Reports..................................................       I-18
        6.10  Stock Listing.......................................................       I-18
        6.11  Shareholder Approvals...............................................       I-18
        6.12  No Solicitation.....................................................       I-18
        6.13  Failure to Fulfill Conditions.......................................       I-18
        6.14  Tax Ruling or Opinion...............................................       I-19
        6.15  Resignations and Election of Directors..............................       I-19
        6.16  Orderly Disposition and Registration Rights Agreement...............       I-19
        6.17  Shareholder Vote....................................................       I-19
        6.18  Filing of Reports Necessary for use of Rule 145.....................       I-19
        6.19  Notification of Certain Matters.....................................       I-19
        6.20  Notification of Anticipated NSU Net Indebtedness....................       I-20
        6.21  Distribution Agreement..............................................       I-20
 ARTICLE 7.   CONDITIONS..........................................................       I-20
        7.1   Conditions to Obligations of Each Party.............................       I-20
        7.2   Additional Conditions to Obligation of NSU..........................       I-21
        7.3   Additional Conditions to Obligation of Michael......................       I-22
 ARTICLE 8.   TERMINATION, AMENDMENT AND WAIVER...................................       I-23
        8.1   Termination.........................................................       I-23
        8.2   Effect of Termination...............................................       I-23
        8.3   Amendment...........................................................       I-24
        8.4   Waiver..............................................................       I-24
 ARTICLE 9.   GENERAL PROVISIONS..................................................       I-24
        9.1   Public Statements...................................................       I-24
        9.2   Notices.............................................................       I-24
        9.3   Interpretation......................................................       I-25
        9.4   Severability........................................................       I-25
        9.5   Miscellaneous.......................................................       I-25
        9.6   Non-Survival of Representations, Warranties and Covenants...........       I-26
        9.7   Schedules...........................................................       I-26
        9.8   Counterparts........................................................       I-26
        9.9   Third Party Beneficiaries...........................................       I-26
ARTICLE 10.   DISPUTE RESOLUTION..................................................       I-26
       10.1   Mediation and Binding Arbitration...................................       I-26
       10.2   Initiation..........................................................       I-26
       10.3   Submission to Mediation.............................................       I-26
       10.4   Selection of Mediator...............................................       I-26
       10.5   Mediation and Arbitration...........................................       I-26
       10.6   Selection of Arbitrators............................................       I-27
       10.7   Cost of Arbitration.................................................       I-27
   EXHIBITS
  Exhibit A   -- Discount Factor..................................................       I-29
  Exhibit B   -- Form of Certificate of Merger
  Exhibit C   -- Form of Distribution Agreement
  Exhibit D   -- Form of New Articles
  Exhibit E   -- Form of Orderly Disposition and Registration Rights Agreement

                      AGREEMENT AND PLAN OF REORGANIZATION

     AGREEMENT AND PLAN OF REORGANIZATION dated December 21, 1995, by and between MICHAEL FOODS, INC., a Delaware corporation ("Michael"), NORTH STAR UNIVERSAL, INC., a Minnesota corporation ("NSU"), and NSU MERGER CO., a Delaware corporation and a wholly-owned subsidiary of NSU ("Merger Sub")

                              W I T N E S S E T H:

     WHEREAS, the Boards of Directors of Michael and NSU have determined that it is in the best interests of Michael and NSU and their respective shareholders to consummate the merger (the "Merger") of Merger Sub, a newly-formed subsidiary of NSU, with and into Michael with Michael as the surviving corporation;

     WHEREAS, Michael and NSU desire that the Merger be made on the terms and subject to the conditions set forth in this Agreement and qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended;

     WHEREAS, as a condition of the Merger, Michael requires that NSU distribute and NSU is willing to distribute immediately after the Merger to NSU shareholders of record prior to the Merger, all of the capital stock of a newly incorporated wholly owned subsidiary, to which, prior to the Merger, all of the assets of NSU will be assigned, contributed or otherwise transferred other than
(i) the shares of Merger Sub, (ii) the shares of Michael Common Stock (defined below) owned by NSU on the date hereof, (iii) cash held by NSU, and (iv) certain other assets as the parties mutually agree, and that NSU be released from, or mutually acceptable adequate provisions be made for, all liabilities and obligations other than as mutually agreed by the parties, so that, after giving effect to the Merger and such distribution, the business and operations of NSU after the Merger will be the business and operations of Michael;

     WHEREAS, the distribution contemplated by the previous WHEREAS clause will be made in accordance with the Distribution Agreement (as defined below);

     WHEREAS, as a further condition of the Merger, Michael requires and NSU is willing to reduce the number of outstanding shares of NSU Common Stock (as defined below) to an amount equal to the number of shares of Michael Common Stock owned by NSU less a number of shares determined by formula to reflect the amount of the liabilities retained by NSU at the time of the Merger net of the cash retained by NSU at the time of the Merger; and

     WHEREAS, Michael is requiring such reduction in the number of outstanding shares of NSU Common Stock so that each share of Michael Common Stock will be exchangeable for one share of the Surviving Corporation Common Stock (as defined below) after the Merger.

     NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the parties hereto agree as follows:

                                   ARTICLE 1

                    DEFINITIONS AND PRELIMINARY TRANSACTIONS

     1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     Affiliate: as defined in Regulation 12b-2 promulgated under the Exchange Act, as such Regulation is in effect on the date hereof.

     Anticipated NSU Net Indebtedness: as defined in Section 6.20.

     Average Price of Michael Common Stock: the average closing sales price per share of Michael Common Stock reported on the NASDAQ-NMS as published by The Wall Street Journal during the twenty (20) trading days ending on the third trading day immediately preceding the Effective Date.

     Certificate of Merger: the Certificate of Merger in substantially the form of Exhibit B hereto.

     Code: the Internal Revenue Code of 1986, as amended, or any successor legislation.

     Continuing Options: as defined in Section 2.2(b).

     Credit Agreement: the Credit Agreement between NSU and First Bank National Association, a national banking association, including any amendments thereto, and any replacement credit agreement or facility.

     Discount Factor: the factor determined in accordance with the table in Exhibit A based on the amount of the NSU Net Assumed Liabilities at the Effective Time.

     Dissenting Shares: as defined in Section 1.5.

     Dissenting Shares Holdback: shall be an amount mutually agreed upon by NSU and Michael based on the number of Dissenting Shares for which such Liability has not been paid by the Effective Date plus a reasonable amount to assure that the Surviving Corporation will not incur any Liability with respect to such Dissenting Shares in excess of the amount mutually agreed by Michael and NSU.

     Distribution: the distribution, on the Distribution Date, of all of the outstanding shares of Spinco Common Stock by NSU to the holders of record of NSU Common Stock on the Distribution Record Date, which distribution shall be deemed to have been effected by NSU upon delivery by NSU to the distribution agent of an instruction directing the distribution agent to effect the distribution of the Spinco Common Stock in accordance with Section 3.03 of the Distribution Agreement and such distribution shall not be effected nor deemed to have been effected until after the Effective Time.

     Distribution Agreement: the Distribution Agreement between NSU and Spinco in substantially the form of Exhibit C hereto.

     Distribution Date: the Effective Date; provided, however, that the Distribution shall not occur until after the Effective Time of the Merger.

     Distribution Record Date: the close of business on the date to be determined by the NSU Board as the record date for the Distribution, which date shall be prior to the Effective Date.

     DGCL: the Delaware General Corporation Law, as amended.

     Effective Date: as defined in Section 2.1(d).

     Effective Time: as defined in Section 2.1(d).

     Exchange Act: the Securities Exchange Act of 1934, as amended.

     Exchange Agent: as defined in Section 2.4(a).

     Exchange Fund: as defined in Section 2.4(c).

     Exchange Ratio: as defined in Section 2.2(a).

     GAAP: generally accepted accounting principles.

     HSR Act: the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     IRS: the Internal Revenue Service.

     Liabilities: any and all debts, liabilities, accounts payable, Taxes, claims and other obligations, absolute or contingent, mature or not mature, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising (unless otherwise specified in this Agreement), including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under any law, rule, regulation, or any actual or threatened action, suit, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal, any order or consent decrees of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

     Material Adverse Effect: with respect to an entity means any condition, event, change or occurrence that has had or may reasonably be expected to have a material adverse effect on the business, operations, results of operations or financial condition of such entity on a consolidated basis.

     MBCA: Minnesota Business Corporation Act, as amended.

     Merger: as defined in the preambles of this Agreement.

     Michael 10-K Reports: as defined in Section 3.4.

     Michael 10-Q Reports: as defined in Section 3.4.

     Michael Board: the Board of Directors of Michael.

     Michael Common Stock: the common stock, par value $.01 per share, of Michael.

     Michael Stock Plans: as defined in Section 2.2(b).

     Michael Subsidiary: as defined in Section 3.5.

     NASDAQ-NMS: the NASDAQ National Market System.

     New Articles: the amended and restated articles of incorporation of NSU in substantially the form of Exhibit D hereto which will be effective on the Effective Date.

     NSU 10-K Reports: as defined in Section 4.4.

     NSU 10-Q Reports: as defined in Section 4.4.

     NSU Assumed Liabilities: the NSU Indebtedness and the NSU Retained Liabilities.

     NSU Board: the Board of Directors of NSU prior to the Merger Effective
Date.

     NSU Common Stock: the Common Stock, par value $1.00 per share, of NSU, prior to the Merger Effective Date.

     NSU Indebtedness: indebtedness (principal and accrued interest) represented by NSU's outstanding subordinated debentures and subordinated extendable and fixed time certificates and the NSU indebtedness (principal and accrued interest) owing pursuant to the Credit Agreement.

     NSU Net Assumed Liabilities: an amount equal to (i) the NSU Indebtedness as of the Effective Time plus the amount of the Dissenting Shares Holdback, less
(ii) the amount of cash included in the NSU Retained Assets as of the Effective Time, provided that such amount shall be no less than $25,000,000 and no more than $38,000,000.

     NSU Options: as defined in Section 1.6.

     NSU Stock Option Plans: as defined in Section 1.6.

     NSU Subsidiary: as defined in Section 4.5.

     NSU Retained Assets: the following assets:

          (i) such amount of cash as NSU may, in its sole discretion, determine to hold at the Effective Time;

          (ii) 7,354,950 shares of Michael Common Stock owned by NSU as of the date of this Agreement;

          (iii) the capital stock of Merger Sub;

          (iv) the rights of NSU under this Agreement, the Distribution Agreement and the Orderly Disposition and Registration Rights Agreement; and

          (v) any and all net operating loss carryforwards and other Tax attributes properly allocable to NSU following the Effective Date in accordance with the relevant provisions of the Code.

     NSU Retained Liabilities: the following Liabilities:

          (i) any Liability arising from any NSU shareholders who have effectively dissented from the NSU shareholder action in connection with the Merger and the Distribution in accordance with Sections 471 and 473 of the MBCA;

          (ii) any Liability of NSU (Surviving Corporation) under the Distribution Agreement arising after the Effective Date;

          (iii) any Liability of NSU (Surviving Corporation) under this Agreement after the Effective Date; and

          (iv) any Liability of NSU (Surviving Corporation) under the Orderly Distribution and Registration Rights Agreement arising after the Effective Date.

     NSU Transferred Assets: all assets of NSU other than the NSU Retained
Assets.

     NSU Transferred Liabilities: all Liabilities of NSU (i) arising at any time prior to the Effective Date other than the NSU Assumed Liabilities, or (ii) arising as a result of the Distribution (other than any liability of NSU for Taxes resulting from a breach of Section 2.07 of the Distribution Agreement by NSU (Surviving Corporation) after the Effective Date).

     Orderly Disposition and Registration Rights Agreement: the Orderly Disposition and Registration Rights Agreement dated the date hereof between NSU and certain shareholders of NSU in the form of Exhibit E hereto.

     Prospectus/Proxy Statement: as defined in Section 6.4.

     Registration Statement: as defined in Section 6.4.

     Repurchased Michael Common Stock: the number of shares of Michael Common Stock owned by NSU equal to (i) the NSU Net Assumed Liabilities, divided by (ii) the product of the Discount Factor multiplied by the Average Price of Michael Common Stock.

     Requisite Michael Shareholder Vote: as defined in Section 3.2.

     Requisite NSU Shareholder Vote: as defined in Section 4.2.

     Reverse Stock Split: as defined in Section 1.3.

     SEC: the Securities and Exchange Commission.

     Securities Act: the Securities Act of 1933, as amended.

     Spinco: the wholly owned subsidiary of NSU to which NSU will transfer the NSU Transferred Assets and the NSU Transferred Liabilities.

     Spinco Common Stock: the Common Stock, par value $.01 per share, of Spinco.

     Subsidiary: with respect to any entity shall mean each corporation in which such entity owns directly or indirectly fifty percent or more of the voting securities of such corporation and shall, unless otherwise indicated, be deemed to refer to both direct and indirect subsidiaries of such entity.

     Surviving Corporation: as defined in Article 2.

     Surviving Corporation Common Stock: the common stock, par value $.01 per share, of the Surviving Corporation.

     Taxes: any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, customs duties, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, workers' compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other governmental tax, fee, assessment or charge of any kind whatsoever including any interest, penalties or additions to any Tax or additional amounts in respect of the foregoing.

     1.2 Distribution of Spinco Common Stock.

     (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1 and the conditions set forth in Article 7 shall have been fulfilled or waived,

          (i) NSU shall, prior to the Effective Date, contribute to Spinco all of the NSU Transferred Assets in accordance with the Distribution Agreement;

          (ii) NSU shall use all reasonable efforts to obtain releases from, cause Spinco to assume, indemnify NSU and Merger Sub from or, in accordance with the terms of the Distribution Agreement, otherwise provide for the payment or recovery by NSU or Merger Sub with respect to the NSU Transferred Liabilities; and

          (iii) NSU shall declare the Distribution to NSU shareholders of record on the Distribution Record Date which shall be payable conditioned only upon the Merger on the Distribution Date.

     (b) The Distribution will be effected in accordance with the terms of the Distribution Agreement, which will also govern the relative rights and obligations of Spinco and the Surviving Corporation after the Merger. NSU shall cause the Distribution to be conducted in accordance with all applicable federal and state securities laws.

     1.3 Reverse Stock Split. Provided that this Agreement shall not have been terminated in accordance with Section 8.1 and the conditions set forth in
Article 7 have been fulfilled or waived, NSU shall authorize and effect a combination of the outstanding NSU Common Stock in the form of a reverse stock split (the "Reverse Stock Split") effective on the Effective Date and immediately prior to the Effective Time so that, immediately prior to the Effective Time and after giving effect to the Reverse Stock Split, the aggregate number of shares of NSU Common Stock outstanding on a fully diluted basis (excluding any Dissenting Shares) is equal to: (i) the number of shares of Michael Common Stock then owned directly or beneficially by NSU, less (ii) the number of shares of Repurchased Michael Common Stock.

     1.4 No Fractional Shares. No fractional shares of the Surviving Corporation Common Stock, and no certificates representing such fractional shares, shall be issued in connection with the Reverse Stock Split. In lieu of any fractional share, the Surviving Corporation shall pay to each holder of NSU Common Stock subject to the Reverse Stock Split who otherwise would be entitled to receive a fractional share of NSU Common Stock as a result of the Reverse Stock Split an amount of cash (without interest) determined by multiplying (a) the Average Price of Michael Common Stock times (b) the fractional share interest to which such holder would otherwise be entitled. The payment for fractional shares shall be made upon the surrender for exchange of certificates representing NSU Common Stock which were subject to the Reverse Stock Split.

     1.5 NSU Dissenters' Rights. Notwithstanding anything in this Agreement to the contrary, shares of NSU Common Stock that are issued and outstanding on the record date for the meeting of NSU shareholders referred to in Section 6.11 and which are held by NSU shareholders who shall have effectively dissented from the NSU shareholder action with respect to the Distribution in accordance with the MBCA (the "Dissenting Shares") shall not be converted into shares of the Surviving Corporation, shall not be subject to the Reverse Stock Split and shall not be entitled to the Distribution, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost its, his or her right to appraisal and payment under the MBCA. The Dissenting Shares shall have only those rights granted to dissenting shares under the MBCA.

     1.6 NSU Stock Option Plans. NSU shall cause all options (the "NSU Options") outstanding under the 1986 Incentive Stock Option Plan of NSU, the 1986 Non-Qualified Stock Option Plan of NSU, the 1988 Nonqualified Stock Option Plan of NSU (the "NSU Stock Option Plans") or otherwise disclosed in Schedule 4.3 to be cancelled or exercised prior to the Effective Time. At or prior to the Effective Time, all of the NSU Stock Option Plans shall be terminated.

                                   ARTICLE 2

                                     MERGER

     Subject to the satisfaction or waiver of the conditions set forth in
Article 7, on a date mutually satisfactory to the parties as soon as practicable following satisfaction or waiver of such conditions, (i) Merger Sub will merge with and into Michael, (ii) Michael will become a wholly-owned subsidiary of NSU, (iii) Michael will change its name to "Michael Foods of Delaware, Inc.,"
(iv) NSU will complete the Distribution, and (v) NSU will change its name to "Michael Foods, Inc." NSU, in its capacity as the publicly held entity owning Michael as a wholly-owned subsidiary after giving effect to the Merger, the Reverse Stock Split and Distribution, is then defined herein as the "Surviving Corporation." The Merger will be effected pursuant to the Certificate of Merger and pursuant to the provisions of, and with the effect provided in Section 251 of the DGCL.

     2.1 Effect of Merger.

     (a) On the Effective Date, (i) Merger Sub shall be merged with and into Michael and the separate existence of Merger Sub shall cease, (ii) Michael will become a wholly-owned subsidiary of NSU, (iii) Michael will change its name to "Michael Foods of Delaware, Inc.," and (iv) NSU will change its name to "Michael Foods, Inc." On the Effective Date, effective at the Effective Time, the articles of incorporation of the Surviving Corporation will be amended and restated as the New Articles. The Board of Directors of the Surviving Corporation immediately after the Effective Time will consist of nine (9) members of which two (2) directors will be designated in accordance with Section 8 of the Orderly Disposition and Registration Rights Agreement and the remaining directors will be designated by the Michael Board. Immediately after the Effective Time the Board of Directors of the Surviving Corporation will elect the officers of Michael immediately prior to the Effective Time as the officers of Surviving Corporation.

     (b) At the Effective Time, Michael shall thereupon and thereafter be responsible and liable for all the liabilities, debts and obligations of each of Michael and the Merger Sub.

     (c) At the Effective Time, Michael shall thereupon and thereafter possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of Michael and the Merger Sub; all property, real, personal and mixed, and all debts due on whatever account, and all and every other interest, of or belonging to or due to each of Michael and the Merger Sub, shall be taken and deemed to be transferred to and vested in Michael without further act or deed; and the title to any real estate or any interest therein, vested in Michael and the Merger Sub shall not revert or be in any way impaired by reason of the Merger.

     (d) Subject to the provisions of Articles 7 and 8 hereof, the closing of the transactions contemplated hereby shall take place at such location, on such date and at such time as Michael and NSU mutually agree at the earliest practicable time after the satisfaction or waiver of the conditions in Article 7, but in no event later than ten (10) business days after all such conditions have been satisfied or waived, or on such other date as may be mutually agreed by the parties hereto. On the closing date, to effect the Merger, the parties hereto will cause a Certificate of Merger to be filed with the Delaware Secretary of State in accordance with the DGCL. Also on the Effective Date, the parties hereto will effect the other transactions contemplated hereby, including the filing of the New Articles with the Minnesota Secretary of State. The Merger shall be effective when the Certificate of Merger is filed with the Delaware Secretary of State (the "Effective Time"). As used herein, the term "Effective Date" shall mean the date on which the Certificate of Merger is filed with the Delaware Secretary of State.

     2.2 Effect on Michael Capital Stock and Merger Sub Capital Stock.

     To effectuate the Merger, and subject to the terms and conditions of this Agreement, at the Effective Time:

     (a) each issued and outstanding share of Michael Common Stock (other than shares of Michael Common Stock (i) held as treasury stock of Michael or (ii) held directly or indirectly by NSU) shall be converted into and exchangeable for one share (the "Exchange Ratio") of the Surviving Corporation Common Stock (after giving effect to the adoption of the New Articles on the Effective Date as provided in

Section 2.1(a) above) and the Surviving Corporation shall issue to holders of Michael Common Stock shares of the Surviving Corporation Common Stock based on the Exchange Ratio in exchange for the outstanding shares of Michael Common Stock;

     (b) the 1987 Incentive Stock Option Plan of Michael, the 1987 Non-Qualified Stock Option Plan of Michael, the 1992 Stock Option Plan for Non-Employee Directors of Michael and the 1994 Executive Incentive Plan (the "Michael Stock Plans") and all outstanding options (the "Michael Options") to purchase shares of Michael Common Stock issued pursuant to the Michael Stock Plans shall be assumed and adopted by the Surviving Corporation in accordance with the terms of the Michael Stock Plans and the Michael Options shall have the rights provided in such plans (the "Continuing Options"). In the case of any option to which
Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such options shall be determined in order to comply with Section 424(a) of the Code; and

     (c) each share of Michael Common Stock held as treasury stock of Michael or held directly or indirectly by NSU shall be canceled, retired and cease to exist, and no exchange or payment shall be made with respect thereof.

     (d) all outstanding shares of common stock, $.01 par value, of the Merger Sub held by the Surviving Corporation shall be converted into one thousand (1,000) shares of Michael Common Stock at the Effective Time and will remain outstanding after the Effective Date as capital stock of Michael held by the Surviving Corporation and all other outstanding shares of Michael Common Stock shall be canceled.

     2.3 Rights of Holders of Michael Capital Stock.

     (a) On and after the Effective Date and until surrendered for exchange, each outstanding stock certificate which immediately prior to the Effective Date represented shares of Michael Common Stock shall be deemed for all purposes, to evidence ownership of and to represent the number of whole shares of the Surviving Corporation Common Stock into which such shares of Michael Common Stock shall have been converted, and the record holder of such outstanding certificate shall, after the Effective Date, be entitled to vote the shares of the Surviving Corporation Common Stock into which such shares of Michael Common Stock shall have been converted on any matters on which the holders of record of the Surviving Corporation Common Stock, as of any date subsequent to the Effective Date, shall be entitled to vote. In any matters relating to such certificates of Michael Common Stock, the Surviving Corporation may rely conclusively upon the record of shareholders maintained by Michael containing the names and addresses of the holders of record of Michael Common Stock on the Effective Date.

     (b) On and after the Effective Date, the Surviving Corporation shall reserve a sufficient number of authorized but unissued shares of the Surviving Corporation Common Stock for issuance in connection with the conversion of Michael Common Stock into the Surviving Corporation Common Stock and the shares of Michael Common Stock reserved for issuance under the Michael Stock Plans, including the shares issuable upon exercise of the Continuing Options.

     2.4 Procedure for Exchange of Stock.

     (a) After the Effective Date, holders of certificates theretofore evidencing outstanding shares of Michael Common Stock, upon surrender of such certificates to an exchange agent appointed by Michael (the "Exchange Agent"), shall be entitled to receive certificates representing the number of whole shares of the Surviving Corporation Common Stock into which shares of Michael Common Stock theretofore represented by the certificates so surrendered shall have been converted as provided in Section 2.2(a) hereof. As soon as practicable after the Effective Date, the Surviving Corporation shall cause the Exchange Agent to mail appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Michael Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent) to each holder of Michael Common Stock of record as of the Effective Date advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent outstanding certificates formerly evidencing ownership of the Michael Common Stock in exchange for new certificates evidencing ownership of the Surviving Corporation Common

Stock. The Surviving Corporation shall not be obligated to deliver the consideration to which any former holder of shares of Michael Common Stock is entitled as a result of the Merger until such holder surrenders the certificate or certificates representing such shares for exchange as provided in such transmittal materials and this Section 2.4(a). Upon surrender, each certificate evidencing Michael Common Stock shall be canceled.

     (b) After the Effective Date, holders of certificates theretofore evidencing outstanding shares of NSU Common Stock subject to the Reverse Stock Split, upon surrender of such certificates to the Exchange Agent, shall be entitled to receive (i) certificates representing the whole number of shares of the Surviving Corporation Common Stock into which the shares of NSU Common Stock subject to the Reverse Stock Split so surrendered shall have been combined as a result of the Reverse Stock Split, and (ii) cash payments in lieu of fractional shares, if any, as provided in Section 1.4 hereof. As soon as practicable after the Effective Date, the Surviving Corporation shall cause the Exchange Agent to mail appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of NSU Common Stock subject to the Reverse Stock Split shall pass, only upon proper delivery of such certificates to the Exchange Agent) to each holder of NSU Common Stock subject to the Reverse Stock Split of record as of the Effective Date advising such holder of the effectiveness of the Merger, the Reverse Stock Split and the Distribution and the procedure for surrendering to the Exchange Agent outstanding certificates formerly evidencing ownership of the NSU Common Stock subject to the Reverse Stock Split in exchange for new certificates evidencing ownership of the Surviving Corporation Common Stock. The Surviving Corporation shall not be obligated to deliver the consideration to which any former holder of shares of NSU Common Stock subject to the Reverse Stock Split is entitled as a result of the Merger and the Reverse Stock Split until such holder surrenders the certificate or certificates representing such shares for exchange as provided in such transmittal materials and this Section 2.4(b). Notwithstanding the immediately preceding sentence, as provided in the Distribution Agreement and in accordance with the terms thereof, the certificates evidencing the Spinco Common Stock shall be mailed on the Distribution Date to the NSU shareholders of record on the Distribution Record Date, other than holders of Dissenting Shares, and the surrender of the certificates evidencing the NSU Common Stock subject to the Reverse Stock Split shall not be a condition to the delivery, after the Effective Date, of the certificates evidencing the Spinco Common Stock. Upon surrender, each certificate evidencing NSU Common Stock subject to the Reverse Stock Split shall be canceled.

     (c) On the Effective Date, the Surviving Corporation shall deposit, or shall cause to be deposited, with the Exchange Agent, for exchange in accordance with this Section 2.4, certificates representing the shares of the Surviving Corporation Common Stock and cash in lieu of fractional shares (such certificates and cash are hereinafter referred to as the "Exchange Fund") to be issued or paid by the Surviving Corporation pursuant to Articles 1 and 2 in connection with the Merger and the Reverse Stock Split. As provided in the Distribution Agreement, the certificates evidencing the Spinco Common Stock shall have been deposited by NSU with the transfer agent of NSU on or prior to the Effective Date, for distribution on the Distribution Date in accordance with the terms of the Distribution Agreement and the terms hereof. After the Effective Date, the Surviving Corporation shall, on the payment or distribution date, tender to the Exchange Agent as an addition to the Exchange Fund all dividends and other distributions applicable to certificates held in the Exchange Fund for shares of the Surviving Corporation Common Stock issuable in respect of the NSU Common Stock subject to the Reverse Stock Split.

     (d) Until outstanding certificates representing NSU Common Stock subject to the Reverse Stock Split are surrendered as provided in Section 2.4(b) hereof, no dividend or distribution payable to such holders of record of NSU Common Stock, except the Spinco Common Stock payable in connection with the Distribution, shall be paid to any holder of such outstanding certificates, but upon surrender of such outstanding certificates by such holder there shall be paid to such holder the amount of any dividends or distributions (without interest) theretofore paid with respect to the whole shares of the Surviving Corporation Common Stock into which such shares are converted as a result of the Reverse Stock Split, but not paid to such holder, and which dividends or distributions had a record date occurring subsequent to the Effective Date.

     (e) After the Effective Date, there shall be no further registration of transfers on the records of Michael of outstanding certificates formerly representing shares of Michael Common Stock at the Effective Date (other than the shares of the Merger Sub which are converted into Michael Common Stock pursuant to Section 2.3(c)) and there shall be no further registration of transfers on the records of the Surviving Corporation of outstanding certificates representing shares of NSU Common Stock subject to the Reverse Stock Split. If any such certificate is presented to Michael or the Surviving Corporation, it shall be forwarded to the Exchange Agent for cancellation and exchange for certificates representing shares of the Surviving Corporation Common Stock as herein provided.

     (f) All shares of the Surviving Corporation Common Stock issued upon the surrender for exchange of Michael Common Stock in accordance with the above terms and conditions shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Michael Common Stock. All shares of the Surviving Corporation Common Stock issued upon the surrender for exchange of NSU Common Stock subject to the Reverse Stock Split in accordance with the above terms and conditions shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of NSU Common Stock.

     (g) Any portion of the Exchange Fund (including the proceeds of any investments thereof, any shares of the Surviving Corporation Common Stock and any dividends or distributions thereon) that remains unclaimed by the holders of Michael Common Stock or NSU Common Stock subject to the Reverse Stock Split, as the case may be, for six months after the Effective Date shall be returned or repaid to the Surviving Corporation. Any holders of Michael Common Stock or NSU Common Stock subject to the Reverse Stock Split who have not theretofore complied with this Section 2.4 shall thereafter look only to the Surviving Corporation for issuance of their shares of the Surviving Corporation Common Stock, cash in lieu of fractional shares and any unpaid dividends and distributions on the Surviving Corporation Common Stock deliverable in respect of the shares of NSU Common Stock subject to the Reverse Stock Split that such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. If outstanding certificates for shares of Michael Common Stock or NSU Common Stock subject to the Reverse Stock Split are not surrendered or the payment for them not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent not prohibited by abandoned property and any other applicable law, become the property of the Surviving Corporation (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of Surviving Corporation, Michael, NSU, the Exchange Agent or any other person shall be liable to any former holder of Michael Common Stock or NSU Common Stock subject to the Reverse Stock Split for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (h) In the event any certificate for Michael Common Stock or NSU Common Stock subject to the Reverse Stock Split shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of the Surviving Corporation Common Stock and cash for fractional shares, if any, as may be required pursuant to this Agreement; provided, however, that the Surviving Corporation, in its discretion and as a condition precedent to the issuance and payment thereof, may require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against the Surviving Corporation, Michael, NSU, the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

                                   ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF MICHAEL

     Michael hereby represents and warrants to NSU as follows:

     3.1 Organization and Qualification. Michael is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power to carry on its business as now conducted. Each of the Michael Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The copies of the Charter and Bylaws of Michael which have been made available to NSU prior to the date of this Agreement are correct and complete copies of such documents as in effect as of the date of this Agreement. As used in this Agreement, the term "Charter" with respect to any corporation shall mean those instruments that at that time constitute its charter as filed or recorded under the general corporation or other applicable law of the jurisdiction of its incorporation or organization, including the articles or certificate of incorporation and any and all amendments thereto. Each of Michael and the Michael Subsidiaries is licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Michael.

     3.2 Authority Relative to this Agreement; Non-Contravention. Michael has the requisite corporate power and authority to enter into this Agreement and the Certificate of Merger and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Certificate of Merger by Michael and the consummation by Michael of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Michael and, except for approval of this Agreement and the Merger by the requisite vote of Michael's shareholders, no other corporate proceedings on the part of Michael are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Michael and, assuming it is a valid and binding obligation of NSU, constitutes a valid and binding obligation of Michael enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. Except as set forth in Schedule 3.2, neither Michael nor any of the Michael Subsidiaries is subject to, or obligated under, any provision of (a) its Charter or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement, the Certificate of Merger, or the consummation of the transactions contemplated hereby or thereby, other than any such breaches, violations, rights of termination or acceleration or encumbrances which, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on Michael. Except for (a) the filing required by the HSR Act and the termination of any waiting period thereunder, (b) the filing with the SEC of a joint proxy statement in definitive form relating to the meetings of Michael's and NSU's shareholders to be held in connection with this Agreement and the transactions contemplated hereby, (c) the filing with the SEC of the Registration Statement and effectiveness of the Registration Statement,
(d) the approval of the Merger, the Certificate of Merger and this Agreement by the requisite vote of the shareholders of Michael (the "Requisite Michael Shareholder Vote"), (e) approvals under applicable Blue Sky laws, (f) the filing of the Certificate of Merger with the Delaware Secretary of State in accordance with the DGCL, and (g) such filings, authorizations or approvals as may be set forth in Schedule 3.2, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Michael or any of the Michael Subsidiaries for the consummation by Michael of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same will not, in the aggregate, have a Material Adverse Effect on Michael or adversely affect the consummation of the transactions contemplated hereby.

     3.3 Capitalization. The authorized, issued and outstanding shares of capital stock of Michael as of the date hereof is correctly set forth on
Schedule 3.3. The issued and outstanding shares of capital stock of

Michael are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights.

     3.4 Exchange Act Reports. Prior to the execution of this Agreement, Michael has delivered or made available to NSU complete and accurate copies of (a) Michael's Annual Reports on Form 10-K for the years ended December 31, 1990, 1991, 1992, 1993 and 1994 (the "Michael 10-K Reports") as filed with the SEC,
(b) all Michael proxy statements and annual reports to shareholders used in connection with meetings of Michael shareholders held since January 1, 1991 and
(c) Michael's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1995 (the "Michael 10-Q Reports") as filed with the SEC. As of their respective dates or as subsequently amended prior to the date hereof, such documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable rules and regulations of the SEC. Since January 1, 1991, Michael has filed in a timely manner all reports that it was required to file with the SEC pursuant to the Exchange Act, as amended, and the rules and regulations promulgated thereunder. The Michael financial statements (including any footnotes thereto) contained in the Michael 10-K Reports and the Michael 10-Q Reports were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as otherwise noted therein) and fairly present the financial condition of Michael as of the dates thereof, except, in the case of unaudited interim financial statements, subject to normal year-end adjustments and the omission of footnotes.

     3.5 Subsidiaries. Schedule 3.5 correctly sets forth the name and jurisdiction of incorporation of each Subsidiary of Michael (each a "Michael Subsidiary" and collectively the "Michael Subsidiaries"). Except as disclosed on
Schedule 3.5, all of the issued and outstanding shares of capital stock of each Michael Subsidiary are owned directly or indirectly by Michael free and clear of any lien, pledge, security interest, encumbrance or charge of any kind.

     3.6 Litigation. As of the date hereof, there are no actions, suits, proceedings, orders or investigations pending or, to the knowledge of Michael, threatened against Michael, at law or in equity, or before or by any federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign which challenges or seeks to make illegal or to delay or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby or seeks to obtain material damages in connection with the transactions contemplated hereby. As used in this Agreement, the phrase "to the knowledge of," or words of similar import, with respect to an entity means to the knowledge of management officials of such entity having responsibility for the matter in question.

     3.7 No Brokers or Finders. Except as disclosed on Schedule 3.7, there are no claims for brokerage commissions, finders' fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement, understanding, commitment or agreement made by or on behalf of Michael or any of the Michael Subsidiaries.

     3.8 Prospectus/Proxy Statement. At the time the Registration Statement becomes effective and at the time the Prospectus/Proxy Statement is mailed to the shareholders of Michael and NSU in order to obtain approvals referred to in
Section 6.11 and at all times subsequent to such mailing up to and including the times of such approvals, the Registration Statement and the Prospectus/Proxy Statement (including any amendments or supplements thereto), with respect to all information furnished to NSU by Michael as provided in Section 6.4(b) below) for inclusion in the Prospectus/Proxy Statement or consistent with information so furnished by Michael relating to Michael (including the Michael Subsidiaries) and its shareholders, Michael Common Stock, the Michael Stock Plans, the Continuing Options, this Agreement, the Certificate of Merger, the Merger and all other transactions contemplated hereby, will (a) comply in all material respects with applicable provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, and (b) not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

     3.9 Disclosure. The representations and warranties of Michael contained in this Agreement are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact known to Michael which has not been disclosed to NSU pursuant to this Agreement, the Schedules hereto, the Michael 10-K Reports and the Michael 10-Q Reports, all taken together as a whole, which has had or could reasonably be expected to have a Material Adverse Effect on Michael or materially adversely affect the ability of Michael to consummate in a timely manner the transactions contemplated hereby.

                                   ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF NSU

     NSU hereby represents and warrants to Michael as follows:

     4.1 Organization and Qualification. NSU is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and has the requisite corporate power to carry on its business as now conducted. Each of the NSU Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The copies of the Charter and Bylaws of NSU and Merger Sub which have been made available to Michael on or prior to the date of this Agreement are correct and complete copies of such documents as in effect as of the date of this Agreement. Each of NSU and the NSU Subsidiaries is licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on NSU.

     4.2 Authority Relative to this Agreement; Non-Contravention. Each of NSU, the Merger Sub and Spinco has the requisite corporate power and authority to enter into this Agreement, the Certificate of Merger and the Distribution Agreement to which it is or will be a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Certificate of Merger and the Distribution Agreement by NSU, the Merger Sub and Spinco to which it is or will be a party, and the consummation by NSU, the Merger Sub and Spinco of the transactions contemplated hereby and thereby have been duly authorized by the Boards of Directors of NSU, the Merger Sub and Spinco. Except for approval of this Agreement, the Merger, the New Articles, the Reverse Stock Split and the Distribution by the requisite vote of NSU's shareholders, no other corporate proceedings on the part of NSU, Merger Sub or Spinco are necessary to authorize this Agreement, the Certificate of Merger and the Distribution Agreement and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by NSU and Merger Sub and, assuming it is a valid and binding obligation of Michael, constitutes a valid and binding obligation of NSU and Merger Sub enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. Except as set forth in Schedule 4.2, neither NSU nor any of the NSU Subsidiaries is subject to, or obligated under, any provision of (a) its Charter or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement, the Certificate of Merger, the Distribution Agreement or the consummation of the transactions contemplated hereby or thereby, other than any such breaches, violations, rights of termination or acceleration or encumbrances which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect on NSU. Except for (a) the filings, notices, consents and approvals described in Section 3.2 hereof,
(b) the filing with the SEC of a registration statement on Form S-1 registering the shares of Spinco Common Stock to be distributed in the Distribution, if required, (c) approval of the Merger and this Agreement, the New Articles, the Reverse Stock Split and the Distribution by the requisite vote of the shareholders of NSU (the "Requisite NSU Shareholder Vote"), (d) the filing of the New Articles with the Minnesota Secretary of State, and (e) such filings, authorizations or approvals as may be set forth in Schedule 4.2, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of NSU or any of the NSU Subsidiaries for the consummation by NSU or the Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same will not, in the aggregate, have a Material Adverse Effect on NSU or adversely affect the consummation of the transactions contemplated hereby.

     4.3 Capitalization. The authorized, issued and outstanding shares of capital stock of each of NSU and Merger Sub as of the date hereof is correctly set forth on Schedule 4.3. The issued and outstanding shares of capital stock of each of NSU, Merger Sub and Spinco are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights. Except as disclosed on Schedule 4.3, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating NSU or Merger Sub to issue, sell, purchase or redeem any shares of its capital stock or securities or obligations of any kind convertible into or exchangeable for any shares of its capital stock. Schedule 4.3 contains true and correct copies of all such agreements, arrangements (including all stock plans, but excluding individual stock option agreements) or commitments. The outstanding shares of NSU Common Stock have been duly listed for trading on the Pacific Stock Exchange and the NASDAQ-NMS.

     4.4 Exchange Act Reports. Prior to the execution of this Agreement, NSU has delivered or made available to Michael complete and accurate copies of (a) NSU's Annual Reports on Form 10-K for the years ended December 31, 1990, 1991, 1992, 1993 and 1994 (the "NSU 10-K Reports") as filed with the SEC, (b) all NSU proxy statements and annual reports to shareholders used in connection with meetings of NSU shareholders held since January 1, 1991 and (c) NSU's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1995 (the "NSU 10-Q Reports") as filed with the SEC. As of their respective dates or as subsequently amended prior to the date hereof, such documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable rules and regulations of the SEC. Since January 1, 1991, NSU has filed in a timely manner all reports that it was required to file with the SEC pursuant to the Exchange Act. The NSU financial statements (including footnotes thereto) contained in the NSU 10-K Reports and the NSU 10-Q Reports were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as otherwise noted therein) and fairly present the financial condition of NSU as of the dates thereof, except in the case of unaudited interim financial statements subject to normal year-end adjustments and the omission of footnotes.

     4.5 Subsidiaries. Schedule 4.5 correctly sets forth the name and jurisdiction of incorporation of each corporation, fifty percent or more of the voting securities of which is owned directly or indirectly by NSU (each a "NSU Subsidiary" and collectively the "NSU Subsidiaries"). All of the issued and outstanding shares of capital stock of each NSU Subsidiary are owned directly or indirectly by NSU free and clear of any lien, pledge, security interest, encumbrance or charge of any kind.

     4.6 Absence of Certain Developments. Except as disclosed in NSU's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995 or on Schedule 4.6, unless otherwise expressly contemplated or permitted by this Agreement, since September 30, 1995 to the date hereof, neither NSU nor any of the NSU Subsidiaries has:

          (a) issued or sold any of its equity securities other than NSU Common Stock, securities convertible into or exchangeable for its equity securities other than NSU Common Stock, warrants, options or other rights to acquire its equity securities other than NSU Common Stock;

          (b) reclassified any of its outstanding shares of capital stock; or

          (c) agreed to do any of the foregoing.

     4.7 Litigation. As of the date hereof, there are no actions, suits, proceedings, orders or investigations pending or, to the knowledge of NSU, threatened against NSU or any of the NSU Subsidiaries, at law or in equity, or before or by any federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign which challenges or seeks to make illegal or to delay or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby or seeks to obtain material damages in connection with the transactions contemplated hereby.

     4.8 No Brokers or Finders. Except as disclosed on Schedule 4.8, there are no claims for brokerage commissions, finders' fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement, understanding, commitment or agreement made by or on behalf of NSU or any of the NSU Subsidiaries.

     4.9 Prospectus/Proxy Statement. At the time the Registration Statement becomes effective and at the time the Prospectus/Proxy Statement is mailed to the shareholders of NSU and Michael in order to obtain approvals referred to in
Section 6.11 hereof and at all times subsequent to such mailing up to and including the times of such approvals, the Registration Statement and the Prospectus/Proxy Statement (including any amendments or supplements thereto), with respect to all information set forth therein relating to NSU (including the NSU Subsidiaries) and its shareholders, this Agreement, the Certificate of Merger, the Distribution and all other transactions contemplated hereby, will
(a) comply in all material respects with applicable provisions of the Securities Act and the Exchange Act, and (b) not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading, except that, in each case, no such representations shall apply to any written information, including financial statements, of or provided by Michael for such Prospectus/Proxy Statement.

     4.10 Validity of the Surviving Corporation Common Stock. The shares of the Surviving Corporation Common Stock to be issued to holders of Michael Common Stock pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable.

     4.11 Ownership of Michael Common Stock. As of the date hereof, NSU owns good and valid title to 7,354,950 shares of Michael Common Stock, free and clear of any liens, claims, encumbrances or restrictions (other than restrictions imposed by securities laws) except as disclosed on Schedule 4.11.

     4.12 Liabilities. As of the Effective Time, (a) NSU shall have no known Liabilities other than (i) the NSU Assumed Liabilities for which the Surviving Corporation shall be responsible, and (ii) the contingent liabilities listed in
Schedule 4.12 hereto against which the Surviving Corporation and its Subsidiaries will be indemnified pursuant to Section 5.01 of the Distribution Agreement, and (b) Merger Sub shall have no Liabilities, except its obligations under this Agreement.

     4.13 Disclosure. The representations and warranties of NSU contained in this Agreement are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact known to NSU and the NSU Subsidiaries which has not been disclosed to Michael pursuant to this Agreement, the Schedules hereto and the NSU 10-K Reports and the NSU 10-Q Reports, all taken together as a whole, which has had or could reasonably be expected to have a Material Adverse Effect on NSU or materially adversely affect the ability of NSU to consummate in a timely manner the transactions contemplated hereby.

                                   ARTICLE 5

                     CONDUCT OF BUSINESS PENDING THE MERGER

     5.1 Conduct of Business by NSU. From the date of this Agreement to the Effective Date, unless Michael shall otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including but not limited to, this Section 5.1, NSU shall not, directly or indirectly, (a) amend or propose to amend its Charter or Bylaws except for the New Articles, (b) issue, sell or grant any of its equity securities other than NSU Common Stock, securities convertible into or exchangeable for its equity securities other than NSU Common Stock, warrants, options or other rights to acquire its equity securities other than NSU Common Stock, (c) reclassify any outstanding shares of capital stock of NSU, (d) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or assets thereof, except by a NSU Subsidiary and in a transaction in which NSU shall not have any Liabilities with respect thereto after the Effective Date, (e) sell, transfer, pledge or otherwise encumber the Michael Common Stock owned by NSU other than as collateral for indebtedness under the Credit Agreement, (f) purchase or otherwise acquire any additional shares of Michael Common Stock, (g) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, or (h) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement, or understanding with respect to any of the foregoing matters.

     5.2 Conduct of Business by Michael. From the date of this Agreement to the Effective Date, unless NSU shall otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including but not limited to, this Section 5.2, Michael shall not, directly or indirectly, (a) amend its Charter or Bylaws, (b) split, combine or reclassify any outstanding shares of capital stock of Michael, (c) declare, set aside, make or pay any dividend or distribution in cash, stock, property or otherwise with respect to the capital stock of Michael, except for regular quarterly dividends which are not in excess of $.05 per share per quarter on the Michael Common Stock, or (d) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, except for such defaults arising out of this Agreement for which consents, waivers or modifications are required to be obtained as set forth on
Schedule 3.2.

                                   ARTICLE 6

                      ADDITIONAL COVENANTS AND AGREEMENTS

     6.1 Governmental Filings. Each party will use all reasonable efforts and will cooperate with the other party in the preparation and filing, as soon as practicable, of all filings, applications or other documents required under applicable laws, including the Securities Act, the Exchange Act and the HSR Act, to consummate the transactions contemplated by this Agreement. Prior to submitting each filing, application, registration statement or other document with the applicable regulatory authority, each party will, to the extent practicable, provide the other party with an opportunity to review and comment on each such application, registration statement or other document to the extent permitted by applicable law. Each party will use all reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents at the earliest practicable time, including participating in any required hearings or proceedings. Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

     6.2 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. Any such costs or expenses incurred by NSU shall be paid prior to the Effective Time. Notwithstanding the foregoing, NSU and Michael will each pay, when due, one-half of (i) all filing fees required to be paid under the HSR Act by Michael, NSU or any shareholder of NSU who may be an "Ultimate Parent Entity" under the HSR Act in connection with the Merger (but excluding the Distribution), (ii) all costs of all SEC filing fees with respect to the Registration Statement as those fees relate to the shares of Surviving Corporation Common Stock issuable to the holders of Michael Common Stock as a result of the Merger, and (iii) all costs of qualifying the Surviving Corporation securities to be issued in connection with the transactions contemplated by this Agreement under state blue sky laws to the extent necessary.

     6.3 Access to Information; Confidentiality.

     (a) Each party shall permit and shall cause each of its subsidiaries to permit the other party full access on reasonable notice and at reasonable hours to its properties and shall disclose and make available (together with the right to copy) to the other party and its officers, employees, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of such party and its subsidiaries, including, without limitation, all books of account (including, without limitation, the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files (including, without limitation, legal research memoranda), documents relating to assets and title thereto (including, without limitation, abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to the real and personal property), plans affecting employees, securities transfer records and shareholder lists, and any books, papers and records relating to other assets or business activities in which such party may have a reasonable interest; provided, however, that the foregoing rights granted to each party shall, whether or not and regardless of the extent to which the same are exercised, in no way affect the nature or scope of the representations, warranties and covenants of the respective party set forth herein.

     (b) Each party shall comply with the provisions of its confidentiality letter dated December 1, 1995 with the other party. This Agreement does not supersede or modify the terms of such confidentiality letters.

     6.4 Registration Statement.

     (a) For the purpose (i) of holding meetings of shareholders of Michael and NSU to approve the Merger and this Agreement and, in the case of NSU, to approve the New Articles, the Reverse Stock Split and the Distribution, and (ii) of registering with the SEC and with applicable state securities authorities the securities of the Surviving Corporation to be issued as contemplated by this Agreement, the parties hereto shall cooperate in the preparation of an appropriate registration statement (such registration statement, together with all and any amendments and supplements thereto, being herein referred to as the "Registration Statement"), which shall include a prospectus/joint proxy statement satisfying all applicable requirements of the Securities Act, the Exchange Act, applicable state securities laws and the rules and regulations thereunder (such prospectus/joint proxy statement, together with any and all amendments or supplements thereto, being herein referred to as the "Prospectus/Proxy Statement").

     (b) Michael shall furnish such information concerning Michael and the Michael Subsidiaries as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to Michael, the Michael Subsidiaries and Michael securities, to be prepared in accordance with Section 6.4(a). Michael agrees promptly to advise NSU if at any time prior to the Michael or NSU shareholders' meetings any information provided by Michael in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect, and to share with NSU the information needed to correct such inaccuracy or omission.

     (c) NSU shall furnish Michael with such information concerning NSU and the NSU Subsidiaries as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to NSU, the NSU Subsidiaries and the NSU securities, to be prepared in accordance with Section 6.4(a). NSU agrees promptly to advise Michael if at any time prior to the Michael or NSU shareholders' meetings any information provided by NSU in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect, and to provide Michael with the information needed to correct such inaccuracy or omission.

     (d) NSU shall use all reasonable efforts to promptly prepare and (subject to receipt of audited financial statements of each of NSU and Michael for the year ended December 31, 1995) file the Registration Statement with the SEC and applicable state securities agencies. NSU shall use reasonable efforts to cause the Registration Statement to become effective under the Securities Act and applicable state securities laws at the earliest practicable date. NSU agrees to provide Michael with reasonable opportunity to review and comment on the Registration Statement and any amendment thereto before filing with the SEC or any other governmental entity and agrees not to make such filing if Michael reasonably objects to the completeness or accuracy of any information contained therein. Michael authorizes NSU to utilize in the Registration Statement the information concerning Michael, the Michael Subsidiaries and Michael securities provided to NSU for the purpose of inclusion in the Prospectus/Proxy Statement. NSU shall advise Michael promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and NSU shall furnish Michael with copies of all such documents. Prior to the Effective Date or the termination of this Agreement, each party shall consult with the other with respect to any material (other than the Prospectus/Proxy Statement) that might constitute a "prospectus" relating to the Merger within the meaning of the Securities Act.

     (e) Michael shall use reasonable efforts to cause to be delivered to NSU a letter relating to the financial statements of Michael included in the Registration Statement from Grant Thornton LLP, Michael's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to NSU, in form and substance reasonably satisfactory to NSU and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     (f) NSU shall use reasonable efforts to cause to be delivered to Michael a letter relating to the financial statements of NSU included in the Registration Statement from Grant Thornton LLP, NSU's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Michael, in form and substance reasonably satisfactory to Michael and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     (g) NSU shall bear all printing and mailing costs in connection with the preparation and mailing of the Prospectus/Proxy Statement to NSU shareholders. Michael shall bear all printing and mailing costs in connection with the preparation and mailing of the Prospectus/Proxy Statement to Michael shareholders. Michael and NSU shall each bear their own legal and accounting expenses in connection with the Registration Statement.

     6.5 Accounting and Tax Treatment. Neither NSU nor Michael, nor Surviving Corporation after the Effective Date, shall, directly or indirectly, voluntarily take any action which would disqualify the Merger, the Reverse Stock Split and the Distribution as a business combination utilizing the reverse acquisition concept with Michael being the accounting acquiror for accounting purposes and the Merger as a "reorganization" that would be tax free to the shareholders of NSU and Michael pursuant to Section 368(a) of the Code.

     6.6 Michael Stock Plans. At or prior to the Effective Time, NSU shall take all corporate action necessary to authorize and reserve for issuance a sufficient number of shares of the Surviving Corporation Common Stock, equal to the number of shares of Michael Common Stock reserved for issuance under the Michael Stock Plans to be adopted and assumed by the Surviving Corporation at the Effective Time, including the shares issuable upon exercise of the Continuing Options, in accordance with Section 2.2(b).

     6.7 Press Releases. Michael and NSU shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and shall consult with each other as to the form and substance of other public disclosures which may relate to the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which is required by law or regulation.

     6.8 Directors and Officers Insurance. Each of NSU and Michael will use its reasonable efforts to obtain a quote for "tail policy" coverage for a period of three years after the Effective Date under its officers and directors liability insurance for claims asserted after the Effective Date against any person who was an officer or director of NSU or any NSU Subsidiary prior to the Effective Date which claims relate to the period prior to the Effective Date. If such coverage is available, NSU will, prior to the Effective Date, select which coverage it prefers and purchase or reimburse Michael for the cost of such coverage.

     6.9 Securities Reports. Each of Michael and NSU agree to provide to the other party copies of all reports and other documents filed under the Securities Act or Exchange Act with the SEC by it between the date hereof and the Effective Date within two days after the date such reports or other documents are filed with the SEC. Upon delivery of any such report or document, the delivering party shall be deemed to have made the representations to the receiving party with respect thereto as set forth in Sections 3.4 and 4.4, respectively.

     6.10 Stock Listing. NSU shall use all reasonable efforts to list on the NASDAQ-NMS the shares of the Surviving Corporation Common Stock to be issued in connection with the Merger and the Reverse Stock Split, and to change the trading symbol for the Surviving Corporation Common Stock to MIKL on the Effective Date.

     6.11 Shareholder Approvals. Each of Michael and NSU shall call a meeting of its shareholders for the purpose of voting upon this Agreement and the Merger, and, in the case of NSU, the New Articles, the Reverse Stock Split and the Distribution, and shall hold such meeting on the later of (a) June 6, 1996, or
(b) such other date(s) as mutually agreed by NSU and Michael, but such mutually agreed date(s) shall not be later than forty-five (45) days after the effectiveness of the Registration Statement. The Board of Directors of each of Michael and NSU shall recommend approval of this Agreement and the Merger, and, in the case of NSU, the New Articles, the Reverse Stock Split and the Distribution, and use all reasonable efforts (including, without limitation, soliciting proxies for such approvals) to obtain approvals thereof from its shareholders, provided, however, the Board of Directors of either may fail to make the recommendation, and/or to seek to obtain the shareholder approval referred to in this sentence, or withdraw, modify or change any such recommendation, if such Board of Directors determines, after consultation with counsel, that the making of such recommendation, the seeking to obtain such shareholder approval, or the failure to so withdraw, modify or change its recommendation, is reasonably likely to constitute a breach of the fiduciary or legal obligations of such Board of Directors.

     6.12 No Solicitation.

     (a) Unless and until this Agreement shall have been terminated pursuant to
Section 8.1, neither NSU nor its officers, directors or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any corporation, partnership, person or other entity or groups concerning any merger or sale of substantial assets, except for the sale of NSU assets other than the Michael Common Stock owned by NSU; provided that NSU may engage in such discussion in response to an unsolicited proposal from an unrelated party if the Board of Directors of NSU determines, after consultation with counsel, that the failure to engage in such discussions is reasonably likely to constitute a breach of the fiduciary or legal obligations of the Board of Directors of NSU. NSU will promptly advise Michael if it receives a proposal or inquiry with respect to the matters described above.

     (b) Unless and until this Agreement shall have been terminated pursuant to
Section 8.1, neither Michael nor its officers, directors or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any corporation, partnership, person or other entity or groups concerning any merger or sale of substantial assets, except if (i) Michael is the surviving corporation in such transaction, and (ii) the shareholders of Michael immediately preceding such transaction will own at least 51% of the outstanding shares of Michael after giving effect to such transaction; provided that Michael may engage in such discussion in response to an unsolicited proposal from an unrelated party if the Board of Directors of Michael determines, after consultation with counsel, that the failure to engage in such discussions is reasonably likely to constitute a breach of the fiduciary or legal obligations of the Board of Directors of Michael. Michael will promptly advise NSU if it receives a proposal or inquiry with respect to the matters described above.

     6.13 Failure to Fulfill Conditions. In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other party.

     6.14 Tax Ruling or Opinion. Michael and NSU shall reasonably cooperate with each other in submitting the request for private letter ruling by the IRS contemplated by Section 7.1(d), shall promptly notify the other of any communications with or from the IRS with respect to the ruling request, and shall not submit any written material to the IRS in connection with the ruling request without consulting with the other.

     6.15 Resignations and Election of Directors. At the Effective Time, NSU shall deliver the voluntary resignations of each officer of NSU and each director of NSU who is not designated to be a director of the Surviving Corporation in accordance with Section 2.1(a) and shall elect the other persons who shall be directors of the Surviving Corporation in accordance with Section 2.1(a) to be directors of the Surviving Corporation upon the consummation of the Merger.

     6.16 Orderly Disposition and Registration Rights Agreement. Contemporaneous with the execution and delivery of this Agreement, NSU shall execute and deliver and shall cause the parties other than NSU to execute and deliver the Orderly Disposition and Registration Rights Agreement. NSU covenants and agrees that the provisions of the Orderly Disposition and Registration Rights Agreement will not be amended, waived, terminated or otherwise modified prior to the Effective Date without the prior written consent of Michael.

     6.17 Shareholder Vote. NSU will vote the shares of Michael Common Stock owned by NSU in favor of the Merger, this Agreement, the Certificate of Merger and the persons nominated by the Michael Board of Directors for election as directors of Michael at the meeting of the Michael shareholders contemplated by
Section 6.11, provided the number of nominees is not greater than nine and provided further that James H. Michael, Miles E. Efron and Jeffrey J. Michael are nominees of Michael.

     6.18 Filing of Reports Necessary for use of Rule 145. After the Effective Date, Surviving Corporation shall use reasonable efforts to file all reports and data with the SEC necessary to permit the shareholders of Michael and NSU who may be deemed "underwriters" (within the meaning of Rule 145 under the Securities Act) of Michael Common Stock to sell the Surviving Corporation Common Stock received by them in connection with the Merger pursuant to Rules 144 and 145(d) under the Securities Act if they would otherwise be so entitled. After the Effective Date, Surviving Corporation will use reasonable efforts to file with the SEC reports, statements, and other materials required by the federal securities laws on a timely basis.

     6.19 Notification of Certain Matters.

     (a) Each party shall give prompt notice to the other party of (i) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete after the date hereof in any material respect or, in the case of any representation or warranty given as of a specific date, would be likely to cause any such representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date, and (ii) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.

     (b) From time to time after the date hereof and prior to the Effective Time, each party shall promptly supplement or amend any of its representations and warranties which apply to the period after the date hereof by delivering an updated Schedule to the other party pursuant to this Section 6.19(b) with respect to any matter hereafter arising which would render any such representation or warranty after the date of this Agreement materially untrue, inaccurate or incomplete as a result of such matter arising. Such supplement or amendment to a party's representations and warranties contained in an updated Schedule delivered pursuant to this Section 6.19(b) shall be deemed to have modified the representations and warranties of the disclosing party, and no such supplement or amendment, or the information contained in such updated Schedule, shall constitute a breach of a representation or warranty of the disclosing party; provided that no such supplement or amendment may cure any breach of a covenant or agreement of any party under Articles 5 or 6. Within fifteen (15) days after receipt of such supplement or amendment, the receiving party may terminate this Agreement pursuant to Section 7.1(g) hereof if (i) the information in such supplement or amendment together with the information in any and all of the supplements or amendments previously provided by the disclosing party indicate that the disclosing party has suffered or is reasonably likely to suffer a Material Adverse Effect or, in the case of an updated Schedule 4.12 is, in Michael's reasonable determination a material liability, and (ii) the disclosing party has not cured the matters giving rise to such termination within fifteen (15) days after the receiving party notifies the disclosing party that it is exercising its right to terminate this Agreement under this Section 6.19(b).

     6.20 Notification of Anticipated NSU Net Indebtedness. No later than thirty
(30) days after the initial filing of the Registration Statement, NSU shall notify Michael of the anticipated amount of the NSU Indebtedness at the Effective Time, less the amount of cash to be included in the Retained Assets at the Effective Time (the "Anticipated NSU Net Indebtedness"). NSU covenants that the amount of the NSU Net Assumed Liabilities at the Effective Time less the amount of the Dissenting Shares Holdback will be an amount within the range of
(i) the Anticipated NSU Net Indebtedness less $2,000,000, and (ii) the Anticipated NSU Net Indebtedness plus $2,000,000.

     6.21 Distribution Agreement. Prior to the Effective Date, NSU shall and shall cause Spinco to duly execute and deliver the Distribution Agreement. NSU shall perform all of its obligations under the Distribution Agreement which are to be performed thereunder prior to the Effective Time and NSU shall cause Spinco to perform all of its obligations under the Distribution Agreement which are to be performed thereunder prior to the Effective Time. NSU covenants that the Distribution Agreement will not be amended, waived, terminated or otherwise modified prior to the Effective Time without the prior written consent of Michael.

                                   ARTICLE 7

                                   CONDITIONS

     7.1 Conditions to Obligations of Each Party. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

     (a) No Injunction. No injunction or other order entered by a state or federal court of competent jurisdiction shall have been issued and remain in effect which would prohibit or make illegal the consummation of the transactions contemplated hereby.

     (b) No Prohibitive Change of Law. There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit or make illegal the consummation of the transactions contemplated hereby.

     (c) Registration Statement. The Registration Statement and the registration statement relating to the Spinco Common Stock to be distributed in the Distribution, if required, shall have been declared effective and shall not be subject to a stop order of the SEC, the Spinco Common Stock shall have been registered pursuant to the Exchange Act and, if the offer and sale of the Surviving Corporation securities in the Merger or the Spinco Common Stock in the Distribution pursuant to this Agreement is required to be registered under the securities laws of any state, the registration statements shall have been declared effective and shall not be subject to a stop order of the securities commission in such state.

     (d) Tax Ruling or Federal Tax Opinion. Michael and NSU shall have received a private letter ruling from the IRS or tax opinion addressed to both Michael and NSU by counsel or independent certified accountants mutually acceptable to Michael and NSU based on customary reliance and subject to customary qualifications, to the effect that for federal income tax purposes:

          (i) The formation of Merger Sub and the merger of Merger Sub into Michael will be disregarded for federal income tax purposes, and the transaction will be treated as an acquisition by NSU of the stock of Michael in exchange solely for the shares of the Surviving Corporation Common Stock.

          (ii) The acquisition by NSU of all of the stock of Michael held by stockholders other than NSU solely in exchange for the Surviving Corporation Common Stock will qualify as a reorganization under

     Section 368(a)(1)(B) of the Code. NSU and Michael will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

          (iii) The transfer by NSU of all of the stock of the NSU Subsidiaries (other than Spinco and the Merger Sub) held, directly and indirectly, by NSU to Spinco will qualify as a reorganization under Section 368(a)(i)(D) of the Code.

          (iv) No gain or loss will be recognized by NSU upon the distribution of the stock of Spinco to persons who were stockholders of NSU on the record date for the distribution pursuant to Section 361(c)(1) of the Code.

          (v) No gain or loss will be recognized by stockholders of NSU upon the receipt of the Spinco stock distributed by NSU pursuant to Section 355(a)(1) of the Code.

          (vi) The Reverse Stock Split will not be treated as a stock distribution, or a transaction that has the effect of such a distribution, to which Sections 301, 305(b) or 305(c) apply. As a result, no taxable income will be recognized under such Sections by any of the stockholders of Michael or NSU, except for cash paid in lieu of fractional shares to holders of NSU Common Stock.

     (e) Listing. The Surviving Corporation Common Stock to be issued to holders of Michael Common Stock as a result of the Merger and to the holders of NSU Common Stock as a result of the Reverse Stock Split shall have been approved for listing on the NASDAQ-NMS.

     (f) Consents and Approvals. All material consents and approvals necessary to consummate the transactions contemplated by this Agreement shall have been obtained, including those set forth on Schedules 3.2 and 4.2, but excluding any consents or approvals required pursuant to the Credit Agreement.

     (g) Adverse Proceedings. There shall not be threatened, instituted or pending any action or proceeding before any court or governmental authority or agency, domestic or foreign, challenging or seeking to make illegal, or to delay or otherwise directly or indirectly to restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with the transactions contemplated hereby.

     (h) Governmental Action. There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or other court, government or governmental authority or agency, which could reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 7.1(g).

     (i) Distribution Agreement Conditions. The conditions precedent to the Distribution (other than consummation of the Merger) set forth in Section 3.02 of the Distribution Agreement shall have been satisfied or waived.

     7.2 Additional Conditions to Obligation of NSU. The obligation of NSU to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver of the following conditions:

     (a) Representations and Compliance. The representations and warranties of Michael set forth in Article 3 shall have been true and correct as of the date hereof, and, except to the extent such representations and warranties are made as of a specified date, shall be true and correct as of the Effective Date as if made at and as of the Effective Date, except where the failure to be true and correct would not have, or would not reasonably be expected to have, a Material Adverse Effect on Michael. Michael shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Effective Date.

     (b) Officers' Certificate. Michael shall have furnished to NSU a certificate of the Chief Executive Officer and the Chief Financial Officer of Michael, dated as of the Effective Date, in which such officers shall certify that, to their best knowledge, they have no reason to believe that the conditions set forth in Section 7.2(a) have not been fulfilled.

     (c) Secretary's Certificate. Michael shall have furnished to NSU (i) copies of the text of the resolutions by which the corporate action on the part of Michael necessary to approve this Agreement, the Certificate of Merger and the transactions contemplated hereby and thereby were taken, (ii) a certificate dated as of the Effective Date executed on behalf of Michael by its corporate secretary or one of its assistant corporate secretaries certifying to NSU that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded and
(iii) an incumbency certificate dated as of the Effective Date executed on behalf of Michael by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of Michael executing this Agreement, the Certificate of Merger or any other agreement, certificate or other instrument executed pursuant hereto by Michael.

     (d) Shareholder Approval. This Agreement and the Merger, the New Articles, the Reverse Stock Split and the Distribution shall have been approved by the Requisite NSU Shareholder Vote.

     (e) Fairness Opinion. Within five days prior to mailing the Prospectus/Proxy Statement to the shareholders of NSU, NSU shall have received a written opinion in a form reasonably acceptable to NSU from Goldsmith Agio & Company (or another investment banking firm reasonably acceptable to NSU) to the effect that the Merger and the Distribution, together, are fair from a financial point of view to the holders of NSU Common Stock prior to the Effective Date.

     (f) Dissenting Shares. The number of shares of NSU Common Stock with respect to which the holders thereof have effectively dissented from the NSU shareholder action contemplated hereby pursuant to the provisions of the MBCA shall not exceed one percent (1%) of the issued and outstanding shares of NSU Common Stock as of the record date for the meeting relating to such NSU shareholder action.

     7.3 Additional Conditions to Obligation of Michael. The obligation of Michael to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver of the following conditions:

     (a) Representations and Compliance. The representations and warranties of NSU set forth in Article 4 shall have been true and correct as of the date hereof, and, except to the extent such representations and warranties are made as of a specified date, shall be true and correct as of the Effective Date as if made at and as of the Effective Date, except where the failure to be true and correct would not have, or would not reasonably be expected to have, a Material Adverse Effect on NSU. NSU shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Effective Date.

     (b) Officers' Certificate. NSU shall have furnished to Michael a certificate of the Chief Executive Officer and the Chief Financial Officer of NSU, dated as of the Effective Date, in which such officers shall certify that, to their best knowledge, they have no reason to believe that the conditions set forth in Section 7.3(a) have not been fulfilled.

     (c) Secretary's Certificate. NSU shall have furnished to Michael (i) copies of the text of the resolutions by which the corporate action on the part of NSU necessary to approve this Agreement, the Certificate of Merger, the Distribution, the Reverse Stock Split, the election of the directors of the Surviving Corporation pursuant to Section 2.1, the Distribution Agreement and the transactions contemplated hereby and thereby were taken, (ii) certificates dated as of the Effective Date executed on behalf of NSU by its corporate secretary or one of its assistant corporate secretaries certifying to Michael that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded and (iii) an incumbency certificate dated as of the Effective Date executed on behalf of NSU by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of NSU executing this Agreement, the Certificate of Merger or any other agreement, certificate or other instrument executed pursuant hereto.

     (d) Shareholder Approval. This Agreement and the Merger shall have been approved by the Requisite Michael Shareholder Vote.

     (e) Accounting Matters. No event shall have occurred which, in the reasonable opinion of Michael and concurred in by Grant Thornton LLP, would prevent the Merger, the Reverse Stock Split and the Distribution from being accounted as a business combination utilizing the reverse acquisition concept with Michael being the accounting acquiror for accounting purposes under generally accepted accounting principles.

     (f) Fairness Opinion. Within five days prior to mailing the Prospectus/Proxy Statement to the shareholders of Michael, Michael shall have received a written opinion in a form reasonably acceptable to Michael from Piper Jaffray Inc. (or another investment banking firm reasonably acceptable to Michael) to the effect that the Merger is fair from a financial point of view to Michael.

     (g) Net Assumed Debt Certificate. NSU shall have furnished to Michael a certificate of the Chief Financial Officer of NSU certifying the amounts of the NSU Net Assumed Liabilities, the NSU Indebtedness, the Dissenting Shares Holdback and the cash held by NSU as a Retained Asset at the Effective Time.

     (h) Other Agreements and Resignations. Michael shall have received the Orderly Disposition and Registration Rights Agreement and the Distribution Agreement duly executed by the parties thereto. Each of the officers of NSU immediately prior to the Effective Time shall deliver duly executed resignations from their positions with NSU effective immediately after the Effective Time.

                                   ARTICLE 8

                       TERMINATION, AMENDMENT AND WAIVER

     8.1 Termination. This Agreement may be terminated prior to the Effective
Date:

     (a) by mutual consent of Michael and NSU, if the board of directors of each so determines by vote of a majority of the members of its entire board;

     (b) by either Michael or NSU, if any of the conditions to such party's obligation to consummate the transactions contemplated in this Agreement shall have become impossible to satisfy;

     (c) by either Michael or NSU, if (i) the Merger and this Agreement is not duly approved by the shareholders of each of Michael or NSU, including if a shareholder meeting is not held as contemplated by the first sentence of Section 6.11, or (ii) the New Articles, the Reverse Stock Split and the Distribution are not approved by the shareholders of NSU, including if a shareholder meeting is not held as contemplated by the first sentence of Section 6.11;

     (d) by either Michael or NSU if the Effective Date is not on or before September 30, 1996 or such later date as Michael and NSU may mutually agree (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement in breach of such party's obligations under this Agreement);

     (e) by NSU if the Average Price of Michael Common Stock is less than $11.00 per share;

     (f) by Michael if the Average Price of Michael Common Stock is more than $17.00 per share; or

     (g) by Michael or NSU pursuant to Section 6.19(b) in accordance with the provisions of Section 6.19(b).

     Any party desiring to terminate this Agreement shall give written notice of such termination and the reasons therefor to the other party.

     8.2 Effect of Termination.

     (a) In the event this Agreement is properly terminated (i) by NSU as provided in Section 8.1(b) due to the failure to satisfy the condition under
Section 7.2(d), (ii) by Michael under Section 8.1(b) due to the failure of the condition under Section 7.3(a), (b) or (c), (iii) by Michael or NSU pursuant to
Section 8.1(c) due to the failure of the shareholders of NSU to approve the Merger, this Agreement, the New Articles, the Reverse Stock Split or the Distribution, (iv) by NSU pursuant to Section 8.1(e), (v) by Michael pursuant to
Section 8.1(g), or (vi) by NSU as provided in Section 8.1(b) due to the failure to satisfy the condition under

Section 7.2(f), then, within ten days after written demand from Michael, NSU shall pay to Michael an amount equal to the out of pocket expenses incurred by Michael in connection with the transactions contemplated by this Agreement, including but not limited to the fees and expenses of Michael's attorneys, accountants and investment banker, up to an aggregate of $500,000 payable either, at the option of NSU, in immediately available funds or in shares of Michael Common Stock having a fair market value (determined on the basis of the average closing sales price of Michael Common Stock during the twenty (20) trading days immediately preceding such termination) equal to such amount.

     (b) In the event this Agreement is properly terminated (i) by Michael pursuant to Section 8.1(b) due to the failure to satisfy the condition under
Section 7.3(d), (ii) by NSU under Section 8.1(b) due to the failure of the condition under Section 7.2(a), (b) or (c), (iii) by Michael or NSU pursuant to
Section 8.1(c) due to the failure of the shareholders of Michael to approve the Merger and this Agreement, (iv) by Michael pursuant to Section 8.1(f), (v) by NSU pursuant to Section 8.1(g), or (vi) the transactions contemplated by this Agreement are not consummated solely because Michael shall not have obtained the necessary modifications to its material debt instruments as disclosed in
Schedule 3.2 or prepaid such debt instruments, then, within ten days after written demand from NSU, Michael shall pay to NSU an amount equal to the out of pocket expenses incurred by NSU in connection with the transactions contemplated by this Agreement, including but not limited to the fees and expenses of NSU's attorneys, accountants and investment banker, up to an aggregate of $500,000, payable either, at the option of Michael, in immediately available funds or in shares of Michael Common Stock having a fair market value (determined on the basis of the average closing sales price of Michael Common Stock during the twenty (20) trading days immediately preceding such termination) equal to such amount.

     Notwithstanding anything contained in this Agreement to the contrary, the expense reimbursement provisions of this Section 8.2(a) or (b), shall be the sole and exclusive remedies of the parties to this Agreement for any violation or breach hereof and shall be in lieu of any and all claims that the non-breaching party has, or might have at law or in equity.

     8.3 Amendment. This Agreement may not be amended except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

     8.4 Waiver. At any time prior to the Effective Date, any party hereto may
(a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit. Any such extension or waiver shall only be effective if made in writing and duly executed by the party giving such extension or waiver.

                                   ARTICLE 9

                               GENERAL PROVISIONS

     9.1 Public Statements. Neither Michael nor NSU shall make any public announcement or statement with respect to the Merger, this Agreement, the Reverse Stock Split, the Distribution or any related transactions without the approval of the other party; provided, however, that either Michael or NSU may, upon reasonable notice to the other party, make any public announcement or statement that it believes is required by federal securities law. To the extent practicable, each of Michael and NSU will consult with the other with respect to any such public announcement or statement.

     9.2 Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by fax, by telecopier, by overnight delivery service, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

     If to Michael:

        Michael Foods, Inc.
        324 Park National Building
        5353 Wayzata Boulevard
        Minneapolis, MN 55416

        Attn: President and Chief Executive Officer

     with copies to:

        Maun & Simon, PLC
        2900 Norwest Center
        90 South Seventh Street
        Minneapolis, MN 55402-4133

        Attn: Albert A. Woodward

     If to NSU:

        North Star Universal, Inc.
        610 Park National Bank Building
        5353 Wayzata Boulevard
        Minneapolis, MN 55416

        Attention: President and Chief Executive Officer

     with copies to:

        Dorsey & Whitney
        Pillsbury Center South
        220 South Sixth Street
        Minneapolis, MN 55402

        Attention: J. Andrew Herring

     All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered; when received, if delivered by registered or certified mail (postage prepaid and return receipt requested); when receipt acknowledged, if faxed or telecopied; and the next day delivery after being timely delivered to a recognized overnight delivery service.

     9.3 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as "herein," "hereinafter," "hereof," "hereto," "hereby" and "hereunder," and word of like import, unless the context requires otherwise, refer to this Agreement (including the Exhibits and Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

     9.4 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party's anticipated benefits under this Agreement.

     9.5 Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof; (b) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Minnesota, without giving effect to the principles of conflict of laws thereof; and (c) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

     9.6 Non-Survival of Representations, Warranties and Covenants. The representations and warranties of the parties set forth herein shall not survive the consummation of the Merger, but covenants that specifically relate to periods, activities or obligations subsequent to the Merger shall survive the Merger. In addition, if this Agreement is terminated pursuant to Section 8.1, the covenants contained in Section 6.3(b) and 8.2 shall survive such termination.

     9.7 Schedules. The Schedules and other disclosure referred to in this Agreement shall be delivered as of the date hereof under cover of a letter from the Chief Executive Officer or Chief Financial Officer of Michael or NSU, as the case may be.

     9.8 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     9.9 Third Party Beneficiaries. Except as provided in the next following sentence, each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto. The provisions of Section 6.18 are intended for the benefit of Affiliates of NSU and Michael.

                                   ARTICLE 10
                               DISPUTE RESOLUTION

     10.1 Mediation and Binding Arbitration. If a dispute arises between NSU and Michael as to the interpretation of this Agreement or any other agreement entered into pursuant hereto, NSU and Michael agree to use the following procedures, in lieu of either party pursuing other available remedies and as the sole remedy, to resolve the dispute.

     10.2 Initiation. A party seeking to initiate the procedures shall give written notice to the other party, describing briefly the nature of the dispute. A meeting shall be held between the parties within 10 days of the receipt of such notice, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute.

     10.3 Submission to Mediation. If, within 30 days after such meeting, the parties have not succeeded in negotiating a resolution of the dispute, they agree to submit the dispute to mediation in accordance with the Center for Public Resources Model ADR Procedure -- Mediation of Business Disputes, as modified herein, and to bear equally the costs of the mediation.

     10.4 Selection of Mediator. The parties will jointly appoint a mutually acceptable mediator, seeking assistance in such regard from the Center for Public Resources or another mutually agreed-upon organization if they have been unable to agree upon such appointment within 20 days from the conclusion of the negotiation period.

     10.5 Mediation and Arbitration. The parties agree to participate in good faith in the mediation and negotiations related thereto for a period of 30 days following the initial mediation session. If the parties are not successful in resolving the dispute through the mediation by the end of such 30-day period, then the parties agree to submit the matter to binding arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, as modified herein, by a panel of three arbitrators, in Minneapolis, Minnesota, selected in accordance with the provisions of Section
10.6 hereof. The arbitration shall be governed by the Rules of the American Arbitration Association then in effect and as modified herein, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The arbitrators shall not, under any circumstances, have any authority to award punitive, exemplary or similar damages and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement. Nothing contained in this Article 10 shall limit or restrict in any way the right or power of a party at anytime to seek injunctive relief in any court and to litigate the issues relevant to such request for injunctive relief before such court (i) to restrain the other party from breaching this Agreement or (ii) for specific enforcement of this Article 10. The parties agree that any legal remedy available to a party with respect to a breach of this Article 10 will not be adequate and that, in addition to all other legal remedies, each party is entitled to an order specifically enforcing this Article 10.

     10.6 Selection of Arbitrators. The parties shall have 10 days from the end of the mediation period to agree upon mutually acceptable neutral persons not affiliated with either of the parties to act as arbitrators. If the panel of arbitrators has not been selected within such time, the parties agree jointly to request the Center for Public Resources or another mutually agreed-upon organization to supply within 10 days a list of potential arbitrators with qualifications as specified by the parties in the joint request. Within five days of receipt of the list, the parties shall independently rank the proposed candidates, shall simultaneously exchange rankings, and shall select as the arbitrator the individual receiving the highest combined ranking who is available to serve. Neither party nor the arbitrators may disclose the existence or results of any arbitration under this Agreement or any evidence presented during the course of arbitration without the prior consent of both parties, except as required to fulfill applicable disclosure and reporting requirements, or as otherwise required by law.

     10.7 Cost of Arbitration. Each party shall bear its own costs incurred in the arbitration. If either party refuses to submit to arbitration any dispute required to be submitted to arbitration pursuant to this Article 10, and instead commences any other proceeding, including litigation, then the party who seeks enforcement of the obligation to arbitrate shall be entitled to its attorneys' fees and costs incurred in any such proceeding.

     IN WITNESS WHEREOF, NSU and Michael have caused this Agreement to be executed on the date first written above by their respective officers.

                                          MICHAEL FOODS, INC.

                                          By /s/ GREGG A. OSTRANDER

                                            ------------------------------------
                                            Gregg A. Ostrander
                                            President and Chief Executive
                                             Officer

                                          NORTH STAR UNIVERSAL, INC.

                                          By /s/ JEFFREY J. MICHAEL

                                            ------------------------------------
                                            Jeffrey J. Michael
                                            President and Chief Executive
                                             Officer

                                          NSU MERGER CO.

                                          By /s/ JEFFREY J. MICHAEL

                                            ------------------------------------
                                            Jeffrey J. Michael
                                            President and Chief Executive
                                             Officer

STATE OF MINNESOTA
COUNTY OF HENNEPIN
                            ss.

     The foregoing instrument was acknowledged before me this 21st day of December, 1995 by Gregg A. Ostrander, President and Chief Executive Officer of Michael Foods, Inc., a Delaware corporation, on behalf of the corporation.

                                          /s/

                                          --------------------------------------
                                          Notary Public
[SEAL]

STATE OF MINNESOTA
COUNTY OF HENNEPIN
                            ss.

     The foregoing instrument was acknowledged before me this 21st day of December, 1995 by Jeffrey J. Michael, President and Chief Executive Officer of North Star Universal, Inc., a Minnesota corporation, on behalf of the corporation.

                                          /s/

                                          --------------------------------------
                                          Notary Public
[SEAL]

STATE OF MINNESOTA
COUNTY OF HENNEPIN
                            ss.

     The foregoing instrument was acknowledged before me this 21st day of December, 1995 by Jeffrey J. Michael, President and Chief Executive Officer of NSU Merger Co., a Delaware corporation, on behalf of the corporation.

                                          /s/

                                          --------------------------------------
                                          Notary Public
[SEAL]

                                                                       EXHIBIT A

                                DISCOUNT FACTOR

AMOUNT OF NSU NET ASSUMED LIABILITIES                                            DISCOUNT FACTOR
- ------------------------------------------------------------------------------   ---------------
More than $33,750,000 and less than
  or equal to $38,000,000.....................................................        0.9000
More than $32,500,000 and less than
  or equal to $33,750,000.....................................................        0.9025
More than $31,250,000 and less than
  or equal to $32,500,000.....................................................        0.9050
More than $30,000,000 and less than
  or equal to $31,250,000.....................................................        0.9075
More than $28,750,000 and less than
  or equal to $30,000,000.....................................................        0.9100
More than $27,500,000 and less than
  or equal to $28,750,000.....................................................        0.9125
More than $26,250,000 and less than
  or equal to $27,500,000.....................................................        0.9150
More than $25,000,000 and less than
  or equal to $26,250,000.....................................................        0.9175
$25,000,000...................................................................        0.9200

                                                                       EXHIBIT B

                             CERTIFICATE OF MERGER
                                       OF
                               NSU MERGER SUB CO.
                                      INTO
                              MICHAEL FOODS, INC.

     Pursuant to Section 251 of the Delaware General Corporation Law, the undersigned President and Secretary of MICHAEL FOODS, INC., a Delaware corporation, hereby certify that:

          1. The constituent corporations are: NSU Merger Sub Co., a Delaware corporation, and Michael Foods, Inc., a Delaware corporation.

          2. An Agreement and Plan of Reorganization has been adopted, approved, executed, certified and acknowledged by each of the constituent corporations in accordance with section 251(c) of the Delaware General Corporation Law.

          3. Michael Foods, Inc. shall be the surviving corporation.

          4. The certificate of incorporation of Michael Foods, Inc. shall be the certificate of incorporation of the surviving corporation.

          5. The executed Agreement and Plan of Reorganization is on file at the principal office of Michael Foods, Inc. at 5353 Wayzata Boulevard, 324 Park National Building, Minneapolis, Minnesota 55416.

          6. A copy of the Agreement and Plan of Reorganization will be furnished by Michael Foods, Inc., on request and without cost, to any stockholder of any constituent corporation.

     IN WITNESS WHEREOF, Michael Foods, Inc. has caused this certificate to be executed by Gregg A. Ostrander, its President and attested by Jeffrey M.
Shapiro, its Secretary, this     day of       , 1996.

                                          MICHAEL FOODS, INC.

                                          By
                                          --------------------------------------
                                            Gregg A. Ostrander, President
ATTEST:

By
- -----------------------------------------------------
   Jeffrey M. Shapiro, Secretary

                                                                       EXHIBIT C

                             DISTRIBUTION AGREEMENT

                                 BY AND BETWEEN

                           NORTH STAR UNIVERSAL, INC.

                                      AND

                           NEW HOLDING COMPANY, INC.

                                            , 1996

                               TABLE OF CONTENTS

        ARTICLE I   DEFINITIONS..........................................................   C-1
  Section 1.01      General..............................................................   C-1
  Section 1.02      Exhibits, etc........................................................   C-4
       ARTICLE II   REORGANIZATION AND RELATED TRANSACTIONS..............................   C-5
  Section 2.01      Sequence of Events...................................................   C-5
  Section 2.02      Transfers of Assets; Assumption of Liabilities.......................   C-5
  Section 2.03      Elimination of Intercompany Accounts.................................   C-5
                    Transfers Not Effected At or Prior to the Distribution; Transfers
  Section 2.04      Deemed Effective as of the Distribution Date.........................   C-5
  Section 2.05      No Representations or Warranties.....................................   C-6
  Section 2.06      Conveyancing and Assumption Instruments..............................   C-6
  Section 2.07      Tax Treatment........................................................   C-6
      ARTICLE III   THE DISTRIBUTION.....................................................   C-7
  Section 3.01      Cooperation Prior to the Distribution................................   C-7
  Section 3.02      NSU Board Action; Conditions Precedent to the Distribution...........   C-7
  Section 3.03      The Distribution.....................................................   C-8
  Section 3.04      Fractional Shares....................................................   C-8
       ARTICLE IV   SPINCO ASSUMPTION OF CERTAIN NSU INDEBTEDNESS........................   C-8
  Section 4.01      Assumption of Certain NSU Indebtedness...............................   C-8
        ARTICLE V   INDEMNIFICATION......................................................   C-9
  Section 5.01      Indemnification by Spinco............................................   C-9
  Section 5.02      Indemnification by NSU...............................................   C-9
  Section 5.03      Procedure for Indemnification........................................  C-10
  Section 5.04      Set-Off Rights.......................................................  C-11
       ARTICLE VI   EMPLOYEE BENEFIT PLANS...............................................  C-11
  Section 6.01      The 401(k) Savings Plan..............................................  C-11
  Section 6.02      Welfare Plans........................................................  C-12
  Section 6.03      NSU Employees........................................................  C-12
  Section 6.04      Other Liabilities and Obligations....................................  C-12
  Section 6.05      Preservation of Rights To Amend or Terminate Plans...................  C-12
      ARTICLE VII   TAX MATTERS..........................................................  C-12
  Section 7.01      Allocation of Items of Income or Deduction for Reporting Purposes....  C-12
  Section 7.02      Spinco Indemnification for Tax Periods Prior to Distribution Date....  C-12
                    NSU Liable for Filing and Payment of Spinco's Taxes Prior to
  Section 7.03      Distribution Date....................................................  C-13
                    Spinco Liable for Filing and Payment of Its Own Taxes for Tax Periods
                    Beginning Prior to Distribution Date and Ending After Distribution
  Section 7.04      Date.................................................................  C-13
                    Spinco's Right to Make Section 172(b)(3) Election and Qualified Right
  Section 7.05      to Subsequent Refund.................................................  C-13
                    Scope of NSU's Power to Negotiate Settlement During Audit for Periods
  Section 7.06      after the Merger Effective Date......................................  C-13
  Section 7.07      Rights of Parties With Respect to an Asserted Tax Liability..........  C-13
                    Mutual Duty to Cooperate and Act in Good Faith With Respect to Filing
  Section 7.08      or Amending of Returns, Claiming Refunds, or Conducting Audit........  C-14
     ARTICLE VIII   CERTAIN ADDITIONAL MATTERS...........................................  C-15
  Section 8.01      The Spinco Board.....................................................  C-15
  Section 8.02      Spinco Charter and By-Laws...........................................  C-15
  Section 8.03      NSU Long-Term Liabilities; Minimum Value of Spinco...................  C-15
  Section 8.04      Adjustment for Dissenting Shares Liability...........................  C-15

  Section 8.05      NSU Covenants........................................................  C-16
       ARTICLE IX   ACCESS TO INFORMATION AND SERVICES...................................  C-16
  Section 9.01      Provision of Corporate Records.......................................  C-16
  Section 9.02      Access to Information................................................  C-16
  Section 9.03      Provision of Services................................................  C-16
  Section 9.04      Production of Witnesses..............................................  C-16
  Section 9.05      Reimbursement........................................................  C-16
  Section 9.06      Retention of Records.................................................  C-17
  Section 9.07      Confidentiality......................................................  C-17
        ARTICLE X   DISPUTE RESOLUTION...................................................  C-17
  Section 10.01     Mediation and Binding Arbitration....................................  C-17
  Section 10.02     Initiation...........................................................  C-17
  Section 10.03     Submission to Mediation..............................................  C-17
  Section 10.04     Selection of Mediator................................................  C-17
  Section 10.05     Mediation and Arbitration............................................  C-17
  Section 10.06     Selection of Arbitrators.............................................  C-18
  Section 10.07     Cost of Arbitration..................................................  C-18
       ARTICLE XI   MISCELLANEOUS........................................................  C-18
  Section 11.01     Complete Agreement; Construction.....................................  C-18
  Section 11.02     Survival of Agreements...............................................  C-18
  Section 11.03     Expenses.............................................................  C-18
  Section 11.04     Governing Law........................................................  C-18
  Section 11.05     Notices..............................................................  C-18
  Section 11.06     Amendments...........................................................  C-19
  Section 11.07     Successors and Assigns...............................................  C-19
  Section 11.08     Termination..........................................................  C-19
  Section 11.09     Subsidiaries.........................................................  C-19
  Section 11.10     No Third Party Beneficiaries.........................................  C-19
  Section 11.11     Titles and Headings..................................................  C-20
  Section 11.12     Exhibits and Schedules...............................................  C-20
  Section 11.13     Legal Enforceability.................................................  C-20

                             DISTRIBUTION AGREEMENT

     This DISTRIBUTION AGREEMENT, dated as of             , 1996 (this
"Agreement"), is entered into by and between NORTH STAR UNIVERSAL, INC., a Minnesota corporation ("NSU"), and NEW HOLDING COMPANY, INC., a Minnesota corporation and a wholly owned subsidiary of NSU ("Spinco"). This Agreement is intended to survive and continue after the "Merger" and the "Distribution" (as such terms are hereinafter defined), and any reference to NSU in this Agreement shall be deemed to include NSU from and after the consummation of the Merger and the change of the name of NSU to "Michael Foods, Inc."

     WHEREAS, NSU is a party to an Agreement and Plan of Reorganization dated December 21, 1995 (the "Merger Agreement"), providing for the merger (the "Merger") of NSU Merger Co. ("Merger Sub"), a Delaware corporation and a newly formed and wholly-owned subsidiary of NSU, with and into Michael Foods, Inc., a Delaware corporation ("Michael"), with Michael as the surviving corporation;

     WHEREAS, Michael has required that, as a condition of the Merger, the non-food businesses, including assets and liabilities, be separated from the food business of NSU represented by the shares of common stock of Michael owned by NSU;

     WHEREAS, to satisfy this condition to the Merger, the parties hereto have agreed that (i) immediately following the Merger, NSU will distribute to NSU shareholders of record prior to the Merger, all assets of NSU other than (A) any issued and outstanding shares of common stock, $.01 par value, of Merger Sub,
(B) the shares of common stock, $.01 par value, of Michael ("Michael Common Stock") owned by NSU as of the date of the Merger Agreement, (C) a certain amount of cash held by NSU at the time of the consummation of the Merger, and
(D) such other assets as to which the parties may mutually agree, and (ii) NSU will be released from, or adequate provisions be made for all liabilities and obligations of NSU other than as mutually agreed by the parties, so that after giving effect to the Merger and such distribution, the business and operations of NSU after the Merger will be the business and operations of Michael, except for certain known and specified NSU indebtedness and certain obligations and liabilities to be retained by NSU subsequent to the consummation of the Merger; and

     WHEREAS, NSU and Spinco have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect such distribution and to set forth other agreements that will govern certain other matters following such distribution.

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     Section 1.01 General. Any term not otherwise defined herein shall have the meaning ascribed to it in the Merger Agreement. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     Actual Payment: as defined in Section 8.03(b) of this Agreement.

     Affiliate: as defined in Regulation 12b-2 promulgated under the Exchange Act, as such Regulation is in effect on the date hereof.

     Agent: the distribution agent for the shareholders of record of NSU on the Record Date, as appointed by NSU, to distribute shares of Spinco Common Stock pursuant to the Distribution (as defined below).

     Code: the Internal Revenue Code of 1986, as amended, or any successor legislation.

     Commission: the Securities and Exchange Commission.

     Contracts: as defined in Section 2.02 of this Agreement.

     Conveyancing and Assumption Instruments: collectively, the various agreements, instruments and other documents, in form and substance mutually satisfactory to NSU and Spinco, to be entered into to effect the transfer of assets and the assumption of Liabilities in the manner contemplated by this Agreement.

     Credit Agreement: the Credit Agreement dated             , 199 between NSU
and First Bank National Association, a national banking association, including any amendments thereto and any replacement credit agreement or credit facility.

     Dissenting Shares: as defined in Section 1.5 of the Merger Agreement.

     Dissenting Shares Holdback: as defined in Section 1.1 of the Merger Agreement.

     Dissenting Shares Liability: as defined below under the definition of "NSU Retained Liabilities."

     Distribution: the distribution, on the Distribution Date, of all of the outstanding shares of Spinco Common Stock by NSU to the holders of record of NSU Common Stock on the Record Date, which distribution shall be deemed to have been effected by NSU upon delivery by NSU to the Agent of an instruction directing the Agent to effect the distribution of the Spinco Common Stock in accordance with Section 3.03 of this Agreement and such distribution shall not be effected nor deemed to have been effected until after the Effective Time.

     Distribution Date: the Merger Effective Date; provided, however, that the Distribution shall not occur until after the Effective Time.

     Eagle Guaranty: the obligations of NSU under that certain Guaranty Agreement dated May 1, 1989 between NSU and American National Bank & Trust Company pursuant to which NSU guaranteed the payment of the principal of, premium, if any, and interest on $1,470,000 City of Welcome, Minnesota Industrial Development Revenue Bonds, Series 1989.

     Effective Time: as defined in Section 2.1(d) of the Merger Agreement.

     Exchange Act: the Securities Exchange Act of 1934, as amended.

     Exchange Ratio: the ratio of one share of Spinco Common Stock for each shares of NSU Common Stock (outstanding on the Record Date), or such other ratio determined by NSU and Spinco to be the number of shares (or fraction of a share) of Spinco Common Stock to be distributed in the Distribution for each share of NSU Common Stock (outstanding on the Record Date).

     IRS: the Internal Revenue Service.

     Liabilities: any and all debts, liabilities, accounts payable, Taxes, claims and other obligations, absolute or contingent, mature or not mature, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising (unless otherwise specified in this Agreement), including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under any law, rule, regulation, or any actual or threatened action, suit, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal, any order or consent decrees of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

     Merger: as defined in the preambles of this Agreement.

     Merger Agreement: as defined in the preambles of this Agreement.

     Merger Effective Date: the date, pursuant to the terms of the Merger Agreement, on which the Merger is effective.

     Michael: as defined in the first paragraph of this Agreement.

     Michael Common Stock: as defined in Section 1.1 of the Merger Agreement.

     NSU: as defined in the first paragraph of this Agreement.

     NSU Assumed Liabilities: the NSU Indebtedness and the NSU Retained Liabilities.

     NSU Board: the Board of Directors of NSU prior to the Merger Effective
Date.

     NSU Common Stock: the Common Stock, par value $1.00 per share, of NSU, prior to the Merger Effective Date.

     NSU Indebtedness: indebtedness (principal and accrued interest) represented by NSU's outstanding subordinated debentures and subordinated extendable and fixed time certificates and the NSU indebtedness owing pursuant to the Credit Agreement.

     NSU Long-Term Liabilities: the Liability of NSU relating to the U.K. Leases and the Eagle Guaranty.

     NSU Retained Assets: the following assets:

          (i) such amount of cash as NSU may, in its sole discretion, determine to hold at the Merger Effective Date;

          (ii) 7,354,950 shares of Michael Common Stock owned by NSU as of the date of this Agreement;

          (iii) the capital stock of Merger Sub;

          (iv) the rights of NSU under this Agreement, the Merger Agreement and the Orderly Disposition and Registration Rights Agreement; and

          (v) any and all net operating loss carryforwards and other Tax attributes properly allocable to NSU following the Merger Effective Date in accordance with the relevant provisions of the Code.

     NSU Retained Liabilities: the following Liabilities:

          (i) any Liability arising from any NSU shareholders who have effectively dissented from the NSU shareholder action in connection with the Merger and the Distribution in accordance with Section 471 and 473 of the MBCA ("Dissenting Shares Liability");

          (ii) any Liability of NSU under this Agreement arising after the Merger Effective Date;

          (iii) any Liability of NSU under the Merger Agreement arising after the Merger Effective Date; and

          (iv) any Liability of NSU under the Orderly Disposition and Registration Rights Agreement arising after the Merger Effective Date.

     NSU Transferred Assets: all assets of NSU other than the NSU Retained Assets, specifically including Spinco rights under this Agreement (including Spinco's rights pursuant to Section 8.05 and Section 5.04).

     NSU Transferred Liabilities: all Liabilities of NSU (i) arising at any time prior to the Merger Effective Date, other than the NSU Assumed Liabilities, or
(ii) arising as a result of the Distribution (other than any liability of NSU for Taxes resulting from a breach of Section 2.07 by NSU after the Merger Effective Date).

     Orderly Disposition and Registration Rights Agreement: the Orderly Disposition and Registration Rights Agreement, dated December 21, 1995, between NSU and certain shareholders of NSU in the form of Exhibit E to the Merger Agreement.

     Record Date: the close of business on the date to be determined by the NSU Board as the record date for the Distribution, which date shall be prior to the Merger Effective Date.

     Registration Statement: that certain registration statement on Form S-1 registering under the Securities Act the Spinco Common Stock to be distributed in the Distribution.

     Release Date: the date upon which Spinco shall have taken one of the following actions with respect to each of the NSU Long-Term Liabilities:

          (i) obtained a release and discharge of the NSU Long-Term Liabilities;

          (ii) provided evidence to NSU, after the Merger Effective Date, of the satisfaction of the NSU Long-Term Liabilities in a form reasonably satisfactory to NSU; or

          (iii) obtained an irrevocable stand-by letter of credit (the "L/C") approved as to issuer, form and content by NSU (which approval will not be unreasonably withheld), to be issued in favor of NSU for an amount at least equal to the present value of any remaining Liability with respect to the NSU Long-Term Liabilities, such present value calculation to be based on a discount rate of 6%.

     Securities Act: the Securities Act of 1933, as amended.

     Spinco: as defined in the first paragraph of this Agreement.

     Spinco Board: the Board of Directors of Spinco.

     Spinco By-Laws: the By-Laws of Spinco, substantially in the form of Exhibit A to be in effect at the Distribution Date.

     Spinco Charter: the Restated Articles of Incorporation of Spinco, substantially in the form of Exhibit B, to be in effect at the Distribution Date.

     Spinco Common Stock: the Common Stock, par value $.01 per share, of Spinco.

     Spinco Employee: any individual who, prior to the Merger Effective Date, was employed by NSU or any Subsidiary of NSU and who, on or after the Merger Effective Date, or otherwise in connection with the Distribution, is employed by Spinco or a Subsidiary of Spinco.

     Subsidiary: with respect to any entity shall mean each corporation in which such entity owns directly or indirectly fifty percent or more of the voting securities of such corporation and shall, unless otherwise indicated, be deemed to refer to both direct and indirect subsidiaries of such entity.

     Taxes: any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, customs duties, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, workers' compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other tax, fee, assessment or charge of any kind whatsoever including any interest, penalties or additions to any Tax or additional amounts in respect of the foregoing.

     Transfer Effective Date: the date, as determined by the NSU Board, on which the transfers of assets by NSU to Spinco and the assumption of liabilities by Spinco, as described in Section 2.02 shall be effective, which in any case shall be prior to the Merger Effective Date.

     U.K. Leases: (i) the Lease of Unit 4 Bracknell Business Centre, Downmill Road, Bracknell, Berkshire, United Kingdom dated August 1, 1984 between Queensgate Developments Limited and The Burton Group Public Limited Company and assigned to C.E. Services (Europe) Ltd. (f.k.a. Landmark Communications Services Limited) guaranteed by C.E. Services, Inc. (as the successor in interest to Landmark Communications Services, Inc.) pursuant to a License to Assign dated March 15, 1990 and assumed by NSU in connection with the Stock Purchase Agreement by and between Amdahl Corporation and NSU dated May 5, 1995 and
pursuant to the terms of an Assumption Agreement dated             , 1995
between NSU and Queensgate Developments Limited, and (ii) the Lease of Unit 5 Bracknell Business Centre, Downmill Road, Bracknell, Berkshire, United Kingdom dated March 22, 1985, between Benton Nominees Limited and Robert David Grant and Susan Margaret Grant trading as Grants Electrical Supplies and assigned to C.E. Services (Europe) Ltd. (f.k.a. Landmark Communications Services Limited) and guaranteed by Richard Charles Jones and Dennis Leonard Western pursuant to a License to Assign dated June 28, 1991 and assumed by NSU in connection with a Stock Purchase Agreement by and between Amdahl Corporation and NSU dated May 5,
1995 and pursuant to the terms of an Assumption Agreement dated             ,
1995 between NSU and Benton Nominees Limited.

     Section 1.02 Exhibits, etc. References to an "Exhibit" or to a "Schedule" are, unless otherwise specified, to one of the Exhibits or Schedules attached to this Agreement, and references to a "Section" or an "Article" are, unless otherwise specified, to one of the Sections or Articles of this Agreement.

                                   ARTICLE II

                    REORGANIZATION AND RELATED TRANSACTIONS

     Section 2.01 Sequence of Events. It is the intention of the parties hereto that the transactions contemplated by this Article II shall, to the extent practicable, be effected in the order in which such transactions are set forth in this Article II.

     Section 2.02 Transfers of Assets; Assumption of Liabilities. (a) Subject to the terms and conditions of this Agreement, effective at the start of business on the Transfer Effective Date:

          (i) NSU shall contribute and transfer to Spinco or a Spinco Subsidiary, as appropriate, all of NSU's right, title and interest in and to all of the NSU Transferred Assets.

          (ii) NSU shall assign and transfer, and Spinco shall assume, all of NSU's rights, benefits and Liabilities arising pursuant to and under all contracts, agreements, real and personal property leases, licenses, instruments, arrangements and commitments (collectively, "Contracts") entered into or made by NSU prior to the Merger Effective Date, other than# the Contracts relating to the NSU Assumed Liabilities (the "Assumed Contracts"); provided, however, that no Assumed Contract shall be assigned contrary to law or the terms of such Assumed Contract and, with respect to the Assumed Contracts that cannot be assigned or novated to Spinco on the Transfer Effective Date, the performance obligations of NSU thereunder shall, unless not permitted by such Assumed Contract, be subcontracted or subleased to Spinco until such Assumed Contract has been fully performed by Spinco or assigned or novated. NSU and Spinco shall use reasonable efforts to obtain all necessary consents and Spinco shall take all necessary actions to perform and complete all Assumed Contracts in accordance with their terms even if neither assignment, novation, subcontracting nor subleasing is permitted by the other party. As provided in Article V hereof, Spinco shall indemnify NSU from and against any Liabilities under the Assumed Contracts. NSU covenants and agrees that it shall promptly pay over to Spinco any amounts received by NSU after the Transfer Effective Date as a result of the performance by Spinco of any of the Assumed Contracts.

          (iii) Spinco shall assume and agrees to pay, perform or discharge all the NSU Transferred Liabilities.

     (b) Whether or not all of the NSU Transferred Assets or the NSU Transferred Liabilities shall have been legally transferred to Spinco as of the Transfer Effective Date, NSU and Spinco agree that, as of the Transfer Effective Date, Spinco shall have, and shall be deemed to have acquired, complete and sole beneficial ownership over all the NSU Transferred Assets together with all of NSU's rights, powers and privileges incident thereto, and shall be deemed to have assumed the NSU Transferred Liabilities and all of NSU's duties, obligations and responsibilities incident thereto.

     Section 2.03 Elimination of Intercompany Accounts. All intercompany receivables, payables and loans in existence as of the Merger Effective Date between NSU, on the one hand, and any NSU Subsidiary, on the other hand (other than accounts, if any, relating to intercompany contractual or other obligations which are to survive the Distribution as provided herein) shall be eliminated, as of the Merger Effective Date, without the transfer of cash, by dividend or capital contributions, as appropriate.

     Section 2.04 Transfers Not Effected At or Prior to the Distribution; Transfers Deemed Effective as of the Distribution Date. To the extent that any transfers and assumptions contemplated by this Article II shall not have been consummated on or prior to the Transfer Effective Date, the parties shall cooperate to effect such transfers and assumptions as promptly following the Transfer Effective Date as shall be practicable, it nonetheless being agreed and understood by the parties that no party shall be liable in any manner to any other party for any failure of any of the transfers contemplated by this Article II to be consummated prior to the Transfer Effective Date and that this Section
2.04 shall in no way affect the indemnification obligations of the parties pursuant to Article V. Subject to the provisions of Section 3.02, nothing herein shall be deemed to require the transfer of any assets or the assumption of any Liabilities which by their terms or by operation of law cannot be transferred or assumed; provided that Spinco shall indemnify NSU against all NSU Transferred

Liabilities pursuant to Section 5.01. In the event that any such transfer of the NSU Transferred Assets (other than capital stock of corporations to be transferred hereunder) or assumption of the NSU Transferred Liabilities has not been consummated, effective as of and after the Transfer Effective Date (i) NSU shall thereafter hold such assets for the benefit of Spinco (at the expense of Spinco) and retain any such Liabilities for the account of Spinco, and take such other action as may be reasonably requested by Spinco, at Spinco's expense, in order to place such party, insofar as reasonably possible, in the same position as would have existed had such asset or Liability been transferred as of the Transfer Effective Date, (ii) NSU shall, at Spinco's expense, continue to be bound under any agreements relating to the NSU Transferred Assets or NSU Transferred Liabilities that cannot be so transferred, and (iii) unless not permitted by law, Spinco shall pay, perform and discharge fully all obligations of NSU thereunder from and after the Transfer Effective Date and indemnify NSU for all indemnifiable losses arising out of such performance by Spinco pursuant to the provisions of Article V hereto. NSU shall, without further consideration therefor, pay and remit to Spinco promptly all monies, rights and other considerations received in respect of any such performance. NSU shall exercise its rights and options under any such agreements relating to the NSU Transferred Assets or NSU Transferred Liabilities only as reasonably directed by Spinco, and at Spinco's expense. As and when any such asset or liability becomes transferable, such transfer shall be effected forthwith. Notwithstanding the foregoing, the parties shall use their best efforts to obtain all consents and approvals, to enter into all amendatory agreements and to make all filings and applications which may be required for the consummation of the transactions contemplated by this Agreement, including, without limitation, all applicable regulatory filings or consents under federal or state environmental laws.

     Section 2.05 No Representations or Warranties. Spinco understands and agrees that NSU is not, in this Agreement or in any other agreement or document contemplated by this Agreement or otherwise, representing or warranting in any way (i) as to the value or freedom from encumbrance of, or any other matter concerning, any NSU Transferred Assets or (ii) as to the legal sufficiency to convey title to any such assets or the execution, delivery and filing of this Agreement, including, without limitation, any Conveyancing or Assumption Instruments, it being agreed and understood that all such assets are being transferred AS IS, WHERE IS, and that the party to which such assets are to be transferred hereunder shall bear the economic and legal risk that any conveyances of such assets shall prove to be insufficient or that Spinco or any of its Subsidiaries' title to any such assets shall be other than good and marketable and free from encumbrances. Similarly, each party hereto understands and agrees that no party hereto is, in this Agreement or in any other agreement or document contemplated by this Agreement or otherwise, representing or warranting in any way that the obtaining of any consents or approvals, the execution and delivery of any amendatory agreements and the making of any filings or applications contemplated by this Agreement will satisfy the provisions of any or all applicable agreements or the requirements of any or all applicable laws or judgments, it being agreed and understood that the party to which any assets are transferred shall bear the economic and legal risk that any necessary consents or approvals are not obtained or that any requirements of laws or judgments are not complied with.

     Section 2.06 Conveyancing and Assumption Instruments. In connection with the transfers of the NSU Transferred Assets other than capital stock and the assumptions of the NSU Transferred Liabilities contemplated by this Agreement, the parties shall execute or cause to be executed by the appropriate entities the Conveyancing and Assumption Instruments in such forms as the parties shall agree. The transfer of capital stock shall be effected by means of delivery of stock certificates and executed stock powers and notation on the stock record books of the corporation.

     Section 2.07 Tax Treatment. During the two year period following the Merger Effective Date, NSU shall not, nor shall it permit Michael to do any of the following, and neither of them has any plan or intention to:

          (a) liquidate Michael;

          (b) merge Michael with or into another corporation, unless Michael is the surviving corporation and the merger is not treated for tax purposes as a sale or other disposition of Michael common stock;

          (c) sell any shares of Michael Common Stock or cause Michael to issue any of shares of Michael Common Stock to any party other than NSU; or

          (d) sell any assets of NSU to any third party not otherwise an affiliate of the foregoing, except for (i) sales in the ordinary course of business or (ii) sales of assets if, after giving effect to such sales, Michael will retain at least 90% of the fair market value of its gross assets in active trades or businesses within the meaning of Section 355 of the Code.

provided, however, NSU or Michael may undertake any of the actions listed above if (i) Spinco consents thereto or (ii) NSU obtains either a tax opinion or a favorable private letter ruling from the Internal Revenue Service, in each case reasonably satisfactory to Spinco, to the effect that the actions to be undertaken would not adversely affect the tax free nature of the Merger or the Distribution to all of the parties thereto. The shareholders of record of NSU on the Record Date shall be third party beneficiaries of the provisions of this
Section 2.07.

                                  ARTICLE III

                                THE DISTRIBUTION

     Section 3.01 Cooperation Prior to the Distribution. Prior to the Merger Effective Date:

     (a) NSU and Spinco shall prepare and shall use all reasonable efforts to cause the Registration Statement to become effective under the Securities Act. Once declared effective under the Securities Act, NSU shall mail to the holders of NSU Common Stock the prospectus included in the Registration Statement, which shall set forth appropriate disclosure concerning Spinco, the Distribution and other matters. NSU and Spinco shall also prepare, and Spinco shall file with the Commission, a Form 8 -A, to register the Spinco Common Stock under the Exchange Act. NSU and Spinco shall use all reasonable efforts to cause the Form 8-A to become effective under the Exchange Act.

     (b) NSU and Spinco shall cooperate in preparing, filing with the Commission and causing to become effective any registration statements or amendments thereof which are appropriate to reflect the establishment of, or amendments to, any employee benefit and other plans contemplated by Article VI.

     (c) NSU and Spinco shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States in connection with the Distribution and the other transactions contemplated by this Agreement.

     (d) NSU and Spinco shall prepare, and Spinco shall file and pursue, an application to permit listing of the Spinco Common Stock on the NASDAQ National Market.

     Section 3.02 NSU Board Action; Conditions Precedent to the
Distribution. The NSU Board shall, in its discretion, establish the Record Date, the Transfer Effective Date and the Distribution Date (which shall be the same as the Merger Effective Date) and any appropriate procedures in connection with the Distribution. The Distribution is expressly conditioned on the prior consummation of the Merger. Additionally, in no event shall the Distribution occur (i) if at the Distribution Date NSU shall not have received an opinion of tax counsel or a private letter ruling from the IRS to the effect that the Distribution will qualify as a tax-free spin-off under Section 355 of the Code, and (ii) unless prior to such time the following conditions shall have been satisfied or waived by the parties hereto:

     (a) the transactions contemplated by Sections 2.02 hereof, shall have been consummated in all material respects;

     (b) the Spinco Common Stock shall have been approved for quotation on the NASDAQ National Market or listing on a national securities exchange, subject to official notice of issuance;

     (c) the Spinco Board, comprised as contemplated by Section 8.01, shall have been elected by NSU, as sole shareholder of Spinco, and the Spinco Charter and Spinco ByLaws shall have been adopted and shall be in effect;

     (d) the Registration Statement shall have been declared effective by the Commission and the Form 8-A relating to the shares of Spinco Common Stock to be distributed in the Distribution shall have become effective under the Exchange Act; and

     (e) all conditions precedent to the obligations of NSU and Michael under the Merger Agreement (other than consummation of the Distribution) shall have been satisfied or waived and the Merger shall have been consummated.

The satisfaction or waiver of such conditions shall create an obligation on the part of NSU to effect the Distribution on the Distribution Date.

     Section 3.03 The Distribution. On or prior to the Distribution Date, NSU shall deliver to the Agent the certificate for all of the outstanding shares of Spinco Common Stock which are owned by NSU. On the Distribution Date, after the Effective Time of the Merger, NSU shall deliver to the Agent an instruction to distribute as promptly as practicable following the Distribution Date to each holder of record of NSU Common Stock on the Record Date stock certificates evidencing such number of shares of Spinco Common Stock equal to the product of the Exchange Ratio times the number of shares of NSU Common Stock held of record by such holder on the Record Date and cash in lieu of any fractional share of Spinco Common Stock obtained in the manner provided in Section 3.04 hereof. If the number of outstanding shares of Spinco Common Stock exceeds the amount to be distributed in the Distribution, then the remaining shares shall be deemed to have been contributed by NSU to the capital of Spinco and retired and canceled. Spinco agrees to provide to the Agent sufficient certificates in such denominations as the Agent may request in order to effect the Distribution. All of the shares of Spinco Common Stock issued in the Distribution shall be fully paid, nonassessable and free of preemptive rights. The Distribution shall, for all purposes under this Agreement, be deemed to have been effected at the time NSU delivers to the Agent the instruction directing the Agent to distribute the certificates evidencing Spinco Common Stock and cash in lieu of fractional shares.

     Section 3.04 Fractional Shares. No certificate or scrip representing fractional shares of Spinco Common Stock shall be issued as part of the Distribution, and in lieu of receiving fractional shares each holder of NSU Common Stock who would otherwise be entitled to receive a fractional share of Spinco Common Stock pursuant to the Distribution will receive cash for such fractional share. NSU and Spinco agree that NSU shall instruct the Agent to determine the number of whole shares and fractional shares of Spinco Common Stock allocable to each holder of record of NSU Common Stock as of the Record Date, to aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in the open market pursuant to Rule 236 under the Securities Act, if available, at then prevailing prices on behalf of holders who otherwise would be entitled to receive fractional share interests and to distribute to each such holder such holder's ratable share of the total proceeds of such sale. Spinco shall bear the costs of commissions incurred in connection with such sale. If the Agent is unable to sell such shares in the open market pursuant to Rule 236, Spinco will pay to such holders of NSU Common Stock in lieu of any fractional share or amount of cash determined by multiplying (a) the average closing price per share of Spinco Common Stock on the NASDAQ National Market during the five days following the Distribution Date times (b) the fractional share interest to which such holder would otherwise be entitled.

                                   ARTICLE IV

                 SPINCO ASSUMPTION OF CERTAIN NSU INDEBTEDNESS

     Section 4.01 Assumption of Certain NSU Indebtedness. Spinco and NSU shall, on or prior to the Distribution Date, to the extent required under any indenture with respect to any of the outstanding debentures or any of the outstanding subordinated extendable or fixed time certificates, execute and deliver supplemental indentures or other agreements or instruments evidencing Spinco's assumption of NSU's obligations with respect to such outstanding debentures and subordinated extendable and fixed time certificates; provided, however, that as provided herein, and as contemplated by the Merger Agreement, as between NSU and Spinco, the NSU Indebtedness is not an NSU Transferred Liability and NSU shall be responsible for the payment in full, in accordance with the terms thereof of all of the NSU Indebtedness and shall indemnify, pursuant to Section 5.02 of this Agreement, Spinco for any and all Liabilities with respect to the NSU Indebtedness.

                                   ARTICLE V

                                INDEMNIFICATION

     Section 5.01 Indemnification by Spinco.

     (a) From and after the Merger Effective Date, Spinco shall indemnify, defend, assume and hold harmless NSU, Michael, all Michael Subsidiaries and Merger Sub and any of them (together, the "NSU Indemnified Parties") from and against: (i) all Liabilities (other than the NSU Assumed Liabilities) of NSU or any NSU Subsidiary (other than Michael and its Subsidiaries), including any Subsidiary owned by NSU prior to the Merger Effective Date but not owned by NSU on the Merger Effective Date, arising out of: (A) the NSU Transferred Liabilities, specifically including the Assumed Contracts, and (B) the transactions contemplated under this Agreement, including the Distribution and any Taxes as a result of the Distribution (other than (X) any liabilities resulting from any breach by NSU, after the Merger Effective Date, of this Agreement, (Y) any liability of NSU for Taxes resulting from a breach by NSU, after the Merger Effective Date, of Section 2.07, and (Z) obligations, after the Merger Effective Date, expressly assumed by NSU hereunder); (ii) all Liabilities arising from any claim made by any shareholder of Spinco on or after the Distribution Date or by any shareholder or former shareholder of NSU prior to the Merger Effective Date relating to any act or omission of NSU on or prior to the Merger Effective Date in connection with the Merger or any of the other transactions as contemplated by the Merger Agreement; (iii) all Liabilities assumed by Spinco pursuant to Article VI; (iv) all Liabilities of Spinco or any Subsidiary of Spinco arising out of transactions or events entered into or occurring after the Merger Effective Date, or any action or inaction, including but not limited to, contracts, commitments and litigation, with respect to, entered into or based upon transactions or events occurring after the Merger Effective Date with respect to Spinco or any Subsidiary of Spinco (other than the NSU Assumed Liabilities); (v) any breach of this Agreement by Spinco or any Subsidiary of Spinco after the Merger Effective Date; and (vi) damages, costs, and expenses including attorney's fees incurred in defending and settling claims for such Liabilities.

     (b) The obligations to indemnify the NSU Indemnified Parties shall be unconditional and shall not be subject to any claim of setoff, contribution or waiver, except as provided in Section 5.04.

     Section 5.02 Indemnification by NSU.

     (a) From and after the Merger Effective Date, NSU shall indemnify, defend, assume and hold harmless Spinco and any Spinco Subsidiary and any of them (together, the "Spinco Indemnified Parties") from and against: (i) all Liabilities of NSU, Michael or any Subsidiary of NSU or Michael arising out of transactions or events entered into or occurring after the Merger Effective Date, or any action or inaction, including but not limited to, contracts, commitments and litigation, with respect to, entered into or based upon transactions or events occurring after the Merger Effective Date with respect to NSU, Michael, any Subsidiary of NSU after the Merger Effective Date or any Subsidiary of Michael, other than any Liability arising out of the NSU Transferred Liabilities, including the Assumed Contracts; (ii) all Liabilities relating to the NSU Assumed Liabilities; (iii) all Liabilities of Michael or any Subsidiary of Michael arising before, on or after the Merger Effective Date;
(iv) all Liabilities arising from any claim made by any current or former Michael shareholder or shareholder of NSU after the Merger Effective Date who was a Michael shareholder immediately prior to the Merger Effective Date relating to any act or omission of Michael in connection with the Merger or any of the other transactions contemplated in the Merger Agreement or this Agreement; (v) any breach of this Agreement by NSU after the Merger Effective Date; and (vi) damages, costs and expenses including attorney's fees incurred in defending and settling claims for such obligations, expenses or Liabilities.

     (b) The obligations to indemnify the Spinco Indemnified Parties shall be unconditional and shall not be subject to any claim of setoff, contribution or waiver, except as provided herein.

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     Section 5.03 Procedure for Indemnification.

     (a) The Spinco Indemnified Parties or the NSU Indemnified Parties (each referred to hereinafter as an "Indemnified Party"), as the case may be, shall promptly give notice to the indemnifying party hereunder (the "Indemnifying Party") after obtaining knowledge of any claim, demand or request for payment against any Indemnified Party for any Liabilities indemnifiable hereunder and shall permit the Indemnifying Party to pay or assume the defense of such Liability, and any litigation arising from such Liability. Notwithstanding the foregoing notice requirement, the right to indemnification hereunder shall not be affected by the failure of the party seeking indemnification to give such notice or any delay by such party in giving such notice unless, and only to the extent that, the rights and remedies of the Indemnifying Party shall have been prejudiced as a result of the failure to give, or the delay in giving, such notice. The failure by an Indemnifying Party to notify the Indemnified Party of its election to defend any such Liability within ten (10) days after notice thereof shall have been given to the Indemnifying Party, shall be deemed a waiver by the Indemnifying Party of its right to defend such Liability.

     (b) If an Indemnifying Party assumes the defense of any Liability and any litigation that results from such Liability, then the obligations of the Indemnifying Party as to such litigation shall include employing counsel reasonably satisfactory to the Indemnified Party, taking all steps necessary in the defense or settlement of such litigation and holding the Indemnified Party harmless from and against any and all claims and expenses caused by or arising out of any settlement approved by the Indemnified Party or any judgment in connection with such litigation. Without the prior written consent of the Indemnified Party, the Indemnifying Parties shall not, in the defense of any such litigation, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party of a full release, in form reasonably satisfactory to the Indemnified Party, from all liability in respect of such litigation. The Indemnified Party shall be entitled to participate in the defense of any litigation at its own expense. If the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party, the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to select separate counsel reasonably satisfactory to the Indemnifying Party to assume such additional legal defenses, and to otherwise participate in the defense of such action on behalf of the Indemnified Party.

     (c) If the Indemnifying Party does not assume the defense of any Liability within ten (10) days after the Indemnified Party gives notice thereof to the Indemnifying Party, then the Indemnified Party may defend against such Liability and any litigation with respect thereto, in such manner as it deems appropriate and the Indemnified Party may settle any such litigation on such terms as it deems appropriate and the Indemnifying Party shall, in accordance with the provisions of Sections 5.01 or 5.02, as the case may be, reimburse the Indemnified Party for the amount of such settlement and for all losses and expenses, including attorney's fees, incurred by the Indemnified Party in connection with the defense of such Liability.

     (d) The Indemnified Party and the Indemnifying Party agree to cooperate with each other in resolving or attempting to resolve any claim as to which indemnification is sought under this Agreement and will permit the other party access to all books and records which might be useful for such purpose during normal business hours and at the place where such books and records are normally kept. The Indemnified Party and the Indemnifying Party further agree to make available, at reasonable times, such of their respective employees, officers and agents who may have knowledge of matters relating to any claim arising out of this agreement for the purpose of providing testimony or assisting in the preparation or prosecution of a defense to any claim by a third party as to which indemnification is sought under this Agreement.

     (e) Any dispute arising between the parties hereto as to the obligations under this Article V shall be resolved pursuant to Article X hereto. If there is no dispute with respect to any payment under this Article V from an Indemnifying party to an Indemnified Party, then within ten (10) days after written demand for such payment by the Indemnified Party, the Indemnifying Party shall pay to the Indemnified Party the amount of any loss, expense, damage or other payment suffered, incurred or made by the Indemnified Party against which the Indemnified Party is indemnified by the Indemnifying Party under this Article V. In the event the

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Indemnifying Party fails to pay such undisputed amount within said ten (10) day period, or it is determined pursuant to the provisions of Article X that the Indemnifying Party is obligated to pay an amount which it had previously disputed, the Indemnified Party shall be entitled to collect the following from the Indemnifying Party: (i) interest from the date of the Indemnified Party's demand for payment on the amount owing to the Indemnified Party at the rate equal to the reference rate as publicly announced from time to time by First Bank National Association plus two (2) percentage points, compounded monthly, until the full amount owing, including any interest, has been paid in full with all payments being applied first against accrued and unpaid interest, and (ii) all costs and expenses, including reasonable attorneys fees, incurred by the Indemnified Party in collecting the amounts owing from the Indemnifying Party under this Article V.

     Section 5.04 Set-Off Rights. If and when, as a result of the net operating loss carryforwards properly allocable to NSU from all Tax periods prior to or ending on the Merger Effective Date, NSU unconditionally realizes a benefit in the form of a reduction in the federal or state income Taxes which NSU would otherwise be obligated to pay, Spinco may set-off the amount of any such Tax savings against any Liability of Spinco under this Agreement (including the indemnification obligations under Section 5.01) or, in the event Spinco has already made payments pursuant to its indemnification obligations hereunder, NSU will reimburse Spinco for payments previously made by Spinco to or on behalf of an NSU Indemnified Party with respect to its obligations under this Agreement. The benefit shall not be finally and unconditionally determined for any year until such year is closed for any future adjustment of federal income Tax liability. Any amount set-off by Spinco or reimbursed to Spinco by NSU hereunder shall bear interest from and after the date that such benefit was reflected on the consolidated Tax return of NSU or taken into account in an NSU estimated Tax payment to the date of such off-set or reimbursement at the rate of 6% per annum. NSU shall promptly provide Spinco notice of each and every time it has filed a Tax report or return wherein it has claimed or used such Tax benefit.

                                   ARTICLE VI

                             EMPLOYEE BENEFIT PLANS

     Section 6.01 The 401(k) Savings Plan. (a) As soon as practicable after the date hereof (i) effective as of the Merger Effective Date, Spinco shall assume and be solely responsible for, all Liabilities of NSU under the [NORTH STAR UNIVERSAL 401(K) SAVINGS PLAN] (the "Savings Plan") and (ii) prior to the Merger Effective Date, NSU agrees to take such actions as may be necessary in order for Spinco or a Subsidiary of Spinco effectively to maintain and administer such Savings Plan. Spinco and NSU shall each take, or cause to be taken, all such actions as may be necessary or appropriate in order to establish Spinco or a Subsidiary of Spinco as successor to NSU as to all rights, assets, duties and Liabilities of NSU under, or with respect to, the Savings Plan, including, but not limited to, the rights, assets, duties and Liabilities of NSU under, or with respect to, any and all trust agreements to the extent that they relate solely to the Savings Plan. Any action taken by NSU pursuant to this Section 6.01 after the Merger Effective Date shall be at Spinco's expense.

     (b) Upon Spinco or a Subsidiary of Spinco becoming the successor employer or successor plan sponsor to NSU or any of its subsidiaries under the Savings Plan, NSU agrees to take such actions as may be necessary to amend any trust agreement required to be amended in order for Spinco or a Subsidiary of Spinco effectively to assume and administer the Savings Plan.

     (c) Transfers pursuant to this Section 6.01 shall be effected, where practicable, so as to preserve each plan participant's investment election.

     (d) NSU and Spinco shall, in connection with the transfers described in this Section 6.01, cooperate in making all appropriate filings required under the Code or ERISA, and the regulations thereunder and any applicable securities laws, and take all such action as may be necessary and appropriate to cause such transfers to take place as soon as practicable after the Distribution Date.

     (e) From and after the Merger Effective Date, NSU and its Subsidiaries thereafter shall cease to have any liability or obligation whatsoever with respect to the Savings Plan. As provided in Article V, Spinco shall indemnify NSU and such Subsidiaries against any such liability.

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     Section 6.02 Welfare Plans.

     (a) Except as otherwise specifically provided in this Section 6.02, as of the Merger Effective Date, Spinco shall assume all Liabilities of NSU in connection with claims brought under any of NSU's or its Subsidiaries' medical, dental, life insurance, health, accident, disability or other welfare benefit plans in existence on or prior to the Merger Effective Date and from and after the Merger Effective Date, NSU and its Subsidiaries thereafter shall cease to have any such liability or obligation. From and after the Merger Effective Date, NSU shall no longer be a participating employer in such welfare benefit plans.

     (b) As of the Merger Effective Date, Spinco shall assume and shall be solely responsible for, all Liabilities of NSU in connection with claims for post-employment welfare benefits (including, but not limited to, medical, health and life insurance benefits) made by or in respect of (i) any Spinco Employee or
(ii) any employee of NSU prior to the Merger Effective Date who shall have retired or whose employment otherwise terminates on or before the Merger Effective Date, regardless of whether such claim shall relate to events which occurred prior or subsequent to the Merger Effective Date. Spinco shall also assume all "COBRA" continuation Liabilities of NSU as of the Merger Effective Date.

     (c) Prior to the Merger Effective Date, NSU and Spinco shall take all actions necessary and appropriate to effect the assumption of the NSU welfare plans by Spinco or a Subsidiary of Spinco and to provide the benefit coverage otherwise necessary to assume the Liabilities which are or shall become the responsibility of Spinco under this Section 6.02.

     Section 6.03 NSU Employees. Effective as of the Merger Effective Date, Spinco agrees to assume the employment of all employees of NSU who have not resigned or been terminated on or prior to such date. Spinco shall assume and be solely responsible for all Liabilities in connection with claims made by or on behalf of such NSU employees in respect of salary, benefits, severance pay, salary continuation and similar obligations relating to the employment or the termination or alleged termination of the employment of any such person, regardless of whether such termination or alleged termination occurred prior to or subsequent to the Merger Effective Date.

     Section 6.04 Other Liabilities and Obligations. As of the Merger Effective Date, Spinco shall assume and be solely responsible for all Liabilities of NSU with respect to claims made by persons who were, prior to the Merger Effective Date, employees of NSU, relating to any employee liability or obligation not otherwise provided for in this Agreement.

     Section 6.05 Preservation of Rights To Amend or Terminate Plans. No provisions of this Agreement shall be construed as a limitation on the right of Spinco or any Spinco Subsidiary to amend such plan or terminate its participation therein which Spinco or any Spinco Subsidiary would otherwise have under the terms of such plan or otherwise, and no provision of this Agreement shall be construed to create a right in any employee or beneficiary of such employee under a plan which such employee or beneficiary would not otherwise have under the terms of the plan itself.

                                  ARTICLE VII

                                  TAX MATTERS

     Section 7.01 Allocation of Items of Income or Deduction for Reporting Purposes. NSU, in consultation with and subject to the approval of Spinco, shall either (i) cause Spinco to close its permanent books and records (including work papers) as of the Distribution Date, in accordance with Treasury Regulations
Section 1.1502-76(b)(2) in order to permit Spinco's taxable income for the taxable period ending on the Distribution Date to be reported and determined on the basis of income shown on its permanent books and records (including work papers) or (ii) allocate items of income or deduction between tax periods ending on or before the Distribution Date and tax periods beginning after the Distribution Date in accordance with Treasury Regulations Section 1.1502-76(b)(2)(ii).

     Section 7.02 Spinco Indemnification for Tax Periods Prior to Distribution Date. Spinco agrees to indemnify and hold harmless NSU from and against any liability for Taxes attributable to NSU or Spinco

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(specifically including for all purposes of this Article VII, Taxes attributable to all NSU Transferred Assets and NSU Transferred Liabilities transferred pursuant to Article II) for Tax periods or portions thereof ending on or before the Distribution Date. For purposes of this Section 7.02, "Spinco" shall mean Spinco, itself, as well as all of its Subsidiaries eligible to be included in a consolidated federal income tax return filed by Spinco as the common parent, including any Subsidiary owned by NSU prior to the Merger Effective Date but not then owned by NSU, and "NSU" shall mean NSU, itself, as well as all of its Subsidiaries eligible to be included in a consolidated federal income tax return filed by NSU as the common parent.

     Section 7.03 NSU Liable for Filing and Payment of Spinco's Taxes Prior to Distribution Date. NSU, in consultation with and subject to the approval of Spinco, shall, at Spinco's expense, file (or shall cause to be filed) all tax returns of Spinco for tax periods ending on or before the Distribution Date. NSU shall, to the extent permissible, include (or cause to be included) the results of the operations of Spinco in NSU's consolidated federal tax return and in any other consolidated, unitary, or combined tax return for tax periods ending on or before the Distribution Date and shall, subject to the indemnification obligations under Section 7.02, pay all Taxes due for such periods with respect to Spinco.

     Section 7.04 Spinco Liable for Filing and Payment of Its Own Taxes for Tax Periods Beginning Prior to Distribution Date and Ending After Distribution
Date. Spinco shall file (or shall cause to be filed) all Tax returns of Spinco for any Tax period which begins before the Distribution Date and ends on or after the Distribution Date. Spinco shall also file (or shall cause to be filed) all Tax returns of Spinco for all subsequent Tax periods. Accordingly, Spinco shall pay all Taxes shown as due on such returns or ultimately determined to be due with respect to such periods and shall be entitled to keep and retain for itself any refunds of Taxes or credits paid on behalf of or made available to it. All Tax returns and any schedules to be included therewith for the Tax period which begins before the Distribution Date and ends after the Distribution Date shall be prepared on a basis consistent with those prepared for prior Tax periods and consistent with the method used by NSU to allocate items of Spinco's income or deduction for the Tax period ending on the Distribution Date pursuant to Section 7.01 hereof, and shall be subject to the approval of NSU prior to being filed by Spinco, which approval shall not be unreasonably withheld.

     Section 7.05 Spinco's Right to Make Section 172(b)(3) Election and Qualified Right to Subsequent Refund. Spinco shall have the right and option to make an election pursuant to Section 172(b)(3) of the Code to carry forward any of its net operating losses incurred in tax periods beginning after the Distribution Date which, if carried back, would be carried back to a tax period ending on or before the Distribution Date. Notwithstanding the foregoing, whether or not Spinco makes such an election, Spinco shall be entitled to any and all tax refunds, whether received by NSU or Spinco, that result from a carryback of net operating losses or credits of Spinco arising in a tax period beginning after the Distribution Date to a tax period ending on or before the Distribution Date.

     Section 7.06 Scope of NSU's Power to Negotiate Settlement During Audit for Periods after the Merger Effective Date. In the event that any Taxing authority conducts an audit to determine the amount of any net operating loss carryforwards of NSU as of the Merger Effective Date for any Tax period beginning after the Distribution Date, NSU shall notify Spinco and allow Spinco to participate with NSU in contesting such issue and each party shall pay its own expenses relating to the contesting of such issue. Notwithstanding the foregoing, NSU shall have the right to finally resolve such issue.

     Section 7.07 Rights of Parties With Respect to an Asserted Tax
Liability. Promptly after receipt by NSU of a written notice of any demand, claim or circumstance, including any Tax audit, which, after the lapse of time, would or might give rise to a claim or commencement of any action, proceeding, or investigation with respect to which indemnity may be sought under Section
7.02 hereof (an "Asserted Tax Liability"), NSU shall give written notice thereof to Spinco (the "Tax Claim Notice"). The Tax Claim Notice shall contain factual information (to the extent known to NSU) describing in reasonable detail the Asserted Tax Liability and shall include copies of any notice or other document received from any taxing authority in respect of such Asserted Tax Liability. If NSU fails to give Spinco prompt notice of an Asserted Tax Liability as required by this Section 7.07, and if such failure results in an irrevocable financial detriment to Spinco, then any amount which Spinco is otherwise required to pay NSU pursuant to Section 7.02 hereof with respect to such Asserted

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Tax Liability shall be reduced by the amount of such irrevocable financial detriment. Spinco may elect to direct, through counsel of its own choosing reasonably acceptable to NSU and at its own expense, the compromise or contest, either administratively or in the courts, of any Asserted Tax Liability. If Spinco elects to direct the compromise or contest of any Asserted Tax Liability, it shall, either within 30 calendar days after receiving the Tax Claim Notice with respect to such Asserted Tax Liability (or sooner, if the nature of the Asserted Tax Liability so requires) notify NSU of its intent to do so, and NSU shall cooperate at its own expense in the compromise or contest of such Asserted Tax Liability. Spinco, at its discretion, may enter into a settlement agreement with respect to, or otherwise resolve, any Asserted Tax Liability without the express consent of NSU, unless such settlement affects the Tax returns of NSU after the Merger Effective Date, in which case the consent of NSU shall be required and shall not be unreasonably withheld. If Spinco (1) within 30 calendar days after receiving the Tax Claim Notice with respect to such Asserted Tax Liability (or sooner, if the nature of the Asserted Tax Liability so requires) notifies NSU that it has elected not to direct the compromise or contest of the Asserted Tax Liability, or (2) fails to properly notify NSU within such period of its election to direct or not to direct the compromise or contest of the Asserted Tax Liability, NSU may pay, compromise, or contest at its own expense and in its sole discretion such Asserted Tax Liability. If NSU or Spinco elects to direct the compromise or contest of any liability for Taxes as provided herein, the other party shall promptly empower (by power of attorney and such other documentation as may be appropriate) such representative of the empowered party as the empowered party may designate to represent the empowering party in any audit, claim for refund or administrative or judicial proceeding insofar as such audit, claim for refund or proceeding involves an asserted liability for Taxes for which Spinco would be liable under Section 7.02 hereof. For all purposes of this Section 7.07, the right to participate in all proceedings either administratively or in the courts relating to an Asserted Tax Liability shall include the right to attend and be kept fully informed of all of the foregoing but shall not include, unless expressly provided for herein, the power to compromise, contest or make any other decisions with respect to an Asserted Tax Liability.

     Section 7.08 Mutual Duty to Cooperate and Act in Good Faith With Respect to Filing or Amending of Returns, Claiming Refunds, or Conducting Audit. NSU and Spinco shall provide each other with such cooperation and information as either reasonably may request of the other in filing any tax return, amended return, or claim for refund, in determining a liability for Taxes or a right to a refund of Taxes, or in conducting any audit or proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant tax returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by tax authorities. Each party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. NSU shall make available to Spinco, with respect to all tax years in which Spinco was includable in NSU's affiliated group (as defined in Section 1504 of the Code) copies of all work papers and schedules relating to the preparation of Spinco's pro forma federal and state income tax returns which were included in NSU's federal consolidated and state income tax returns which are necessary to reconcile such pro forma returns with the amounts actually included in such consolidated returns. NSU and Spinco shall make available to each other all other books and records relating to Taxes of Spinco with respect to all tax years in which Spinco was includable in NSU's affiliated group (as defined in Section 1504 of the Code). NSU and Spinco agree to maintain and preserve for a period of eight (8) years after the period to which such documents relate, and, upon written request, to provide to the other party, such factual information as that party reasonably requires for filing tax returns, tax planning, and contesting any tax audit that only NSU or Spinco, as the case may be, actually possesses.

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                                  ARTICLE VIII

                           CERTAIN ADDITIONAL MATTERS

     Section 8.01 The Spinco Board. Spinco and NSU shall take all actions which may be required to elect or otherwise appoint, as of the Distribution Date, the following [five] persons as directors of Spinco:

     Section 8.02 Spinco Charter and By-Laws. Prior to the Merger Effective Date, Spinco shall adopt the Spinco Charter and the Spinco By-Laws and shall file the Spinco Charter with the Secretary of State of the State of Minnesota.

     Section 8.03 NSU Long-Term Liabilities; Minimum Value of Spinco.

     (a) Release Date. Prior to the third anniversary of the Merger Effective Date, Spinco shall have caused the Release Date to have occurred with respect to each of the NSU Long-Term Liabilities.

     (b) Minimum Value. Spinco shall not (A) pay any dividends, whether in cash or in property, or make any other distribution to its shareholders, or redeem any of its capital stock for cash or property, (B) sell, transfer or dispose of any material amount of its assets in a single transaction or related series of transactions, except in the ordinary course of its business or for fair value, or (C) sell, transfer or dispose of all or substantially all of its assets or engage in any merger, consolidation or reorganization unless (X) in the case of the sale, transfer or other disposition of all or substantially all of its assets, the purchaser assumes the obligations of Spinco (jointly and severally with Spinco) under this Agreement, (Y) in the case of a merger, consolidation or reorganization, the surviving entity assumes the obligations of Spinco under this Agreement, or (Z) the Market Value (as defined below) of Spinco immediately after giving effect to such dividend, distribution, redemption or other transaction is at least equal to the following amounts during the following periods:

          (i) $9,000,000 during the period beginning on the Merger Effective Date and continuing to the later to occur of (x) the Release Date or (y) the third anniversary of the Merger Effective Date;

          (ii) $3,000,000 during the period from the end of the period referenced in clause (i) above and continuing to the fifth anniversary of the Merger Effective Date.

The term "Market Value" shall mean the greater of: (a) the market capitalization of Spinco's outstanding equity securities, if Spinco is a publicly traded company, or (b) the net book value of Spinco computed in accordance with generally accepted accounting principles, except that securities owned by Spinco which are publicly traded shall be valued at their market value without any adjustment for lack of liquidity or control premium, but reduced for any taxes payable on the disposition of such securities, taking into account any and all tax benefits (e.g., net operating loss carryforward, tax credits, deductions or exclusions) available to Spinco and using Spinco's then applicable effective tax rate for purposes of such calculations.

     Section 8.04 Adjustment for Dissenting Shares Liability. If the actual amount paid after the Merger Effective Date with respect to the Dissenting Shares (the "Actual Payment") is less than the Dissenting Shares Holdback, then within ten days after the date of determination of the Actual Payment, NSU shall pay to Spinco by wire transfer of immediately available funds to a designated account the amount of such shortfall. Notwithstanding anything herein or in the Merger Agreement to the contrary, with respect to the Dissenting Shares and the Dissenting Shares Liability, NSU agrees that it shall promptly give notice to Spinco after obtaining knowledge of any threatened or pending claim regarding the Dissenting Shares or the Dissenting Shares Liability and Spinco shall, at its expense, assume and direct the negotiation, settlement or defense of such claim and any litigation arising from such claim, and NSU agrees to cooperate with Spinco in resolving or attempting to resolve any such claim or litigation; provided that Spinco shall not, without NSU's prior

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consent, settle any such claim after the Merger Effective Date if such settlement may result in the Dissenting Shares Liability exceeding the Dissenting Shares Holdback.

     Section 8.05 NSU Covenants.

     (a) From and after the Merger Effective Date, NSU shall be solely responsible for the payment, performance and discharge of the NSU Assumed Liabilities and shall pay, perform and discharge the NSU Assumed Liabilities in accordance with the governing instruments and applicable laws related thereto. Subject to the prior consummation of the Merger, NSU covenants and agrees to repay in full all of the NSU Indebtedness not later than six months after the Merger Effective Date, all such repayments (excluding any payments made with respect to any instruments that have matured or otherwise become due and payable in accordance with their respective terms prior to such repayment date) to be effected on or about the same date.

                                   ARTICLE IX

                       ACCESS TO INFORMATION AND SERVICES

     Section 9.01 Provision of Corporate Records. NSU shall arrange as soon as practicable following the Distribution Date for the transportation at Spinco's cost to Spinco of existing corporate records in its possession relating to the NSU Transferred Assets and the NSU Transferred Liabilities, including original corporate minute books, stock ledgers and certificates and corporate seals of Spinco and the Spinco Subsidiaries, and all active agreements, active litigation files and filings with governmental agencies, except to the extent such items are already in the possession of Spinco or a Spinco Subsidiary. NSU shall also provide to Spinco, unless already in the possession of Spinco or a Spinco Subsidiary and only to the extent that NSU maintains them, lists of trademarks, patents (design and mechanical) and copyrights included in the Spinco Assets. Such records shall be the property of Spinco, but shall be available to NSU for review and duplication until NSU shall notify Spinco in writing that such records are no longer of use to NSU.

     Section 9.02 Access to Information. From and after the Distribution Date, NSU shall afford to Spinco and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to all records, books, contracts, instruments, computer data and other data and information (collectively, "Information") within NSU's possession relating to Spinco, the NSU Transferred Assets or the NSU Transferred Liabilities, insofar as such access is reasonably required by Spinco. Information may be requested under this Article IX for, without limitation, audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing this Agreement and the transactions contemplated hereby.

     Section 9.03 Provision of Services. In addition to any services contemplated to be provided following the Distribution Date by this Agreement, each party, upon written request, shall make available to the other party, during normal business hours and in a manner that will not unreasonably interfere with such party's business, its financial, tax, accounting, legal, employee benefits and similar staff and services (collectively "Services") whenever and to the extent that they may be reasonably required in connection with the preparation of tax returns, audits, claims, litigation or administration of employee benefit plans, and otherwise to assist in effecting an orderly transition following the Distribution.

     Section 9.04 Production of Witnesses. At all times from and after the Distribution Date, each of Spinco and NSU shall use reasonable efforts to make available to the other upon written request, its and its subsidiaries' officers, directors, employees and agents as witnesses to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved.

     Section 9.05 Reimbursement. Except to the extent otherwise contemplated by this Agreement, a party providing Information or Services to the other party under this Article IX shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies,

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disbursements and other out-of-pocket expenses, as may be reasonably incurred in providing such Information or Services.

     Section 9.06 Retention of Records. Except as otherwise required by law, or agreed to in writing, each of NSU and Spinco shall retain, and shall cause its Subsidiaries to retain, for a period of at least eight years following the Distribution Date, all information relating to the other and the other's subsidiaries.

     Section 9.07 Confidentiality. NSU and Spinco shall hold, and shall cause their respective officers, employees, agents and consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its independent legal counsel, by other requirements of law, all confidential information concerning the other party furnished to it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (i) available to such party on a non-confidential basis prior to its disclosure by the other party, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired from other sources by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be bound by the provisions of this Section 9.07. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

                                   ARTICLE X

                               DISPUTE RESOLUTION

     Section 10.01 Mediation and Binding Arbitration. If a dispute arises between NSU and Spinco as to the interpretation of this Agreement or any other agreement entered into pursuant hereto, including, without limitation, any indemnification obligations pursuant to Article V, NSU and Spinco agree to use the following procedures, in lieu of either party pursuing other available remedies and as the sole remedy, to resolve the dispute.

     Section 10.02 Initiation. A party seeking to initiate the procedures shall give written notice to the other party, describing briefly the nature of the dispute. A meeting shall be held between the parties within 10 days of the receipt of such notice, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute.

     Section 10.03 Submission to Mediation. If, within 30 days after such meeting, the parties have not succeeded in negotiating a resolution of the dispute, they agree to submit the dispute to mediation in accordance with the Center for Public Resources Model ADR Procedure -- Mediation of Business Disputes, as modified herein, and to bear equally the costs of the mediation.

     Section 10.04 Selection of Mediator. The parties will jointly appoint a mutually acceptable mediator, seeking assistance in such regard from the Center for Public Resources or another mutually agreed-upon organization if they have been unable to agree upon such appointment within 20 days from the conclusion of the negotiation period.

     Section 10.05 Mediation and Arbitration. The parties agree to participate in good faith in the mediation and negotiations related thereto for a period of 30 days following the initial mediation session. If the parties are not successful in resolving the dispute through the mediation by the end of such 30-day period, then the parties agree to submit the matter to binding arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, as modified herein, by a panel of three arbitrators, in Minneapolis, Minnesota, selected in accordance with the provisions of Section 10.06 hereof. The arbitration shall be governed by the Rules of the American Arbitration Association then in effect and as modified herein, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The arbitrators shall not, under any circumstances, have any authority to award punitive, exemplary or similar damages and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement. Nothing contained in this Article X shall limit or restrict in any way the right or power of a party at any time to seek injunctive relief in any court and to litigate the issues relevant to such request for injunctive relief before such court (i) to restrain the other party from breaching this Agreement or (ii) for specific enforcement of this Article X. The parties agree that any legal remedy available to a party with respect to a breach of this Article X will not be adequate and that, in addition to all other legal remedies, each party is entitled to an order specifically enforcing this
Article X.

     Section 10.06 Selection of Arbitrators. The parties shall have 10 days from the end of the mediation period to agree upon mutually acceptable neutral persons not affiliated with either of the parties to act as arbitrators. If the panel of arbitrators has not been selected within such time, the parties agree jointly to request the Center for Public Resources or another mutually agreed-upon organization to supply within 10 days a list of potential arbitrators with qualifications as specified by the parties in the joint request. Within five days of receipt of the list, the parties shall independently rank the proposed candidates, shall simultaneously exchange rankings, and shall select as the arbitrator the individual receiving the highest combined ranking who is available to serve. Neither party nor the arbitrators may disclose the existence or results of any arbitration under this Agreement or any evidence presented during the course of arbitration without the prior consent of both parties, except as required to fulfill applicable disclosure and reporting requirements, or as otherwise required by law.

     Section 10.07 Cost of Arbitration. Each party shall bear its own costs incurred in the arbitration. If either party refuses to submit to arbitration any dispute required to be submitted to arbitration pursuant to this Article X, and instead commences any other proceeding, including litigation, then the party who seeks enforcement of the obligation to arbitrate shall be entitled to its attorneys' fees and costs incurred in any such proceeding.

                                   ARTICLE XI

                                 MISCELLANEOUS

     Section 11.01 Complete Agreement; Construction. This Agreement, including the Schedules and Exhibits and other agreements and documents referred to herein, shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to the subject matter.

     Section 11.02 Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement shall survive the Distribution Date.

     Section 11.03 Expenses. All costs and expenses arising prior to the Distribution Date (whether or not then payable) in connection with the preparation, execution, delivery and implementation of this Agreement and with the consummation of the transactions contemplated by this Agreement shall be paid in accordance with Section 6.2 of the Merger Agreement.

     Section 11.04 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to the principles of conflicts of laws thereof.

     Section 11.05 Notices. All notices and other communications hereunder shall be in writing and shall be delivered by hand or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received:

     To NSU:

     with a copy to:

     To Spinco:

     with a copy to:

     Section 11.06 Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by the parties.

     Section 11.07 Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

     Section 11.08 Termination. This Agreement may be terminated and the Distribution abandoned at any time prior to the Merger Effective Date by and in the sole discretion of the NSU Board without the approval of Spinco or NSU's shareholders. In the event of such termination, no party shall have any liability of any kind to any other party.

     Section 11.09 Subsidiaries. Each of the parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any subsidiary of such party which is contemplated to be a subsidiary of such party on and after the Distribution Date.

     Section 11.10 No Third Party Beneficiaries. Except for the provisions of
Article V relating to Indemnified Parties and as specified in Section 2.07, this Agreement is solely for the benefit of the parties hereto and their respective subsidiaries and Affiliates and should not be deemed to confer upon third parties any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

     Section 11.11 Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 11.12 Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

     Section 11.13 Legal Enforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision or remedies otherwise available to any party hereto. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written

                                          NORTH STAR UNIVERSAL, INC.

                                          By
                                          --------------------------------------

                                          Name

                                              ----------------------------------

                                          Its

                                            ------------------------------------

                                          NEW HOLDING COMPANY, INC.

                                          By
                                          --------------------------------------

                                          Name

                                              ----------------------------------

                                          Its

                                            ------------------------------------

                                                                       EXHIBIT D

                              AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION OF
                           NORTH STAR UNIVERSAL, INC.

     We, the undersigned, respectively the President and Secretary of North Star Universal, Inc., a corporation subject to the provisions of Minnesota Statutes Chapter 302A., known as the Minnesota Business Corporation Act, do hereby certify that at a meeting of the shareholders of said corporation duly called
and held at                               , at      p.m. on           , 1996,
pursuant to notice mailed to all shareholders entitled to vote thereon, the following Amended and Restated Articles of Incorporation were adopted by a majority vote of all of the shares of stock present at such meeting and entitled to vote to supersede and take the place of the existing articles of incorporation and all amendments and restatements thereto, to wit:

                                   ARTICLE I.

                                      NAME

     The name of this corporation shall be Michael Foods, Inc.

                                  ARTICLE II.

                                    PURPOSE

     This corporation shall have general business purposes.

                                  ARTICLE III.

                               REGISTERED OFFICE

     The registered office of this corporation shall be 324 Park National Bank Building, 5353 Wayzata Boulevard, Minneapolis, Minnesota, 55416, County of Hennepin.

                                  ARTICLE IV.

                                 CAPITAL STOCK

     This corporation shall have authorized capital stock consisting of 50,000,000 shares, which shall be composed of 40,000,000 shares of common stock having a par value of $.01 per share and 10,000,000 undesignated shares. Each share of common stock shall be entitled to one vote on all matters presented to the shareholders for a vote.

     The Board of Directors may, from time to time, establish by resolution, different classes or series of shares and may fix the rights and preferences of said shares in any class or series. The Board of Directors shall have the authority to issue shares of a class or series, shares of which may then be outstanding to holders of shares of another class or to effectuate share dividends, splits, or conversions of its outstanding shares.

                                   ARTICLE V.

                           CERTAIN SHAREHOLDER RIGHTS

     Shareholders shall have no preemptive rights to purchase, subscribe for or otherwise acquire any new or additional securities of the corporation. No shareholder shall be entitled to cumulative voting rights.

                                  ARTICLE VI.

                                   DIRECTORS

     1. The business of this corporation shall be managed by or under the direction of a board of directors consisting of not less than three (3) directors. Directors need not be shareholders of the corporation. The Board of Directors in its discretion may elect honorary directors who shall serve without voting power.

     2. Directors shall be elected for a term of one (1) year and until their successors are elected and qualified. If any vacancy occurs in the board of directors, the remaining directors, by the affirmative vote of a majority thereof, shall elect a director or directors to fill the vacancy until the next regular meeting of the shareholders.

     3. The directors shall have all of the powers conferred upon directors by the Minnesota Business Corporation Act.

     4. An action required or permitted to be taken by the board of directors of this corporation may be taken by written action signed by the number of directors that would be required to take the same action at a meeting of the board at which all directors are present except as to those matters which require shareholder approval, in which case the written action must be signed by all members of the board of directors.

     5. To the full extent permitted by the Minnesota Business Corporation Act, as it exists on the date hereof or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this section shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to acts or omissions of such director occurring prior to such amendment or repeal.

                                  ARTICLE VII.

                                INDEMNIFICATION

     The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the corporation) to the full extent permitted by the Minnesota Business Corporation Act.

                                 ARTICLE VIII.

     The private property of the shareholders of this corporation shall not be subject to the payment of corporate debts to any extent whatsoever.

     IN TESTIMONY WHEREOF, we have hereunto set our hands this      day of
          , 1996.

                                          --------------------------------------
                                          GREGG A. OSTRANDER
                                          President

                                          --------------------------------------
                                          JEFFREY M. SHAPIRO
                                          Secretary

STATE OF MINNESOTA }
                      ss.
COUNTY OF HENNEPIN }


     The foregoing instrument was acknowledged before me this      day of
          , 1996, by Gregg A. Ostrander and Jeffrey M. Shapiro, President and Secretary respectively of North Star Universal, Inc., a Minnesota corporation, on behalf of the Corporation.

                                          --------------------------------------
                                          Notary Public

                                                                       EXHIBIT E

                        FORM OF ORDERLY DISPOSITION AND
                         REGISTRATION RIGHTS AGREEMENT

             ORDERLY DISPOSITION AND REGISTRATION RIGHTS AGREEMENT

     This Agreement made and entered into this      day of December, 1995, by
and between NORTH STAR UNIVERSAL, INC., a Minnesota corporation, which, upon the effective date of the Merger defined in the first recital hereof, will be the parent corporation to the surviving corporation resulting from the merger of Merger Sub and Michael as described in the first recital hereof ("Michael Minnesota)", and 4J2R1C, a Minnesota limited partnership, 3J2R, a Minnesota limited partnership, JAMES H. MICHAEL and JEFFREY J. MICHAEL (such individuals and partnerships, together with any immediate family members of such individuals or any corporation, partnership of trust in which such individuals or their immediate family members are the sole shareholders, partners or beneficiaries thereof, to be hereinafter collectively referred to as the "Michael Shareholders").

     WITNESSETH:

     WHEREAS, Michael Minnesota is a party to an Agreement and Plan of
Reorganization dated December   , 1995 (the "Merger Agreement") providing for
the merger (the "Merger") of NSU Merger Co. ("Merger Sub"), a newly formed Delaware corporation and wholly-owned subsidiary of Michael Minnesota, with and into Michael Foods, Inc., a Delaware corporation ("Michael"), as the surviving corporation; and

     WHEREAS, under Section 6.16 of the Merger Agreement, Michael Minnesota agreed to execute and deliver and to cause the Michael Shareholders to execute and deliver this Orderly Disposition and Registration Rights Agreement.

     NOW THEREFORE, IN CONSIDERATION of the premises and of the terms and conditions hereinafter set forth, the parties agree as follows:

     1. Definitions. Unless the context otherwise requires or unless otherwise defined in this agreement, capitalized terms shall have the meanings ascribed to them in the Merger Agreement. Any references to Michael Minnesota shall include North Star Universal, Inc. and Michael Minnesota from and after the consummation of the Merger and the change of its name to Michael Foods, Inc.

     2. Actions Pending Effective Time. From the date of this Agreement until the Effective Time, the Michael Shareholders, individually and collectively, shall:

     a. not sell or offer to sell, hypothecate or transfer any shares of Michael Minnesota common stock, except that this limitation shall not apply to sales of Michael Minnesota common stock made pursuant to Rule 144 of the Securities and Exchange Commission (the "SEC"), or the pledge of Michael Minnesota common stock to secure surety bonds for Michael-Curry Companies, Inc. or transfers of Michael Minnesota common stock among Michael Shareholders;

     b. vote in favor of the Merger, the Spinoff, the Reverse Stock Split and the election of directors nominated by Michael Minnesota management at any meeting of shareholders duly called and held for such purposes; and

     c. prepare and file any pre-merger notification to the Federal Trade Commission required in connection with the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules of the Federal Trade Commission thereunder.

     3. Restrictions Upon Disposition. For a period of twenty-four (24) months following the Effective Date, the Michael Shareholders, individually or collectively, shall not:

     a. sell or offer to sell shares of common stock of Michael Minnesota exceeding five percent (5%) of the then outstanding shares of common stock of Michael Minnesota to any person or group in any single transaction or series of transactions without providing to Michael Minnesota the first right to buy such shares as provided in Section 5 below;

     b. sell or offer to sell any shares of common stock of Michael Minnesota to any person or group which owns five percent (5%) or more of the outstanding common stock of Michael Minnesota without providing to Michael Minnesota the first right to buy such shares as provided in Section 5 below; or

     c. pledge, hypothecate, or encumber any shares of Michael Minnesota owned by any of the Michael Shareholders except to secure surety bonds obtained by Michael-Curry Companies, Inc.

For purposes of this agreement, the term "group" shall mean any two or more persons who agree to act together for the purpose of acquiring, holding, voting or disposing of common stock of Michael Minnesota.

     4. Shares Covered. This agreement shall apply to all shares of common stock of Michael Minnesota which are owned by the Michael Shareholders at the date of this agreement or which are acquired by the Michael Shareholders prior to the Effective Date or as a result of the Merger, but shall not apply to any shares of common stock of Michael Minnesota which are purchased or otherwise acquired by any of the Michael Shareholders subsequent to the Effective Date unless such shares were subject to this agreement at the time they were so acquired by a Michael Shareholder.

     5. Option to Purchase. Upon the occurrence of any of the events described in Section 3(a) or (b), the Michael Shareholders or Shareholder proposing to sell or offer shares of common stock of Michael Minnesota shall provide written notice thereof to Michael Minnesota and shall offer to Michael Minnesota the right to purchase such shares. The notice shall state the number of shares offered and the price per share and any other conditions of the proposed sale or offer and shall include a copy of any written document setting forth the terms of the proposed sale or offer between the Michael Shareholders and the purchaser or offeree. Michael Minnesota shall have twenty (20) days from its receipt of such notice within which to purchase the shares so offered. In the event Michael Minnesota does not complete the purchase within such twenty (20) day period, the Michael Shareholders or Shareholder sending the notice shall be permitted for a period of thirty (30) days thereafter to sell Michael Minnesota shares equal in number to the shares offered in such notice free of any restrictions of this agreement at a price no less than the purchase price per share set forth in such notice and under terms and conditions no more favorable to the purchaser than the terms and conditions offered to Michael Minnesota in such notice.

     6. Tender Offer. The restrictions set forth in Section 3 and the option to purchase granted to Michael Minnesota in Section 5 shall not apply if a tender offer is made for all or substantially all of the outstanding Michael Minnesota common stock and the management of Michael Minnesota does not, within seven (7) days of the commencement of such tender offer, announce its opposition to the tender offer. Notwithstanding the foregoing, the following additional terms and conditions shall apply in the event of a tender offer:

     a. In the event that one or more of the Michael Shareholders has offered shares to Michael Minnesota pursuant to Section 5 hereof and, prior to acceptance of such offer by Michael Minnesota, a tender offer is made for all or substantially all of the outstanding Michael Minnesota common stock, Michael Minnesota shall, within twenty (20) days of the date such Michael Shareholder(s) have made such offer, have the right to acquire the shares offered by such Michael Shareholder(s) at the higher of the price offered by the Michael Shareholder(s) or the tender offer price, regardless of whether Michael Minnesota's management has announced it opposition to such tender offer.

     b. In the event that one or more of the Michael Shareholders has offered shares to Michael Minnesota pursuant to Section 5 hereof and, following acceptance of such offer by Michael Minnesota but prior to the closing of such transaction, either a tender offer is made for all or substantially all of the outstanding Michael Minnesota common stock or the management of Michael Minnesota rescinds an earlier opposition to such a tender offer, Michael Minnesota shall have the option of (a) rescinding its agreement to purchase the shares from such Michael Shareholder(s) within two (2) days of the commencement of such tender offer or its announcement of its rescindment of its opposition to the tender offer; or (b) acquiring such shares at the higher of the price offered by such Michael Shareholder(s) at the tender offer price.

     7. Legend. Each of the Michael Shareholders shall forthwith deliver to the secretary of Michael Minnesota all certificates representing shares of common stock of Michael Minnesota which are subject to this agreement for the purpose of placing thereon the following legend:

     "The shares represented by this certificate are subject to certain restrictions on the transfer, sale or other disposition of the shares
     pursuant to an agreement dated             , 1995 between the issuer and
     the registered owner hereof, a copy of which may be obtained from the secretary of the corporation."

The secretary shall promptly return the legended certificates to the Michael Shareholders.

     8. Directors. For a period of twenty-four (24) months following the Effective Date, the Board of Directors of Michael Minnesota shall include representatives of the Michael Shareholders as provided below. The first board of directors of Michael Minnesota at the Effective Date shall include Jeffrey J. Michael and Miles E. Efron or other substitute nominees of the Michael Shareholders if either of them are unable or unwilling to serve as representatives of the Michael Shareholders. Within thirty (30) days following the end of each calendar year after the Effective Date and within the twenty-four (24) months following the Effective Date, the Michael Shareholders shall give notice to Michael Minnesota of their nominee or nominees for Board of Directors. If the Michael Shareholders collectively own 10% or more of the outstanding common stock of Michael Minnesota, they shall be entitled to nominate two (2) directors. If the Michael Shareholders own less than 10% of the outstanding common stock of Michael Minnesota, they shall be entitled to nominate one (1) director. Notice hereunder shall be given by Jeffrey J. Michael, as representative of all the Michael Shareholders.

     9. Registration Rights.

     a. Piggyback Rights. If at any time within twenty-four (24) months following the Effective Date, Michael Minnesota proposes to register common stock under the Securities Act of 1933, as amended (the "Securities Act") in connection with a public offering of common stock for its own account solely for cash (other than a registration on form S-4 or S-8 or any successor form thereof) in a manner that would permit registration of all or a portion of the Michael Minnesota common stock owned by the Michael Shareholders, it will give prompt notice thereof to the Michael Shareholders. Upon written notice of any Michael Shareholders to Michael Minnesota received within fifteen (15) days after delivery of notice of the proposed offering by Michael Minnesota, Michael Minnesota will use its best efforts to effect the registration of the Michael Minnesota shares covered by such notice under the Securities Act; provided, however, that Michael Minnesota shall have the right to abandon the registration in its entirety at any time and shall not be required to register shares of the Michael Shareholders if the underwriters in any underwritten offering reasonably object to the inclusion of such shares in the registration, and provided further, that in any underwritten offering, the Michael Shareholders participating in the registration agree to sell their shares to the underwriters on the same terms and conditions as apply to Michael Minnesota, with such differences as customarily apply in combined primary and secondary offerings.

     b. Requested Registration. If, at any time commencing on the Effective Date and continuing for a period of twenty-four (24) months thereafter, Michael Minnesota shall receive a written request from one or more Michael Shareholders that Michael Minnesota effect the registration under the Securities Act of all or a part of such Michael Shareholder's(') shares of Michael Minnesota common stock constituting in the aggregate at least 500,000 shares (such number of shares to be adjusted to reflect any stock split, stock dividend or other combination or reclassification of Michael Minnesota's capital stock after the Effective Date) and requesting that such shares be sold in a registered public offering in accordance with this Section 9, then Michael Minnesota will, within ten (10) days after receipt thereof, give notice to all other Michael Shareholders of the receipt of such request and each such holder may elect by written notice received by Michael Minnesota within ten (10) days from the date of the notice by Michael Foods to have all or part of his shares of Michael Minnesota common stock included in such registration; provided, however, that the Michael Shareholders collectively shall only have the right to cause Michael Minnesota to effect a registration pursuant to this section on two occasions during such twenty-four (24) month period. Upon receipt of such notice, Michael Minnesota will, as soon as practicable, use reasonable efforts to effect the registration under the Securities Act of all registrable securities which it has been so requested to register and provided further, that Michael

Minnesota: (i) shall not be obligated to cause any special audit to be undertaken in connection with any such registration; (ii) shall be entitled to postpone for a reasonable period of time, but not in excess of one hundred twenty (120) days, the filing of any registration statement otherwise required to be prepared pursuant to this section if Michael Minnesota is, at such time, conducting or about to conduct an underwritten public offering of equity securities (or securities convertible into equity securities) and is advised in writing by its managing underwriter that such offer would, in its opinion, be adversely effected by the registration so requested; and (iii) shall be entitled to postpone such requested registration for up to 120 days if Michael Minnesota determines, in view of the advisability of deferring public disclosure of material corporate developments or other information, that such registration and the disclosure required to be made pursuant thereto would not be in the best interest of Michael Minnesota at such time.

     c. Form of Requested Registration. All registrations proposed to be effected under this Section shall be made on Form S-3 unless the registration shall be in connection with underwritten public offering and the managing underwriter shall advise Michael Minnesota in writing that, in its opinion, the use of another form of registration statement is of material importance to the success of such proposed offering. In such case, the registration shall be effected on such other form. During the term of this agreement, Michael Minnesota shall take all such reasonable actions as may be necessary to maintain its eligibility to use such form(s).

     d. Expenses. In connection with any registration statement pursuant to this section and whether or not the sale of the shares is consummated, each selling Michael Shareholder will pay: (i) a pro rata portion of the aggregate registration expenses and other expenses incurred by Michael Minnesota in connection with the registration of the sale of the shares and the sale of the shares offered based on the number of such Michael Shareholder's(') registrable securities included in the registration statement at the time the registration statement is filed with the SEC relative to the total number of securities covered by such registration statement at such time, (ii) a pro rata portion (based on the number of such Michael Shareholder's registrable securities included in the registration statement at the time the registration statement is filed with the SEC relative to the total number of securities covered by such registration statement at such time) of the aggregate fees and disbursements of underwriters customarily paid by issuers or sellers of securities, including liability insurance if Michael Minnesota so desires or if the underwriters so require, and the reasonable fees and expenses of any special experts retained in connection with the requested registration; (iii) the fees and disbursements of counsel to Michael Shareholder(s); and (iv) all underwriting discounts and commissions and transfer taxes, if any, applicable to shares of registrable securities to be sold on behalf of Michael Shareholder(s). All such amounts shall be due and payable at the request of Michael Minnesota at the closing of any underwritten offering, the effective date of the registration statement in the case of a non-underwritten offering or upon abandonment of the registration.

     e. Completion. A registration requested pursuant to this section will not be deemed to have been effected unless it has become effective under the Securities Act, provided that, if within 180 days after it has become effective the offering of registrable securities pursuant to such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court, such registration will be deemed not to have been effected.

     f. Selection of Underwriter and Investment Manager. If a requested registration pursuant to this section involves an underwritten offering, Michael Minnesota shall have the exclusive right to select an investment banker or bankers and managers to administer the offering. The offer or sale of Michael Minnesota shares to an underwriter in a registered public offering shall not constitute a sale or offer to sell the shares for purposes of Section 3(a) or 3(b).

     g. Registration. If and whenever Michael Minnesota is required to use its reasonable efforts to cause the registration of any registrable securities under the Securities Act as provided in this agreement, Michael Minnesota will, as expeditiously as reasonably possible: (i) prepare and file with the SEC a registration statement with respect to such registrable securities and use its best efforts to cause such registration statement to become effective and, upon the request of the holders of a majority of the registrable securities registered by the Michael Shareholder(s) hereunder, keep such registration statement effective for one hundred eighty (180) days; (ii) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement; (iii) furnish to each Michael Shareholder seeking registration hereunder such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and summary prospectus), and such other documents as each such Michael Shareholder may reasonably request in order to facilitate the disposition of the registrable securities by such seller but only while it shall be required under the provisions hereof to cause the registration statement to remain current; (iv) use its reasonable efforts to register or qualify such registrable securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as the sellers shall reasonably request, except that Michael Minnesota shall not, for any purpose, be required to qualify generally to do business as a foreign corporation in any jurisdiction where, but for the requirements of this clause, it would not be obligated to be so qualified, to subject itself to taxation in any such jurisdiction, or consent to general service of process in any such jurisdiction;
(v) use its reasonable efforts to list the securities being registered on the National Association of Securities Dealers, Inc. National Market System ("NASDAQ-NMS"), if such registrable securities are not already so listed.

     h. Information. Michael Minnesota may require each selling Michael Shareholder to furnish it with such information regarding such selling Michael Shareholder and pertinent to the disclosure requirements relating to the registration and the distribution of such securities as Michael Minnesota may from time to time reasonably request in writing.

     i. Underwriting Agreement. The selling Michael Shareholders shall execute and deliver an underwriting agreement in customary form in connection with any underwritten offering made pursuant to a registration hereunder.

     10. Indemnification and Contribution. As a condition to the registration of registrable securities of the Michael Shareholders pursuant to this agreement, Michael Minnesota may require the selling Michael Shareholders to enter into an Indemnification and Contribution Agreement with respect to claims or liabilities arising under the Securities Act or the Securities Exchange Act of 1934 as a result of the representations and warranties made by the selling Michael Shareholder(s) in connection with their offer or sale of the registrable securities. Such agreement shall be in customary form and shall contain mutual cross indemnity and contribution provisions.

     11. General Provisions.

     a. Governing Law. This agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Minnesota without giving effect to any conflicts of law provisions.

     b. Remedies. Michael Minnesota, on the one hand, and the Michael Shareholders, on the other, acknowledges and agrees that the other would not have an adequate remedy at law for money damages in the event that any of the covenants or agreements in this agreement of such party were not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right such party may have, any party will have the right to an injunction or other equitable relief (including specific performance) in any court of competent jurisdiction, enjoining any such breach and enforcing specifically the terms and provisions hereof. All rights, powers and remedies provided under this agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative. Notwithstanding the foregoing, Michael Minnesota hereby acknowledges and agrees that, from the date hereof until and including the Effective Date, it shall not be entitled hereunder to any claim for money damages against the Michael Shareholder, it being the intention of the parties hereto that any claim for damages arising out of a failure of the Merger to become effective shall be limited to the damages specified in Section 8.2(a) of the Merger Agreement, which such damages shall be payable by North Star Universal, Inc., a Minnesota corporation which is a constituent party to the proposed Merger.

     c. Notices. All notices, demands, requests, certificates or other communications under this Agreement and all legal processes in regard hereto shall be in writing and shall be decreed to be validly given, made or served when delivered personally or deposited in the U.S. mail, postage prepaid, for delivery by express, registered or certified mail, or delivered to a recognized overnight courier service guaranteeing next Business Day delivery, addressed as follows:

     If to North Star Universal, Inc.:  Michael Foods, Inc.
                                        5353 Wayzata Boulevard
                                        324 Park National Bank Building
                                        Minneapolis, Minnesota 55416
                                        Attention: President

     If to the Michael Shareholders:    Jeffrey J. Michael
                                        5745 Seven Oaks Court
                                        Minnetonka, Minnesota 55345

     d. Severability. If any term, provision, covenant or restriction of this agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The parties agree that they will use their best efforts at all times to support and defend this agreement.

     e. Amendments. This agreement may be amended only by an agreement in writing signed by all of the parties hereto.

     f. Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this agreement.

     g. Counterparts. This agreement shall become binding when one or more counterparts hereof, individually or taken together, bears the signatures of each of the parties hereto. This agreement may be executed in any number of counterparts, each of which shall be an original as against the party whose signature appears thereon, or on whose behalf such counterpart is executed, but all of which when taken together shall be one and the same statement.

     h. Successors and Assigns. This agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the parties hereto, provided that a Michael Shareholder may not assign any of his rights or obligations hereunder to any person without the prior written consent of Michael Minnesota. Notwithstanding the foregoing, the consent of Michael Minnesota shall not be required in connection with the assignment of this agreement to the estate of a Michael Shareholder.

     IN WITNESS WHEREOF, the parties hereto intending to be legally bound have duly executed this agreement, all as of the day and year first above written.

                                          NORTH STAR UNIVERSAL, INC.

                                          By: /s/ JEFFREY J. MICHAEL

                                          --------------------------------------

                                              Its: President and Chief Executive
                                          Officer

                                          --------------------------------------

                                          4J2R1C, A LIMITED PARTNERSHIP

                                          By: /s/ JEFFREY J. MICHAEL

                                            ------------------------------------

                                            A General Partner

                                          3J2R, A LIMITED PARTNERSHIP

                                          By: /s/ JEFFREY J. MICHAEL

                                            ------------------------------------

                                            A General Partner

                                          /s/ JAMES H. MICHAEL

                                          --------------------------------------
                                          JAMES H. MICHAEL

                                          /s/ JEFFREY J. MICHAEL

                                          --------------------------------------
                                          JEFFREY J. MICHAEL

                                  APPENDIX II

                         OPINION OF PIPER JAFFRAY INC.

                           [PIPER JAFFRAY LETTERHEAD]

              , 1996

Board of Directors
Michael Foods, Inc.
324 Park National Bank Building
5353 Wayzata Boulevard
Minneapolis, MN 55416

Members of the Board:

     This letter relates to the proposed merger of Michael Foods, Inc. ("Michael Foods") and a newly formed merger subsidiary ("Merger Sub") of North Star Universal, Inc. ("NSU") (the "Merger") pursuant to the Agreement and Plan of Reorganization by and between Michael Foods, NSU and Merger Sub (the "Agreement"). Prior to the Merger, NSU will transfer to a subsidiary ("Spinco") all assets (other than its shares of Michael Foods and other mutually agreed assets) and liabilities (other than $25 to $38 million of net debt (the "Debt")) of NSU and will then spin off the shares of Spinco on a pro rata basis to the NSU shareholders before the Merger. In connection with the Merger, NSU shareholders will receive their pro rata share of Michael Foods stock owned by NSU before the Merger after a portion of those shares are repurchased by Michael Foods. The amount of shares repurchased will be equal to the amount of Debt assumed by Michael Foods in the Merger divided by the product of the Discount Factor (as defined in the Agreement) times the average price of Michael Foods common stock during the twenty trading days ending the third trading day immediately preceding the effective date of the Merger. It is our understanding, and for purposes of this opinion we have assumed, that the Debt shall not be less than $25,000,000 nor more than $38,000,000 and that NSU will have no liabilities following the Merger other than liabilities assumed from Michael Foods, the NSU Retained Liabilities (as defined in the Agreement) and liabilities which are fully indemnified against by Spinco. In connection with the Merger, all shares of Michael Foods common stock held by shareholders other than NSU will be exchanged for NSU common stock. You have requested our opinion as to the fairness to Michael Foods, from a financial point of view, of the effective price per share that Michael Foods is paying NSU in the form of Debt assumed (the "Consideration") for the shares of Michael Foods common stock that it is repurchasing from NSU, and the exchange of Michael Foods common stock for NSU common stock.

     Piper Jaffray Inc. ("Piper Jaffray"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements, and valuations for estate, corporate and other purposes. Piper Jaffray makes a market in the Common Stock of Michael Foods and also provides research coverage for Michael Foods. We acted as comanager of public offerings of Michael Foods common stock in 1987, 1988 and 1991 and an offering of senior notes in 1989. For our services in rendering this opinion, Michael Foods will pay us a fee and indemnify us against certain liabilities. The fee is not contingent upon the consummation of the Merger.

     In arriving at our opinion, we have undertaken such reviews, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have:

          1. Reviewed the Agreement and Plan of Reorganization by and between Michael Foods, NSU and Merger Sub dated December 21, 1995.

          2. Reviewed the annual reports, Form 10-K's and audited financial statements for Michael Foods for the three years ended December 31, 1994.

          3. Reviewed the Form 10-Q's for Michael Foods for the quarters ended March 31, June 30 and September 30, 1995.

          4. Reviewed the annual reports, Form 10-K's and audited financial statements for NSU for the three years ended December 31, 1994.

        5. Reviewed the Form 10-Q's for NSU for the quarters ended March 31, June 30 and September 30, 1995.

        6. Reviewed two-year financial forecasts for Michael Foods furnished by Michael Foods management.

          7. Conducted discussions with members of senior management of Michael Foods, including the President and Chief Executive Officer, Chief Financial Officer and Executive Vice President and Assistant Treasurer. Topics discussed included, but were not limited to, the background and rationale for the proposed Merger, the financial condition, operating performance, balance sheet characteristics and prospects of Michael Foods business independently and the financial and operating prospects for the combined company after consummation of the proposed Merger.

          8. Conducted discussions with members of senior management of NSU, including the Chief Financial Officer. Topics discussed included, but were not limited to, the background and rationale of the proposed Merger, the financial condition, operating performance, and the balance sheet characteristics of NSU and the prospects for the combined company after consummation of the proposed Merger.

        9. Reviewed the historical prices and trading activity for Michael Foods common stock and NSU common stock.

          10. Reviewed the financial terms, to the extent publicly available, of certain comparable transactions which we deemed relevant.

          11. Considered the proforma effect of the proposed Merger on Michael Foods earnings per share for the two fiscal years ending December 31, 1997.

          12. Compared certain financial and securities data of Michael Foods with certain financial and securities data of companies deemed similar to Michael Foods or representative of the business sector in which Michael Foods operates.

          13. Reviewed such other financial data, performed such other analyses and considered such other information as we deemed necessary and appropriate under the circumstances.

     We have relied upon and assumed the accuracy and completeness of the financial statements and other information provided by Michael Foods, NSU or otherwise made available to us and have not attempted independently to verify such information. We have further relied upon the assurances of Michael Foods' management that the information provided pertaining to Michael Foods has been prepared on a reasonable basis and, with respect to financial planning data, reflects the best currently available estimates and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. In that regard, we have assumed with your consent that any projections or forecasts, reflect best currently available estimates and judgments of the Michael Foods management, and that such projections and forecasts will be realized in the amounts and in the time periods currently estimated by the management of Michael Foods. For the purpose of this opinion, we have assumed that neither Michael Foods nor NSU is a party to any pending transaction, including external financing, recapitalizations, acquisitions or merger discussions, other than the Merger or in the ordinary course of business. We have also assumed, with your consent, that the Merger will qualify as a tax-free exchange.

     In arriving at our opinion, we have not performed any appraisals or valuations of specific assets of Michael Foods or NSU and express no opinion regarding the liquidation value of Michael Foods or NSU. Our opinion is necessarily based upon information available to us, facts and circumstances and economic, market and other conditions as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof. We express no opinion herein as to the prices at which shares of Michael Foods common stock may trade at any future time.


     This opinion shall not be published or otherwise used, nor shall any public references to Piper Jaffray be made without our written consent, except for inclusion in the full proxy/prospectus to be sent to all stockholders of Michael Foods and NSU and in any filings or disclosures required by law. This opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. In connection with this opinion, we were not requested to opine as to, and this opinion does not address, the merits of the basic business decision to proceed with or effect the Merger.


     Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Consideration for the repurchase of the Michael Foods common stock and the exchange of Michael Foods common stock for NSU common stock is fair, from a financial point of view, to Michael Foods.

Sincerely,

PIPER JAFFRAY INC.

                                  APPENDIX III

                                   OPINION OF
                     GOLDSMITH, AGIO, HELMS SECURITIES INC.

              [GOLDSMITH, AGIO, HELMS SECURITIES, INC. LETTERHEAD]

                                                                          , 1996

PERSONAL AND CONFIDENTIAL

Board of Directors
NORTH STAR UNIVERSAL, INC.
5353 Wayzata Boulevard -- Suite 610
Minneapolis, MN 55416-1370

RE: Fairness Opinion

Gentlemen:

     In connection with the proposed transaction (the "Transaction"), consisting of the Merger together with the Spin-off as defined below, whereby Michael Foods, Inc. ("MFI") will merge (the "Merger") into a newly organized subsidiary of North Star Universal, Inc. (the "Company"), immediately before the distribution (the "Spin-off") to the Company's shareholders, as constituted prior to the merger (the "Current Shareholders"), of all of the outstanding shares of second newly organized subsidiary of the Company ("Spinco"), you have requested our opinion ("Opinion") as to the fairness, from a financial point of view, of the Transaction to the Company's Current Shareholders.

     As a customary part of its investment banking business, Goldsmith, Agio, Helms Securities, Inc. ("GAHS") is engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, and valuations for estate, corporate, and other purposes. GAHS does not make a market for the Company's common stock. GAHS is a party to a separate engagement agreement with the Company whereby GAHS is providing advisory services to the Company with respect to the Transaction, pursuant to which GAHS contingent on consummation of the Transaction. In return for GAHS' services in connection with providing this Opinion, the Company will pay GAHS a fee of $100,000, twenty-five percent of which fee is not contingent upon the consummation of the Transaction, with the balance payable to GAHS upon closing of the Transaction. In addition, the Company will indemnify GAHS against certain liabilities.

     In arriving at our opinion, we have undertaken such reviews, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have reviewed the Merger Agreement, the Distribution Agreement, and financial and other information relating to the Company and MFI. We reviewed the reported price and trading activity of the common stock of the Company and of MFI. We compared certain financial and stock market information with respect to the Company and MFI with similar information for certain other companies, the securities of which are publicly traded. We have made inquiries of the Company's management as to the Company's financial condition, operating results, business outlook, plans and opportunities.

     We have relied upon and assume the accuracy, completeness, and fairness of the financial statements and other information of the Company, and have not attempted independently to verify such information. We have further relied upon assurances by the Company that the information provided to us has a reasonable basis, and with respect to projections and other business outlook information, reflects the best currently available estimates, and that the Company is not aware of any information or fact that would make the information provided to us incomplete or misleading. Our Opinion is not based on any specific appraisal of the liquidation value of the Company, or any of its assets, or of Spinco. We are not expressing any Opinion as to the prices at which shares of common stock of Spinco or the Company or MFI will trade subsequent to the date of the Transaction, and we are not expressing any Opinion as to the prices at which shares of the Company's or MFI's common stock have traded prior to the date of the Transaction. Our Opinion is based upon the information available to us and the facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this Opinion. We did not actively solicit indications of interest or value from any third parties for the Company or any of its assets, and we did not solicit indications of interest or value from any third parties for MFI. We

                                      III-1
were not requested to opine, and do not opine, in any way concerning other transactions or agreements entered into in conjunction with the Transaction.


     Based upon and subject to the foregoing, and based upon such other facts as we consider relevant, it is our opinion that, as of the date hereof, the Transaction is fair to the Company's Current Shareholders from a financial point of view.


                                        Sincerely,

                                        Goldsmith, Agio, Helms Securities Inc.

                                      III-2

                                  APPENDIX IV

                                  EXCERPT FROM
                     THE MINNESOTA BUSINESS CORPORATION ACT
                          REGARDING DISSENTERS' RIGHTS

SECTIONS 302A.471 AND 302A.473 OF THE MINNESOTA BUSINESS CORPORATION ACT-DISSENTERS' RIGHTS

302A.471. RIGHTS OF DISSENTING SHAREHOLDERS

     SUBDIVISION 1. ACTIONS CREATING RIGHTS. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

     (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

          (1) alters or abolishes a preferential right of the shares;

          (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

          (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

          (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

     (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

     (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided in subdivision 3;

     (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to be voted on the plan; or

     (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

     SUBD. 2. BENEFICIAL OWNERS. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

     (b) The beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

     SUBD. 3. RIGHTS NOT TO APPLY. Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

     SUBD. 4. OTHER RIGHTS. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473. PROCEDURES FOR ASSERTING DISSENTERS' RIGHTS

     SUBDIVISION 1. DEFINITIONS. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

     (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

     (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

     (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section
549.09 for interest on verdicts and judgments.

     SUBD. 2. NOTICE OF ACTION. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

     SUBD. 3. NOTICE OF DISSENT. If the proposed action must be approved by the shareholders, a shareholder who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

     SUBD. 4. NOTICE OF PROCEDURE; DEPOSIT OF SHARES. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

          (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

          (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

          (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

          (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

     (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

     SUBD. 5. PAYMENT; RETURN OF SHARES. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

          (1) The corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together With the latest available interim financial statements;

          (2) An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

          (3) A copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

     (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a) a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

     (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

     SUBD. 6. SUPPLEMENTAL PAYMENT; DEMAND. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

     SUBD. 7. PETITION; DETERMINATION. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of 180 civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

     SUBD. 8. COSTS; FEES; EXPENSES. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

     (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

     (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

                         INDEX TO FINANCIAL STATEMENTS


FINANCIAL STATEMENTS OF ENSTAR                                                          PAGE
- -------------------------------------------------------------------------------------   ----
Combined Statements of Operating Unit Income for the three months ended March 31,
  1996 and 1995 and for the three years ended December 31, 1995, 1994 and 1993.......    F-2
Combined Statements of Operating Unit Assets and Liabilities as of March 31, 1996 and
  December 31, 1995 and 1994.........................................................    F-3
Combined Statements of Operating Unit Equity for the three months ended March 31,
  1996 and for the three years ended December 31, 1995, 1994 and 1993................    F-4
Combined Statements of Operating Unit Cash Flows for the three months ended March 31,
  1996 and 1995 and for the three years ended December 31, 1995, 1994 and 1993.......    F-5
Notes to Combined Financial Statements...............................................    F-6
Report of Independent Certified Public Accountants...................................   F-13

                                     ENSTAR
               (AN OPERATING UNIT OF NORTH STAR UNIVERSAL, INC.)
                  COMBINED STATEMENTS OF OPERATING UNIT INCOME


                                                     (UNAUDITED)
                                                  THREE MONTHS ENDED
                                                      MARCH 31,           YEARS ENDED DECEMBER 31,
                                                  ------------------    -----------------------------
                                                   1996       1995       1995       1994       1993
                                                  -------    -------    -------    -------    -------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues.......................................   $15,362    $12,557    $54,891    $47,193    $46,756
Operating and product costs....................    11,200      8,781     39,525     34,328     32,599
                                                  -------    -------    -------    -------    -------
  Gross profit.................................     4,162      3,776     15,366     12,865     14,157
Selling, general and administrative expenses...     3,879      3,450     14,333     13,567     14,182
Restructuring charges..........................        --         --         --         --      1,953
                                                  -------    -------    -------    -------    -------
  Operating income (loss)......................       283        326      1,033       (702)    (1,978)
Interest expense...............................       (66)       (83)      (247)      (348)      (361)
                                                  -------    -------    -------    -------    -------
  Income (loss) before taxes and equity in
     earnings of unconsolidated subsidiary.....       217        243        786     (1,050)    (2,339)
Income tax provision (benefit).................       104        123        405       (340)       (70)
                                                  -------    -------    -------    -------    -------
  Income (loss) before equity in earnings of
     unconsolidated subsidiary.................       113        120        381       (710)    (2,269)
Equity in earnings of unconsolidated
  subsidiary...................................       304        283      1,191        996        745
                                                  -------    -------    -------    -------    -------
Net income (loss)..............................   $   417    $   403    $ 1,572    $   286    $(1,524)
                                                  =======    =======    =======    =======    =======
Pro forma income (loss) per share..............   $  0.13    $  0.12    $  0.49    $  0.09    $ (0.48)
                                                  =======    =======    =======    =======    =======
Weighted average shares outstanding............     3,296      3,279      3,217      3,146      3,146


   The accompanying notes are an integral part of these combined statements.

                                     ENSTAR
               (AN OPERATING UNIT OF NORTH STAR UNIVERSAL, INC.)
          COMBINED STATEMENTS OF OPERATING UNIT ASSETS AND LIABILITIES


                                                                  (UNAUDITED)       DECEMBER 31,
                                                                   MARCH 31,     ------------------
                                                                     1996         1995       1994
                                                                  -----------    -------    -------
                                                                           (IN THOUSANDS)
ASSETS
Current assets
  Cash and cash equivalents....................................     $   129      $   246    $    74
  Accounts receivable, net.....................................       8,756        8,784      7,516
  Inventories..................................................       6,723        6,631      6,083
  Prepaid expenses and other...................................         332          274        237
  Net assets held for sale.....................................       1,135        1,032        714
                                                                    -------      -------    -------
       Total current assets....................................      17,075       16,967     14,624
Property and equipment, net....................................       1,481        1,453      1,586
Goodwill.......................................................       4,920        4,960      5,121
Investment in unconsolidated subsidiary........................      12,186       11,682      9,627
Other..........................................................         162          189      1,285
                                                                    -------      -------    -------
                                                                    $35,824      $35,251    $32,243
                                                                    =======      =======    =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Notes payable to bank........................................     $ 1,213      $   937    $    --
  Current maturities of long-term debt.........................         981        1,088        428
  Accounts payable.............................................       4,749        5,239      4,232
  Accrued expenses
     Payroll related...........................................         783          799        488
     Other.....................................................       4,205        4,364      3,125
                                                                    -------      -------    -------
       Total current liabilities...............................      11,931       12,427      8,273
Long-term debt, less current maturities........................         154          158      3,179
Deferred income taxes..........................................       3,117        2,972      2,615
Commitments....................................................          --           --         --
Operating unit equity..........................................      20,622       19,694     18,176
                                                                    -------      -------    -------
                                                                    $35,824      $35,251    $32,243
                                                                    =======      =======    =======


   The accompanying notes are an integral part of these combined statements.

                                     ENSTAR
               (AN OPERATING UNIT OF NORTH STAR UNIVERSAL, INC.)
                  COMBINED STATEMENTS OF OPERATING UNIT EQUITY
                 YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993
                                 (IN THOUSANDS)


Balance at December 31, 1992.......................................................   $17,263
  Net loss.........................................................................    (1,524)
  Effect of equity transactions of unconsolidated subsidiary.......................       152
  Effect of restructuring charges..................................................       318
  Translation adjustment...........................................................      (198)
  Additional capital invested......................................................     1,024
                                                                                      -------
Balance at December 31, 1993.......................................................    17,035
  Net income.......................................................................       286
  Effect of equity transactions of unconsolidated subsidiary.......................        73
  Additional capital invested......................................................       782
                                                                                      -------
Balance at December 31, 1994.......................................................    18,176
  Net income.......................................................................     1,572
  Effect of equity transactions of unconsolidated subsidiary.......................        42
  Constructive dividend............................................................       (96)
                                                                                      -------
Balance at December 31, 1995.......................................................    19,694
  Net income (unaudited)...........................................................       417
  Effect of equity transactions of unconsolidated subsidiary (unaudited)...........        (1)
  Additional capital invested (unaudited)..........................................       512
                                                                                      -------
Balance of March 31, 1996 (unaudited)..............................................   $20,622
                                                                                      =======


   The accompanying notes are an integral part of these combined statements.

                                     ENSTAR
               (AN OPERATING UNIT OF NORTH STAR UNIVERSAL, INC.)
                COMBINED STATEMENTS OF OPERATING UNIT CASH FLOWS


                                                 (UNAUDITED)
                                              THREE MONTHS ENDED
                                                  MARCH 31,              YEARS ENDED DECEMBER 31,
                                             --------------------    --------------------------------
                                               1996        1995        1995        1994        1993
                                             --------    --------    --------    --------    --------
                                                                  (IN THOUSANDS)
Cash flows from operating activities
  Net income (loss).......................   $    417    $    403    $  1,572    $    286    $ (1,524)
  Adjustments to reconcile net income
     (loss) to net cash provided by (used
     in) operating activities:
     Equity in earnings of unconsolidated
       subsidiary.........................       (304)       (283)     (1,191)       (996)       (745)
     Non-cash restructuring charges.......         --          --          --          --       1,567
     Depreciation and amortization........        222         206         837         848         715
     Deferred income taxes................        (56)       (117)       (465)       (200)       (460)
     Translation adjustment...............         --          --          --          --        (198)
     Changes in operating assets and
       liabilities, net of effects of
       restructuring charges
       Accounts receivable................         28         233      (1,268)     (1,980)        819
       Inventories........................        (92)         18        (548)        420        (406)
       Accounts payable, accrued expenses
          and other.......................       (723)        275       2,520         510         162
                                             --------    --------    --------    --------    --------
     Net cash provided by (used in)
       operating activities...............       (508)        735       1,457      (1,112)        (70)
                                             --------    --------    --------    --------    --------
Cash flows from investing activities
     Capital expenditures.................       (210)        (58)       (543)       (541)     (1,089)
     Other................................        (76)       (122)        778         720         532
                                             --------    --------    --------    --------    --------
     Net cash provided by (used in)
       investing activities...............       (286)       (180)        235         179        (557)
                                             --------    --------    --------    --------    --------
Cash flows from financing activities
     Proceeds from long-term debt.........     16,192      12,756      56,073      48,868      23,267
     Payments on long-term debt...........    (16,027)    (13,853)    (57,497)    (48,704)    (23,693)
     Additional capital invested
       (constructive dividends)...........        512         633         (96)        782       1,024
                                             --------    --------    --------    --------    --------
     Net cash provided by (used in)
       financing activities...............        677        (464)     (1,520)        946         598
                                             --------    --------    --------    --------    --------
  Net increase (decrease) in cash and cash
     equivalents..........................       (117)         91         172          13         (29)
  Cash and cash equivalents at beginning
     of year..............................        246          74          74          61          90
                                             --------    --------    --------    --------    --------
  Cash and cash equivalents at end of
     year.................................   $    129    $    165    $    246    $     74    $     61
                                             ========    ========    ========    ========    ========


   The accompanying notes are an integral part of these combined statements.

                                     ENSTAR
               (AN OPERATING UNIT OF NORTH STAR UNIVERSAL, INC.)
                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1 -- ORGANIZATION AND BUSINESS

     ENStar (the "Operating Unit" or the "Unit") is an Operating Unit of North Star Universal, Inc. ("North Star"). The Operating Unit is comprised of Americable, Inc. ("Americable"), Transition Networks, Inc., ("Transition") and Eagle Engineering and Manufacturing, Inc. ("Eagle," which is included in net assets held for sale), along with an equity investment in CorVel Corporation ("CorVel") and certain other assets. At December 31, 1995, North Star owned a 35% ownership interest in CorVel and following the sale of 350,000 shares in January 1996, its ownership was reduced to 27%. The accompanying financial statements reflect a 27% ownership interest for all periods presented. The Operating Unit's investment in CorVel is accounted for as an unconsolidated subsidiary using the equity method of accounting.

     Americable is a provider of connectivity and networking products and services. Transition designs, manufactures and markets connectivity devices used in network applications.


     Pursuant to the terms of an agreement between North Star and Michael Foods, Inc. ("Michael Foods"), the net assets owned by the Unit will be transferred to a newly formed corporation, ENStar Inc. Under the terms of the agreement, the shares of ENStar Inc. will be declared payable in a tax free dividend to the North Star shareholders of record prior to the effective date of such merger and distributed immediately following the merger. The transaction is subject to the receipt of a favorable ruling from the Internal Revenue Service that the transactions are tax free to the shareholders of Michael Foods and North Star, the approval of both companies shareholders and other closing conditions.


NOTE 2 -- SUMMARY OF ACCOUNTING POLICIES

     BASIS OF PRESENTATION The accompanying combined financial statements have been prepared from the books and records of the entities and investments described in Note 1. The combined financial statements include an allocation of general and administrative costs incurred by North Star in the management of the operating companies, investment holding and other assets of the Unit. Management believes these allocations are reasonable and present the operations of the Unit as though it was operated on a stand alone basis. Additionally, operating unit equity includes the historical equity of each entity, other net assets contributed to the Unit and intercompany payables owed to North Star. The annual net advances between the Unit and North Star are considered additional capital invested from, or constructive dividends to, North Star. Accordingly, the accompanying combined financial statements may not necessarily be indicative of the results that would have been obtained if the Unit had been operated as a stand alone entity.


     Combined financial statements and related footnote data as of and for the three months ended March 31, 1996 and 1995 are unaudited, but in the opinion of management of the Unit, include all adjustments (consisting only of normal recurring adjustments) necessary for fair presentation thereof. The results of operations for the three months ended March 31, 1996 and 1995 are not necessarily indicative of the results of a full year.


     PRINCIPLES OF COMBINATION Significant inter-unit balances and transactions have been eliminated.

     CASH AND CASH EQUIVALENTS The Unit considers its highly liquid temporary investments with original maturities of three months or less to be cash equivalents. The carrying value of cash and cash equivalents approximate fair value because of the short-term maturity of these investments.

                                     ENSTAR
               (AN OPERATING UNIT OF NORTH STAR UNIVERSAL, INC.)
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


     INVENTORIES Inventories are stated at the lower of average cost (determined on a first-in, first-out basis) or market. Inventories consist of the following (in thousands):



                                                                              DECEMBER 31,
                                                               MARCH 31,    ----------------
                                                                 1996        1995      1994
                                                               ---------    ------    ------
        Work in process and finished goods..................    $ 4,975     $4,092    $2,864
        Purchased parts.....................................      1,748      2,539     3,219
                                                                -------     ------    ------
                                                                $ 6,723     $6,631    $6,083
                                                                =======     ======    ======



     PROPERTY AND EQUIPMENT Property and equipment are recorded at cost. Depreciation and amortization for financial reporting purposes are provided on the straight-line method over the estimated useful lives of the respective assets which are generally three to five years. Property and equipment consist of the following (in thousands):



                                                                              DECEMBER 31,
                                                               MARCH 31,    ----------------
                                                                 1996        1995      1994
                                                               ---------    ------    ------
        Leasehold improvements..............................    $   304     $  304    $  276
        Office and computer equipment.......................      3,908      3,720     3,262
                                                                -------     ------    ------
                                                                  4,212      4,024     3,538
        Less -- accumulated depreciation and amortization...      2,731      2,571     1,952
                                                                -------     ------    ------
                                                                $ 1,481     $1,453    $1,586
                                                                =======     ======    ======



     GOODWILL Goodwill is amortized on a straight-line basis over periods not exceeding 40 years. Accumulated amortization was $1,624,000 at March 31, 1996 and $1,584,000 and $1,423,000 at December 31, 1995 and 1994. The Unit maintains separate financial records for each of its acquired entities and evaluates its goodwill annually to determine potential impairment by comparing the carrying value to the undiscounted future cash flows of the related assets. The Unit modifies the life or adjusts the value of a subsidiary's goodwill if an impairment is identified. See Note 3 for an impairment identified during 1993.


     REVENUE RECOGNITION The Unit recognizes revenue from product sales at the time product is shipped to a customer. Service revenue is recognized at the time service is provided or ratably over the contractual service period.


     PRO FORMA INCOME (LOSS) PER SHARE Pro forma income (loss) per share was computed based on the weighted average number of shares of North Star common stock outstanding (9,887,000 and 9,836,000 for the periods ended March 31, 1996 and 1995 and 9,650,000, 9,704,000 and 9,438,000 for the years ended December 31,
1995, 1994 and 1993) after giving effect to the assumed exercise of North Star's outstanding stock options for North Star common stock, except when the effects are antidilutive. This weighted average number of shares was adjusted to reflect the distribution of ENStar Inc. common stock to North Star shareholders whereby one share of ENStar Inc. common stock will be issued to each holder of three shares of North Star common stock.



     SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION The Unit increased its investment in its unconsolidated subsidiary by $70,000, $122,000 and $254,000 and operating unit equity by $42,000, $73,000 and $152,000 during the years ended December 31, 1995, 1994 and 1993, respectively, as a result of equity transactions of CorVel. In addition, during those years the Unit had cash payments for interest of $247,000 in 1995, $348,000 in 1994, and $361,000 in
1993.



     For three months ended March 31, the Unit's investment in its unconsolidated subsidiary changed by $(3,000) and $234,000, while operating unit equity changed by $(1,000) and $141,000 during 1996 and 1995.

                                     ENSTAR
               (AN OPERATING UNIT OF NORTH STAR UNIVERSAL, INC.)
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


     RECENTLY ISSUED ACCOUNTING STANDARDS The Financial Accounting Standards Board has issued two accounting standards which the Unit is required to adopt January 1, 1996. The first statement establishes guidance on when and how to measure impairment of long-lived assets and certain identifiable intangibles and how to value long-lived assets to be disposed of. The second standard establishes accounting and reporting for the impact of the fair value of stock-based compensation plans and permits the Unit to select the fair value based method of accounting for employee stock options or the intrinsic value method. Upon completion of the distribution described in Note 1, management intends to adopt the intrinsic value method of accounting and reporting for stock-based compensation plans. Management believes the adoption of these new accounting standards will not have a material effect on the Unit's combined financial statements. During the quarter ended March 31, 1996, the company adopted these standards, the adoption of which did not have a material effect on the Unit's combined financial statements.


     USE OF ESTIMATES In the preparation of the Unit's combined financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and related revenues and expenses. Actual results could differ from the estimates used by management.

NOTE 3 -- RESTRUCTURING CHARGES

     In December 1993, Americable implemented a restructuring plan involving the closure of its Canadian facilities, operated by Adanac Cable, Ltd., and consolidation of its Canadian sales and customer support activities within its U.S. operations. This plan was completed in 1994. In connection with this consolidation, Americable recorded a restructuring charge of approximately $1.9 million in 1993. This charge includes approximately $600,000 for the write-off of goodwill and other noncurrent assets, $700,000 for the reassessment of the carrying value of inventory and receivables, and $600,000 for lease and severance obligations and other related expenses.

NOTE 4 -- INVESTMENT IN UNCONSOLIDATED SUBSIDIARY

     The Unit's unconsolidated subsidiary consists of its investment in CorVel, a health care services company. CorVel has a fiscal year end of March 31. The following is summarized unaudited balance sheet information of CorVel as of December 31, 1995. The summarized unaudited income statement information for CorVel is for the twelve month period ended December 31, 1995 (in thousands):

        Current assets.....................................................   $ 36,739
        Noncurrent assets..................................................     15,514
        Current liabilities................................................      8,696
        Noncurrent liabilities.............................................        765
        Revenues...........................................................    106,814
        Gross profit.......................................................     19,640
        Net income.........................................................      7,038


     At December 31, 1995 and March 31, 1996, the combined Unit equity includes approximately $3.7 million and $4.1 million of unremitted earnings related to the Unit's investment in CorVel. At December 31, 1995 and March 31, 1996, the fair value of the Operating Unit's investment in CorVel, based on the closing market price, was approximately $46.7 million and $42.9 million.


NOTE 5 -- NET ASSETS HELD FOR SALE

     In March 1991, the Unit announced its intention to sell its remaining non-computer related manufacturing company, Eagle. The Unit has recorded the net assets related to this subsidiary in the balance sheet under

                                     ENSTAR
               (AN OPERATING UNIT OF NORTH STAR UNIVERSAL, INC.)
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


the caption "Net Assets Held For Sale." Operating results of this subsidiary are not material. The assets of Eagle were sold on April 26, 1996. (see Note 12)


NOTE 6 -- NOTES PAYABLE AND LONG-TERM DEBT


     Americable and Transition maintain a revolving line of credit and term loan facility which provides borrowings up to $5.5 million due in May 1996. Borrowings under this facility are based on eligible accounts receivable and inventory with interest at prime plus 1.5% (10% at December 31, 1995 and 9.75% at March 31, 1996). Amounts outstanding under the revolving line of credit at December 31, 1995 are classified within notes payable to the bank. The term loan bears interest at 10.665% and is payable in monthly principal installments of $36,000 with a final installment of $893,000 due in May 1996. The credit agreement includes certain restrictive covenants including minimum net worth requirements, limitations on additional indebtedness and minimum interest coverage. At December 31, 1995 and March 31, 1996, Americable and Transition were in compliance with the covenants of this agreement. The carrying value of long-term debt, which approximates fair value, consists of (in thousands):



                                                                              DECEMBER 31,
                                                               MARCH 31,    ----------------
                                                                 1996        1995      1994
                                                               ---------    ------    ------
        Revolving line of credit............................    $    --     $   --    $2,107
        Term note payable...................................        964      1,071     1,500
        Other...............................................        171        175        --
                                                                -------     ------    ------
                                                                  1,135      1,246     3,607
        Less current maturities.............................        981      1,088       428
                                                                -------     ------    ------
                                                                $   154     $  158    $3,179
                                                                =======     ======    ======



     Aggregate minimum annual principal payments of long-term debt at March 31, 1996, are as follows (in thousands):



                             YEARS ENDING DECEMBER 31,
            ------------------------------------------------------------
            1996........................................................   $  981
            1997........................................................       18
            1998........................................................       20
            1999........................................................       22
            2000........................................................       25
            2001 and thereafter.........................................       73
                                                                           ------
                                                                           $1,139
                                                                           ======


NOTE 7 -- INCOME TAXES

     The activity of the Unit has been included in the income tax return of North Star. For financial reporting purposes, the Unit has been allocated a provision for income taxes in an amount generally equivalent to the

                                     ENSTAR
               (AN OPERATING UNIT OF NORTH STAR UNIVERSAL, INC.)
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

provision that would have resulted had the Unit filed separate income tax returns. The provision for combined income taxes consists of the following (in thousands):


                                         THREE MONTHS ENDED
                                             MARCH 31,            YEARS ENDED DECEMBER 31,
                                         ------------------      --------------------------
                                         1996         1995       1995      1994       1993
                                         ----         -----      ----      -----      -----
        Current
          Federal.....................   $140         $ 200      $740      $(120)     $ 330
          State.......................     20            40       130        (20)        60
                                         ----         -----      ----      -----      -----
                                          160           240       870       (140)       390
                                         ----         -----      ----      -----      -----
        Deferred:
          Federal.....................    (49)         (102)     (405)      (175)      (400)
          State.......................     (7)          (15)      (60)       (25)       (60)
                                         ----         -----      ----      -----      -----
                                          (56)         (117)     (465)      (200)      (460)
                                         ----         -----      ----      -----      -----
                                         $104         $ 123      $405      $(340)     $ (70)
                                         ====         =====      ====      =====      =====


     The following is a reconciliation of income taxes at the federal statutory rate to the effective rate:


                                               THREE MONTHS
                                                   ENDED
                                                 MARCH 31,           YEARS ENDED DECEMBER 31,
                                             -----------------      --------------------------
                                             1996         1995      1995      1994       1993
                                             ----         ----      ----      -----      -----
        Federal statutory rate............   34.0%        34.0%     34.0%     (34.0)%    (34.0)%
        State income taxes................    5.9          9.5       8.9       (4.3)        --
        Losses producing no current
          benefit.........................     --           --        --         --       28.4
        Goodwill amortization.............    6.5          5.8       7.0        5.1        2.3
        Other.............................    1.5          1.3       1.6        0.8        0.3
                                             ----         ----      ----      -----      -----
                                             47.9%        50.6%     51.5%     (32.4)%     (3.0)%
                                             ====         ====      ====      =====      =====


     To the extent the Unit's financial reporting basis in its investment in unconsolidated subsidiaries exceeds its tax basis, and is not expected to be realized in a tax-free manner, the Unit records a deferred income tax liability. At December 31, 1995, the deferred tax liability includes the initial tax effect of $1.8 million for the difference in the financial reporting and tax basis of the Unit's investment in CorVel following its initial public offering along with income taxes recorded on the equity in earnings of CorVel of $794,000 in 1995, $664,000 in 1994, and $497,000 in 1993.


     The tax effects of the cumulative temporary differences resulting in the net deferred tax liability are as follows (in thousands):



                                                                           DECEMBER 31,
                                                        MARCH 31,      --------------------
                                                          1996          1995         1994
                                                        ---------      -------      -------
        Investment in CorVel.........................    $(4,540)      $(4,339)     $(3,517)
        Accrued expenses not deductible until paid...      1,767         1,729        1,338
        Other........................................       (344)         (362)        (436)
                                                         -------       -------      -------
                                                         $(3,117)      $(2,972)     $(2,615)
                                                         =======       =======      =======

                                     ENSTAR
               (AN OPERATING UNIT OF NORTH STAR UNIVERSAL, INC.)
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 8 -- COMMITMENTS


     The Unit leases certain equipment and facilities under operating leases. At March 31, 1996, the future aggregate minimum rental payments under such leases which expire at various dates through 2008 are as follows (in thousands):



                              YEARS ENDING DECEMBER 31,
                      ------------------------------------------
                           1996.................................   $472
                           1997.................................    423
                           1998.................................    344
                           1999.................................    351
                           2000.................................    249
                           2001 and thereafter..................    223



     Certain of the leases provide for payment of taxes and other expenses. Total rent expense on all leases including month-to-month leases for the years ended December 31 was: $849,000 in 1995, $823,000 in 1994, and $830,000 in 1993.
For the three months ended March 31, 1996 and 1995, total rent expense was $236,000 and $217,000.


NOTE 9 -- EMPLOYEE RETIREMENT PLAN

     North Star maintains an incentive savings plan for its employees and employees including those of the Unit. Full-time employees that meet certain requirements are eligible to participate in the plan. Contributions are made annually, primarily at the discretion of North Star's Board of Directors. Contributions of $144,000, $138,000, $126,000, were charged to operations in the years ended December 31, 1995, 1994 and 1993.

NOTE 10 -- RELATED PARTY TRANSACTION


     The Unit has an unsecured note receivable from North Star's majority shareholder and former chairman of the board of $257,872 at December 31, 1995 and March 31, 1996. The note bears interest at the Unit's principal bank's reference rate plus 1% (9.5% at December 31, 1995 and 9.25% at March 31, 1996). A principal payment of $150,000 was made in December 1995.


NOTE 11 -- GEOGRAPHIC AREA AND BUSINESS SEGMENT INFORMATION

     Prior to 1994, the Unit's foreign operations included Americable's Canadian subsidiary, Adanac Cable, Ltd. which was closed in December 1993 as discussed in
Note 3. In 1993, foreign operations consisted of revenues of $4.6 million and operating loss of $195,000.

     The Unit, through Transition, has international export sales throughout the world. Substantially all of the export sales are denominated in U.S. dollars. Revenues classified by major geographic area are as follows:


                                                  THREE MONTHS ENDED
                                                      MARCH 31,           YEARS ENDED DECEMBER 31,
                                                  ------------------    -----------------------------
                                                   1996       1995       1995       1994       1993
                                                  -------    -------    -------    -------    -------
                                                                    (IN THOUSANDS)
Revenues from unaffiliated customers in the
  United States.................................  $13,962    $11,190    $49,668    $43,020    $43,616
  Europe........................................      993        917      3,363      2,737      2,230
  Other.........................................      407        450      1,860      1,436        910
                                                  -------    -------    -------    -------    -------
                                                  $15,362    $12,557    $54,891    $47,193    $46,756
                                                  =======    =======    =======    =======    =======

                                     ENSTAR
               (AN OPERATING UNIT OF NORTH STAR UNIVERSAL, INC.)
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


NOTE 12 -- SUBSEQUENT EVENT (UNAUDITED)



     On April 26, 1996, North Star completed the sale of Eagle for approximately $3.7 million of cash and notes. Eagle has been classified within net assets held for sale of the Units. A portion of the proceeds from this transaction may be used by North Star to fund scheduled maturities of their debentures through the date of the proposed reorganization, which is expected to be completed in 1996.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Shareholders of North Star Universal, Inc.

     We have audited the accompanying combined statements of operating unit assets and liabilities of ENStar ("the Unit"), (an operating unit of North Star Universal, Inc.), as of December 31, 1995 and 1994, and the related combined statements of operating unit net income, operating unit equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Unit's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined operating unit assets and liabilities of ENStar as of December 31, 1995 and 1994, and the combined results of their operations and their combined cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

Minneapolis, Minnesota
February 15, 1996

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person's official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person's official capacity for other affiliated organizations. The Articles of Incorporation of ENStar provides that ENStar shall indemnify officers and directors to the extent permitted by Section 302A.521 as now enacted or hereafter amended.

     ENStar will also maintain an insurance policy or policies to assist in funding indemnification of directors and officers for certain liabilities.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


      2       Agreement and Plan of Reorganization, dated as of December 21,1995, by and among
              North Star Universal, Inc., Michael Foods, Inc. and NSU Merger Co. (included as
              Appendix I to the Proxy Statement/Prospectus that forms a part of this
              Registration Statement on Form S-4 (schedules omitted -- the Registrant agrees to furnish a copy of any schedule to the Commission upon request)).
      3.1     Articles of Incorporation of ENStar Inc. (previously filed)
      3.2     Bylaws of ENStar Inc. (previously filed)
      4.1     Form of Indenture, dated as of April 26, 1989, between the Company and National
              City Bank of Minneapolis, as trustee (filed as Exhibit 4.1 to Registration No.
              33-26176 and incorporated herein by reference).
      4.2     Form of First Supplemental Indenture, dated as of March 16, 1992, amending the
              Indenture described in Exhibit 4.1 above (filed as Exhibit 4.2 to Registration
              No. 33-46418 and incorporated herein by reference).
      4.3     Form of Second Supplemental Indenture, dated as of March 16, 1995, amending the
              Indenture described in Exhibit 4.1 above (filed as Exhibit 4.3 to the Company's
              Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference).
      4.4     Indenture, dated as of December 1, 1986, between the Company and National City
              Bank of Minneapolis, as trustee, relating to $25,000,000 principal amount of
              Subordinated Debentures Series 87/88 (filed as Exhibit 4.1 to Registration No.
              33-10558 and incorporated herein by reference).

      4.5     Indenture, dated as of September, 1985, between the Company and American
              National Bank and Trust Company, as trustee, relating to $14,000,000 principal amount of Subordinated Debentures, Series 1985 (filed as Exhibit 4 to
              Registration No. 2-99100 and incorporated herein by reference).
      4.6     Specimen certificate for shares of Common Stock of ENStar Inc. (previously filed)
      5       Opinion of Dorsey & Whitney LLP regarding the validity of ENStar Inc. Common
              Stock to be issued. (previously filed)
     10.1     ENStar 1996 Stock Incentive Plan, including form of Stock Option Agreement related thereto. (previously filed)
     10.2     Loan Agreement, dated as of May 1, 1989, between the City of Welcome, Minnesota and Eagle relating to $1,470,000 Industrial Development Revenue Bonds, Series
              1989, Eagle Engineering and Manufacturing Company, Inc. Project (filed as
              Exhibit 10.15 to Registration No. 33-26176 and incorporated herein by reference).
     10.3     Mortgage and Security Agreement, dated as of May 1, 1989, securing the obligations of Eagle under the Loan Agreement described in Exhibit 10.11 above, pursuant to which Eagle granted a mortgage to American National Bank and Trust
              Company, St. Paul, Minnesota, as trustee under that certain Indenture, dated as of May 1, 1989, relating to its facility in Welcome, Minnesota (filed as Exhibit
              10.16 to Registration No. 33-26176 and incorporated herein by reference).
     10.4     Guaranty Agreement, dated as of May 1, 1989, executed by the Company as guarantor, pursuant to which the Company guaranties the obligations of Eagle under the Loan Agreement described in Exhibit 10.11 above (filed as Exhibit
              10.17 to Registration No. 33-26176 and incorporated herein by reference).
     10.5     Form of North Star Indemnification Agreement, dated May   , 1991, between the
              Company and FORTIS Corporation (filed as Exhibit 10.20 to Registration No.
              33-40629 and incorporated herein by reference).
     10.6     Amended and Restated Loan and Security Agreement dated June 1, 1993 among
              Americable, Inc., Transition Engineering, Inc., Cable Distributions Systems,
              Inc. and First Bank National Association (filed as Exhibit 10.31 to the
              Company's quarterly report on Form 10-Q for the quarter ended June 30, 1993, and incorporated herein by reference.)
     10.6     Subordination Agreement executed by the Company and Americable for the benefit of First Bank in connection with the loans described in Exhibit 10.6 above
              (filed as Exhibit 4.3 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference).
     10.7     First Amendment to Amended and Restated Loan and Security Agreement, dated
              November 29, 1993, among Americable, Inc., Transition Engineering, Inc., Cable
              Distributions Systems, Inc. and First Bank National Association, amending the terms of the Amended and Restated Loan and Security Agreement described in 10.6 above (filed as Exhibit 10.26 to the Company's Annual Report on Form 10-K for
              the year ended December 31, 1994, and incorporated herein by reference).
     10.8     Waiver and Second Amendment to Amended and Restated Loan and Security Agreement,
              dated as of March 3, 1995, among Americable, Inc., Transition Engineering, Inc.,
              Cable Distributions Systems, Inc. and First Bank National Association,amending the terms of the Amended and Restated Loan and Security Agreement described in
              10.6 above (filed as Exhibit 10.27 to the Company's Annual Report on Form 10-K
              for the year ended December 31, 1994, and incorporated herein by reference).

     10.9     Supplement A to Amended and Restated Loan and Security Agreement, dated June 1,
              1993, among Americable, Inc., Transition Engineering, Inc., Cable Distributions
              Systems, Inc. and First Bank National Association, supplementing the terms of the Amended and Restated Loan and Security Agreement described in 10.6 above
              (filed as Exhibit 10.28 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, and incorporated herein by reference).
     10.10    Stock Purchase Agreement dated May 5, 1995, by and between Amdahl Corporation and North Star Universal, Inc. relating to the sale of C.E. Services (filed as
              Exhibit 10.31 to the Quarterly Report on Form 10-Q for North Star Universal,
              Inc. for the quarter ending March 31, 1995).
     10.11    Lease Agreement dated June 13, 1995 between Transition and West Life & Annuity
              Insurance Company for lease of premises at 6475 City West Parkway, Eden Prairie,
              Minnesota. (previously filed)
     10.12    Lease Agreement dated February 21, 1989 between Americable and Ryan/Flying Cloud
              Associates Limited Partnership, including amendments thereto, for the lease of premises at 7450 Flying Cloud Drive, Eden Prairie, Minnesota. (previously filed)
     10.13    Lease of Unit 4 Bracknell Business Centre, Downmill Road, Bracknell, Berkshire,
              United Kingdom dated August 1, 1984 between Queensgate Developments Limited and
              The Burton Group Public Limited Company and assigned to C.E. Services (Europe)
              Ltd. (f.k.a. Landmark Communications Services Limited) guaranteed by C.E.
              Services, Inc. (as the successor in interest to Landmark Communications
              Services, Inc.) pursuant to a License to Assign dated March 15, 1990 and assumed by NSU in connection with the Stock Purchase Agreement by and between Amdahl
              Corporation and NSU dated May 5, 1995. (previously filed)
     10.14    Lease of Unit 5 Bracknell Business Centre, Downmill Road, Bracknell, Berkshire,
              United Kingdom dated March 22, 1985, between Benton Nominees Limited and Robert
              David Grant and Susan Margaret Grant trading as Grants Electrical Supplies and assigned to C.E. Services (Europe) Ltd. (f.k.a. Landmark Communications Services
              Limited) and guaranteed by Richard Charles Jones and Dennis Leonard Western
              pursuant to a License to Assign dated June 28, 1991 and assumed by NSU in connection with a Stock Purchase Agreement by and between Amdahl Corporation and
              NSU dated May 5, 1995. (previously filed)
     10.15    Employment Agreement, dated April 1, 1993, between North Star Universal, Inc.,
              Transition Engineering, Inc. and Peter E. Flynn (filed as Exhibit 10.22 to the
              Company's Annual Report on Form 10-K for the year ended December 31, 1993 and incorporated herein by reference).
     10.16    Employment Agreement dated September 27, 1989 between Americable, Inc. and Gary
              L. Eizenga (including Stock Option Agreement relating thereto). (previously filed)
     10.17    Employment Agreement dated May 1, 1992 between Transition Engineering, Inc. and
              Gary M. Doan. (previously filed)
     10.18    Stock Option Agreement dated May 1, 1992 between Transition Engineering, Inc.
              and Gary M. Doan. (previously filed)
     23.1     Consent of Dorsey & Whitney LLP (contained in Exhibit 5).
    *23.2     Consent of Grant Thornton LLP as independent public accountants to Michael and
              NSU.
    *23.3     Consent of Ernst & Young LLP as independent public accountants to CorVel
              Corporation.
    *23.4     Consent of Piper Jaffray Inc.
    *23.5     Consent of Goldsmith, Agio, Helms Securities Inc.
     24       Power of Attorney. (previously filed)
     27.1     Financial Data Schedules. (previously filed)
     99.1     Form of Proxy Card for the Annual Meeting. (previously filed)


- -------------------------
 *  Filed herewith.

(b) Financial Statement Schedules. Included herewith

(c) Not applicable.

ITEM 22. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on June 11, 1996.


                                          ENSTAR INC.

                                          By        /s/ JEFFREY J. MICHAEL

                                          --------------------------------------
                                                   Jeffrey J. Michael,
                                          President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



By             /s/ JEFFREY J. MICHAEL              Dated:    June 11, 1996
     ------------------------------------------
                 Jeffrey J. Michael
       President, Chief Executive Officer and
       Director (principal executive officer)
By              /s/ THOMAS WARGOLET                Dated:    June 11, 1996
     ------------------------------------------
                  Thomas Wargolet
      Vice President, Chief Financial Officer
        (principal financial and accounting
                      officer)
By                       *                         Dated:    June 11, 1996
     ------------------------------------------
                   Miles E. Efron
                      Director
By                       *                         Dated:    June 11, 1996
     ------------------------------------------
                  James H. Michael
         Chairman of the Board of Directors
By                       *                         Dated:    June 11, 1996
     ------------------------------------------
                  Richard J. Braun
                      Director
*By            /s/ JEFFREY J. MICHAEL
     ------------------------------------------
                 Jeffrey J. Michael
                As Attorney-In-Fact

                                   REPORT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                                  ON SCHEDULE

BOARD OF DIRECTORS AND SHAREHOLDERS
NORTH STAR UNIVERSAL, INC.

     In connection with our audit of the combined financial statements of ENStar (an operating unit of North Star Universal, Inc.) referred to in our report dated February 15, 1996, we have also audited Schedule II for each of the three years in the period ended December 31, 1995. In our opinion, this schedule presents fairly, in all material respects, the information required to be set forth therein.

                                          /s/ GRANT THORNTON LLP

Minneapolis, Minnesota

February 15, 1996

                                     ENSTAR
               (AN OPERATING UNIT OF NORTH STAR UNIVERSAL, INC.)

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                        FOR THE YEARS ENDED DECEMBER 31,
                                 (IN THOUSANDS)

                                                          ADDITIONS
                                                    ----------------------
                                                                  CHARGES
                                      BALANCE AT    CHARGED TO    TO OTHER                                BALANCE
                                      BEGINNING     COSTS AND     ACCOUNTS    DEDUCTIONS-                AT END OF
            DESCRIPTION               OF PERIOD      EXPENSES     DESCRIBE    DESCRIBE(1)    OTHER(2)     PERIOD
- -----------------------------------   ----------    ----------    --------    -----------    --------    ---------
Allowance for Doubtful Accounts:
1993...............................      $258          $220           --         $ (92)        $(42)       $ 344
1994...............................       344           115           --          (126)          --          333
1995...............................       333           135           --           (68)          --          400

- -------------------------
(1) Write off of accounts deemed uncollectible.

(2) Represents effect of restructuring charges.

                                EXHIBIT INDEX



EXHIBIT NO.           EXHIBIT
- -----------           -------


23.2 Consent of Grant Thornton LLP as independent public accountants to Michael, NSU and ENStar

23.3 Consent of Ernst & Young LLP as independent public accountants to CorVel Corporation.

23.4                  Consent of Piper Jaffray Inc.

23.5                  Consent of Goldsmith, Agio, Helms Securities Inc.